As filed with the Securities and Exchange Commission on December 8, 2023

Registration No. 333-274851

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

___________________

Clover Leaf Capital Corp.
(Exact name of registrant as specified in its charter)

___________________

Delaware	6770	85-2303279
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1450 Brickell Avenue, Suite 1420
Miami, FL 33131
Telephone: (305) 577-0031
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

___________________

Felipe MacLean
c/o Clover Leaf Capital Corp.
1450 Brickell Avenue, Suite 1420
Miami, FL 33131
Telephone: (305) 577-0031
(Name, address, including zip code, and telephone number, including area code, of agent for service)

___________________

Copies to:

Barry I. Grossman, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105-0302 (212) 370-1300	David E. Danovitch, Esq. Aaron M. Schleicher, Esq. Joseph Segilia, Esq. Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 (212) 660-3000

___________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION,
DATED DECEMBER 8, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
CLOVER LEAF CAPITAL CORP.
AND
PROSPECTUS FOR UP TO [•] SHARES OF CLASS A COMMON STOCK OF CLOVER LEAF CAPITAL CORP.

To the Stockholders of Clover Leaf Capital Corp.:

You are cordially invited to attend the special meeting of the stockholders (the “Special Meeting”) of Clover Leaf Capital Corp. (“Clover Leaf”), which will be held at [•] a.m., Eastern Time, on [•], 2023. The Board of Directors of Clover Leaf (the “Clover Leaf Board”) has determined to convene and conduct the Special Meeting in a virtual meeting format at [•]. Stockholders will NOT be able to attend the Special Meeting in-person. The accompanying proxy statement/prospectus includes instructions on how to access the virtual Special Meeting and how to listen and vote from home or any remote location with internet connectivity. You or your proxy holder will be able to attend and vote at the Special Meeting by visiting [•] and using a control number assigned by Continental Stock Transfer & Trust Company and printed on your proxy card. To register and receive access to the Special Meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) of Clover Leaf will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

On June 1, 2023, Clover Leaf entered into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”) with CL Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Clover Leaf (“Merger Sub”), Yntegra Capital Investments LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf (other than Digital Ally (as defined below) as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of the Merger Agreement (the “Sponsor” or the “Purchaser Representative”), Kustom Entertainment, Inc., a Nevada corporation (the “Kustom Entertainment”), and Digital Ally, Inc., a Nevada corporation and the sole stockholder of Kustom Entertainment (“Digital Ally”) (all of the transactions contemplated by the Merger Agreement, including the issuances of securities thereunder, the “Business Combination”). You are being asked to vote on the Business Combination and certain other related matters.

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Kustom Entertainment (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with Kustom Entertainment continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Clover Leaf. In the Merger, all of the issued and outstanding capital stock of Kustom Entertainment immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for Digital Ally to receive the Merger Consideration (as defined herein). It is proposed that, upon consummation of the Transactions, Clover Leaf will change its name to “Kustom Entertainment, Inc.” Clover Leaf, following the Business Combination, is referred to herein as the “Company” or the “Combined Company.”

The total consideration to be received by security holders of Kustom Entertainment at the Closing in connection with the Merger (the “Merger Consideration”) will be a number of newly issued shares of Combined Company Common Stock, par value $0.0001 per share (the “Combined Company Common Stock”) with an aggregate value equal to $125,000,000, subject to adjustments for Kustom Entertainment’s closing debt (net of cash) and based on a deemed value of $11.14 per share of Combined Company Common Stock.

Digital Ally will also distribute to its stockholders (the “Digital Ally Stockholders”) 15% of the Combined Company Common Stock received as Merger Consideration immediately following the Closing (the “Digital Ally Distribution”) and intends to distribute the balance of such shares following a six-month lock-up period.

In addition to the Merger Consideration described above, Stanton E. Ross, the Chief Executive Officer of Kustom Entertainment, will also have a contingent right to receive up to 259,336 shares of Combined Company Common Stock, after the Closing, based on the revenue of the surviving corporation in the Merger during the fiscal years ending December 31, 2023 and 2024, as described further herein.

It is anticipated that upon completion of the Business Combination, the public stockholders of Clover Leaf before the Business Combination (the “Clover Leaf Public Stockholders”) would retain an ownership interest of approximately 15.6% in the Combined Company, the Sponsor will retain an ownership interest of approximately 22.9% of the Combined Company, the Digital Ally Stockholders will own approximately [•]% of the Combined Company, and Digital Ally will own approximately [•]% of the Combined Company after the contemplated Digital Ally Distribution, which is distributed concurrently with the Closing. The foregoing ownership percentages with respect to the Combined Company following the Business Combination include 1,796,875 shares of Clover Leaf Common Stock that may be issued upon the conversion of Clover Leaf’s outstanding public rights and assume that (i) there are no redemptions of any shares by the Clover Leaf Public Stockholders in connection with the Business Combination and (ii) Clover Leaf does not engage in any kind of additional equity financing prior to the Closing. Assuming there is a maximum redemption of shares by the Clover Leaf Public Stockholders, the Clover Leaf Public Stockholders will retain an ownership interest of approximately 12.2% of the Combined Company, that the Sponsor will retain an aggregate ownership interest of approximately 23.8% of the Combined Company, the Digital Ally Stockholders will own approximately [•]% of the Combined Company, and Digital Ally will own approximately [•]% of the Combined Company after the contemplated Digital Ally Distribution, which is distributed concurrently with the Closing. If the actual facts are different from these assumptions (which they are likely to be), the percentage of ownership and voting power retained by the Clover Leaf stockholders will be different. See “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Clover Leaf’s Units, Clover Leaf Class A Common Stock and Clover Leaf’s public rights are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “CLOEU,” “CLOE” and “CLOER,” respectively. On [•], 2023, the record date for the Special Meeting (the “Record Date”), the closing sale prices of Clover Leaf’s Units, shares of Clover Leaf Class A Common Stock and Clover Leaf’s public rights were $[•], $[•] and $[•], respectively. Upon the Closing, Clover Leaf’s Units will be separated into their component securities and cease to exist as separate securities, and all of Clover Leaf’s rights will be converted into Combined Company Common Stock and cease trading. Clover Leaf intends to apply for the listing of the Class A Common Stock of the Combined Company following completion of the Business Combination on the Nasdaq or any applicable national securities exchange.

Only holders of record of shares of Clover Leaf Class A Common Stock and Clover Leaf Class B Common Stock at the close of business on [•], 2023 are entitled to notice of the Special Meeting and the right to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

The accompanying proxy statement/prospectus provides Clover Leaf stockholders with detailed information about the Business Combination and other matters to be considered at the Special Meeting. Clover Leaf urges its stockholders to carefully read this entire document and the documents incorporated herein by reference. Clover Leaf stockholders should also carefully consider the risk factors described in “Risk Factors” beginning on page 20 of the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus may refer to important business and financial information about Clover Leaf reflected in documents Clover Leaf has filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. You may access these and other filings of Clover Leaf with the Securities and Exchange Commission by visiting its website at www.sec.gov or by requesting them from in writing or by telephone at the following address:

[•]

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by [•], 2023 in order to receive them before the Special Meeting.

After careful consideration, the Clover Leaf Board has unanimously approved the Merger Agreement and the Business Combination and determined that each of the proposals described in the accompanying proxy statement/prospectus is in the best interests of Clover Leaf and recommends that you vote “FOR” each of these Proposals.

The accompanying proxy statement/prospectus provides Clover Leaf stockholders with detailed information about the Business Combination and other matters to be considered at the Special Meeting.    Clover Leaf urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation regarding these Proposals by the Clover Leaf Board, you should keep in mind that Clover Leaf’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, your interests as a Clover Leaf stockholder. For instance, rather than liquidating

Clover Leaf, the Sponsor will benefit from the completion of the Business Combination and may be incentivized to complete the Business Combination, even if the transaction is unfavorable to stockholders of Clover Leaf. In addition, you should carefully consider the matters discussed under “Risk Factors” beginning on page 20 of the accompanying proxy statement/prospectus. See also the section entitled “The Business Combination Proposal — Interests of Clover Leaf’s Sponsor, Directors and Officers and Advisors in the Business Combination” for additional information.

Your vote is very important.    To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Special Meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

Very truly yours,

Felipe MacLean
Chief Executive Officer and Chairman of the Board

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals and for the election of each of the directors proposed by Clover Leaf for election.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF CLOVER LEAF CLASS A COMMON STOCK THROUGH UNITS, SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF CLOVER LEAF CLASS A COMMON STOCK AND PUBLIC RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE DATE OF THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) DELIVER YOUR STOCK CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in the accompanying proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [•], 2023, and is first being mailed to stockholders of Clover Leaf on or about [•], 2023.

Clover Leaf Capital Corp.
1450 Brickell Avenue, Suite 1420
Miami, FL 33131

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [•], 2023
[•] a.m. Eastern Time

[•], 2023

TO THE STOCKHOLDERS OF CLOVER LEAF CAPITAL CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Clover Leaf Capital Corp., a Delaware corporation (“Clover Leaf”), will be held virtually at [•] a.m. Eastern Time on [•], 2023. The Clover Leaf Board of Directors (the “Clover Leaf Board”) has determined to convene and conduct the Special Meeting in a virtual meeting format at [•]. Stockholders will NOT be able to attend the Special Meeting in-person. The accompanying proxy statement/prospectus includes instructions on how to access the virtual Special Meeting and how to listen and vote from home or any remote location with internet connectivity. You or your proxy holder will be able to attend and vote at the Special Meeting by visiting [•] and using a control number assigned by Continental Stock Transfer & Trust Company. The Special Meeting will be held for the purpose of considering and voting on the proposals (the “Proposals”) described below and in the accompanying proxy statement/prospectus. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) of Clover Leaf will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus. At the Special Meeting, Clover Leaf stockholders will be asked to consider and vote upon the following Proposals:

(i)     The NTA Proposal (Proposal 1) — To consider and vote on the approval and adoption of the amendments to the current Certificate of Incorporation of Clover Leaf (as amended from time to time, the “Current Charter”), which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by Clover Leaf, prior to the consummation of the proposed Business Combination, to remove from the Current Charter requirements limiting Clover Leaf’s ability to redeem shares of Clover Leaf Class A Common Stock and consummate an initial business combination if the amount of such redemptions would cause Clover Leaf to have less than $5,000,001 in net tangible assets (“NTA”). The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Clover Leaf stockholders. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The NTA Proposal (Proposal 1).”

(ii)    The Business Combination Proposal (Proposal 2) — To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 1, 2023 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Clover Leaf, with CL Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Clover Leaf (“Merger Sub”), Yntegra Capital Investments LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf (other than Digital Ally (as defined below) as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of the Merger Agreement (the “Sponsor” or the “Purchaser Representative”), Kustom Entertainment, Inc., a Nevada corporation (the “Kustom Entertainment”), and Digital Ally, Inc., a Nevada corporation and the sole stockholder of Kustom Entertainment (“Digital Ally”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into Kustom Entertainment, with Kustom Entertainment continuing as the surviving corporation and as a wholly-owned subsidiary of Clover Leaf, and the issuance of Clover Leaf securities as Merger Consideration thereunder, as described in more detail in the accompanying proxy statement/prospectus (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal (Proposal 2).” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(iii)   The Charter Proposal (Proposal 3) — To consider and vote upon a proposal to approve and adopt, in connection with the Business Combination, the proposed new amended and restated certificate of incorporation of Clover Leaf (the “Proposed Charter”) in the form attached to the accompanying proxy statement/prospectus as Annex B. The Charter Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Charter Proposal will have no effect, even if approved by Clover Leaf stockholders. The Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Charter Proposal (Proposal 3).”

(iv)   Advisory Charter Proposals (Proposals 4 — 6) — To consider and vote, on an advisory and non-binding basis, on four separate Proposals to approve certain governance provisions in the Proposed Charter. These separate votes are not otherwise required by Delaware law, separate and apart from the Charter Proposal, but are required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions. The Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). The Advisory Charter Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Advisory Charter Proposals (Proposals 4 — 6).”

(v)    The Incentive Plan Proposal (Proposal 7) — To consider and vote upon a proposal to approve the 2023 Stock Incentive Plan (the “Incentive Plan”), the form of which is attached to the accompanying proxy statement/prospectus. The Clover Leaf Board has adopted the Incentive Plan, subject to the approval of the Clover Leaf stockholders and contingent upon the Closing. If approved, the Incentive Plan will be effective upon the Closing. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Incentive Plan Proposal (Proposal 7).”

(vii)  The Nasdaq Proposal (Proposal 8) — To consider and vote upon, for purposes of complying with the applicable listing rules of the Nasdaq Stock Market (“Nasdaq”), the issuance of the shares of Class A Common Stock to be issued in connection with the Business Combination. The Nasdaq Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Nasdaq Proposal (Proposal 8).”

(x)    The Adjournment Proposal (Proposal 9) — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, at the determination of the Clover Leaf Board or the chairman of the Special Meeting. We refer to this proposal as the “Adjournment Proposal.”

Only holders of record of the Class A Common Stock, par value $0.0001 per share, of Clover Leaf (the “Clover Leaf Class A Common Stock”), and the Class B Common Stock, par value $0.0001 per share, of Clover Leaf (the “Clover Leaf Class B Common Stock” and together with the Clover Leaf Class A Common Stock, the “Clover Leaf Common Stock”) at the close of business on [•], 2023 (“Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Clover Leaf stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of Clover Leaf for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the Current Charter, in connection with the Business Combination, the public stockholders of Clover Leaf before the Business Combination (the “Clover Leaf Public Stockholders”) may elect to have Clover Leaf redeem, effective upon the closing of the Business Combination, shares of Clover Leaf Class A Common Stock then held by them for cash equal to a pro rata portion of the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Clover Leaf, divided by the number of then outstanding public shares, subject to the limitations described herein. In connection with the special meetings of stockholders of Clover Leaf held on October 19, 2022 and July 19, 2023, stockholders holding approximately 12,204,072 shares and 376,002 shares of Clover Leaf Class A common stock, respectively, exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a per share redemption price of approximately $10.29 and $11.20, respectively. As of [•], 2023, based on funds in the Trust Account of approximately $[•] as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Clover Leaf Class A Common Stock was approximately $[•] per share. Clover Leaf Public Stockholders are not required to attend or vote at the Special Meeting in order to elect to have Clover Leaf redeem their shares of Clover Leaf Class A Common Stock for cash. This means that public stockholders who hold shares of Clover Leaf Class A Common Stock on or before [•], 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Clover Leaf Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. A public stockholder, together with any of such stockholder’s affiliates or any other person with whom such public stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from electing to have shares redeemed without Clover Leaf’s prior consent if, in the aggregate such stockholder’s shares or, if part of such a group, the group’s shares, for which redemption is sought exceeds 15% or more of the shares of Clover Leaf Common Stock included in the units of Clover Leaf sold in the Clover Leaf initial public offering (the “IPO”) (including overallotment securities sold to Clover Leaf’s underwriters in connection with the IPO). Holders of Clover Leaf’s outstanding public rights and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Clover Leaf Units must separate the underlying shares of Clover Leaf Class A Common Stock and public rights prior to exercising redemption rights with respect to the public Clover Leaf Class A Common Stock.

The Sponsor and Clover Leaf’s officers and directors have agreed to waive their redemption rights with respect to any shares of Clover Leaf Class A Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per share redemption price. Currently, the Sponsor and Clover Leaf’s officers and directors beneficially own 68.3% of the issued and outstanding shares of Clover Leaf Class A Common Stock, giving effect to the conversion of the one remaining share of Clover Leaf Class B Common Stock immediately prior to the effective time of the Merger (the “Effective Time”) at a one-to-one conversion ratio. The Sponsor and Clover Leaf’s officers and directors have agreed to vote any shares of Clover Leaf Common Stock owned by them on the Record Date in favor of the Business Combination and the other Proposals.

Your vote is very important, regardless of the number of shares of Clover Leaf Class A Common Stock that you own.    The approval of the NTA Proposal requires the affirmative vote of holders of fifty percent (50%) of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting as a single class. The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of the Clover Leaf Common Stock that are voted at the Special Meeting, voting together as a single class. The approval of the Charter Proposal requires the affirmative vote of holders of (i) at least a majority of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting as a single class, (ii) at least a majority of the issued and outstanding shares of Clover Leaf Class A Common Stock as of the Record Date, voting as a separate class and (iii) at least a majority of the issued and outstanding shares of Clover Leaf Class B Common Stock as of the Record Date, voting as a separate class. Assuming a quorum is present, approval of the Advisory Charter Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal each requires a majority of the votes cast thereon by the holders of the shares of Clover Leaf Common Stock represented in person online or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

If the Business Combination Proposal is not approved, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, and the Nasdaq Proposal will not be presented to the Clover Leaf stockholders for a vote. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Clover Leaf stockholders. The approval of the Business Combination Proposal and the Charter Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal are preconditions to the consummation of the Business Combination.

The Clover Leaf Board has adopted and approved the Merger Agreement and recommends that Clover Leaf stockholders vote “FOR” all of the Proposals presented to Clover Leaf stockholders at the Special Meeting. In arriving at its recommendations, the Clover Leaf Board carefully considered a number of factors described in the accompanying proxy statement/prospectus. When you consider the recommendation of the Clover Leaf Board, you should keep in mind that directors and officers of Clover Leaf have interests in the Business Combination that may conflict with your interests as a stockholder. For instance, rather than liquidating Clover Leaf, the Sponsor will benefit from the Business Combination and may be incentivized to complete the Business Combination, even if the transaction is unfavorable to stockholders. See the section entitled “The Business Combination Proposal — Interests of Clover Leaf’s Sponsor, Directors and Officers and Advisors in the Business Combination” for a further discussion of these considerations.

All Clover Leaf stockholders are cordially invited virtually to attend the Special Meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the Special Meeting (or any adjournment or postponement thereof). To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee on how to vote your shares or, if you wish to virtually attend the Special Meeting and vote, obtain a proxy from your broker, bank or other nominee.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please contact [•], our proxy solicitor, using the contact information provided in the enclosed proxy statement/prospectus.

By Order of the Board of Directors of Clover Leaf

Felipe MacLean
Chief Executive Officer and Chairman of the Board

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF CLOVER LEAF CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF CLOVER LEAF CLASS A COMMON STOCK AND PUBLIC RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) DELIVER YOUR STOCK CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS’’ IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Clover Leaf, constitutes a prospectus of Clover Leaf under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Clover Leaf Common Stock to be issued to Digital Ally under the Merger Agreement. This document also constitutes a notice of a meeting and a proxy statement of Clover Leaf under Section 14(a) of the Exchange Act with respect to the Special Meeting at which Clover Leaf stockholders will be asked to consider and vote on a Proposal to approve and adopt the Business Combination by the approval and adoption of the Merger Agreement, among other matters.

This proxy statement/prospectus also registers under the Securities Act the distribution of 15% of the Merger Consideration received by Digital Ally, which will be distributed to Digital Ally stockholders as of the record date in connection with the Merger. In the Digital Ally Distribution, all of Digital Ally’s stockholders as of the record date will receive a pro rata number of shares of Combined Company Common Stock, par value $0.0001 per share (the “Combined Company Common Stock”). Information about the Digital Ally Distribution and the shares of Combined Company Common Stock to be distributed thereto is provided in this joint proxy statement/prospectus under the heading “Selling Stockholders and Plan of Distribution”. The Combined Company will not receive any proceeds from any such offer or sale by the selling stockholders.

This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date on the cover hereof, or the date referenced herein, as applicable. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Clover Leaf stockholders nor the issuance by Clover Leaf of its securities in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Clover Leaf and its business, operations, management and other matters has been provided by Clover Leaf and its representatives and information contained in this proxy statement/prospectus regarding Kustom Entertainment and its business, operations, management and other matters has been provided by Kustom Entertainment and its representatives.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Special Meeting, please contact Clover Leaf’s proxy solicitor listed below. You will not be charged for any of the documents that you request.

[•]

In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on [•], 2023, you must request the information by [•], 2023.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” beginning on page 199 of this proxy statement/prospectus.

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TRADEMARKS

This proxy statement/prospectus includes trademarks of Kustom Entertainment and others, which are protected under applicable intellectual property laws and are the property of Kustom Entertainment or its subsidiaries. This proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry position, forecasts, market size and growth and other data that Clover Leaf and Kustom Entertainment obtained or derived from internal company reports, independent third-party reports and publications, surveys and studies by third parties and other industry data. Some data are also based on good faith estimates, which are derived from internal company research or analyses or review of internal company reports as well as the independent sources referred to above. Although both Clover Leaf and Kustom Entertainment believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. Clover Leaf’s and Kustom Entertainment’s internal company reports have not been verified by any independent source. Statements as to industry position are based on market data currently available. While Clover Leaf and Kustom Entertainment are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Clover Leaf” refer to Clover Leaf Capital Corp., and if the context requires, to the Combined Company following consummation of the Business Combination, which will be renamed “Kustom Entertainment, Inc.”

In this document:

“2022 Extension Note” means the promissory note in the aggregate principal amount of $2,776,246 issued by Clover Leaf in connection with the 2022 Extensions, pursuant to which the Sponsor agreed to loan to Clover Leaf such amount in connection with the 2022 Extensions.

“2022 Extensions” means the Extensions from July 22, 2022 to October 22, 2022 and October 22, 2022 to July 22, 2023 approved by Clover Leaf stockholders.

“2023 Extension Note” means the promissory note in the aggregate principal amount of $360,000 issued by Clover Leaf in connection with the 2023 Extension, pursuant to which the Sponsor agreed to loan to Clover Leaf such amount in connection with the 2023 Extension.

“2023 Extension” means the Extension from July 22, 2023 to January 22, 2024 approved by Clover Leaf stockholders.

“Adjustment Shares” means up to 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Class A Common Stock prior to the Closing) that will be forfeited by the Sponsor.

“Advisory Charter Proposals” means the proposals to (i) change the corporate name of the Combined Company to “Kustom Entertainment, Inc.” at and from the time of the Business Combination; (ii) increase the authorized shares of capital stock of the Combined Company to [•] shares of capital stock, consisting of (a) [•] shares of Class A Common Stock, and (b) [•] shares of undesignated preferred stock and (iii) remove certain blank check provisions that will no longer be necessary upon consummation of the Business Combination.

“ASU” means Accounting Standards Update.

“Business Combination” means the proposed business combination of Clover Leaf and Kustom Entertainment pursuant to the terms of the Merger Agreement and the other transactions contemplated by the Merger Agreement.

“BirdVu Jets” means BirdVu Jets, Inc., a wholly-owned subsidiary of Kustom Entertainment.

“CCPA” means the California Consumer Privacy Act.

“CPPA” means the California Privacy Protection Agency.

“CPRA” means the California Privacy Rights Act.

“Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Combined Company.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Clover Leaf” means Clover Leaf Capital Corp., a Delaware corporation, which will be renamed “Kustom Entertainment, Inc.” following the Closing.

“Clover Leaf Board” means the board of directors of Clover Leaf prior to the Business Combination.

“Clover Leaf Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Clover Leaf, prior to the Business Combination.

“Clover Leaf Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of Clover Leaf, prior to the Business Combination.

“Clover Leaf Common Stock” means the Clover Leaf Class A Common Stock and Clover Leaf Class B Common Stock.

“Clover Leaf Pubic Stockholders” means the public stockholders of Clover Leaf before the Business Combination.

“Clover Leaf Sponsor Shares” means Clover Leaf Class B Common Stock initially purchased by the Sponsor in the Private Placement prior to the IPO, and the shares of Clover Leaf Class A Common Stock to be issued upon the conversion thereof in accordance with the terms of the Current Charter.

“Clover Leaf Stockholder Approval” means the approval of the stockholders of Clover Leaf of the Merger Agreement, the transactions contemplated thereby and related matters.

“Closing Indebtedness” means all indebtedness of Kustom Entertainment determined in accordance with GAAP or other applicable accounting principles as of the Closing.

“Combined Company” refers to Clover Leaf (which will be renamed “Kustom Entertainment, Inc.” after the Business Combination, and which will include Kustom Entertainment and any other direct or indirect subsidiaries of Kustom Entertainment, to the extent applicable) from and after the Closing.

“Combined Company Common Stock” refers to the Class A Common Stock and the Class C Common Stock of the Combined Company subsequent to the Business Combination.

“Company Registration Rights Agreement” means the registration rights agreement to be entered into by Clover Leaf, the Sponsor, and Digital Ally Stockholder party thereto, effective as of the Closing.

“Conversion” means the conversion of 3,457,806 shares of Clover Leaf Class B Common Stock held by the Sponsor into an equal number of shares of Class A Common Stock that took place on July 20, 2023.

“COVID-19 pandemic” means the SARS-CoV-2 pandemic.

“Current Charter” means Clover Leaf’s certificate of incorporation filed with the Secretary of State of the State of Delaware on February 12, 2021, as amended on June 9, 2021 and July 19, 2023.

“Digital Ally” means Digital Ally, Inc., a Nevada corporation and the sole stockholder of Kustom Entertainment.

“Digital Ally Stockholders” means the stockholders of Digital Ally.

“Digital Ally Distribution” means 15% of Combined Company Common Stock received by Digital All Stockholders as Merger Consideration immediately following the Closing.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DOJ” means Department of Justice.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s Deposit Withdrawal At Custodian.

“Earn-Out Payment” means the 259,336 Earnout Shares that the Sponsor will transfer to the Chief Executive Officer of the Company if the revenue of the business for the Earn-Out Period achieves certain benchmarks in the applicable fiscal year.

“Earn-Out Period” means either of the fiscal years 2023 and 2024 of Clover Leaf.

“Earnout Shares” means up to 345,780 shares of Clover Leaf Class A Common Stock and up to 518,672 Clover Leaf Sponsor Shares that will be forfeited by the Sponsor and transferred to the Chief Executive Officer of Kustom Entertainment at the Closing.

“Effective Time” means the effective time of the Merger in accordance with the Merger Agreement.

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“Excess Shares” means the shares sold in Clover Leaf’s IPO that public stockholders will be restricted from seeking related redemption rights if Clover Leaf seeks stockholder approval of its initial business combination and does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, as provided for in the Current Charter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension” means an extension of the date by which Clover Leaf must consummate its initial business combination.

“Extension Notes” means the 2022 Extension Note and the 2023 Extension Note.

“Fairness Opinion” or “Opinion” means the fairness opinion, dated as of May 31, 2023, rendered by Newbridge.

“FINRA” means Financial Industry Regulatory Authority.

“First Extension” means the extension of the date by which Clover Leaf had to complete its initial business combination from July 22, 2022 to October 22, 2022, or such earlier date as determined by the Clover Leaf Board, as approved by the stockholders of Clover Leaf at a 2022 special meeting of stockholders.

“FTC” means Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the 2023 Stock Incentive Plan of the Combined Company, in the form included as Annex D to this proxy statement/prospectus.

“Insider Letter” means the letter agreement, dated July 19, 2021, by and among Clover Leaf, its officers and directors, and the Sponsor.

“Insiders” means Clover Leaf’s officers and directors (at the time of the IPO), the Sponsor and each transferee of Clover Leaf Sponsor Shares.

“Interim Period” means the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

“IPO” means the initial public offering of Clover Leaf’s securities that it consummated on June 11, 2021.

“IPO Prospectus” means the final prospectus of Clover Leaf, dated June 8, 2021 in connection with the IPO, as filed with the SEC pursuant to Rule 424(b) under the Securities Act on June 9, 2021 (File No. 333-254492).

“IPO Underwriter” means Maxim in its capacity as financial advisor to Clover Leaf in connection with the Business Combination.

“IRS” means the U.S. Internal Revenue Service.

“Kustom 440” means Kustom 440, Inc., a wholly-owned subsidiary of Kustom Entertainment.

“Kustom Entertainment” means Kustom Entertainment, Inc., a Nevada corporation, prior to the Business Combination. References herein to Kustom Entertainment will include its subsidiaries to the extent reasonably applicable.

“Kustom Entertainment Board” means the board of directors of Kustom Entertainment.

“Kustom Entertainment Common Stock” means, collectively, the Common Stock, par value $0.001 per share, of Kustom Entertainment prior to the Business Combination.

“Lock-Up Agreement” means the lock-up agreement entered into simultaneously with the execution and delivery of the Merger Agreement, pursuant to which Digital Ally agreed to certain transfer and other restrictions for a period of time after the Closing, as set forth in such agreements, as may be amended, modified or supplemented.

“Maxim” means Maxim Group, LLC.

“Material Adverse Effect” means any fact, event occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions.”

“Merger” means the merger of Merger Sub with and into Kustom Entertainment, with Kustom Entertainment continuing as the surviving corporation and as a wholly-owned subsidiary of Clover Leaf, in accordance with the terms of the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 1, 2023, as it may be amended or supplemented from time to time, by and among Clover Leaf, Merger Sub, Sponsor (as Purchaser Representative), Kustom Entertainment, and Digital Ally.

“Merger Consideration” means the consideration to be delivered to the holders of Kustom Entertainment common stock in connection with the Merger equal to (i) $125 million, minus (ii) the aggregate amount of all Closing Indebtedness.

“Merger Sub” means CL Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Clover Leaf.

“Nasdaq” means the Nasdaq Capital Market.

“Newbridge” means Newbridge Securities Corporation.

“Non-Competition Agreements” means the non-competition and non-solicitation agreements to be entered into by certain executives of Kustom Entertainment pursuant to the terms of the Merger Agreement.

“NTA” means net tangible assets.

“NTA Amendments” means amendments to the Current Charter to remove from the Current Charter requirements limiting Clover Leaf’s ability to redeem shares of Clover Leaf Class A Common Stock and initiate an initial business combination if the amount of such redemptions would cause Clover Leaf to have less than $5,000,001 in NTA.

“Outside Date” means, for purposes of, and as used in, the Merger Agreement, the date of January 22, 2024, or an applicable earlier date if mutually determined by Clover Leaf and Kustom Entertainment.

“PCI” means Payment Card Industry.

“PIPE Investment” means any subscription agreements entered by Clover Leaf with investors relating to a private equity investment in connection with the Transactions.

“Post-Closing Board” means the board of directors of Clover Leaf after the Closing.

“Private Placement” means the private placement consummated simultaneously with the IPO in which Clover Leaf issued the Private Placement Units to the Sponsor.

“Proposals” means the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal.

“Proposed Bylaws” means the amended and restated bylaws of the Combined Company in the form included as Annex C to this proxy statement/prospectus, to be adopted by Clover Leaf upon consummation of the Business Combination.

“Proposed Charter” means the proposed new amended and restated certificate of incorporation of Clover Leaf in the form included as Annex B to this proxy statement/prospectus, to be adopted by Clover Leaf pursuant to the Charter Proposal.

“Proxy Statement” means this proxy statement/prospectus.

“Public Rights” means the rights of Clover Leaf Public Stockholders, for each Unit, to receive one-twentieth (1/20) of a share of Class A Common Stock upon the consummation of the Company’s initial business combination and contingent rights to receive, in certain circumstances, following the initial business combination Redemption time, one-fifteenth of a share of Class A Common Stock and up to 143,750 Representative Shares.

“Public Shares” means Clover Leaf Class A Common Stock underlying the Units sold in the IPO, including any overallotment securities acquired by Clover Leaf’s underwriters.

“Public Stockholders” means holders of Class A Common Stock underlying the Units sold in the IPO, including any overallotment securities acquired by Clover Leaf’s underwriters.

“Public Units” means Units sold in the IPO.

“Purchaser Representative” means the Sponsor, in its capacity as Purchaser Representative from and after the Closing in accordance with the terms of the Merger Agreement.

“Record Date” means the close of business on [•], 2023, the date on which only holders of record of the Clover Leaf Common Stock are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.

“Redemption” means the right of the holders of Clover Leaf Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus and the Current Charter.

“Reference Time” means close of business of the Company on the date at which the Closing is actually held, in accordance with the Merger Agreement.

“Related Agreements” means the Lock-Up Agreement and Sponsor Forfeiture Letter.

“Representative Units” means Units purchased by the IPO Underwriter consisting one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock.

“Required Extension” means an extension of Clover Leaf’s deadline to consummate its initial business combination for an additional six months that, as part of the Merger Agreement, Clover Leaf agreed to seek and use its reasonable best efforts to obtain.

“Required Proposals” means the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Second Extension” means the extension of the date by which Clover Leaf had to complete its initial business combination from October 22, 2022 to July 22, 2023, or such earlier date as determined by the Clover Leaf Board, as approved by the stockholders of Clover Leaf at the 2022 special meeting of stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of the stockholders of Clover Leaf, to be held virtually at [•] a.m., Eastern Time on [•], 2023.

“Sponsor” means Yntegra Capital Investments LLC, a Delaware limited liability company.

“Sponsor Forfeiture Letter” means the letter agreement entered into simultaneously with the execution and delivery of the Merger Agreement pursuant to which the Sponsor agreed to forfeit and transfer the Earnout Shares to the Chief Executive Officer of the Company, as may be amended, modified or supplemented.

“Summary Pro Forma Information” means the summary unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

“Termination Fee” means an amount equal to $1,750,000 plus all expenses incurred by Clover Leaf in connection with the Merger Agreement that Kustom Entertainment will pay if it terminates the Merger Agreement.

“Third Extension” means the extension of the date by which Clover Leaf had to complete its initial business combination from July 22, 2023 to January 22, 2024, or such earlier date as determined by the Clover Leaf Board, as approved by the stockholders of Clover Leaf at the 2023 special meeting of stockholders.

“TicketSmarter” means TicketSmarter, Inc., a wholly-owned subsidiary of Kustom Entertainment.

“Transaction Expenses” means the aggregate unpaid fees and expenses of Clover Leaf and Kustom Entertainment immediately prior to the Closing incurred in connection with or related to the authorization, preparation, negotiation, execution or performance of the Merger Agreement, any Ancillary Agreements related thereto and all other matters related to the consummation of the Merger Agreement.

“Transactions” means the Business Combination, including the Merger and all of the transactions contemplated by the Merger Agreement and the Ancillary Agreements.

“Trust Account” means the trust account of Clover Leaf held for its public stockholders.

“Underwriting Agreement” means that certain underwriting agreement, dated as of July 19, 2021 by and between Clover Leaf and the IPO Underwriter.

“Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriter) consisting of one (1) share of Clover Leaf Class A Common Stock and one right to receive one-eighth (1/8) of one Public Share upon the consummation of an initial business combination.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the Combined Company’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.      That Digital Ally does not exercise appraisal rights in connection with the Merger.

2.      That Kustom Entertainment does not issue any additional equity or equity-linked securities prior to the Closing.

3.      That no Public Stockholders exercise their redemption rights prior to (in the event that, in connection with a meeting of Clover Leaf stockholders convened prior to the Closing Date, if any, Public Stockholders are provided an opportunity to redeem Public Shares in accordance with the terms of the Current Charter) or in connection with the Closing of the Business Combination. Please see the section entitled “The Special Meeting — Redemption Rights.”

4.      That there are no transfers or forfeitures of securities held by the Sponsor on or prior to the Closing Date.

5.      That 15,050,593 Clover Leaf rights are converted into 1,881,324 shares of Combined Company Stock at Closing, and that the sole outstanding share of Class B Common Stock is converted into one share of Combined Company Stock at Closing.

6.      That, other than as described above, there are no issuances of equity securities by Clover Leaf prior to the Closing.

7.      That there will be no adjustment to the number of the Combined Company Common Stock issued to Digital Ally in the Merger for Kustom Entertainment’s Closing Net Indebtedness, provided, however, that the actual amount of Kustom Entertainment’s Closing Net Indebtedness, which will be determined as of the Reference Time in accordance with the terms of the Merger Agreement, is not yet known and may be a positive number resulting in additional shares of Combined Company Common Stock issued to Digital Ally in the Merger.

The share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the Combined Company’s stockholders following the Business Combination also do not include any shares reserved for issuance in connection with, or equity awards that may be made in connection with or following completion of the Business Combination pursuant to the Incentive Plan, and do not give effect to any potential dilutive issuances of equity or equity-linked securities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These include, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of Clover Leaf. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, forward-looking statements may be identified by the use of words such as “estimate,” “continue,” “could,” “may,” “might,” “possible,” “predict,” “should,” “would,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to,” “future,” “opportunity,” “strategy,” “will likely result,” or other similar expressions that predict or indicate future events or trends or that are not statements of historical facts. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Clover Leaf and Kustom Entertainment caution readers of this proxy statement/prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond Clover Leaf’s and Kustom Entertainment’s control, which could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to its customers of products and services sold through Kustom Entertainment’s platform, the potential success of Kustom Entertainment’s marketing and expansion strategies, potential benefits of the Business Combination (including with respect to stockholder value), and expectations related to the terms and timing of the Business Combination. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of Kustom Entertainment’s and Clover Leaf’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

•        rapid changes in the competitive industries and markets in which Kustom Entertainment operates or plans to operate and the risk of downturns;

•        changes in applicable laws or regulations affecting Kustom Entertainment’s business;

•        the ability of Kustom Entertainment to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•        risks related to Kustom Entertainment’s limited operating history, the rollout and/or expansion of its business and the timing of expected business milestones;

•        risks related to Kustom Entertainment’s potential inability to achieve or maintain profitability and generate significant revenue;

•        current and future conditions in the global economy, including as a result of economic uncertainty, and its impact on Kustom Entertainment, its business and the markets in which it operates;

•        the ability of Kustom Entertainment to retain existing advertisers and consumer and business members and attract new advertisers and consumer and business members;

•        the potential inability of Kustom Entertainment to manage growth effectively;

•        the ability to recruit, train and retain qualified personnel;

•        estimates for the prospects and financial performance of Kustom Entertainment’s business may prove to be incorrect or materially different from actual results;

•        the risk that demand for Kustom Entertainment’s services may be decreased due to a decrease in the number of large-scale sporting events, concerts and theater shows;

•        the risk that the Business Combination may not be completed by Clover Leaf’s Business Combination deadline, even if extended by its stockholders;

•        the risk that changes in internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for Kustom Entertainment’s sites and ultimately, its business and results of operations;

•        the risk that any decrease in the willingness of artists, teams and promoters to continue to support the secondary ticket market may result in decreased demand for Kustom Entertainment’s services;

•        the risk of the occurrence of extraordinary events, such as terrorist attacks, disease epidemics or pandemics, severe weather events and natural disasters;

•        the risk that because Kustom Entertainment’s operations are seasonal and its results of operations vary from quarter to quarter and year over year, its financial performance in certain financial quarters or years may not be indicative of, or comparable to, Kustom Entertainment’s financial performance in subsequent financial quarters or years;

•        the risk that periods of rapid growth and expansion could place a significant strain on Kustom Entertainment’s resources, including its employee base, which could negatively impact Kustom Entertainment’s operating results;

•        the risk that Kustom Entertainment is unable to secure or protect its intellectual property;

•        the risk that Kustom Entertainment may need to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all;

•        the risk that Kustom Entertainment may never achieve or sustain profitability

•        the inability of the parties to successfully or timely consummate the proposed Business Combination, including the risk that required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Combined Company or the expected benefits of the proposed Business Combination or that the approval of the stockholders of Clover Leaf or Kustom Entertainment is not obtained;

•        failure to realize the anticipated benefits of the proposed Business Combination;

•        costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions;

•        risks related to future market adoption of Kustom Entertainment’s offerings;

•        risks related to Kustom Entertainment’s marketing and growth strategies;

•        the effects of competition on Kustom Entertainment’s business;

•        the amount of redemption requests made by Clover Leaf’s public stockholders;

•        the ability of Clover Leaf or the Combined Company to issue equity or equity-linked securities in connection with the proposed Business Combination or in the future;

•        Kustom Entertainment and Clover Leaf’s inability to complete the proposed Business Combination as contemplated by the Merger Agreement;

•        matters discovered by the parties as they complete their respective due diligence investigation of the other;

•        the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemptions by Clover Leaf stockholders;

•        the ability of the Combined Company to meet the initial listing standards of the New York Stock Exchange upon consummation of the Business Combination;

•        costs related to the proposed Business Combination;

•        expectations with respect to future operating and financial performance and growth, including when Kustom Entertainment will generate positive cash flow from operations;

•        Kustom Entertainment’s ability to raise funding on reasonable terms as necessary to develop its products in the timeframe contemplated by its business plan;

•        Kustom Entertainment’s ability to execute its anticipated business plans and strategy;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination and definitive agreements for the Business Combination by the stockholders of Clover Leaf;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination;

•        the receipt of an unsolicited offer from another party for an alternative transaction that could interfere with the Business Combination;

•        the outcome of any legal proceedings that may be instituted against Kustom Entertainment or Clover Leaf following the announcement of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against Kustom Entertainment or Clover Leaf related to the Business Combination, and those factors discussed in Clover Leaf’s IPO Prospectus under the heading “Risk Factors,” and other documents of Clover Leaf filed, or to be filed, with the SEC; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of Clover Leaf’s or Kustom Entertainment’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Clover Leaf nor Kustom Entertainment presently know or that Clover Leaf and Kustom Entertainment currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect Clover Leaf’s and Kustom Entertainment’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. Clover Leaf and Kustom Entertainment anticipate that subsequent events and developments may cause Clover Leaf’s and Kustom Entertainment’s assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, Clover Leaf and Kustom Entertainment specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Clover Leaf’s and Kustom Entertainment’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Clover Leaf’s and Kustom Entertainment’s control. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to Clover Leaf or Kustom Entertainment or a person acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers below only highlight selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Clover Leaf stockholders. We urge you to read this entire proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Special Meeting. See also the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

Q:     Why am I receiving this proxy statement/prospectus?

A:     Clover Leaf stockholders are being asked to consider and vote upon a Proposal to approve and adopt the Business Combination contemplated by the Merger Agreement, among other Proposals. Upon the completion of the transactions contemplated by the Merger Agreement, Kustom Entertainment will become a wholly-owned subsidiary of Clover Leaf. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

THE VOTE OF CLOVER LEAF STOCKHOLDERS IS IMPORTANT. CLOVER LEAF STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE SPECIAL MEETING.

Q:     What proposals are stockholders of Clover Leaf being asked to vote upon?

A:     Stockholders of Clover Leaf are being asked to vote upon the following Proposals:

(1)    The NTA Proposal (Proposal 1) — To approve and adopt, subject to the approval of the Business Combination Proposal, the following amendments to the Current Charter, which shall be effective, if adopted and implemented by Clover Leaf, prior to the consummation of the proposed Business Combination, to remove from the Current Charter requirements limiting Clover Leaf’s ability to redeem shares of Clover Leaf Class A Common Stock and consummate an initial business combination if the amount of such redemptions would cause Clover Leaf to have less than $5,000,001 in net tangible assets:

(a)     Section 9.2(a) of the Current Charter shall be amended to read in its entirety as follows: “Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (irrespective of whether they voted in favor or against the Business Combination) pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

(b)    Section 9.2(e) of the Current Charter shall be amended to read in its entirety as follows: “If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (or such other vote as the applicable law or stock exchange rules then in effect may require).”

(c)     Section 9.7 of the Current Charter shall be amended to remove the following language: “provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

(2)    The Business Combination Proposal (Proposal 2) — To approve and adopt the Merger Agreement and the transactions contemplated thereby pursuant to which, at the Effective Time of the Merger:

(a)     Merger Sub will merge with and into Kustom Entertainment, with Kustom Entertainment being the surviving company following the Merger and continuing in existence as a wholly owned subsidiary of Clover Leaf;

(b)    Each share of Kustom Entertainment Common Stock will be cancelled and converted into the right to receive a number of shares of Class A Common Stock, par value $0.0001 per share, of the Combined Company equal to the Merger Consideration divided by a per share value of $11.14;

We refer to this Proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the proxy statement/prospectus as Annex A.

In addition to the approval of the Proposals at the Special Meeting, unless waived by the parties to the Merger Agreement, in accordance with the Merger Agreement and applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among other things, receipt of the requisite stockholder approvals contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “Business Combination Proposal — Conditions to the Closing.”

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon agreement of Kustom Entertainment and Clover Leaf, or by Kustom Entertainment or Clover Leaf acting alone in specified circumstances as described in the Merger Agreement. For more information about the termination rights under the Merger Agreement, see the section titled “Business Combination Proposal — Termination.”

Pursuant to the Current Charter, in connection with the Business Combination, Clover Leaf’s Public Stockholders may elect to redeem, effective upon the Closing of the Business Combination, shares of Clover Leaf Class A Common Stock then held by them for cash equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of Clover Leaf’s Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Clover Leaf (less up to $100,000 interest to pay dissolution expenses) (“Permitted Withdrawals”), divided by the number of then outstanding public shares, subject to the limitations described herein. In connection with the special meetings of stockholders of Clover Leaf held on October 19, 2022 and July 19, 2023, stockholders holding approximately 12,204,072 shares and 376,002 shares of Clover Leaf Class A common stock, respectively, exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a per share redemption price of approximately $10.29 and $11.20, respectively. As of [•], 2023, based on funds in the Trust Account of approximately $[•] as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Clover Leaf Class A Common Stock was approximately $[•] per share. Clover Leaf Public Stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of Clover Leaf Class A Common Stock for cash. This means that public stockholders who hold shares of Clover Leaf Class A Common Stock on or before [•], 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of Clover Leaf Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting.

A public stockholder, together with any of such stockholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate such stockholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of Clover Leaf Common Stock included in the units of Clover Leaf sold in the IPO (including overallotment securities sold to Clover Leaf’s underwriters in connection with the IPO). Holders of Clover Leaf’s outstanding public rights and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Clover Leaf Units must separate the underlying shares of Clover Leaf Class A Common Stock and Public Rights prior to exercising redemption rights with respect to the public Clover Leaf Class A Common Stock.

See the section titled “The Special Meeting — Redemption Rights.”

The Business Combination will be consummated only if the Required Proposals are approved at the Special Meeting, which Required Proposals include the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal. The Required Proposals are conditioned on the approval of the Business Combination Proposal. The Advisory Charter Proposals are conditioned on the Required Proposals. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Clover Leaf stockholders. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

The Business Combination involves numerous risks. For more information about these risks, see the section titled “Risk Factors.”

(3)    The Charter Proposal (Proposal 3) — Assuming the Business Combination Proposal (Proposal 2) is approved and adopted, to approve and adopt the Proposed Charter, in the form attached to this proxy statement/prospectus as Annex B (the “Proposed Charter”), which will amend and restate the Current Charter (as amended by the NTA Proposal, if approved) in its entirety and be effective when duly filed with the Secretary of State of the State of Delaware in connection with the Closing.

(4) – (6)     Advisory Charter Proposals (Proposals 4 – 6) — To consider and vote upon, on a non-binding basis, certain governance provisions in the Proposed Charter, presented separately in accordance with SEC requirements. A summary of these provisions is set forth in the “Advisory Charter Proposals (Proposals 4 – 6)” section of this proxy statement/prospectus and a complete copy of these provisions is attached to the proxy statement/prospectus as Annex B. You are encouraged to read them in their entirety.

(7)    The Incentive Plan Proposal (Proposal 7) — To approve the 2023 Stock Incentive Plan (the “Incentive Plan”) the form of which is attached to this proxy statement/prospectus as Annex D. The Clover Leaf Board has adopted the Incentive Plan, subject to the approval of the Clover Leaf stockholders and contingent upon the Closing. If approved, the Incentive Plan will be effective upon the Closing, to be available to the Combined Company after the Closing. The Incentive Plan Proposal is described in more detail in this proxy statement/prospectus under the heading “The Incentive Plan Proposal (Proposal 7).” You are encouraged to read the Incentive Plan in its entirety.

(8)    The Nasdaq Proposal (Proposal 8) — To consider and vote upon, for purposes of complying with the applicable listing rules of the Nasdaq, the approval of the issuance of the shares of Class A Common Stock to be issued in connection with the Business Combination.

(9)    The Adjournment Proposal (Proposal 9) — To consider and vote upon a Proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate as determined by the Clover Leaf Board.

Q:     What interests do Clover Leaf’s Sponsor and current officers, directors and financial advisors have in the Business Combination?

A:     In considering the recommendation of Clover Leaf’s Board to vote in favor of the Business Combination, holders of Clover Leaf Class A Common Stock underlying the Units sold in the IPO, including any overallotment securities acquired by Clover Leaf’s underwriters (“Public Stockholders”) should be aware that, aside from their interests as stockholders, Clover Leaf’s Sponsor, directors and officers have interests in the Business Combination that are different from, or in addition to, those of Clover Leaf’s other stockholders generally, including the aggregate amount at risk to Clover Leaf’s Sponsor of $9,260,605, which is the sum of (i) the amount that the Sponsor paid for its Clover Leaf Sponsor Shares and Private Placement Units, and (ii) the aggregate principal amount of $3,517,015 outstanding under the Extension Notes as of November 30, 2023. Based on the closing trading price of the Class A Common Stock on November 30, 2023, which was $11.63, the Clover Leaf Sponsor Shares would have an aggregate value of approximately $40,214,307 as of the same date, and based on the closing trading price of the Public Units on November 30, 2023 which was $11.44, the Sponsor Private Placement Units would have an aggregate value of approximately $6,542,067 as of the same date. Clover Leaf’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the Public Stockholders that they approve the Business Combination. Further, the interests of members of the Sponsor and current officers or directors of Clover Leaf may be different from or in addition to (and which may conflict with) your interests and may be incentivized to complete a less favorable business combination rather than liquidating Clover Leaf. Public Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•        [•] will be Clover Leaf’s designee to the Combined Company Board upon the effectiveness of the Merger. As a director, in the future [•] may receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors;

•        unless Clover Leaf consummates an initial business combination, it is possible that Clover Leaf’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (as of November 30, 2023, Clover Leaf’s officers and directors have not incurred any out-of-pocket expenses exceeding funds available to Clover Leaf for reimbursement thereof).

•        as a condition to the IPO, pursuant to the Insider Letter, the Clover Leaf Sponsor Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Insiders’ Clover Leaf Sponsor Shares are not transferable or salable until the earlier of (A) six months after the completion of our initial business combination or (B) subsequent to our initial business combination, if (x) the closing price of the Clover Leaf Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination, or (y) Clover Leaf completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Clover Leaf’s stockholders having the right to exchange their shares of Clover Leaf Common Stock for cash, securities or other property. In this regard, while the Clover Leaf Sponsor Shares are not the same as the Clover Leaf Class A Common Stock, are subject to certain restrictions that are not applicable to the Clover Leaf Class A Common Stock, and may become worthless if Clover Leaf does not complete a business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders);

•        the Sponsor purchased an aggregate of 571,859 Sponsor Private Placement Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Private Placement Units were purchased at an aggregate purchase price of $5,718,590, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on November 30, 2023 which was $11.44, the Sponsor Private Placement Units would have an aggregate value of approximately $6,542,067 as of the same date;

•        as a condition to the IPO, pursuant to the Insider Letter, the Insiders have agreed that the Sponsor Private Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Clover Leaf has completed a business combination;

•        the Sponsor can earn a positive rate of return on its investment even if other Clover Leaf stockholders experience a negative rate of return in the Combined Company. The Sponsor paid $25,000 to purchase 3,457,807 shares of Clover Leaf Class B Common Stock. These securities will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Class A Common Stock on November 30, 2023, which was $11.63, the Clover Leaf Sponsor Shares would have an aggregate value of approximately $40,214,307 as of the same date. If Clover Leaf does not consummate the Business Combination or another initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), and Clover Leaf is therefore required to be liquidated, the Clover Leaf Sponsor Shares would be worthless, as the Sponsor is not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.007 per share that the members of the Sponsor paid for the Clover Leaf Sponsor Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, members of the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Clover Leaf Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•        each Insider has agreed not to redeem any of its Clover Leaf Sponsor Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if Clover Leaf does not complete an initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), the proceeds from the sale of the Private Placement Units will be included in the liquidating distribution to Clover Leaf’s public stockholders and the Sponsor Private Placement Units will expire worthless;

•        the fact that the Sponsor holds promissory notes issued by Clover Leaf in connection with the 2022 Extension and the 2023 Extension (the “Extension Notes”). In connection with the 2023 Extension, Clover Leaf will cause up to $360,000 to be deposited into the trust account in installments of $60,000 per month, for each calendar month or portion thereof (commencing on July 22, 2023 and on the 22nd of each subsequent month) until January 22, 2024, that Clover Leaf needs to complete an initial business combination. As of November 30, 2023, an aggregate of $300,000 had been deposited into trust to support the Extension, and as of November 30, 2023, an aggregate principal amount of $3,517,015 was outstanding under the Extension Notes. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company, and $2,226,246 of the Extension Notes may be converted into Clover Leaf Units. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Clover Leaf may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Clover Leaf in order to provide working capital or finance transaction costs in connection with an initial business combination. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent units at a price of $10.00 per unit, at the option of the lender. Such units would be identical to the Private Placement Units. In the event an initial business combination is consummated, the working capital loans may be repaid out of the proceeds of the Trust Account released to the post-combination company. In the event that the initial business combination does not close, Clover Leaf may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment;

•        if the Trust Account is liquidated, including in the event Clover Leaf is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Clover Leaf, if and to the extent any claims by a third party for services rendered or products sold to Clover Leaf, or a prospective target business with which Clover Leaf has entered into a written letter of intent, confidentiality or similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less Permitted Withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Clover Leaf’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

•        the fact that the Sponsor and Clover Leaf’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

In addition to the interests of the Clover Leaf Insiders in the Business Combination, Clover Leaf stockholders should be aware that the IPO Underwriter, Maxim may have financial interests that are different from, or in addition to, the interests of Clover Leaf stockholders, including:

•        the fact that the IPO Underwriter is entitled to deferred underwriting fees in the amount of $0.35 per Unit, or $4,840,930.50, pursuant to the Underwriting Agreement and such fees (a portion of which the IPO Underwriter and Clover Leaf have agreed may be allocated following Closing of the proposed Business Combination with Kustom Entertainment to satisfy of a portion of the fees payable to Maxim pursuant to the Maxim Engagement Letter) are payable only if Clover Leaf completes an initial business combination;

•        the fact that the IPO Underwriter purchased 103,734 Representative Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Representative Units were purchased at an aggregate purchase price of $1,037,340, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on [•], 2023 which was $[•], the Representative Units would have an aggregate value of approximately $[•] as of [•], 2023; and

•        the fact that Clover Leaf issued to the IPO Underwriter and/or its designees 138,312 Representative Shares upon consummation of the IPO and the subsequent partial exercise of the underwriter’s over-allotment option. These Representative Shares were valued at a price of $10.00 which was the sale price of the units sold in the IPO. The IPO Underwriter agreed not to transfer, assign or sell any such shares until the completion of Clover Leaf’s initial business combination. In addition, the IPO Underwriter agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of Clover Leaf’s initial business combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if Clover Leaf fails to complete an initial business combination. Based on the closing trading price of the Clover Leaf Class A Common Stock on [•], 2023 which was $[•], the Representative Shares would have an aggregate value of approximately $[•] as of [•], 2023.

These interests may have influenced Clover Leaf’s Board in making their recommendation that you vote in favor of the approval of the Business Combination. The members of the Clover Leaf Board were aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that Clover Leaf stockholders approve the proposals required to effect the Business Combination. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Current Charter did not impact Clover Leaf’s search for an acquisition target and Clover Leaf was not prevented from reviewing any opportunities as a result of such waiver. This was primarily because the targets companies with whom Clover Leaf engaged in negotiations for a potential business combination either had no relationship with any of the directors or officers of Clover Leaf or engaged in discussions with Clover Leaf under the supervision of a special committee which excludes any individuals that might have potential conflict of interest. The Clover Leaf Board determined that the overall benefits expected to be received by Clover Leaf and its stockholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Clover Leaf Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Clover Leaf with any other target business or businesses, (ii) these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of Combined Company’s stock.

Q:     Did the Clover Leaf Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes, the Clover Leaf Board obtained a fairness opinion in connection with its determination as whether to proceed with the business combination. For a description of the opinion issued by Newbridge to the Clover Leaf Board, please see “Proposal 2: The Business Combination Proposal — Engagement of Financial Advisor to Clover Leaf.”

Q:     Why is the NTA Proposal being proposed?

A:     The adoption of the proposed amendments to remove the net asset test limitation from the Current Charter is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions by public stockholders even if such redemptions result in Clover Leaf having net tangible assets that are less than $5,000,001. The purpose of the net asset test limitation was initially to ensure that the Clover Leaf Class A Common Stock is not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Clover Leaf Class A Common Stock and the Combined Company’s Common Stock would not be deemed to be a “penny stock,” because Clover Leaf otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act, as such securities are or will be listed on a national securities exchange upon the Closing, Clover Leaf is presenting the NTA Proposal to facilitate the consummation of the Business Combination. For more information, see “The NTA Proposal (Proposal No. 1) — Reasons for the Amendments.”

Q:     Are any of the proposals conditioned on one another?

A:     Yes. Each of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal is conditioned on one another, and are referred to collectively herein as the “Required Proposals.” The remaining Proposals, consisting of the NTA Proposal, the Advisory Charter Proposals and the Adjournment Proposal are not Required Proposals. Unless the Business Combination Proposal is approved, the other Required Proposals will not be presented to the stockholders of Clover Leaf at the Special Meeting, because they are conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal and the Advisory Charter Proposals are likewise conditioned on the approval of these Required Proposals. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Clover Leaf stockholders. In addition, unless the NTA Proposal is approved, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets condition required in the Current Charter of having $5,000,001 immediately prior to or upon consummation of the Business Combination. The approval of the Business Combination Proposal and the other Required Proposals are preconditions to the consummation of the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that if the Required Proposals (consisting of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal) do not receive the requisite vote for approval, Clover Leaf will not consummate the Business Combination. If Clover Leaf does not consummate the Business Combination and fails to complete an initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), Clover Leaf will be required, in accordance with the Current Charter, to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account (less Permitted Withdrawals) to its public stockholders. If Clover Leaf’s initial business combination is not consummated by January 22, 2024, then Clover Leaf’s existence will terminate, and Clover Leaf will distribute amounts in the Trust Account as provided in Clover Leaf’s Current Charter.

Q:     When and where will the Special Meeting take place?

A:     The Special Meeting will be held on [•], 2023 at [•] a.m. Eastern Time, via live audio webcast or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:     What will happen in the Business Combination?

A:     At the Effective Time, Merger Sub will merge with and into Kustom Entertainment, with Kustom Entertainment surviving such Merger, as a result of which Digital Ally (except those who properly exercise appraisal or dissenters rights under applicable law) will receive newly issued shares of Class A Common Stock, as applicable. For details and more information please see the sections entitled “Business Combination Proposal (Proposal 2) — the Merger Agreement — Consideration to Digital Ally in the Merger.” Upon consummation of the Business Combination, Kustom Entertainment will become a wholly-owned subsidiary of Clover Leaf. After the Closing of the Business Combination, the cash held in the Trust Account will be released from the Trust Account and used to pay each of Clover Leaf’s and Kustom Entertainment’s Transaction Expenses due as of the Closing, and for Permitted Withdrawals and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     What equity stake will current Public Stockholders, the Sponsor and Digital Ally hold in the Combined Company immediately after the Closing?

A:     Clover Leaf stockholders that elect not to redeem their Public Shares will experience significant dilution as a result of the Business Combination. Clover Leaf Public Stockholders currently own approximately [•]% of Clover Leaf’s outstanding common stock. If no Clover Leaf stockholders redeem their Public Shares in connection with the Business Combination and the other assumptions described under the section with the heading “Frequently Used Terms — Share Calculations and Ownership Percentages” are accurate, upon consummation of the Business Combination, (i) Clover Leaf’s Public Stockholders are expected to own approximately 15.6% of the Combined Company’s total outstanding shares of Combined Company Common Stock, (ii) the Sponsor is expected to own approximately 22.9% of the outstanding Combined Company Common Stock, (iii) Digital Ally Stockholders are expected to own [•]% of the outstanding Combined Company Common Stock and (iv) Digital Ally is expected to own approximately [•]% of the Combined Company Common Stock after the contemplated Digital Ally Distribution, which is distributed concurrently with the Closing.

If any of the Public Stockholders exercise their redemption rights, the percentage of Public Shares held by the Public Stockholders will decrease and the percentages of the Combined Company’s total outstanding shares held by the Sponsor and by Digital Ally will increase, in each case relative to the percentage held if none of the Public Shares are redeemed. Upon the issuance of Combined Company Common Stock in connection with the Business Combination, the percentage ownership of the Combined Company by non-redeeming Public Stockholders will be diluted. The percentage of the total number of outstanding shares of Combined Company Common Stock that will be owned by Clover Leaf Public Stockholders as a group will vary based on the number of Public Shares redeemed in connection with the Business Combination. Public Stockholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon vesting and settlement or exercise, as applicable, of equity-based awards or purchase rights which may be issued or granted by the Combined Company after the Closing pursuant to the Incentive Plan.

As further described below, the relative ownership percentages and voting power held by Public Stockholders after the proposed Business Combination is consummated will decrease and be diluted, on a relative basis, as a result of future issuances of Combined Company shares or other equity-linked instruments. While certain potential sources of dilution are described following the table set forth below, there may be other sources of dilution to Public Stockholders, as further described above. The following information incorporates the assumptions described under the section with the heading “Frequently Used Terms — Share Calculations and Ownership Percentages”.

If there are additional sources of dilution or if actual facts are different in any other manner from the assumptions incorporated in estimated ownership and voting information presented above, the percentage ownership retained by the Clover Leaf stockholders, Digital Ally and Digital Ally Stockholders in the Combined Company, and associated voting power, will be different.

The following table illustrates varying ownership levels of the Combined Company immediately following the Business Combination, incorporating the assumptions described above and in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements”, as further described below. The issuance of 11,220,826 shares of Class A Common Stock to Digital Ally upon the Closing is derived from Merger Consideration with an aggregate value equal to $125,000,000 and a deemed value of $11.14 per share of Combined Company Common Stock, as set forth in the Merger Agreement:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Kustom Entertainment stockholders	11,220,826	57.3%	11,220,826	59.6%
Clover Leaf public stockholders(2)	3,048,031	15.6%	2,299,487	12.2%
Sponsor’s Founders Shares(1)	4,496,813	22.9%	4,496,813	23.8%
Underwriter Shares(3)	825,633	4.2%	825,633	4.4%
Total shares outstanding	19,591,303		18,842,759

____________

(1)      Includes 864,452 Class B Founders Shares in reserve for Earnout shares and 571,859 Private Rights converted to 71,482 shares of common stock upon consummation of the Business Combination.

(2)      Includes 14,375,000 Public Rights automatically converted to 1,796,875 shares of common stock upon consummation of the Business Combination.

(3)      Includes 103,734 Private Rights automatically converted to 12,967 shares of common stock upon consummation of the Business Combination.

Underwriting Fees

The following table illustrates the effective underwriter cash fee on a percentage basis for Public Shares at each redemption level identified below, based on 1,251,156 Public Shares outstanding.

(in thousands, except share amounts)	No Additional Redemptions	25% Redemption	50% Redemption	75% Redemption	Maximum Redemptions
Unredeemed public shares (excluding converted rights)	1,251,156	1,064,020	876,884	689,748	502,612
Trust proceeds to Kustom Entertainment	$14,537,425	$14,350,289	$14,163,153	$13,976,017	$13,788,881
Underwriter Cash Fee	$3,630,698	$3,630,698	$3,630,698	$3,630,698	$3,630,698
Effective Underwriter Cash Fee (%)	25.0%	25.3%	25.6%	26.0%	26.3%

Q:     Will Kustom Entertainment’s Stockholders or any other person be entitled to any earnout in connection with the Business Combination?

A:     In addition to Digital Ally’s rights to receive Class A Common Stock, as applicable, in the Transactions, pursuant to the Sponsor Forfeiture Letter, the Sponsor agreed to forfeit up to an aggregate of 345,780 shares of Clover Leaf Class A Common Stock and transfer to Stanton E. Ross up to an aggregate of 518,672 Clover Leaf Sponsor Shares (the “Earnout Shares”) (such shares of Clover Leaf Class A Common Stock having been converted from shares of Clover Leaf Class B Common Stock), subject to the earnout provisions contained in the Sponsor Forfeiture Letter pertaining to the revenue of the Kustom Entertainment for the fiscal years of 2023 and 2024, contingent and effective upon the Closing. If the revenue of the business for either of the fiscal years 2023 and 2024 of Kustom Entertainment (the “Earn-Out Period”) achieves certain benchmarks in the applicable fiscal year, 172,890 of the Sponsor’s Earnout Shares shall no longer be subject to forfeiture and the Sponsor shall transfer to Stanton E. Ross 259,336 Earnout Shares (the “Earn-Out Payment”); provided, however, that in the event the benchmark revenue is not achieved on or before the end of the applicable fiscal year, then the Earn-Out Payment for such fiscal year shall be zero, and the Sponsor shall, effective immediately, surrender for cancellation and retirement by the Combined Company such amount of Earnout Shares. The Sponsor agreed to forfeit up to an additional 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing) (the “Adjustment Shares”), with the percentage of Adjustment Shares to be forfeited to be equal to the percentage of the Clover Leaf Common Stock redeemed by the Clover Leaf Public Stockholders in connection with the Redemption.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     In addition to the Required Proposals, there are a number of closing conditions in the Merger Agreement, including the approval of the Business Combination by Digital Ally. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal (Proposal 2) — The Merger Agreement” and “Summary of the Proxy Statement/Prospectus The Proposals — The Business Combination Proposal (Proposal 2) — Conditions to Closing.”

Q:     Why is Clover Leaf providing stockholders with the opportunity to vote on the Business Combination?

A:     Under the Current Charter, Clover Leaf must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Clover Leaf’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, Clover Leaf has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, Clover Leaf is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q:     How many votes do I have at the Special Meeting?

A:     Clover Leaf stockholders are entitled to one vote at the Special Meeting for each share of Clover Leaf Common. Subject to the discussion set forth in this proxy statement/prospectus, holders of Clover Leaf Class A Common Stock and Clover Leaf Class B Common Stock will vote together as a single class on all Proposals, other than the Charter Proposal (on which both (i) the holders of the Clover Leaf Class A Common Stock will vote separately as a single class and the holders of the Clover Leaf Class B Common Stock will vote separately as a single class and (ii) the holders of the Clover Leaf Class A Common Stock and Clover Leaf Class B Common Stock will vote together as a single class). As of the close of business on the Record Date, there was one outstanding share of Clover Leaf Class B Common Stock and 5,522,867 outstanding shares of Clover Leaf Class A Common Stock.

Q:     What vote is required to approve the Proposals presented at the Special Meeting?

A:     The approval of the NTA Proposal requires the affirmative vote of holders of fifty percent (50%) of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting as a single class, and the approval of the Charter Proposal requires the affirmative vote of holders of (i) at least a majority of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting as a single class, (ii) at least a majority of the issued and outstanding shares of Clover Leaf Class A Common Stock as of the Record Date, voting as a separate class and (iii) at least a majority of the issued and outstanding shares of Clover Leaf Class B Common Stock as of the Record Date, voting as a separate class. Accordingly, a Clover Leaf stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, or an abstention (if a valid quorum is established for the meeting), will have the same effect as a vote “AGAINST” the NTA Proposal and the Charter Proposal. Approval of the Charter Proposal is a condition to the approval of the Business Combination.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of the Clover Leaf Common Stock that are voted at the Clover Leaf Meeting, voting together as a single class. Accordingly, a Clover Leaf stockholder’s failure to vote by proxy or to vote virtually in person at the Special Meeting on any of the Proposals (including by abstaining on each of the Proposals) will have no effect on the outcome of the Business Combination Proposal. However, if a Clover Leaf stockholder votes any shares by proxy or virtually in person at the Special Meeting on any of the other Proposals, the failure to vote such shares on the Business Combination Proposal (including by abstaining on the Business Combination Proposal) will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Assuming a quorum is present, the approval of the each of the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require a majority of the votes cast by the holders of the shares of Clover Leaf Common Stock represented in person online or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. A Clover Leaf stockholder’s failure to vote by proxy or to vote in person online at the Special Meeting will not be counted towards the number of shares of Clover Leaf Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal, the Incentive Plan Proposal, or the Adjournment Proposal. Assuming a quorum is present, an abstention on the Advisory Charter Proposals, the Nasdaq Proposal, or the Incentive Plan Proposal will have no effect on the outcome of the vote on such Proposal. An abstention will be deemed present and count towards the establishment of a quorum.

If the Business Combination Proposal is not approved, the other Required Proposals will not be presented to the Clover Leaf stockholders for a vote, although the Adjournment Proposal may be presented. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Clover Leaf stockholders. The approval of the Business Combination Proposal and the other Required Proposals are preconditions to the consummation of the Business Combination.

In accordance with the Insider Letter entered into concurrently with the IPO, all of the shares of Clover Leaf Common Stock owned by the Insiders, equal to 68.3% of the issued and outstanding shares of Clover Leaf Common Stock, will be voted in favor of each of the Proposals. Accordingly, Clover Leaf will receive sufficient votes to approve the Business Combination and the Required Proposals regardless of how any other Clover Leaf Public Stockholder votes its shares.

Q:     What constitutes a quorum at the Special Meeting?

A:     A quorum will be present at the Special Meeting if a majority of the shares of Clover Leaf Common Stock issued and outstanding and entitled to vote at the Special Meeting is represented in person online or by proxy at the Special Meeting, except that the presence, in person online or by proxy, of the holders of both (i) a majority of the outstanding shares of Clover Leaf Class A Common Stock entitled to vote at the Special Meeting, and (ii) a majority of the outstanding shares of Clover Leaf Class B Common Stock entitled to vote at the Special Meeting is also required for a quorum to be present with respect to the Charter Proposal. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date, [•] shares of Clover Leaf Common Stock would be required to achieve a quorum.

Q:     May the Sponsor or Clover Leaf’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, or Clover Leaf’s directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Clover Leaf’s Sponsor or the other members of the Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Clover Leaf’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor or any other member of the Sponsor or Clover Leaf’s directors, officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be transacted at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:     How will the Sponsor and the directors and officers of Clover Leaf vote?

A:     The Insiders each entered into the Insider Letter, pursuant to which they have agreed to vote their Clover Leaf Sponsor Shares and any Public Shares purchased during or after Clover Leaf’s IPO (including in open market and privately negotiated transactions) in favor of the Business Combination, including each of the Proposals. Accordingly, because of the Insider Letter, it is more likely that the necessary stockholder approval for the Proposals will be received.

Q:     What interests do Kustom Entertainment’s current officers and directors have in the Business Combination?

A:     Please see the sections entitled “Risk Factors” and “The Business Combination Proposal (Proposal 2) — Interests of Kustom Entertainment’s Directors and Officers in the Business Combination” and “Management After the Business Combination — Executive Officers and Directors After the Business Combination” and “Executive Compensation of Kustom Entertainment — Executive Compensation After the Business Combination” and “Director Compensation — Director Compensation After the Business Combination” and “The Charter Proposal (Proposal 3)” of this proxy statement/prospectus for a further discussion of these interests.

Q:     What happens if I sell my shares of Clover Leaf Class A Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of Clover Leaf Class A Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of Clover Leaf Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination and exercise their redemption right?

A:     Clover Leaf stockholders who vote in favor of the Business Combination may nevertheless also exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. Nonetheless, unless the NTA Proposal is approved, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets condition required in the Current Charter of Clover Leaf having $5,000,001 in net tangible assets immediately prior to or upon consummation of the Business Combination. In addition, with fewer Public Shares and public stockholders, the trading market for the Combined Company’s stock may be less liquid than the market for Clover Leaf Common Stock was prior to consummation of the Business Combination and Combined Company may not be able to meet the listing standards of the Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into Kustom Entertainment’s business will be reduced. As a result, the proceeds will be greater in the event that no public stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account as opposed to the scenario in which Clover Leaf’s public stockholders exercise the maximum allowed redemption rights.

Q:     What happens if I vote against any of the Required Proposals (consisting of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal)?

A:     If any of the Required Proposals are not approved, the Business Combination is not consummated and Clover Leaf does not otherwise consummate an alternative business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), pursuant to the Current Charter, Clover Leaf will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public stockholders, unless Clover Leaf seeks and obtains the consent of its stockholders to amend the Current Charter to extend the date by which it must consummate its initial business combination (an “Extension”), in which event, Clover Leaf’s public stockholders will be entitled to redemption rights in accordance with the Current Charter. If Clover Leaf’s initial business combination is not consummated by January 22, 2024 and no additional Extension is obtained, then Clover Leaf’s existence will terminate, and Clover Leaf will distribute amounts in the Trust Account as provided in Clover Leaf’s Current Charter.

Q:     Do I have redemption rights in connection with the Business Combination?

A:     Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. In connection with the special meetings of stockholders of Clover Leaf held on October 19, 2022 and July 19, 2023, stockholders holding approximately 12,204,072 shares and 376,002 shares of Clover Leaf Class A common stock, respectively, exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a per share redemption price of approximately $10.29 and $11.20, respectively. As of [•], 2023, based on funds in the Trust Account of approximately $[•] as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Clover Leaf Class A Common Stock was approximately $[•] per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Clover Leaf Class A Common Stock for cash and will only have equity interests in the Combined Company pursuant to the exercise of its Public Rights, to the extent it still holds Public Rights. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Clover Leaf’s transfer agent prior to the Special Meeting. See the section titled “The Special Meeting — Redemption Rights” for the procedures to be followed if you wish to elect to have Clover Leaf redeem your shares for cash.

Q:     Will my vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you attend or vote your shares of Clover Leaf Common Stock at the Special Meeting, and regardless of how you vote your shares. As a result, the Merger Agreement and the Required Proposals can be approved by stockholders who will elect to have their shares redeemed and who will no longer remain stockholders, leaving stockholders who choose not to elect to have their shares redeemed holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability of the Combined Company to meet the listing standards of Nasdaq.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on [•], 2023 (two (2) business days before the date of the Special Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, that Clover Leaf redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Clover Leaf’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Clover Leaf Common Stock. A holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the Public Shares, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Clover Leaf’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Clover Leaf does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Clover Leaf’s consent, until the consummation of the Business Combination, or such other date as determined by the Clover Leaf Board. If you delivered your shares for redemption to Clover Leaf’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Clover Leaf’s transfer agent return the shares (physically or electronically). You may make such request by contacting Clover Leaf’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     The U.S. federal income tax consequences to holders of Clover Leaf Class A Common Stock who elect to exercise their rights to receive cash from the Clover Leaf Trust Account will depend on the holder’s particular facts and circumstances and, specifically, on whether the redemption qualifies as a sale or exchange of such Clover Leaf Class A Common Stock under Section 302 of the Code. If the redemption does not qualify as a sale or exchange of such shares, it will be treated as a corporate distribution on such shares. A redemption of shares of Clover Leaf Class A Common Stock generally will be treated as a sale or exchange of such shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder,

(ii) results in a “complete termination” of the holder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to such holder; these tests are explained more fully below in the section entitled “The Business Combination Proposal (Proposal 2) — U.S. Federal Income Tax Considerations.”

If the redemption is treated as a sale or exchange of shares of Clover Leaf Class A Common Stock, U.S. holders (as defined below under the section entitled “The Business Combination Proposal (Proposal 2) — U.S. Federal Income Tax Considerations”) generally will be required to recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Clover Leaf Class A Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. Non-U.S. holders (as defined below under the section entitled “The Business Combination Proposal (Proposal 2) — U.S. Federal Income Tax Considerations”) generally will not be subject to U.S. federal income tax if the redemption is treated as a sale or exchange of shares of Clover Leaf Class A Common Stock, subject to certain important exceptions as described below under the sections entitled “The Business Combination Proposal (Proposal 2) — U.S. Federal Income Tax Considerations — Non. U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Clover Leaf Class A Common Stock” and “The Business Combination Proposal (Proposal 2) — U.S. Federal Income Tax Considerations — Non. U.S. Holders — Taxation of Distributions”.

If the redemption is treated as a distribution on shares of Clover Leaf Class A Common Stock, such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits. For the treatment of any remaining excess, see “The Business Combination Proposal (Proposal 2) — U.S. Federal Income Tax Considerations — U.S. Holders — Taxation of Distributions.” Non-U.S. holders generally are subject to a 30% withholding tax on dividend payments (subject to reduction by an applicable income tax treaty). Because it will not be clear whether redemption proceeds will be treated as a dividend for various reasons, we or the applicable withholding agent may withhold tax on the entire amount of any redemption proceeds paid to a Non-U.S. holder at the 30% rate (subject to reduction by an applicable income tax treaty).

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:     No. Holders of outstanding Units must separate the underlying Public Shares and Public Rights prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares, and Public Rights. This must be completed far enough in advance to permit the mailing of the stock certificates for the Public Shares back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using The Depository Trust Company’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Public Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     Clover Leaf stockholders do not have appraisal rights under the DGCL in connection with the Business Combination.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     After completion of the Business Combination, if consummated, the funds held in the Trust Account will be used to pay holders of the Public Shares who properly exercise their redemption rights and, after paying the Redemptions, a portion is expected to be used to pay transaction expenses incurred by Clover Leaf and Kustom Entertainment (estimated, as of September 30, 2023, for purposes of the inclusion of such estimate in the information contained in the section of this proxy statement/prospectus titled “Unaudited Pro Forma Condensed Combined Financial Information,’’ to be (i) $2,325,000 (excluding deferred underwriting commissions), which estimate is subject to adjustment and may be different than the actual aggregate transaction expenses incurred and unpaid by Clover Leaf and Kustom Entertainment as of and through the Closing Date, plus (ii) deferred underwriting commissions of $[•] to the IPO Underwriter (a portion of which amount the IPO Underwriter and Clover Leaf have agreed may be allocated following Closing to satisfy of a portion of the fees payable to Maxim pursuant to the Maxim Engagement Letter) and (iii) for working capital and general corporate purposes of Kustom Entertainment (with the exact purposes or uses of any proceeds to Kustom Entertainment from the Business Combination to be determined by Kustom Entertainment depending on various factors which include, but are not limited to, the actual amount of any proceeds to Kustom Entertainment from the Business Combination, and together with other sources of capital or financing that may be available to the Combined Company at a given time, together with Kustom Entertainment’s business plans and capital requirements, as such plans and requirements change and develop over time). In connection with the special meetings of stockholders of Clover Leaf held on October 19, 2022 and July 19, 2023, stockholders holding approximately 12,204,072 shares and 376,002 shares of Clover Leaf Class A common stock, respectively, exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a per share redemption price of approximately $10.29 and $11.20, respectively. As of [•], 2023, based on funds in the Trust Account of approximately $[•] as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of public shares of Clover Leaf Class A Common Stock was approximately $[•] per share.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal (Proposal 2) — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Clover Leaf is unable to complete the Business Combination or another initial business combination transaction by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), the Current Charter provides that Clover Leaf will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to (A) the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us in connection with Permitted Withdrawals, divided by (B) the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Clover Leaf’s remaining stockholders and Clover Leaf Board, dissolve and liquidate, subject in each case to Clover Leaf’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Clover Leaf expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Clover Leaf’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. The Insiders have waived any right to any liquidation distribution from the Trust Account with respect to Clover Leaf Sponsor Shares.

In the event of liquidation, there will be no liquidating distributions with respect to Clover Leaf’s outstanding Rights. Accordingly, the Rights will expire worthless, in that scenario.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place (i) as promptly as practicable, but in no event later than the second business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal (Proposal 2) — Conditions to the Closing” or (ii) on such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by Clover Leaf and/or Kustom Entertainment if the Closing has not occurred by January 22, 2024, or before January 22, 2024 if such date is mutually determined by Clover Leaf and Kustom Entertainment (the “Outside Date”).

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal (Proposal 2).”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then submit a proxy to vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, submit your voting instructions on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a stockholder of record of Clover Leaf as of [•], 2023, the Record Date, you may submit your proxy before the Special Meeting in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Stockholders who choose to participate in the Special Meeting can vote their shares electronically during the meeting via live audio webcast by visiting [•]. You will need the control number that is printed on your proxy card to enter the Special Meeting. Clover Leaf recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, Clover Leaf will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the NTA Proposal and the Charter Proposal. If a Clover Leaf stockholder abstains on the Business Combination Proposal, but votes on one or more of the other Proposals brought before the Special Meeting, such abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal. However, if a Clover Leaf stockholder abstains on the Business Combination Proposal with respect to any shares, and abstains (or otherwise refrains from voting) with respect to such shares on each of the other Proposals, such abstention on the Business Combination Proposal will have no effect on the outcome of the Business Combination Proposal. Assuming a quorum is present, abstentions will have no effect on the other Proposals.

Each of the Advisory Charter Proposal, Incentive Plan Proposal, and Business Combination Proposal is non-discretionary and, as a result, Clover Leaf does not expect there to be any broker non-votes for these proposals at the Special Meeting. If you are a beneficial owner of shares held though a bank, broker or other nominee and fail to provide voting instructions with respect to the shares or obtain a proxy to vote the shares at the Special

Meeting from the record holder, such shares will not be counted as present for the purposes of establishing a quorum and, assuming a quorum is present, your failure to do so will have no effect on the outcome of any of such Proposals (other than the NTA Proposal and the Charter Proposal, for which such failure will have the same effect as a vote “AGAINST” these Proposals). Clover Leaf expects that the Adjournment Proposal will be treated as a routine matter, which means that your broker or other nominee will have discretionary authority to vote your shares held in street name on this matter. Accordingly, if you do not instruct your broker or nominee to vote your shares, the broker or other nominee may either (a) vote your shares on routine matters, or (b) leave your shares unvoted altogether. If the proposals are treated as routine matters as expected, broker non-votes should not occur with respect to these matters in connection with the Special Meeting.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Clover Leaf without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxy holders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to attend the Special Meeting virtually in person, should I return my proxy card instead?

A:     Yes. Whether or not you plan to attend the Special Meeting, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Each of the Advisory Charter Proposal, Incentive Plan Proposal, and Business Combination Proposal is non-discretionary. Clover Leaf believes the Proposals presented to the stockholders will be considered non-routine and therefore your broker, bank or nominee cannot vote your shares without your instruction on any of the Proposals presented at the Special Meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, Clover Leaf expects that the Adjournment Proposal will be treated as a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. If you are a holder of record of Clover Leaf Common Stock as of the close of business on the Record Date, and submit a proxy by mail or otherwise, you can change your vote or revoke your proxy before it is voted at the Special Meeting by sending a later-dated, signed proxy card to Clover Leaf’s secretary at the address listed below so that it is received by Clover Leaf’s secretary prior to the Special Meeting or attend the Special Meeting in person online and vote (although attending the Special Meeting will not, by itself, revoke a proxy). You also may revoke your proxy by sending a notice of revocation to Clover Leaf’s secretary, which must be received by Clover Leaf’s secretary prior to the Special Meeting. If you are a beneficial owner of Clover Leaf Common Stock as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Clover Leaf will pay the cost of soliciting proxies for the Special Meeting. Clover Leaf has engaged [•], which we refer to as “[•],” to assist in the solicitation of proxies for the Special Meeting. Clover Leaf has agreed to pay [•] a fee of $[•], plus disbursements of its expenses in connection with the services relating to the Special Meeting. Clover Leaf will reimburse [•] for reasonable out-of-pocket expenses and will indemnify [•] and its affiliates against certain claims, liabilities, losses, damages and expenses. Clover Leaf will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Clover Leaf Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Clover Leaf Common Stock and in obtaining voting instructions from those owners. Clover Leaf’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person online. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

[•]

To obtain timely delivery, Clover Leaf stockholders must request the materials no later than [•], 2023.

You may also obtain additional information about Clover Leaf from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Clover Leaf’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers about the Proposals,” highlights certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information” of this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references in this summary to “Company” or “Clover Leaf” refer to Clover Leaf Capital Corp. and references to “Kustom Entertainment” refer to Kustom Entertainment, Inc. prior to the Business Combination. Reference to the “Combined Company” refer to Clover Leaf (which will be renamed Kustom Entertainment, Inc. after the Business Combination, and which will include Kustom Entertainment and any other director or indirect subsidiaries of Kustom Entertainment, to the extent applicable) after giving effect to the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by Clover Leaf’s public stockholders.

Parties to the Business Combination

Clover Leaf Capital Corp.

Clover Leaf is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Clover Leaf Common Stock, Units and Public Rights are currently listed on Nasdaq under the symbols “CLOE,” “CLOEU” and “CLOER,” respectively. The mailing address of Clover Leaf’s principal executive office is 1450 Brickell Avenue, Suite 1420 Miami, FL 33131 and its telephone number is (305) 577-0031.

Purchaser Representative

Yntegra Capital Investments, LLC, a Delaware limited liability company and Clover Leaf’s sponsor, is serving as the “Purchaser Representative” under the Merger Agreement, and in such capacity will represent the interests of Clover Leaf’s stockholders after the Closing (other than Digital Ally immediately prior to the Effective Time and their successors and assigns) with respect to certain matters under the Merger Agreement.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Clover Leaf, incorporated in Delaware on February 16, 2023 solely for the purpose of consummating the Business Combination. Merger Sub owns no material assets and does not operate any business.

Kustom Entertainment, Inc.

Kustom Entertainment, Inc. is a Nevada corporation with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies. The mailing address of Kustom Entertainment’s principal executive office is 14001 Marshall Drive Lenexa, KS 66215. For more information about Kustom Entertainment, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kustom Entertainment” and “Information Related to Kustom Entertainment.”

Proposals to be Voted on by Clover Leaf Stockholders

The NTA Proposal (Proposal 1)

As discussed elsewhere in this proxy statement/prospectus, assuming the Business Combination Proposal is approved, Clover Leaf is asking its stockholders to approve the NTA Proposal to effect the NTA Amendments, which shall be effective, if approved and adopted and implemented by Clover Leaf, prior to the consummation of the proposed Business Combination, to remove the limitation on share redemptions which would preclude Clover Leaf from consummating the Business Combination if stockholder redemptions would cause Clover Leaf’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

We encourage stockholders to carefully consider the information set forth below under “Proposal No. 1 — The NTA Proposal.”

The Business Combination Proposal (Proposal 2)

Clover Leaf, Merger Sub, the Purchaser Representative, Kustom Entertainment and Digital Ally have agreed to the Business Combination under the terms of the Merger Agreement, dated as of June 1, 2023. This agreement, as it may be amended or supplemented from time to time, is referred to in this proxy statement/prospectus as the “Merger Agreement.” Pursuant to the terms and subject to the conditions of the Merger Agreement, at the Effective Time, among other things:

(a)     Merger Sub will merge with and into Kustom Entertainment, with Kustom Entertainment being the surviving company following the Merger and continuing in existence as a wholly owned subsidiary of Clover Leaf;

(b)    Each share of Kustom Entertainment Common Stock, other than shares held by Digital Ally, will be cancelled and converted into the right to receive a number of shares of Class A Common Stock, par value $0.0001 per share, of the Combined Company (“Class A Common Stock”) equal to the Merger Consideration divided by a per share value of $11.14.

Lock-Up Agreement

Simultaneously with the execution and delivery of the Merger Agreement, Digital Ally entered into a Lock-Up Agreement with Clover Leaf and the Purchaser Representative (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, Digital Ally agreed not to, during the period commencing from the Closing and ending on the six (6) month anniversary of the Closing (subject to early release if the closing price of Clover Leaf’s common stock equals or exceeds $12.00 per share for any 20 out of 30 trading days commencing after the Closing and also subject to early release if Clover Leaf consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Clover Leaf Stockholders having the right to exchange their equity holdings in Clover Leaf for cash, securities or other property): (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). Eighty-five percent (85%) of the shares of Clover Leaf Class A Common Stock to be received by Digital Ally as Merger Consideration will be subject to the terms of the Lock-Up Agreement.

Sponsor Forfeiture Letter

Simultaneously with the execution and delivery of the Merger Agreement, Sponsor, Clover Leaf and the Chief Executive Officer of Kustom Entertainment, entered into a letter agreement (the “Sponsor Forfeiture Letter”) pursuant to which the Sponsor agreed to forfeit up to 345,780 shares of Clover Leaf Class A Common Stock and transfer to the Chief Executive Officer of the Company up to 518,672 Clover Leaf Sponsor Shares (the “Earnout Shares”) (such shares of Clover Leaf Class A Common Stock having been converted from shares of Clover Leaf Class B Common Stock), subject to the earnout provisions contained therein pertaining to the revenue of the Company for the fiscal years of 2023 and 2024, contingent and effective upon the Closing. If the revenue of the business for either of the fiscal years 2023 and 2024 of Clover Leaf (the “Earn-Out Period”) achieves certain benchmarks in the applicable fiscal year, 172,890 of the Sponsor’s Earnout Shares shall no longer be subject to forfeiture and the Sponsor shall transfer to the Chief Executive Officer of Kustom Entertainment 259,336 Earnout Shares (the “Earn-Out Payment”); provided, however, that in the event the benchmark revenue is not achieved on or before the end of the applicable fiscal year, then the Earn-Out Payment for such fiscal year shall be zero, and the Sponsor shall, effective immediately, surrender for cancellation and retirement by Clover Leaf such amount of Earnout Shares. The

Sponsor agreed to forfeit up to an additional 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing) (the “Adjustment Shares”), with the percentage of Adjustment Shares to be forfeited to be equal to the percentage of the Clover Leaf Common Stock redeemed by the public stockholders of Clover Leaf in connection with the Redemption.

Organizational Structure

The diagram below depicts a simplified version of the current organizational structure of Kustom Entertainment.

[•]

The diagram below depicts a simplified version of the Combined Company’s organizational structure immediately following the completion of the Business Combination (including expected economic ownership and voting power percentages, and assuming no redemptions by Clover Leaf’s public stockholders).

[•]

The Charter Proposal (Proposal 3)

Clover Leaf stockholders will be asked to approve and adopt, subject to and conditional on (but with immediate effect therefrom) approval of each of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal and the consummation of the Business Combination, an amendment and restatement of the Current Charter, as set out in the Proposed Charter appended to this proxy statement/prospectus as Annex B. The Proposed Charter, which will be effective as of the Closing, will, among other things:

(a)     Change the name of Clover Leaf to “Kustom Entertainment, Inc.”;

(b)    Increase the authorized shares of capital stock of the Combined Company to [•] shares of capital stock, consisting of (i) [•] shares of Class A Common Stock and (ii) [•] shares of preferred stock;

(c)     Provide that holders of Class A Common Stock will be entitled to one vote per share of Class A Common Stock;

(d)    Approve the removal of certain blank check provisions that will no longer be necessary or will be inoperative upon consummation of the Business Combination.

A summary of these provisions is set forth in the “Charter Proposal (Proposal 3)” section of this proxy statement/prospectus and a copy of these provisions is attached hereto as Annex B. You are encouraged to read them in their entirety.

Advisory Charter Proposals (Proposals 4 — 6)

Assuming the Business Combination Proposal and other Required Proposals are approved, Clover Leaf stockholders are also being asked to approve, on a non-binding advisory basis, the Advisory Charter Proposals in connection with the amendment and restatement of the Current Charter as set forth in the Proposed Charter under the DGCL. In accordance with SEC guidance, this Proposal is being presented separately and will be voted upon on a non-binding advisory basis and is being presented as four separate sub-proposals.

A summary of these provisions is set forth in the “Advisory Charter Proposals (Proposals 4 — 6)” section of this proxy statement/prospectus and a copy of these provisions is attached hereto as Annex B. You are encouraged to read them in their entirety.

The Incentive Plan Proposal (Proposal 7)

Clover Leaf is asking its stockholders to vote upon a Proposal to approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan. The Clover Leaf Board has adopted the Incentive Plan, subject to its approval by the Clover Leaf stockholders and contingent upon the Closing. If the Clover Leaf stockholders approve the Incentive Plan, it will become effective upon the Closing of the Business Combination.

The number of shares of Class A Common Stock available for issuance under the Incentive Plan shall be [•].

A summary of the Incentive Plan is set forth in the “The Incentive Plan Proposal (Proposal 7)” section of this proxy statement/prospectus and the form of the Incentive Plan is attached to this proxy statement/prospectus as Annex D. You are encouraged to read the Incentive Plan in its entirety.

The Nasdaq Proposal (Proposal 8)

Assuming the Business Combination Proposal and other Required Proposals are approved, Clover Leaf is proposing that its stockholders consider and approve a proposal, for purposes of complying with the applicable listing rules of the Nasdaq, authorizing the issuance of the shares of Class A Common Stock to be issued.

The Adjournment Proposal (Proposal 9)

Clover Leaf is proposing that its stockholders approve the adjournment of the Special Meeting to a later date or time, if necessary or appropriate as determined by the Clover Leaf Board, at the determination of the Clover Leaf Board.

The Special Meeting

Date, Time and Place of the Special Meeting

The Special Meeting will be held virtually at [•] a.m. Eastern time on [•], 2023 or at such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

Registering for the Special Meeting

As a registered Clover Leaf stockholder, you received a proxy card from Continental Stock Transfer & Trust Company. The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. Continental Stock Transfer & Trust Company’s support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting [•], 2023 at [•] a.m. Eastern Time. Enter the URL address [•] into your browser and enter your control number, name, and email address. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

A Clover Leaf stockholder that holds such stockholder’s shares in “street name,” which means such stockholder’s shares are held of record by a broker, bank or other nominee, may need to contact Continental Stock Transfer & Trust Company to receive a control number. If you plan to vote shares you hold in “street name” at the meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, Continental Stock Transfer & Trust Company will issue you a guest control number with proof of ownership. Either way, you must contact Continental Stock Transfer & Trust Company for specific instructions on how to receive the control number. They can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing [•] within the U.S. and Canada (toll-free), or [•] outside the U.S. and Canada (standard rates apply) when prompted enter the pin number [•]. This is listen-only and is being provided as a courtesy, and you will not be able to vote, be deemed present at the meeting or enter or ask questions during the meeting via telephone.

Purpose of the Special Meeting

At the Special Meeting, Clover Leaf is asking its stockholders to consider and vote upon:

•        The NTA Proposal.

•        The Business Combination Proposal. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

•        The Charter Proposal. The form of Proposed Charter to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex B.

•        The Advisory Charter Proposals.

•        The Incentive Plan Proposal. The form of the Incentive Plan to be used by the Combined Company from and after the Closing is attached to this proxy statement/prospectus as Annex D.

•        The Nasdaq Proposal.

•        The Adjournment Proposal, if presented at the Special Meeting.

Voting Power and Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you own shares of Clover Leaf Common Stock at the close of business on [•], 2023, which is the Record Date. You are entitled to one vote for each share of Clover Leaf Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [•] shares of Clover Leaf Common Stock outstanding, of which [•] are Public Shares and 3,457,807 are Clover Leaf Sponsor Shares and the one remaining Class B share that the Sponsor owns.

Vote of the Sponsor, Directors and Officers

In connection with the IPO, Clover Leaf entered into an agreement with the Insiders pursuant to which they agreed to vote any shares of Clover Leaf Common Stock owned by them in favor of the Business Combination Proposal and for all other Proposals presented at the Special Meeting. This agreement applies to each Insider as it relates to the Clover Leaf Sponsor Shares owned by them and the requirement to vote such shares in favor of the Business Combination Proposal and for all other Proposals presented to Clover Leaf stockholders in this proxy statement/prospectus. Nevertheless, we will need approval of holders of a majority of the outstanding shares of Clover Leaf Class A Common Stock as of the Record Date, as well as the holders of at least a majority of the Clover Leaf Class B Common Stock, in each case voting as a separate class, to be voted in favor of the Charter Proposal in order to have the Business Combination approved.

Clover Leaf’s Insiders have waived any redemption rights, including with respect to shares of Clover Leaf Class A Common Stock issued or purchased in the IPO or in the aftermarket, in connection with Business Combination. No consideration was provided in exchange for the Insiders’ waiver of their redemption rights. The Clover Leaf Sponsor Shares held by the Insiders have no redemption rights upon Clover Leaf’s liquidation and will be worthless if no business combination is effected by Clover Leaf by January 22, 2024 (as such deadline may be extended by amendment to Clover Leaf’s organizational documents). If Clover Leaf’s initial business combination is not consummated by January 22, 2024, then Clover Leaf’s existence will terminate, and Clover Leaf will distribute amounts in the Trust Account as provided in Clover Leaf’s Current Charter.

Quorum and Required Vote for Stockholder Proposals

A quorum of Clover Leaf stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of Clover Leaf Common Stock issued and outstanding and entitled to vote at the Special Meeting is represented in person online or by proxy at the Clover Leaf Special

Meeting, except that the presence, in person online or by proxy, of the holders of both (i) a majority of the outstanding shares of Clover Leaf Class A Common Stock entitled to vote at the Special Meeting, and (ii) a majority of the outstanding shares of Clover Leaf Class B Common Stock entitled to vote at the Special Meeting is also required for a quorum to be present with respect to the Charter Proposal. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the NTA Proposal requires the affirmative vote of holders of fifty percent (50%) of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting as a single class, and the approval of the Charter Proposal requires the affirmative vote of holders of (i) at least a majority of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting together as a single class, (ii) at least a majority of the issued and outstanding shares of Clover Leaf Class A Common Stock as of the Record Date, voting as a separate class and (iii) at least a majority of the issued and outstanding shares of Clover Leaf Class B Common Stock as of the Record Date, voting as a separate class. Accordingly, a Clover Leaf stockholder’s failure to vote by proxy or to vote in person online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the NTA Proposal and the Charter Proposal.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of the Common Stock that are voted at the Clover Leaf Meeting, voting together as a single class. Accordingly, a Clover Leaf stockholder’s failure to vote by proxy or to vote virtually in person at the Special Meeting on any of the Proposals (including by abstaining on each of the Proposals) have no effect on the outcome of the Business Combination Proposal. However, if a Clover Leaf stockholder votes any shares by proxy or virtually in person at the Special Meeting on any of the other Proposals, the failure to vote such shares on the Business Combination Proposal (including by abstaining on the Business Combination Proposal) will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Assuming a quorum is present, the approval of the each of the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require a majority of the votes cast by the holders of the shares of Clover Leaf Common Stock represented in person online or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. A Clover Leaf stockholder’s failure to vote by proxy or to vote in person online at the Special Meeting will not be counted towards the number of shares of Clover Leaf Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal, the Incentive Plan Proposal, or the Adjournment Proposal. Assuming a quorum is present, an abstention on the Advisory Charter Proposals, the Nasdaq Proposal, or the Incentive Plan Proposal will have no effect on the outcome of the vote on such Proposal. An abstention will be deemed present and count towards the establishment of a quorum.

The Required Proposals and the NTA Proposal are each conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the other Required Proposals (which do not include the NTA Proposal, the Advisory Charter Proposals or the Adjournment Proposal). Unless the Business Combination Proposal is approved, the remaining Required Proposals will not be presented to the stockholders of Clover Leaf at the Special Meeting. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Clover Leaf stockholders. The Adjournment Proposal is not conditioned on any other proposal. It is important for you to note that in the event the Required Proposals (consisting of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal) do not receive the requisite vote for approval, then Clover Leaf will not consummate the Business Combination. If Clover Leaf does not consummate the Business Combination and fails to complete an initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its public stockholders.

In accordance with the Insider Letter entered into concurrently with the IPO, all of the shares of Clover Leaf Common Stock owned by the Insiders, equal to 68.3% of the issued and outstanding shares of Clover Leaf Common Stock, will be voted in favor of each of the Proposals. Accordingly, assuming that a quorum is achieved at the Special Meeting and the Insiders votes their shares at the Special Meeting in accordance with the requirements of the Insider Letter, the Business Combination and other Proposals can be approved at the Special Meeting even if some or all of Clover Leaf’s public stockholders do not approve the Business Combination or the other Proposals.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “The Special Meeting — Quorum and Required Vote for Proposals.”

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged [•] to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person online (which will have the effect of revoking any prior proxy given before the Special Meeting). A stockholder may also change its vote by submitting a later-dated proxy or written revocation, as described in the section titled “The Special Meeting — Revoking Your Proxy.”

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Permitted Withdrawals, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made in accordance with the procedures reflected in this proxy statement/prospectus and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to with the Company as Permitted Withdrawals). For illustrative purposes, based on funds in the Trust Account of approximately $[•] on [•], 2023, the estimated per share redemption price would have been approximately $[•]. A public stockholder, together with any of such stockholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of Exchange Act) will be restricted from redeeming in the aggregate such stockholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of Clover Leaf Common Stock included in the units of Clover Leaf sold in the IPO (including overallotment securities sold to Clover Leaf’s underwriters after the IPO).

In order to exercise your redemption rights, you must:

•        prior to 5:00 p.m. Eastern time on [•], 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Clover Leaf’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Clover Leaf Common Stock; and

•        deliver your Public Shares either physically or electronically through DTC to Clover Leaf’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Clover Leaf’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Clover Leaf does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Clover Leaf’s consent, until the consummation of to the Business Combination, or such other date as determined by the Clover Leaf Board. If you delivered your shares for redemption to Clover Leaf’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Clover Leaf’s transfer agent return the shares (physically or electronically). You may make such a request by contacting Clover Leaf’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Clover Leaf Common Stock as they may receive higher proceeds from the sale of their shares of Clover Leaf Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Clover Leaf Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Clover Leaf Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Clover Leaf Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and Clover Leaf otherwise does not consummate an initial business combination by January 22, 2024 (as such deadline may be extended by amendment to Clover Leaf’s organizational documents), Clover Leaf will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public stockholders and the Rights will expire worthless.

Appraisal Rights

Clover Leaf stockholders do not have appraisal rights in connection with the Business Combination or the other proposals under the DGCL.

Interests of Clover Leaf’s Sponsor, Directors, Officers and Advisors in the Business Combination

When you consider the recommendation of the Clover Leaf Board to vote in favor of approval of the Proposals, you should keep in mind that Clover Leaf’s directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder and may be incentivized to complete a business combination that is less favorable to stockholders rather than liquidating Clover Leaf. These interests include, among other things, the fact that:

•        [•] will be Clover Leaf’s designee to the Combined Company Board upon the effectiveness of the Merger. As a director, in the future [•] may receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors;

•        unless Clover Leaf consummates an initial business combination, it is possible that Clover Leaf’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (as of November 30, 2023, Clover Leaf’s officers and directors have not incurred any out-of-pocket expenses exceeding funds available to Clover Leaf for reimbursement thereof).

•        as a condition to the IPO, pursuant to the Insider Letter, the Clover Leaf Sponsor Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Insiders’ Clover Leaf Sponsor Shares are not transferable or salable until the earlier of (A) six months after the completion of our initial business combination or (B) subsequent to our initial business combination, if (x) the closing price of the Clover Leaf Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination, or (y) Clover Leaf completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Clover Leaf’s stockholders having the right to exchange their shares of Clover Leaf Common Stock for cash, securities or other property. In this regard, while the Clover Leaf Sponsor Shares are not the same as the Clover Leaf Class A Common Stock, are subject to certain restrictions that are not applicable to the Clover Leaf Class A Common Stock, and may become worthless if Clover Leaf does not complete a business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders);

•        the Sponsor purchased an aggregate of 571,859 Sponsor Private Placement Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Private Placement Units were purchased at an aggregate purchase price of $5,718,590, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on November 30, 2023 which was $11.44, the Sponsor Private Placement Units would have an aggregate value of approximately $6,542,067 as of the same date;

•        as a condition to the IPO, pursuant to the Insider Letter, the Insiders have agreed that the Sponsor Private Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Clover Leaf has completed a business combination;

•        the Sponsor can earn a positive rate of return on its investment even if other Clover Leaf stockholders experience a negative rate of return in the Combined Company. The Sponsor paid $25,000 to purchase 3,457,807 shares of Clover Leaf Class B Common Stock. These securities will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Class A Common Stock on November 30, 2023, which was $11.63, the Clover Leaf Sponsor Shares would have an aggregate value of approximately $40,214,307 as of the same date. If Clover Leaf does not consummate the Business Combination or another initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), and Clover Leaf is therefore required to be liquidated, the Clover Leaf Sponsor Shares would be worthless, as the Sponsor is not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.007 per share that the members of the Sponsor paid for the Clover Leaf Sponsor Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, members of the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Clover Leaf Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•        each Insider has agreed not to redeem any of its Clover Leaf Sponsor Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if Clover Leaf does not complete an initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), the proceeds from the sale of the Private Placement Units will be included in the liquidating distribution to Clover Leaf’s public stockholders and the Sponsor Private Placement Units will expire worthless;

•        the fact that the Sponsor holds promissory notes issued by Clover Leaf in connection with the Extension Notes. In connection with the 2023 Extension, Clover Leaf will cause up to $360,000 to be deposited into the trust account in installments of $60,000 per month, for each calendar month or portion thereof (commencing on July 22, 2023 and on the 22nd of each subsequent month) until January 22, 2024, that Clover Leaf needs to complete an initial business combination. As of November 30, 2023, an aggregate of $300,000 had been deposited into trust to support the Extension, and as of November 30, 2023, an aggregate principal amount of $3,517,015 was outstanding under the Extension Notes. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company, and $1,383,123 of the Extension Notes may be converted into Clover Leaf Units. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Clover Leaf may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Clover Leaf in order to provide working capital or finance transaction costs in connection with an initial business combination. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent units at a price of $10.00 per unit, at the option of the lender. Such units would be identical to the Private Placement Units. In the event an initial business combination is consummated, the working capital loans may be repaid out of the proceeds of the Trust Account released to the post-combination company. In the event that the initial business combination does not close, Clover Leaf may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment;

•        if the Trust Account is liquidated, including in the event Clover Leaf is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Clover Leaf, if and to the extent any claims by a third party for services rendered or products sold to Clover Leaf, or a prospective target business with which Clover Leaf has entered into a written letter of intent, confidentiality or similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less Permitted Withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Clover Leaf’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

•        the fact that the Sponsor and Clover Leaf’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

In addition to the interests of the Clover Leaf Insiders in the Business Combination, Clover Leaf stockholders should be aware that the IPO Underwriter, Maxim may have financial interests that are different from, or in addition to, the interests of Clover Leaf stockholders, including:

•        the fact that the IPO Underwriter is entitled to deferred underwriting fees in the amount of $0.35 per Unit, or $4,840,930.50, pursuant to the Underwriting Agreement and such fees (a portion of which the IPO Underwriter and Clover Leaf have agreed may be allocated following Closing of the proposed Business Combination with Kustom Entertainment to satisfy of a portion of the fees payable to Maxim pursuant to the Maxim Engagement Letter) are payable only if Clover Leaf completes an initial business combination;

•        the fact that the IPO Underwriter purchased 103,734 Representative Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Representative Units were purchased at an aggregate purchase price of $1,037,340, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on [•], 2023 which was $[•], the Representative Units would have an aggregate value of approximately $[•] as of [•], 2023; and

•        the fact that Clover Leaf issued to the IPO Underwriter and/or its designees 138,312 Representative Shares upon consummation of the IPO and the subsequent partial exercise of the underwriter’s over-allotment option. These Representative Shares were valued at a price of $10.00 which was the sale price of the units sold in the IPO. The IPO Underwriter agreed not to transfer, assign or sell any such shares until the completion of Clover Leaf’s initial business combination. In addition, the IPO Underwriter agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of Clover Leaf’s initial business combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if Clover Leaf fails to complete an initial business combination. Based on the closing trading price of the Clover Leaf Class A Common Stock on [•], 2023 which was $[•], the Representative Shares would have an aggregate value of approximately $[•] as of [•], 2023.

These interests may have influenced Clover Leaf’s Board in making their recommendation that you vote in favor of the approval of the Business Combination. The members of the Clover Leaf Board were aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that Clover Leaf stockholders approve the proposals required to effect the Business Combination. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Current Charter did not impact Clover Leaf’s search for an acquisition target and Clover Leaf was not prevented from reviewing any opportunities as a result of such waiver. This was primarily because the targets companies with whom Clover Leaf engaged in negotiations for a potential business combination either had no relationship with any of the directors or officers of Clover Leaf or engaged in discussions with Clover Leaf under the supervision of a special committee which excludes any individuals that might have potential conflict of interest. The Clover Leaf Board determined that the overall benefits expected to be received by Clover Leaf and its stockholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Clover Leaf Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Clover Leaf with any other target business or businesses, (ii) these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of Combined Company’s stock.

Recommendation to Clover Leaf Stockholders

After careful consideration, the Clover Leaf Board determined unanimously that each of the Proposals is fair to and in the best interests of Clover Leaf and its stockholders. The Clover Leaf Board has approved and declared advisable and unanimously recommends that you vote or give instructions to vote “FOR” each of these Proposals.

For a description of various factors considered by the Clover Leaf Board in reaching its decision to recommend in favor of voting for each of the Proposals to be presented at the Special Meeting, see the section herein titled “Clover Leaf Board’s Reasons for the Approval of the Business Combination”.

Conditions to the Closing of the Business Combination

The obligations of Clover Leaf and Kustom Entertainment to complete the Closing are subject to various conditions, including the following mutual conditions of the parties unless waived:

•        receipt of the Clover Leaf Stockholder Approval;

•        receipt of Digital Ally’s written consent approving the Transactions;

•        expiration of any applicable waiting period under any antitrust laws;

•        receipt of requisite consents from governmental authorities to consummate the Transactions, and receipt of specified requisite consents from other third parties to consummate the Transactions;

•        the absence of any law or order that would prohibit the consummation of the Merger or other transactions contemplated by the Merger Agreement;

•        immediately prior to or upon the Closing, after giving effect to the completion of the Redemption, Clover Leaf having net tangible assets of at least $5,000,001 unless Clover Leaf otherwise is exempt from the provisions of Rule 419 promulgated under the Securities Act;

•        the members of the Post-Closing Board shall have been elected or appointed as of the Closing; and

•        the effectiveness of the Proxy Statement, and, if applicable, the registration statement shall have been declared effective by the SEC.

Unless waived by Clover Leaf, the obligations of Clover Leaf and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions, in addition to customary certificates and other closing deliverables:

•        the representations and warranties of the Company being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•        the Company having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•        absence of any Material Adverse Effect with respect to the Company, taken as a whole, since the date of the Merger Agreement which is continuing and uncured;

•        the Lock-Up Agreement (as described below) and a Non-Competition Agreement entered into by Digital Ally in favor of Clover Leaf and Kustom Entertainment, as well as certain new employment agreements with the Company executives, shall be in full force and effect in accordance with their terms as of the Closing; and

•        the Company shall own all of the issued and outstanding capital stock of TicketSmarter, Inc.

Unless waived by the Company, the obligations of the Company to consummate the Merger are subject to the satisfaction of the following additional conditions:

•        the representations and warranties of Clover Leaf and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•        Clover Leaf and Merger Sub each having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•        absence of any Material Adverse Effect with respect to Clover Leaf or Merger Sub, taken as a whole, since the date of the Merger Agreement which is continuing and uncured;

•        Clover Leaf shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act immediately prior to the Closing; and

•        the Clover Leaf common stock shall not have been suspended from trading as a result of a delisting from Nasdaq and shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

U.S. Federal Income Tax Consequences

The material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section titled “The Business Combination Proposal (Proposal 2) — U.S. Federal Income Tax Considerations” beginning on page 125, which contains a detailed discussion of the U.S. federal income tax consequences of the adoption of the Proposed Charter in connection with the Business Combination and the redemption of Clover Leaf Class A Common Stock for cash if you so elect if the Business Combination is completed. You should also consult your tax advisor for a complete analysis of the effect of the Business Combination on your federal, state and local and/or foreign taxes.

Risk Factors

In evaluating the Business Combination and the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section titled “Risk Factors” beginning on page 20 of this proxy statement/prospectus. Among these important risks are the following:

SUMMARY RISK FACTORS

In evaluating the Proposals to be presented at the Special Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Some of the risks related to Kustom Entertainment’s business are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” refer to Kustom Entertainment.

•        We have a limited operating history and we cannot offer any assurance as to our future financial results, and you should not rely on the historical financial data included in this proxy statement/prospectus as an indicator of our future financial performance.

•        Our business is dependent on the continued occurrence of large-scale sporting events, concerts and theater shows and any decrease in the number of such events may result in decreased demand for our services.

•        Our business depends on certain relationships, and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

•        Changes in Internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for our sites and ultimately, our business and results of operations.

•        We face intense competition in the ticketing industry, and we may not be able to maintain or increase our current revenue, which could adversely affect our business, financial condition and results of operations.

•        Our business is dependent on the willingness of artists, teams and promoters to continue to support the secondary ticket market and any decrease in such support may result in decreased demand for our services.

•        If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business will suffer.

•        The reputation and brand of our marketplace is important to our success, and if we are not able to maintain and enhance our brand, our business, financial condition and results of operation may be adversely affected.

•        Our success depends, in significant part, on concert, sporting and theater events and economic and other factors adversely affecting such events could have a material adverse effect on our business, financial condition and results of operations.

•        Our operations are seasonal and our results of operations vary from quarter to quarter and year over year, so our financial performance in certain financial quarters or years may not be indicative of, or comparable to, our financial performance in subsequent financial quarters or years.

•        We rely on the experience and expertise of our senior management team, key technical employees and other highly skilled personnel and the failure to retain, motivate or integrate any of these individuals could have an adverse effect on our business, financial condition or results of operations.

•        We face intense competition in our market, especially from larger, well-established companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

•        Our markets are subject to technological change and our success depends on our ability to develop and introduce new products.

•        Periods of rapid growth and expansion could place a significant strain on our resources, including our employee base, which could negatively impact our operating results.

•        If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

•        In evaluating our current business and future forecasts, our management may rely on the availability of all of the funds that we may receive from available sources including bridge financing, and we may require additional capital to support our business growth, and such capital may not be available.

SELECTED HISTORICAL FINANCIAL DATA OF CLOVER LEAF

The following tables present Clover Leaf’s selected historical financial information derived from Clover Leaf’s unaudited financial statements included elsewhere in this proxy statement/prospectus for the nine months ended September 30, 2023 and 2022 and Clover Leaf’s audited financial statements as of and for the years ended December 31, 2022 and as December 31, 2021.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Clover Leaf’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. Clover Leaf’s financial statements are prepared and presented in accordance with U.S. GAAP.

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022	Year Ended December 31, 2022	For the Period From February 25, 2021 (Inception) Through December 31, 2021
Income Statement Data:
Loss from operations	$(1,219,117)	$(1,037,688)	$(1,291,228)	$(851,777)
Net (loss) income	$(800,221)	$50,507	$60,237	$(834,087)
Weighted average Class A common stock outstanding	1,526,615	14,645,135	12,204,321	7,700,506
Basic and diluted net (loss) income per Class A common stock	$(0.14)	$0.00	$0.00	$(0.08)
Weighted average Class B common stock outstanding	4,271,712	3,457,807	3,457,807	3,189,105
Basic and diluted net (loss) income per Class B common stock outstanding	$(0.14)	$0.00	$0.00	$(0.08)
	September 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Investments held in the Trust Account	$14,317,173	$18,276,649	$140,404,628
Total assets	$14,539,112	$18,684,974	$141,366,538
Total liabilities	$9,038,166	$8,131,777	$5,286,398
Class A common stock subject to possible redemption	$14,453,415	$18,283,387	$140,386,985
Total stockholders’ deficit	$(8,952,469)	$(7,730,190)	$(4,306,845)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of Kustom Entertainment have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The historical financial statements of Clover Leaf have been prepared in accordance with U.S. GAAP in its functional and presentation currency of USD.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Clover Leaf Class A common stock:

•        Assuming No Additional Redemptions:    This presentation assumes that, after the redemptions of 12,204,072 shares of Class A common stock of Clover Leaf in October 2022 (the “October Redemptions”) and the redemptions of 376,002 shares of Class A common stock of Clover Leaf in July 2023 (the “July Redemptions”), no additional public stockholders of Clover Leaf exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:   This presentation assumes that, after the October Redemptions and July Redemptions, Clover Leaf public stockholders holding 748,544 shares of Clover Leaf Class A common stock will exercise their redemption rights for $8.7 million upon consummation of the Business Combination at a redemption price of approximately $11.62 per share. The maximum redemption amount reflects the maximum number of the Clover Leaf Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that the NTA proposal is passed by the Clover Leaf stockholders and that Clover Leaf’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. If the NTA Proposal is not approved or the amendment to Clover Leaf’s Existing Organizational Documents is not adopted prior to the Business Combination, then provisions of the Current Charter may limit the number of Public Shares that can be redeemed in connection with the Business Combination to such number of redemptions as would cause Clover Leaf’s net assets at Closing not to be less than $5,000,001.

The following table sets out share ownership of Kustom Entertainment on a pro forma basis assuming the no additional redemption scenario, the 50% redemption scenario and the maximum redemption scenario:

	No Additional Redemption Scenario	50% Redemption Scenario	Maximum Redemption Scenario
Kustom Entertainment stockholders	11,220,826	11,220,826	11,220,826
Clover Leaf public stockholders(2)	3,048,031	2,673,759	2,299,487
Sponsor’s Founders Shares(1)	4,496,813	4,496,813	4,496,813
Underwriter Shares(3)	825,633	825,633	825,633
Total	19,591,303	19,217,031	18,842,759

____________

(1)      Includes 864,452 Class B Founders Shares in reserve for Earnout Shares and 571,859 Private Rights converted to 71,482 shares of common stock upon consummation of the Business Combination.

(2)      Includes 14,375,000 Public Rights automatically converted to 1,796,875 shares of common stock upon consummation of the Business Combination and includes the redemption of 12,204,072 shares of Class A common stock redeemed in October 2022 and the 376,002 shares of Class A common stock redeemed in July 2023.

(3)      Includes 103,734 Private Rights automatically converted to 12,967 shares of common stock upon consummation of the Business Combination.

The following table sets out summary data derived from the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives effect to the Business Combination as if it had occurred on September 30, 2023. The summary unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022, gives effect to the Business Combination as if it had occurred on January 1, 2022.

	Pro Forma Combined
	No Additional Redemption Scenario	Maximum Redemption Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Nine Months Ended September 30, 2023
Net loss	$(5,384,788)	$(5,384,788)
Net loss per share – basic and diluted	$(0.27)	$(0.29)
Weighted average shares outstanding – basic and diluted	19,591,303	18,842,759
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2022
Net loss	$(9,061,544)	$(9,061,544)
Net loss per share – basic and diluted	$(0.46)	$(0.48)
Weighted average shares outstanding – basic and diluted	19,591,303	18,842,759
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2023
Total assets	$21,345,726	$12,648,247
Total liabilities	$9,869,390	$9,869,390
Total equity	$11,476,336	$2,778,857

SELECTED HISTORICAL FINANCIAL INFORMATION OF KUSTOM ENTERTAINMENT

The following tables summarize selected historical financial information of Kustom Entertainment. Selected historical financial information from the consolidated statements of operations, consolidated balance sheets, and consolidated statements of cash flows as of and for the nine-month periods ended September 30, 2023 and 2022 was derived from Kustom Entertainment’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. Selected historical financial information from the statements of operations, balance sheets, and statements of cash flows as of and for the year ended December 31, 2022 and for the periods from September 1, 2021 through December 31, 2021 and from January 1, 2021 through August 31, 2021 was derived from Kustom Entertainment’s audited financial statements included elsewhere in this proxy statement/prospectus.

Kustom Entertainment’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected historical financial information should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kustom Entertainment” and Kustom Entertainment’s financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The selected historical financial information included in this section is not intended to replace Kustom Entertainment’s financial statements and accompanying notes. As explained elsewhere in this proxy statement/prospectus, the selected historical financial information contained in this section relates to Kustom Entertainment, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Kustom Entertainment going forward. For further information regarding the estimated pro forma effect of the Business Combination, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022	Year Ended December 31, 2022	For the Period From September 1, 2021 Through December 31, 2021	For the Period From January 1, 2021 Through August 31, 2021
Income Statement Data:
(Loss) income from operations	$(4,404,341)	$(5,915,952)	$(7,369,241)	$235,432	$546,211
Net (loss) income	$(3,999,263)	$(5,944,538)	$(7,401,115)	$175,432	$647,944
Weighted average common stock outstanding	1,000	1,000	1,000	1,000	—
Basic and diluted net (loss) income per share of common stock	$(3,999.26)	$(5,944.54)	$(7,401.12)	$175.43	—
	September 30, 2023 (unaudited)	December 31, 2022	December 31, 2021
Balance Sheet Data:
Total assets	$12,356,308	$14,801,504	$15,677,301
Total liabilities	$9,642,887	$9,711,585	$4,395,994
Total shareholders’ equity	$2,713,421	$5,089,919	$11,281,307

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Clover Leaf will acquire all of the outstanding equity interests of Kustom Entertainment in the Business Combination, Clover Leaf will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Kustom Entertainment issuing shares for the net assets of Clover Leaf, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Kustom Entertainment. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2023 gives effect to the Business Combination and related transactions as if they had occurred on September 30, 2023. The summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2023 and for the year ended December 31, 2022 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2022, the beginning of the earliest period presented.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Clover Leaf and Kustom Entertainment for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-Business Combination company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-Business Combination company following the reverse recapitalization.

The unaudited pro forma combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Clover Leaf Public Shares:

•        Assuming No Additional Redemptions:    This presentation assumes that, after the October Redemptions and the July Redemptions, no additional public stockholders of Clover Leaf exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:  This presentation assumes that, after the October Redemptions and July Redemptions, Clover Leaf public stockholders holding 748,544 shares of Clover Leaf Class A common stock will exercise their redemption rights for $8.7 million upon consummation of the Business Combination at a redemption price of approximately $11.62 per share. The maximum redemption amount reflects the maximum number of the Clover Leaf Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that the NTA proposal is passed by the Clover Leaf stockholders and that Clover Leaf’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. If the NTA Proposal is not approved or the amendment to Clover Leaf’s Existing Organizational Documents is not adopted prior to the Business Combination, then provisions of the Current Charter may limit the number of Public Shares that can be redeemed in connection with the Business Combination to such number of redemptions as would cause Clover Leaf’s net assets at Closing not to be less than $5,000,001.

MARKET PRICE AND DIVIDEND INFORMATION

CLOVER LEAF

Holders

As of the Record Date, there were [•] holder of record of Units, [•] holder of record of shares of Clover Leaf Class A Common Stock and [•] holders of record of the Private Placement Units

Ticker Symbol and Market Price

Clover Leaf Units, Clover Leaf Class A Common Stock and the Public Rights are currently listed on the Nasdaq under the symbols “CLOEU,” “CLOE” and “CLOER,” respectively. The closing price of the Clover Leaf Units, Clover Leaf Class A Common Stock and the Public Rights on May 31 2023, the last trading day before announcement of the execution of the Merger Agreement, was $11.01, $11.17 and $0.1048 respectively. As of [•], 2023, the Record Date, the closing price for the Clover Leaf Units, Clover Leaf Class A Common Stock and the Public Rights was $[•], $[•] and $[•], respectively.

Dividend Policy

Clover Leaf has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination. It is not contemplated that the Combined Company will pay cash dividends for the foreseeable future.

Kustom Entertainment

Currently, there is no public market for Kustom Entertainment Common Stock or other Kustom Entertainment securities.

Dividend Policy of the Combined Company Following the Business Combination

The payment of cash dividends in the future will be dependent upon the Combined Company’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company Board.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, the Combined Company’s business, financial condition or results of operations. If any of the events described below occur, the Combined Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Combined Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Clover Leaf and Kustom Entertainment. Any reference in this “Risk Factors” section to the “surviving entity” shall mean the Combined Company.

Risks Related to the Business Combination and Clover Leaf

The ability of Clover Leaf stockholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow Clover Leaf to complete the Business Combination or optimize its capital structure.

If the NTA Proposal is not approved by the Clover Leaf stockholders, Clover Leaf may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to Clover Leaf. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until Clover Leaf liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the Current Charter. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time Clover Leaf’s stock may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Clover Leaf’s redemption until Clover Leaf liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Current Charter or you are able to sell your stock in the open market.

You may be unable to ascertain the merits or risks of Kustom Entertainment’s operations.

If the Business Combination is consummated, the Combined Company will be affected by numerous risks inherent in the lines of business that Kustom Entertainment expects to pursue. Although Clover Leaf’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Kustom Entertainment, Clover Leaf cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of Clover Leaf’s control. Clover Leaf also cannot assure you that an investment in Clover Leaf’s securities will not ultimately prove to be less favorable to investors in Clover Leaf than a direct investment, if an opportunity were available, in Kustom Entertainment. In addition, if Clover Leaf stockholders do not believe that the prospects for the Business Combination are promising, a greater number of stockholders may exercise their redemption rights, which may make it difficult for Clover Leaf to consummate the Business Combination.

There is no assurance that Clover Leaf’s diligence will reveal all material risks that may be present with regard to Kustom Entertainment. Subsequent to the completion of the Business Combination, the Combined Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Clover Leaf cannot assure you that the due diligence Clover Leaf has conducted on Kustom Entertainment will reveal all material issues that may be present with regard to Kustom Entertainment, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Clover Leaf’s control will not later arise. Kustom Entertainment is aware that Clover Leaf must complete an initial business combination by January 22, 2024. Consequently, Kustom Entertainment may have obtained leverage over Clover Leaf, knowing that if Clover Leaf does not complete the Business Combination, Clover Leaf may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline.

Even if Clover Leaf’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Clover Leaf’s liquidity, the fact that Clover Leaf reports charges of this nature could contribute to negative market perceptions about Clover Leaf or Clover Leaf’s securities. In addition, charges of this nature may cause Clover Leaf to violate leverage or other covenants to which it may be subject as a result of obtaining debt financing following the Closing. Accordingly, any stockholders of Clover Leaf who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Clover Leaf’s officers or directors of a duty of care or other fiduciary duty owed by them to Clover Leaf, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

There are risks to Clover Leaf’s stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Company through the Business Combination rather than acquiring securities of Kustom Entertainment directly in an underwritten public offering, including no independent due diligence review by an underwriter.

There is no independent third-party underwriter involved in the Business Combination or the issuance of Clover Leaf’s securities in connection therewith. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering.

If Kustom Entertainment became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” Because Kustom Entertainment will become a public company through a business combination with Clover Leaf, a special purpose acquisition company, investors in Clover Leaf may not have the same remedies available to them under U.S. federal securities laws in connection with the Business Combination as they otherwise might have had if Kustom Entertainment were to have gone public in a traditional firm commitment underwritten initial public offering.

In addition, the amount of due diligence conducted by Clover Leaf and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Kustom Entertainment. Accordingly, it is possible that defects in Kustom Entertainment’s business or problems with Kustom Entertainment’s management that would have been discovered if Kustom Entertainment conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Combined Company Common Stock.

Unlike an underwritten initial public offering, the initial trading of the Combined Company’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of the Combined Company’s securities on Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the Combined Company’s securities during the period immediately following the listing.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of the Combined Company’s results if the Business Combination is consummated and, accordingly, you will have limited financial information on which to evaluate the financial performance of the Combined Company and your investment decision.

Clover Leaf and Kustom Entertainment currently operate as separate companies. Clover Leaf has had no prior history as an operating company and its operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Combined Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from Clover Leaf’s and Kustom Entertainment’s historical financial statements and certain adjustments and assumptions have been made regarding the Combined Company after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and the Combined Company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Combined Company’s financial condition or results of operations following the Closing. Any potential decline in the Combined Company’s financial condition or results of operations may cause significant variations in the stock price of the Combined Company.

Clover Leaf may issue preferred stock or additional shares of common stock to complete the Business Combination, which would dilute the interest of Clover Leaf stockholders and likely present other risks.

The Current Charter authorizes the issuance of up to 100,000,000 shares of Clover Leaf Class A Common Stock, 10,000,000 shares of Clover Leaf Class B Common Stock, and 1,000,000 shares of Clover Leaf Preferred Stock. There are currently 82,710,964 authorized but unissued shares of Clover Leaf Class A Common Stock available for issuance, which amount does not take into account shares reserved for issuance upon conversion of outstanding Public Rights. There are currently 6,542,193 authorized but unissued shares of Clover Leaf Class B Common Stock available for issuance. There are currently no shares of Clover Leaf Preferred Stock issued and outstanding.

Clover Leaf may issue preferred stock or a substantial number of additional shares of common stock to complete the initial Business Combination or under an employee incentive plan after completion of the Business Combination. However, the Current Charter provides, among other things, that prior to Clover Leaf’s initial business combination, Clover Leaf may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of the Current Charter, like all other provisions thereof, may be amended with a stockholder vote. Clover Leaf’s executive officers and directors have agreed, pursuant to a written agreement with Clover Leaf, that they will not propose any amendment to the Current Charter that would affect the substance or timing of Clover Leaf’s obligation to redeem 100% of its Public Shares if Clover Leaf does not complete the initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), unless Clover Leaf provides its public stockholders with the opportunity to redeem their shares of Clover Leaf Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of the amount of interest which may be withdrawn to pay taxes), divided by the number of then outstanding public shares. The issuance of additional shares of common or preferred stock:

•        may significantly dilute the equity interest of existing investors;

•        may subordinate the rights of holders of common stock if preferred stock is issued with Public Rights senior to those afforded the Clover Leaf Common Stock;

•        could cause a change of control if a substantial number of common stock is issued, which may affect, among other things, Clover Leaf’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Clover Leaf’s present officers and directors; and

•        may adversely affect prevailing market prices for Clover Leaf’s Units, Public Shares, and/or Public Rights.

The fairness opinion obtained by the Clover Leaf Board will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

Newbridge has provided a fairness opinion to the Clover Leaf Board stating that, as of the date of such opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on review undertaken, and other matters considered by Newbridge in preparing such opinion, the aggregate consideration to be paid by Clover Leaf to Digital Ally is fair, from a financial point of view, to Clover Leaf and Clover Leaf’s unaffiliated public stockholders

The Clover Leaf Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Newbridge, and the Clover Leaf Board does not expect to receive an updated fairness opinion prior to the completion of the Business Combination. The opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of Clover Leaf or Kustom Entertainment, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of Clover Leaf and Kustom Entertainment and on which the fairness opinion was based, and that may alter the value of Clover Leaf and Kustom Entertainment or the prices of the Class A Shares prior to consummation of the Business Combination. The value of the Class A Shares has fluctuated since, and could be materially different from its value as of, the date of Newbridge’s opinion, and Newbridge’s opinion does not address the prices at which the Class A Shares, Class B Shares, or other securities or financial instruments of or relating to Clover Leaf may trade. The opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. Clover Leaf does not anticipate asking Newbridge to update Newbridge’s opinion, and Newbridge does not have an obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. The written opinion of Newbridge is attached as Annex E to this proxy statement/prospectus and is incorporated by reference herein.

Clover Leaf is dependent upon its executive officers and directors and their departure could adversely affect Clover Leaf’s ability to operate and to consummate the initial business combination. Additionally, Clover Leaf’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Clover Leaf’s ability to complete the initial business combination.

Clover Leaf’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Clover Leaf believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. Clover Leaf does not have an employment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of Clover Leaf’s directors or executive officers could have a detrimental effect on Clover Leaf and the ability to consummate the Business Combination. In addition, Clover Leaf’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Clover Leaf’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation, and Clover Leaf’s directors also serve as officers and board members for other entities. If Clover Leaf’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Clover Leaf’s affairs, which may have a negative impact on Clover Leaf’s ability to consummate the Business Combination.

The Combined Company’s ability to be successful following the Business Combination will depend upon the efforts of the Combined Company Board and key personnel, and the loss of such persons could negatively impact the operations and profitability of the Combined Company’s post-Business Combination business.

The Combined Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Combined Company Board and key personnel. Clover Leaf cannot assure you that the Combined Company Board and key personnel will be effective or successful or remain with the Combined Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Combined Company’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Merger Agreement, Clover Leaf’s public stockholders will own approximately 15.6% of the equity interests or assets of the Combined Company (assuming no redemptions) and Clover Leaf’s management, other than [•], who is expected to serve on the Combined Company Board, will not be engaged in the management of the Combined Company’s business. Accordingly, the future performance of the Combined Company will depend upon the quality of the post-Business Combination board of directors, management and key personnel of the Combined Company.

Because Clover Leaf’s initial stockholders, executive officers and directors will lose their entire investment in Clover Leaf if the Business Combination or an alternative business combination is not completed by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), and because Clover Leaf’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Kustom Entertainment was appropriate for Clover Leaf’s initial business combination.

The Sponsor purchased 3,457,807 shares of Clover Leaf Class B Common Stock from Clover Leaf for an aggregate price of $25,000, 3,457,806 of which were subsequently converted to shares of Clover Leaf Class A Common Stock (collectively, the “Sponsor Shares”). The Sponsor Shares will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing price of the Class A Common Stock on November 30, 2023, which was $11.63, would have an aggregate value of $39.9 million as of the same date. If Clover Leaf does not consummate the Business Combination or another initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), and Clover Leaf is therefore required to be liquidated, these shares would be worthless, as the Sponsor is not entitled to participate in any redemption or liquidation of the Trust Account. Additionally, unless Clover Leaf consummates an initial business combination, it is possible that Clover Leaf’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (as of November 30, 2023, Clover Leaf’s officers and directors have not incurred any out-of-pocket expenses exceeding funds available to Clover Leaf for reimbursement thereof).

The personal and financial interests of Clover Leaf’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Clover Leaf’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Clover Leaf’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Clover Leaf’s behalf. However, Clover Leaf’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of Clover Leaf’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

The Sponsor paid nominal consideration for the Clover Leaf Sponsor Shares it holds. As a result, the Sponsor may make a substantial profit if the Business Combination is consummated, even if the shares held by the Sponsor lose substantial value and even if the Business Combination arguably may not be in the best interests of Clover Leaf’s public stockholders.

The Sponsor has invested in Clover Leaf an aggregate of $6,780,930, comprised of the $25,000 purchase price for the Clover Leaf Sponsor Shares and the $6,755,930 purchase price for the Private Placement Units. Assuming a trading price of $10.00 per share of the Combined Company upon consummation of the Business Combination, the 3,457,807 Clover Leaf Sponsor Shares would have an aggregate implied value of $34,578,070 at that time. Even if the trading price of the Combined Company Common Stock were as low as approximately $1.96 per share and the Private Placement Units were worthless, the value of the Clover Leaf Sponsor Shares would be equal to the Sponsor’s initial investment in Clover Leaf. If the Business Combination is not completed, however, and if Clover Leaf is forced to liquidate, the Sponsor will lose its entire investment in Clover Leaf. As a result, the Sponsor is likely to be able to recoup its investment in Clover Leaf and make a substantial profit on that investment, even if the Public Shares have lost significant value.

Accordingly, the Clover Leaf management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the public stockholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the cash in the trust to the public stockholders. For the foregoing reasons, you should consider the Clover Leaf management team’s financial incentive to complete the Business Combination when evaluating whether to redeem your shares prior to or in connection with the Business Combination.

Clover Leaf’s directors and officers may have interests in the Business Combination that differ from the interests of Clover Leaf’s stockholders.

Executive officers of Clover Leaf negotiated the terms of the Merger Agreement with their counterparts at Kustom Entertainment, and the Clover Leaf Board determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Clover Leaf and its stockholders, and approved the Merger Agreement and the transactions contemplated thereby. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Clover Leaf’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Clover Leaf’s stockholders, including, but not limited to, the continued service as an officer or director of the Combined Company, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of the Combined Company.

The Clover Leaf Board was aware of and considered these interests, among other matters, in reaching the determination that the Merger Agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of, Clover Leaf and its stockholders. For a detailed discussion of the special interests that Clover Leaf’s directors and executive officers may have in the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal (Proposal 2) — Interests of Clover Leaf’s Sponsor, Directors and Officers and Advisors in the Business Combination.”

You should consider the financial incentives that Clover Leaf’s officers and directors may have to approve and complete the Business Combination when evaluating whether vote for the Business Combination Proposal, as well as when considering whether to redeem your Public Shares prior to or in connection with the Business Combination.

Clover Leaf stockholders and Kustom Entertainment’s stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, Clover Leaf stockholders and Kustom Entertainment’s stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, Clover Leaf and Kustom Entertainment may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Clover Leaf and Kustom Entertainment to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s stockholders.

If the conditions to the Merger are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the stockholders of Clover Leaf (including each of the Required Approvals) and Kustom Entertainment, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Merger Agreement and in addition to stockholder consent, include among other requirements,

•        receipt of the Clover Leaf Stockholder Approval;

•        receipt of Digital Ally’s written consent approving the Transactions;

•        expiration of any applicable waiting period under any antitrust laws;

•        receipt of requisite consents from governmental authorities to consummate the Transactions, and receipt of specified requisite consents from other third parties to consummate the Transactions;

•        the absence of any law or order that would prohibit the consummation of the Merger or other transactions contemplated by the Merger Agreement;

•        immediately prior to or upon the Closing, after giving effect to the completion of the Redemption, Clover Leaf having net tangible assets of at least $5,000,001 unless Clover Leaf otherwise is exempt from the provisions of Rule 419 promulgated under the Securities Act;

•        the members of the Post-Closing Board having been elected or appointed as of the Closing; and

•        the effectiveness of the Proxy Statement, and, if applicable, the registration statement having been declared effective by the SEC.

See “Business Combination Proposal (Proposal 2) — Conditions to the Closing” below for a more complete summary. Clover Leaf and Kustom Entertainment cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination may not occur, or may be delayed and such delay may cause Clover Leaf and Kustom Entertainment to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, Clover Leaf may not be able to find another potential candidate for its initial business combination prior to Clover Leaf’s deadline (currently January 22, 2024), and Clover Leaf will be required to liquidate.

The SEC issued proposed rules relating to certain activities of SPACs. Certain of the procedures that we, a potential initial business combination target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete our initial business combination and may constrain the circumstances under which we could complete an initial business combination. The need for compliance with the SPAC Rule Proposals (as defined below) may cause us to liquidate the funds in the Trust Account or liquidate Clover Leaf at an earlier time than we might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other things, to disclosures in SEC filings in connection with initial business combination transactions between SPACs such as us and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed initial business combination transactions; the potential liability of certain participants in proposed initial business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940 (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on SPACs. Certain of the procedures that we, a potential initial business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which we could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause us to liquidate the funds in the Trust Account or liquidate Clover Leaf at an earlier time than we might otherwise choose. Were we to liquidate, our Public Rights would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial business combination and instead liquidate the Company.

There is currently some uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial business combination and instead liquidate the Company. Were we to liquidate, our rights would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including potential price appreciation of our securities.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, we have instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, we may receive less interest on the funds held in the Trust Account than the interest we would have received pursuant to our original Trust Account investments, which would reduce the dollar amount our public stockholders would receive upon any redemption or our liquidation.

The funds in the Trust Account have, since our IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. To mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, we have instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and hold all funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial business combination or liquidation. Following such liquidation, we may receive less interest on the funds held in the Trust Account than the interest we would have received pursuant to our original Trust Account investments; however, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. Consequently, any decision to liquidate the investments held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a national bank could reduce the dollar amount our public stockholders would receive upon any redemption or our liquidation. Were we to liquidate, our rights would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

In the event that we are deemed to be an investment company, despite any change in investments in the Trust Account, we may be required to liquidate the Company, and the longer the period before the investment change, the greater the risk of being considered an investment company.

Delaware law and the Combined Company’s certificate of incorporation and bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter and the Proposed Bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Combined Company Board and therefore depress the trading price of the Combined Company’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Kustom Entertainment Board or taking other corporate actions, including effecting changes in the management of the Combined Company. Among other things, the Proposed Charter and the Proposed Bylaws include provisions regarding:

•        the ability of the Combined Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting powers and other rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, the Combined Company’s directors and officers;

•        the exclusive right of the directors serving on the Combined Company Board to fill a newly created directorship created by the expansion of the Combined Company Board or a vacancy created by the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies and newly created directorships on the Combined Company Board;

•        the requirement that a special meeting of stockholders may be called only by the Combined Company Board, the chairperson of the Combined Company Board, or the Combined Company’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        provisions that, subject to the rights of holders of any outstanding series of Preferred Stock, prohibit stockholders of the Corporation from taking any action by consent in lieu of a meeting of stockholders;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the ability of the Combined Company Board to amend the bylaws, which may allow the Combined Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•        advance notice procedures with which stockholders must comply to nominate candidates to the Combined Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Combined Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company; and

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Combined Company Board or management.

Any provision of the Proposed Charter, the Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change of control could limit the opportunity for stockholders to receive a premium for their shares of the Combined Company’s capital stock and could also affect the price that some investors are willing to pay for the Combined Company’s common stock.

The Proposed Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Combined Company and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of the Combined Company’s stockholders to choose the judicial forum for disputes with the Combined Company or its directors, officers, or employee or stockholders.

The Proposed Charter, which will become effective upon the Closing, will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Combined Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders; (iii) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company governed by the internal-affairs doctrine or otherwise related to the Combined Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. These subsections (i) to (vi) shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the Combined Company’s shares of capital stock shall be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, other employees or stockholders, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage such lawsuits against us and our directors, officers, employees and stockholders. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Combined Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect the Combined Company’s business and financial condition.

The Sponsor and Kustom Entertainment, and their respective directors, officers, advisors and affiliates, may elect to purchase shares of Clover Leaf Class A Common Stock or the Public Rights from Clover Leaf public stockholders, which may influence a vote on a proposed initial business combination and reduce the “public float” of the Clover Leaf Class A Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Clover Leaf or Clover Leaf’s securities, the Sponsor and Kustom Entertainment, and their respective directors, officers, advisors and affiliates may purchase shares of Clover Leaf Class A Common Stock and/or Public Rights from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Clover Leaf Class A Common Stock or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the shares of Clover Leaf Class A Common Stock will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the shares of Clover Leaf Class A Common Stock they acquire in such transactions. However, any shares of Clover Leaf Class A Common Stock acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the shares of Clover Leaf Class A Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, no agreements to such effect have been entered into with any such investor or holder. In the event that the Sponsor and Kustom Entertainment, and their respective directors, officers, advisors and affiliates purchase shares of Clover Leaf Class A Common Stock or the Public Rights from Clover Leaf public stockholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

•        This proxy statement/prospectus discloses the possibility that the Sponsor and Kustom Entertainment, and their respective directors, officers, advisors and affiliates may purchase shares of Clover Leaf Class A Common Stock or the Public Rights from Clover Leaf public stockholders outside the redemption process, along with the purpose of such purchases;

•        If the Sponsor and Kustom Entertainment, and their respective directors, officers, advisors and affiliates were to purchase shares of Clover Leaf Class A Common Stock or the Public Rights, they would do so at a price no higher than the price offered through the redemption process;

•        This proxy statement/prospectus includes a representation that any shares of Clover Leaf Class A Common Stock or the Public Rights purchased by the Sponsor and Kustom Entertainment, and their respective directors, officers, advisors and affiliates would not be voted in favor of approving the Business Combination;

•        The Sponsor and Kustom Entertainment, and their respective directors, officers, advisors and affiliates purchasing shares of Clover Leaf Class A Common Stock or the Public Rights would not possess any redemption rights with respect to the shares or, if they do possess redemption rights, they would waive such rights; and

•        Clover Leaf will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of shares of Clover Leaf Class A Common Stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of Clover Leaf Class A Common Stock for which Clover Leaf has received redemption requests.

In addition, if such purchases are made, the public “float” of Clover Leaf Class A Common Stock or the Public Rights and the number of beneficial holders of Clover Leaf’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Clover Leaf securities on a national securities exchange.

Clover Leaf Stockholders who redeem their Clover Leaf Class A Common Stock may continue to hold any Public Rights that they own, which will result in dilution to non-redeeming Clover Leaf Stockholders upon conversion of such Public Rights.

Clover Leaf Stockholders who redeem their Clover Leaf Class A Common Stock may continue to hold any Public Rights that they own at such time, which will result in additional dilution to non-redeeming holders upon conversion of such Public Rights at the closing of the Business Combination. Assuming (a) all redeeming Clover Leaf Stockholders that acquired Clover Leaf Units in the Clover Leaf IPO continue to hold the Public Rights that were included in such Clover Leaf Units, and (b) maximum redemption of Clover Leaf Class A Common Stock held by the redeeming Clover Leaf Stockholders, 13,831,230 Public Rights would be retained by redeeming Clover Leaf Stockholders. As a result, the redeeming Clover Leaf Stockholders would hold Public Rights with an aggregate market value of approximately $1.4 million, assuming a closing price of $0.10 as reported by Nasdaq on September 28, 2023, while non-redeeming Clover Leaf Stockholders would suffer dilution in their percentage ownership of the Combined Company upon conversion of the Public Rights held by redeeming Clover Leaf Stockholders.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Clover Leaf’s business, including its ability to complete the Business Combination, and results of operations.

Clover Leaf is subject to laws and regulations enacted by national, regional and local governments. In particular, Clover Leaf is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Clover Leaf’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Clover Leaf’s business, including its ability to complete the Business Combination, and results of operations.

We may not be able to complete an initial business combination with certain potential target companies if a proposed transaction with the target company may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations.

Certain acquisitions or business combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit an initial business combination to be consummated with us, we may not be able to consummate a business combination with such target. In addition, regulatory considerations may decrease the pool of potential target companies we may be willing or able to consider.

Among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

Outside the United States, laws or regulations may affect our ability to consummate a business combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated. Yntegra Capital Management, LLC is the sole managing member of the Sponsor and a U.S. entity. Felipe MacLean, a U.S. citizen is the sole manager of Yntegra Capital Management, LLC, the Sponsor’s managing member. Other members of the Sponsor include certain officers and directors of the Company. To the best of the Company’s knowledge, approximately 47% of the total allocated membership interests in the Sponsor are owned by U.S. persons on a look-through basis and approximately 53% of interests in the Sponsor owned by non-U.S. persons on a look-through basis. Of the approximately 53% of interests in the Sponsor owned by non-U.S. persons, approximately 27% are owned by persons in Sweden, approximately 9% are owned by persons in Bolivia and 3% are owned by a person in Venezuela. Accordingly, the Sponsor is controlled by a non-U.S. person, and CFIUS may consider us to be a “foreign person.”

The Sponsor is expected to own approximately 22.9% of the combined entity following the Business Combination, assuming no redemptions.

Although we do not believe Kustom Entertainment is a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

The foreign ownership limitations, and the potential impact of CFIUS, may prevent us from consummating the Business Combination with Kustom Entertainment. If we were to seek an initial business combination other than the Business Combination, the pool of potential targets with which it could complete an initial business combination may be limited as a result of any such regulatory restriction, and we may be adversely affected in terms of competing with other SPACs that do not have similar ownership issues. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public stockholders may only receive $11.50 per share (plus any applicable interest accrued and prior to any Contributions if the Extension Amendment Proposal is implemented). This will also cause you to lose any potential investment opportunity in Kustom Entertainment or any other acquisition target and the chance of realizing future gains on your investment through any price appreciation in the combined company, and our rights will expire worthless.

Risks Related to Ownership of Combined Company Common Stock

An active market for the Combined Company’s securities may not develop, which would adversely affect the liquidity and price of the Combined Company’s securities.

The price of the Combined Company’s securities may vary significantly due to factors specific to the Combined Company as well as to general market or economic conditions. Furthermore, an active trading market for the Combined Company’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

We have received Nasdaq notices for failing to comply with listing requirements and there is no assurance we will maintain our Nasdaq listing. If we cannot maintain compliance, our securities will be subject to delisting and the liquidity and the trading price of our securities could be adversely affected.

On April 19, 2023, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that the Company longer meets the minimum 500,000 publicly held shares requirement for The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(4) (the “Public Shares Requirement”). The notification received has no immediate effect on the Company’s Nasdaq listing. On June 5, 2023, the Company submitted a plan to regain compliance with the Public Shares Requirement. On June 16, 2023, the Company received a notice from Nasdaq indicating that it has determined to grant the Company an extension of time to regain compliance with the Public Shares Requirement. The terms of the extension were that on or before July 31, 2023, the Company must file with the SEC and Nasdaq a public document containing its current total shares outstanding and a beneficial ownership table in accordance with SEC proxy rules.

The Company filed a Current Report on Form 8-K with this information on July 31, 2023. On August 3, 2023, the Company received a letter from the Staff confirming that the Company has regained compliance with the market value of listed securities concern. For these reasons, the Staff has determined to continue the listing of the Company’s securities on The Nasdaq Stock Market and has closed the matter set forth in the foregoing paragraph.

On April 21, 2023, the Company received a deficiency letter from the Staff of Nasdaq notifying the Company that, for the preceding 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the $35 million minimum requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”).

The notification received had no immediate effect on the Company’s Nasdaq listing. In accordance with Nasdaq rules, the Company was provided an initial period of 180 calendar days, or until October 18, 2023 (the “Compliance Date”), to regain compliance with the MVLS Requirement. On October 2, 2023, the Company received a letter from the Staff of Nasdaq notifying the Company that it had regained compliance with the MVLS requirement. For this reason reasons, the Staff has determined to continue the listing of the Company’s securities on The Nasdaq Stock Market and has closed the matter set forth in the foregoing paragraph.

If the NTA Proposal is approved and the amendment to Clover Leaf’s Existing Organizational Documents is adopted, redemptions may reduce the Combined Company’s market capitalization to below the level required by Nasdaq’s listing requirements, which could subject our securities to delisting and adversely affect the liquidity and the trading price of our securities. Additionally, the Combined Company may not have a sufficient number of holders to comply with Nasdaq listing requirements in light of the fact that Kustom Entertainment is wholly-owned by a single shareholder. Although the Digitial Ally Distribution is expected to increase the number of public holders of the Combined Company, only 15% of the Combined Company Common Stock received as Merger Consideration will be distributed immediately following the Closing, and the balance of such shares will not be distributed until after a six-month lock-up period.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A common stock is considered a “penny stock,” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage;

•        a decreased ability to issue additional securities or obtain additional financing in the future; and

•        being subject to regulation in each state in which we offer our securities, including in connection with our business combination.

The market price of the Combined Company’s common stock may decline as a result of the Business Combination.

The market price of the Combined Company’s common stock may decline as a result of the Business Combination for a number of reasons including if:

•        investors react negatively to the prospects of the Combined Company’s business and the prospects of the Business Combination;

•        the effect of the Business Combination on the Combined Company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        the Combined Company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

The Combined Company’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of the Combined Company Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of the Combined Company Common Stock at an attractive price due to a number of factors such as those listed in “— Risks Related to Kustom Entertainment” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of the Combined Company’s competitors;

•        changes in expectations as to the Combined Company’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by the Combined Company or its competitors;

•        announcements by the Combined Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in the Combined Company’s management;

•        changes in general economic or market conditions or trends in the Combined Company’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to the Combined Company’s business;

•        future sales of the Combined Company Common Stock or other securities;

•        investor perceptions of the investment opportunity associated with the Combined Company Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by the Combined Company or third parties, including the Combined Company’s filings with the SEC;

•        litigation involving the Combined Company, the Combined Company’s industry, or both, or investigations by regulators into the Combined Company Board, the Combined Company’s operations or those of the Combined Company’s competitors;

•        guidance, if any, that the Combined Company provides to the public, any changes in this guidance or the Combined Company’s failure to meet this guidance;

•        the development and sustainability of an active trading market for the Combined Company Common Stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the Combined Company Common Stock, regardless of the Combined Company’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the Combined Company Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Combined Company was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the Combined Company’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on the Combined Company Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Combined Company Common Stock at a price greater than what you paid for it.

The Combined Company intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Combined Company Common Stock will be at the sole discretion of the Combined Company Board. The Combined Company Board may take into account general and economic conditions, the Combined Company’s financial condition and results of operations, the Combined Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by the Combined Company to its stockholders or by its subsidiaries to it and such other factors as the Combined Company Board may deem relevant. As a result, you may not receive any return on an investment in the Combined Company Common Stock unless you sell your Combined Company Common Stock for a price greater than that which you paid for it.

The Combined Company stockholders may experience dilution in the future.

The percentage of shares of the Combined Company Common Stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the Combined Company may grant to its directors, officers and employees. Such issuances may have a dilutive effect on the Combined Company’s earnings per share, which could adversely affect the market price of the Combined Company Common Stock.

If securities or industry analysts do not publish research or reports about the Combined Company’s business, if they change their recommendations regarding the Combined Company Common Stock or if the Combined Company’s operating results do not meet their expectations, the Combined Company Common Stock price and trading volume could decline.

The trading market for the Combined Company Common Stock will depend in part on the research and reports that securities or industry analysts publish about the Combined Company or its businesses. If no securities or industry analysts commence coverage of the Combined Company, the trading price for the Combined Company Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Combined Company downgrade its securities or publish unfavorable research about its businesses, or if the Combined Company’s operating results do not meet analyst expectations, the trading price of the Combined Company Common Stock would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on the Combined Company regularly, demand for the Combined Company Common Stock could decrease, which might cause the Combined Company Common Stock price and trading volume to decline.

Clover Leaf will issue shares of Common Stock as consideration for the Business Combination, which will result in immediate dilution to Clover Leaf stockholders, and may issue additional shares of Class A Common Stock or other equity or convertible debt securities without approval of the holders of its stockholders, which would dilute existing ownership interests and may depress the market price of shares of Class A Common Stock.

It is anticipated that, following the Business Combination (1) Clover Leaf’s Public Stockholders are expected to own approximately 15.6% of the outstanding Common Stock, (2) the Sponsor is expected to collectively own approximately 22.9% of the outstanding Common Stock, and (3) the Kustom Entertainment Stockholders are expected to own approximately 57.3% of the outstanding Common Stock. These percentages assume, among other assumptions (as described under the heading “Share Calculations and Ownership Percentages”), that none of the Public Shares are redeemed; if the actual facts differ from these assumptions, these percentages will differ.

Holders of Public Shares prior to Closing that elect to redeem their Public Shares may continue to hold any Public Rights that they owned prior to redemption, the conversion of which would result in additional dilution to non-redeeming Clover Leaf stockholders; conversion of outstanding Private Placement Rights would also result in additional dilution to non-redeeming Clover Leaf stockholders. Additionally, although no such transactions are currently anticipated, Clover Leaf may, prior to the Closing, offer or sell additional securities in connection with a PIPE or other financing transaction, the issuance of which would dilute ownership interests to Public Stockholders that do not redeem Public Shares in connection with the Business Combination.

Additionally, the terms of the Merger Agreement contemplate the adoption, effective at Closing, subject to approval by the Clover Leaf stockholders at the Clover Leaf Special Meeting, of the Incentive Plan, pursuant to which the Combined Company may make grants or issue equity or equity-linked securities after the Closing in accordance with the terms of such plans from reserves of shares Combined Company Class A Common Stock to be established for such purpose.

The potential issuance of shares, or the vesting and settlement or conversion of equity-linked securities issued or granted under the Incentive Plan would also result in additional dilution to non-redeeming Clover Leaf stockholders. The dilutive effects of the conversion of outstanding Private Placement Rights and Public Rights at various redemptions levels is illustrated in the table set forth below.

In addition to the foregoing potential sources of dilution to non-redeeming Public Stockholders, after the Closing, Kustom Entertainment or the Combined Company will require capital investment to support Kustom Entertainment’s business, and the Combined Company may issue additional shares of Combined Company Class A shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of Combined Company stockholders in certain circumstances, all of which may result in additional dilution to non-redeeming Public Stockholders.

The percentage of the outstanding shares of Combined Company Common Stock that will be owned by Public Stockholders after the Closing will vary based, among other things, on the number of Public Shares redeemed in connection with the Business Combination and the issuance by Clover Leaf or the Combined Company of additional equity or equity-based securities prior to, at or after the Closing. Certain dilutive effects on non-redeeming Clover Leaf stockholders across various redemption scenarios are shown in the table set forth below, though, as described herein, there may be other sources of dilution that impact ownership and voting control of Public Stockholders after the Business Combination is consummated.

The following table illustrates varying beneficial ownership levels in the Combined Company immediately following the Business Combination, incorporating the assumptions described below and in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements”, as well as possible sources and extents of dilution for non-redeeming Public Stockholders, assuming no redemptions by Public Stockholders, 25% redemption by Public Stockholders, 50% redemption by Public Stockholders, 75% redemption by Public Stockholders and the Maximum Redemptions Scenario assumptions with regard to redemptions by Public Stockholders, as further described below:

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
Clover Leaf Public Stockholders(2)	3,048,031	15.6%	2,860,895	14.7%	2,673,759	14.0%	2,486,623	13.1%	2,299,487	12.2%
Clover Leaf Sponsor’s Founder Shares(1)	3,457,807	17.6%	3,457,807	17.8%	3,457,807	18.0%	3,457,807	18.2%	3,457,807	18.3%
Sponsor Private Placement Shares	1,039,006	5.3%	1,039,006	5.4%	1,039,006	5.4%	1,039,006	5.5%	1,039,006	5.5%
Underwriter Shares(3)	825,633	4.2%	825,633	4.3%	825,633	4.3%	825,633	4.3%	825,633	4.4%
Kustom Entertainment Shareholders	11,220,826	57.3%	11,220,826	57.8%	11,220,826	58.3%	11,220,826	58.9%	11,220,826	59.6%
Total	19,591,303	100.0%	19,404,167	100.0%	19,217,031	100.0%	19,029,895	100.0%	18,842,759	100.0%

____________

(1)      Includes 864,452 Class B Founders Shares in reserve for Earnout Shares and 571,859 Private Rights converted to 71,482 shares of common stock upon consummation of the Business Combination.

(2)      Includes 14,375,000 Public Rights automatically converted to 1,796,875 shares of common stock upon consummation of the Business Combination and includes the redemptions of 12,204,072 shares of Class A common stock redeemed in October 2022 and the 376,002 shares of Class A common stock redeemed in July 2023.

(3)      Includes 103,734 Private Rights automatically converted to 12,967 shares of common stock upon consummation of the Business Combination.

Future sales, or the perception of future sales, by the Combined Company or its stockholders in the public market following the Business Combination could cause the market price for the Combined Company Common Stock to decline.

The sale of shares of the Combined Company Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Combined Company Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Combined Company to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that the Combined Company will have a total of 19,591,303 shares of Combined Company Common Stock outstanding (i) assuming that there are no redemptions of any shares by Clover Leaf’s public stockholders in connection with the Business Combination, and (ii) without giving effect to any awards that may be issued under the Incentive Plan in the future. All shares currently held by Clover Leaf Public Stockholders and all of the shares issued in the Business Combination to existing Kustom Entertainment securityholders will be freely tradable without additional registration under the Securities Act, and without restriction by persons other than the Combined Company’s “affiliates” (as defined under Rule 144 under the Securities Act (“Rule 144”)), including the Combined Company’s directors, executive officers and other affiliates.

Simultaneously with the execution and delivery of the Merger Agreement, certain stockholders of Kustom Entertainment, who are expected to collectively own approximately 57.3% of the shares of the Combined Company Common Stock outstanding following the Business Combination (based on the above assumptions and Kustom Entertainment’s current stockholdings), agreed with Clover Leaf pursuant to the Lock-Up Agreements, subject to certain exceptions, not to dispose of or hedge any of their shares of the Combined Company Common Stock or securities convertible into or exchangeable for shares of the Combined Company Common Stock during the period from the date of the Closing and ending six months after such date. See “The Business Combination Proposal (Proposal 2) — Certain Related Agreements — Lock-up Agreements.”

In addition, the shares of the Combined Company Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lock-up agreements and other restrictions imposed by law. A total number of shares representing [•]% of the outstanding shares of the Combined Company Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. The Combined Company is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of the Combined Company Common Stock or securities convertible into or exchangeable for shares of the Combined Company Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, the Combined Company may also issue its securities in connection with investments or acquisitions. The amount of shares of the Combined Company Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of the Combined Company Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the Combined Company stockholders.

Clover Leaf currently is, and the Combined Company will be, an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if the Combined Company takes advantage of certain exemptions from disclosure requirements available to emerging growth companies and smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Clover Leaf is currently and, following the consummation of the Merger, the Combined Company will be, an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act, as modified by the JOBS Act. The Combined Company may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies or smaller reporting companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the Combined Company stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by the Combined Company less attractive because the Combined Company will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of the Combined Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Company’s securities and the trading prices of the Combined Company’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Clover Leaf has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Combined Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Combined Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which the Combined Company has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which the Combined Company is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Combined Company Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Risks Related to the Redemption

There is no guarantee that a Clover Leaf public stockholder’s decision whether to redeem its shares of Clover Leaf common stock for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

We cannot assure you as to the price at which a public stockholder may be able to sell the shares of the Combined Company Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the Combined Company stock price, and may result in a lower value realized now than a Clover Leaf stockholder might realize in the future had the stockholder not elected to redeem such stockholder’s public shares. Similarly, if a Clover Leaf public stockholder does not redeem such stockholder’s shares, such stockholder will bear the risk of ownership of the Combined Company Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell such stockholder’s shares of the Combined Company Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Clover Leaf public stockholder should consult such stockholder’s own tax or financial advisor for assistance on how this may affect its individual situation.

If Clover Leaf Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the Trust Account.

Clover Leaf intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite Clover Leaf’s compliance with these rules, if a Clover Leaf stockholder fails to receive Clover Leaf’s proxy materials, such stockholder may not become aware of the opportunity to redeem its shares of Clover Leaf common stock. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a public stockholder fails to comply with these or any other procedures, its public shares may not be redeemed.

In order to exercise their redemption rights, public stockholders are required to deliver their public shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Clover Leaf’s transfer agent prior to the vote at the Clover Leaf Special Meeting. If a public stockholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, Clover Leaf will redeem these public shares for a pro rata portion of the funds deposited in the Trust Account and the public stockholder will no longer own such public shares following the Merger. See the section entitled “Clover Leaf Special Meeting of Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Clover Leaf stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, or all of the members of such group in the aggregate) will lose the ability to redeem all such public shares in excess of 15% of the public shares.

A public stockholder, together with any of such stockholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such stockholder’s public shares or, if part of such a group, the group’s public shares, in excess of 15% of the public shares, without the prior consent of Clover Leaf. However, Clover Leaf stockholders’ ability to vote all of their public shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess public shares could result in you suffering a material loss on your investment in Clover Leaf if you sell such excess public shares in open market transactions. Clover Leaf cannot assure you that the value of such excess public shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per share redemption price.

Under the Inflation Reduction Act of 2022, Clover Leaf may have liability for the 1% stock buyback tax to the extent holders of Clover Leaf Class A Common Stock exercise their Redemption Rights.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax (the “Excise Tax”) on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with the Business Combination, extension vote or otherwise, may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax in connection with the Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the nature and amount of any equity issuances in connection with the Business Combination (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination) and (iii) the content of regulations and other guidance from the Treasury. In addition, because the Excise Tax would be payable by us and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined. Depending on the number of holders of Clover Leaf Class A Common Stock who exercise their Redemption Rights, the imposition of the Excise Tax could be applicable to Clover Leaf and adversely affect the cash we have available for our operations following the Business Combination.

Risks Related to Kustom Entertainment

Unless the context otherwise requires, references in this section to “we,” “us” or “our” refer to Kustom Entertainment.

The global COVID-19 pandemic has had, and is likely to continue to have, a material negative impact on our business and operating results. The ultimate magnitude of this impact will depend on a variety of factors, including the duration of the pandemic, the availability and acceptance of vaccines and other mitigation efforts, restrictions or new operational requirements in place or that result as our operations recommence on a jurisdiction by jurisdiction basis, the state of both the U.S. and global economies as a result of the pandemic, and the public’s willingness to attend events with large numbers of people, all of which are unknowable at this time.

The global spread and impact of the COVID-19 pandemic is complex, unpredictable, and continuously evolving and has resulted in significant disruption and additional risks to our business, the entertainment industry, and the global economy. The COVID-19 pandemic has led governments and other authorities around the world to impose measures intended to control its spread, including restrictions on large gatherings of people, travel bans, border closings and restrictions, business closures, quarantines, shelter-in-place orders, and social distancing measures. As a result, in mid-March 2020, as the unprecedented impact of the global COVID-19 pandemic became clearer, concert promoters, venue operators, sports leagues and theaters around the globe shut down. Our business depends on concert, sporting and theater events in order to generate most of our revenue from ticket sales in the secondary ticket market.

We face ancillary risks and uncertainties arising from the global COVID-19 pandemic in addition to the shutdown or limitation of concert, sporting and theater events. COVID-19 may also precipitate or aggravate other risk factors described herein, which have had, and may continue to have, a material negative impact on our business and operating results. Many of these risks and uncertainties may extend beyond the duration of the current shutdowns due to the uncertainty around how the live music, sporting and theater industries will change as a result of the pandemic.

The risks and uncertainties described herein should be read in conjunction with those set forth below. Such additional or attendant risks and uncertainties include, among other things:

•        the impact of any lingering economic downturn or recession resulting from the pandemic, including without limitation any reduction in discretionary spending or confidence for both buyers and sellers, that would result in a decline in ticket sales and attendance;

•        a reduction in the profitability of our operations due to governmental restrictions or safety precautions and protocols voluntarily undertaken, such as the potential that venues may not be able to be filled to capacity due to spacing and social distancing limitations, which could limit the number of tickets sold;

•        the impact on our workforce, which may include the loss of key personnel as employees find other employment and lowered employee morale or inability to replace hourly/seasonal workforce, all of which may negatively impact our ability to capitalize on opportunities and conduct our operations in the future;

•        potential decreased willingness or ability for artists to tour due to varying restrictions across jurisdictions, including the possibility that national or sub-national borders are closed to travel, which could reduce the demand for our services;

•        potential changes to consumer preferences for consumption of live music, sporting or theater events due to fear of, or restrictions on, large gatherings;

•        loss of ticketing sales due to the economic impacts of the pandemic whereby certain venue operators are no longer in operation, reducing the number of events our marketplace can serve;

•        the inability to pursue expansion opportunities or acquisitions due to capital constraints;

•        the future availability or increased cost of insurance coverage; and

•        the incurrence of additional expenses related to compliance, precautions and management of our company during and after the pandemic.

The global COVID-19 pandemic and its impacts may continue to endure for an unknown period of time. In addition, as has already occurred in various locations, the potential exists for additional waves of the pandemic after the current wave of infections subsides. In addition, new COVID-19 variants may emerge, which could lead to additional restrictions being put into place for a greater duration of time. The longer the duration of the global COVID-19 pandemic, and the greater the ancillary and lingering effects, the greater the negative impact on us and our results of operations will be. While vaccination programs are ongoing around the world, the ultimate impact of such programs on the pandemic and its duration, including the ability to effectively and widely manufacture and distribute vaccines and the acceptance of the vaccine by the general population, remain unknown. Moreover, even after restrictions on gatherings were lifted and vaccines more widely distributed and available, the public’s willingness to attend large events have remained depressed, and we cannot predict if and when demand to attend such events will return to pre-COVID-19 levels.

Specifically, the global COVID-19 pandemic had a material negative impact on our business and operating results. In 2020, at the height of the pandemic, our operations were materially impacted, dropping annual revenues by over 500% compared to the fiscal year 2019. These revenues were slowly recovered throughout 2021 as the global pandemic eased and restrictions were lifted; however, the impact was substantial and immediate. While our operations have largely returned to normal, any resurgence of the pandemic or outbreaks causing localized endemics in markets where we have significant operations, would adversely affect our business, financial condition and results of operations.

Additionally, the impact of the global COVID-19 pandemic on the financial markets could adversely impact our ability to raise funds.

We have a limited operating history and we cannot offer any assurance as to our future financial results, and you should not rely on the historical financial data included in this proxy statement/prospectus as an indicator of our future financial performance.

We have a limited operating history upon which to base any assumption as to the likelihood that we will be successful in implementing our business plan, and we may not be able to generate significant revenues or achieve profitability. You should consider our business and prospects in light of the risks and difficulties we face with our limited operating history and should not rely on our past results as an indication of our future performance. There is no assurance that the growth rate we have experienced to date will continue. Even if we generate future revenues sufficient to expand operations, increased infrastructure costs and cost of goods sold and marketing expenses could impair or prevent us from generating profitable returns. We recognize that if we are unable to generate significant revenues from our business development, we will not be able to earn profits or potentially continue operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we are an emerging growth company, we expect to incur significant additional operating losses.

We are an emerging growth company (as defined in the JOBS Act). The amount of future losses and when, if ever, we will achieve profitability are uncertain. Our current products and services have not generated significant commercial revenue for us and there can be no guarantee that we can generate sufficient revenues from the commercial sale of our products in the near future to fund our ongoing capital needs.

Our business is dependent on the continued occurrence of large-scale sporting events, concerts and theater shows and any decrease in the number of such events may result in decreased demand for our services.

Ticket sales are sensitive to fluctuations in the number of entertainment, sporting and theater events and activities offered by promoters, teams and facilities, and adverse trends in the entertainment, sporting and leisure event industries could adversely affect our business, financial condition and results of operations. We rely on third parties to create and perform at live music, sporting and theater events, and any unwillingness to tour, lack of availability of popular artists or decrease in the number of games or performances held could limit our ability to generate revenue. Accordingly, our success depends, in part, upon the ability of these third parties to correctly anticipate public demand for particular events, as well as the availability of popular artists, entertainers and teams, and any decrease in availability or failure to anticipate public demand could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

Our business depends on certain relationships, and any adverse changes in these relationships could adversely affect our business, financial condition and results of operations.

Our live music events business is uniquely dependent upon personal relationships, as promoters and executives within live event companies such as ours leverage their existing network of relationships with artists, agents, managers and venues in order to secure the rights to events and performances, which are critical to our success. Due to the importance of those industry contacts to our business, the loss of any of our promoters, officers or other key personnel could adversely affect our business, financial condition and results of operations.

Our ticketing business is generally dependent on maintaining our deep and longstanding relationships with the various groups that use our platform to buy and sell tickets, including individual customers, ticket sellers, and distribution partners that sell tickets to consumers using our ticket inventory, payment platform and customer service. Although we do not rely on any select customer, ticket seller or distribution partner, any widespread failure to maintain relationships with these groups, as a whole, whether due to reputational harm or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

Changes in Internet search engine algorithms and dynamics, or search engine disintermediation, or changes in marketplace rules could have a negative impact on traffic for our sites and ultimately, our business and results of operations.

We rely heavily on Internet search engines, such as Google, to generate traffic to our website, through a combination of organic and paid searches. Search engines frequently update and change the logic that determines the placement and display of results of a user’s search, such that the purchased or algorithmic placement of links to our website can be negatively affected. In addition, a search engine could, for competitive or other purposes, alter its search algorithms or results causing our website to be placed lower in organic search query results. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking of our website or those of our partners, our business, results of operations and financial condition would be harmed. Furthermore, our failure to successfully manage our search engine optimization could result in a substantial decrease in traffic to our website, as well as increased costs if we were to replace free traffic with paid traffic, which may harm our business, results of operations and financial condition.

We also rely on application marketplaces, such as Apple’s App Store and Google’s Play, to enable downloads of our applications. Such marketplaces have in the past made, and may in the future make, changes that make access to our products more difficult. For example, our applications may receive unfavorable treatment compared to the promotion and placement of competing applications, such as the order in which they appear within marketplaces. Further, Apple and Google App Stores are an important distribution channel. If they choose to charge commissions on our products and we fail to negotiate compatible terms, it may harm our business, results of operations and financial condition. Similarly, if problems arise in our relationships with providers of application marketplaces, traffic to our site and our user growth could be harmed.

We face intense competition in the ticketing industry, and we may not be able to maintain or increase our current revenue, which could adversely affect our business, financial condition and results of operations.

Our business faces significant competition from other national, regional and local primary and secondary ticketing service providers to secure new and retain existing sellers, buyers and distribution partners on a continuous basis. We also face competition in the resale of tickets from other resale marketplaces and other ticket resellers. The advent of new technology, particularly as it relates to online ticketing, has amplified this competition. The intense competition that we face in the ticketing industry could cause the volume of our ticketing business to decline, and we may not be able to maintain or increase our current revenue due to such decline, which could adversely affect our business, financial condition and results of operations.

Other variables related to the competitive environment that could adversely affect our financial performance by, among other things, leading to decreases in overall revenue, event attendance, ticket prices and fees or profit margins include:

•        competitors’ offerings that may include more favorable terms or pricing;

•        technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive alternatives than we currently offer, which may lead to a loss of ticket sales or lower ticket fees;

•        other entertainment options or ticket inventory selection and variety that we do not offer; and

•        increased pricing in the primary ticket marketplace, which could result in reduced profits for secondary ticket sellers and reduced demand for our services.

Our business is dependent on the willingness of artists, teams and promoters to continue to support the secondary ticket market and any decrease in such support may result in decreased demand for our services.

Our business is dependent on the secondary ticket market for events put on by artists, teams and promoters. We rely upon the willingness of such artists, teams and promoters to support the secondary ticket market and any decrease in support of the resale market, such as by enacting restrictions regarding resale policies or partnering with other resale marketplaces on an exclusive basis, could result in reduced demand for our services, which would adversely affect our business, financial condition and results of operations.

If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business will suffer.

Our ability to attract and retain sellers, buyers and distribution partners depends in large part on our ability to provide a user-friendly and effective platform, develop and improve our platform and introduce compelling new solutions and enhancements. Our industry is characterized by rapidly changing technology, new service and product introductions and changing demands of sellers, buyers and distribution partners. We spend substantial time and resources understanding such parties’ needs and responding to them. Building new solutions is costly and complex, and the timetable for commercial release is difficult to predict and may vary from our historical experience. In addition, after development, sellers, buyers and distribution partners may not be satisfied with our enhancements or perceive that the enhancements do not adequately meet their needs. The success of a new solution or enhancement to our platform can depend on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with our platform, user awareness and overall market acceptance and adoption. If we do not continue to maintain and improve our platform or develop successful new solutions and enhancements or improve existing ones, our business, results of operations and financial condition could be harmed.

The reputation and brand of our marketplace is important to our success, and if we are not able to maintain and enhance our brand, our business, financial condition and results of operation may be adversely affected.

We believe that maintaining and enhancing our reputation and brand as a differentiated ticketing marketplace serving sellers, buyers and distribution partners is critical retaining our relationship with our existing sellers, buyers and distribution partners and to our ability to attract new sellers, buyers and distribution partners. The successful promotion of our brand attributes will depend on a number of factors that we control and some factors outside of our control.

The promotion of our brand requires us to make substantial expenditures and management investment, which will increase as our market becomes more competitive and as we seek to expand our marketplace. To the extent these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand and successfully differentiate our marketplace from competitive products and services, our business may not grow, we may not be able to compete effectively and we could lose sellers, buyers or distribution partners or fail to attract potential new sellers, buyers and distribution partners, all of which would adversely affect our business, results of operations and financial condition.

If we are unable to maintain a reputable platform that provides valuable solutions and desirable events, then our ability to attract and retain sellers, buyers and distribution partners could be impaired and our reputation, brand and business could be harmed.

Our success depends, in significant part, on concert, sporting and theater events and economic and other factors adversely affecting such events could have a material adverse effect on our business, financial condition and results of operations.

A decline in attendance at, or reduction in the number of, live concert, sporting and theater events may have an adverse effect on our revenue and operating income. In addition, during periods of economic slowdown and recession, many consumers have historically reduced their discretionary spending and advertisers have reduced their advertising expenditures. The impact of economic slowdowns, including the current economic environment due to COVID-19, on our business is difficult to predict, but may result in reductions in ticket sales and our ability to generate revenue. The risks associated with our business may become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live concert, sporting and theater events. Many of the factors affecting the number and availability of live concert, sporting and theater events are beyond our control. For instance, certain sports leagues have experienced labor disputes leading to threatened or actual player lockouts. Any such lockouts that result in shortened or canceled seasons could adversely impact our business both due to the loss of games and ticketing opportunities as well as the possibility of decreased attendance following such a lockout due to adverse fan reaction.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals, and inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, including corporate spending, can also significantly impact our operating results as these factors can affect premium seat sales. Negative factors such as challenging economic conditions and public concerns over terrorism and security incidents, particularly when combined, can also impact corporate and consumer spending. In addition, the impact of the economic downturn resulting from the COVID-19 pandemic, including a reduction in discretionary spending and confidence for consumers has resulted in a decline in ticket sales and attendance, which has impacted our operating results and growth. There can be no assurance that consumer and corporate spending will not continue to be adversely impacted by current economic conditions, or by any future deterioration in economic conditions, which could have a material adverse effect on our business, financial condition and results of operations.

We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks, disease epidemics or pandemics, severe weather events and natural disasters.

The occurrence and threat of extraordinary events, such as terrorist attacks, intentional or unintentional mass-casualty incidents, public health concerns such as contagious disease epidemics or pandemics, natural disasters or similar severe weather events, may deter artists from touring, teams from holding games and/or substantially decrease the use of and demand for our services, which may decrease our revenue or expose us to substantial liability. Terrorism and security incidents in the past, military actions in foreign locations, periodic elevated terrorism alerts and fears from publicized contagious disease epidemics and pandemics have raised numerous challenging operating factors, including public concerns regarding air travel, military actions and additional national or local catastrophic incidents, causing a nationwide disruption of commercial and leisure activities. In the event of actual or threatened terrorism events, some artists may refuse to travel or book tours, which could adversely affect our business. Attendance at events may decline due to fears over terrorism, which could adversely impact our operating results.

Additionally, our business may be adversely affected by disease epidemics or pandemics, severe weather events and natural disasters. The occurrence of these events may deter buyers from attending and purchasing tickets to live concerts, sporting or theater events, which could negatively impact our business and financial performance. Moreover, performers, venues, teams or promoters may decide to cancel concert, sporting and theater events due to social distancing requirements, such as those imposed in response to the COVID-19 pandemic, or due to severe weather events or natural disasters. Cancellations of such events can adversely affect our financial performance, as we are obligated to issue refunds or credits for tickets purchased for those events that are not rescheduled.

Our operations are seasonal and our results of operations vary from quarter to quarter and year over year, so our financial performance in certain financial quarters or years may not be indicative of, or comparable to, our financial performance in subsequent financial quarters or years.

We believe our financial results and cash needs will vary greatly from quarter to quarter and year to year depending on, among other things, the timing of tours, tour cancellations, event ticket sales, seasonal and other fluctuations in our operating results, the timing of guaranteed payments, financing activities, acquisitions and investments and receivables management. Because our results may vary significantly from quarter to quarter and year to year, our financial results for one quarter or year cannot necessarily be compared to another quarter or year and may not be indicative of our future financial performance in subsequent quarters or years. Typically, we experience our lowest financial performance in the first and second quarters of the calendar year due to the timing of large-scale events and concert on-sales. In addition, the timing of tours of top grossing acts can impact comparability of quarterly results year over year and potentially annual results. Similarly, the number of games in playoff series and the teams involved can vary year over year and impact our results. The seasonality of our business could create cash flow management risks if we do not adequately anticipate and plan for periods of decreased activity, which could negatively impact our ability to execute on our strategy, which in turn could harm our results of operations.

We rely on the experience and expertise of our senior management team, key technical employees and other highly skilled personnel and the failure to retain, motivate or integrate any of these individuals could have an adverse effect on our business, financial condition or results of operations.

Our success depends upon the continued service of our senior management team and key technical employees, as well as our ability to continue to attract and retain additional highly qualified personnel. Our future success depends on our continuing ability to identify, hire, develop, motivate, retain and integrate highly skilled personnel for all areas of our organization. Each of our executive officers, key technical personnel and other employees could terminate his or her relationship with us at any time. The loss of any member of our senior management team or key personnel might significantly delay or prevent the achievement of our business objectives and could harm our business and our relationships. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees.

The processing, storage, use and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements or differing applications of privacy regulations.

We receive, transmit and store a large volume of personal data and other user data. Numerous federal, state and international laws address privacy, data protection and the collection, storing, sharing, use, disclosure and protection of personal data and other user data. In the United States, numerous states already have, and are looking to expand, data protection legislation requiring companies like ours to consider solutions to meet differing needs and expectations of buyers and sellers. For example, California enacted the California Consumer Privacy Act (“CCPA”), which took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, including the right to access and delete their personal information, and receive detailed information about how their personal information is used and shared. The CCPA also created restrictions on “sales” of personal information that allow California residents to opt-out of certain sharing of their personal information and prohibits covered businesses from discriminating against consumers (e.g., charging more for services) for exercising any of their CCPA rights. The CCPA provides for potentially severe statutory penalties, and a private right of action for data breaches resulting from a failure to implement reasonable security procedures and practices. In addition, in November 2020, California voters approved the California Privacy Rights Act (“CPRA”) ballot initiative which introduced significant amendments to the CCPA and established and funded a dedicated California privacy regulator, the California Privacy Protection Agency (“CPPA”). The amendments introduced by the CPRA go into effect on January 1, 2023, and new implementing regulations are expected to be introduced by the CPPA. Some observers have noted that the CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business. Further, on March 2, 2021, the Governor of Virginia signed into law the Virginia Consumer Data Protection Act, or the VCDPA. The VCDPA creates consumer rights, similar to the CCPA, but also imposes security and assessment requirements for businesses. In addition, on July 7, 2021, Colorado enacted the Colorado Privacy Act, or the COCPA, becoming the third comprehensive consumer privacy law to be passed in the United States (after the

CCPA and VCDPA). The COCPA closely resembles the VCDPA, and will be enforced by the respective states’ attorney general and district attorneys, although the two differ in many ways and once they become enforceable in 2023, we must comply with each if our operations fall within the scope of these newly enacted comprehensive mandates. Similar laws have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. The enactment of such laws could have potentially conflicting requirements that would make compliance challenging.

We are also subject to the Payment Card Industry (“PCI”) Data Security Standard, which is a standard designed to protect credit card account data as mandated by payment card industry entities. We rely on vendors to handle PCI matters and to ensure PCI compliance. Despite our compliance efforts, we may become subject to claims that we have violated the PCI Data Security Standard based on past, present, and future business practices. Our actual or perceived failure to comply with the PCI Data Security Standard can subject us to fines, termination of banking relationships, and increased transaction fees.

The interpretation and application of many privacy and data protection laws are, and will likely remain, uncertain, and it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or product features. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could harm our business. In addition to government regulation, privacy advocacy and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us. Any inability to adequately address privacy, data protection and data security concerns or comply with applicable privacy, data protection or data security laws, regulations, policies and other obligations could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business.

Our failure, and/or the failure by the various third-party service providers and partners with which we do business, to comply with applicable privacy policies or federal, state or similar international laws and regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in the unauthorized release of personal data or other user data, or the perception that any such failure or compromise has occurred, could negatively harm our brand and reputation, result in a loss of sellers, buyers or distribution partners, discourage potential sellers or buyers from trying our platform and/or result in fines and/or proceedings by governmental agencies and/or users, any of which could have a material adverse effect on our business, results of operations and financial condition.

Unfavorable outcomes in legal proceedings in which we may be involved may adversely affect our business and operating results.

Our results may be affected by the outcome of pending and future litigation. Unfavorable rulings in our legal proceedings may have a negative impact on us that may be greater or smaller depending on the nature of the rulings. In addition, we are currently, and from time to time in the future may be, subject to various other claims, investigations, legal and administrative cases and proceedings (whether civil or criminal) or lawsuits by governmental agencies or private parties. If the results of these investigations, proceedings or suits are unfavorable to us or if we are unable to successfully defend against third-party lawsuits, we may be required to pay monetary damages or may be subject to fines, penalties, injunctions or other censure that could have a material adverse effect on our business, financial condition and results of operations. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

Unfavorable legislative outcomes may adversely affect our industry, our business and our operating results.

In addition to concerns related to network and data security, the collection, transfer, use, disclosure, security and retention of personal or sensitive information and other user data are governed by existing and evolving federal, state and international laws, as described above. We have expended significant capital and other resources to keep abreast of the evolving privacy landscape. However, due to the changes in the data privacy regulatory environment, we may incur additional costs and challenges to our business that restrict or limit our ability to collect, transfer, use, disclose, secure, or retain personal or sensitive information. These changes in data privacy laws may require us to modify our current or future products, services, programs, practices or policies, which may in turn impact the products and services available to our customers.

Additionally, some states regulate the secondary ticket market, such as by setting maximum resale prices, and any further regulation or unfavorable legislative outcomes imposing additional restrictions on ticket resales may adversely affect our industry, our business and our operating results.

The success of our operations depends, in part, on the integrity of our systems and infrastructure, as well as affiliate and third-party computer systems, computer networks and other communication systems. System interruption and the lack of integration and redundancy in these systems and infrastructure may have an adverse impact on our business, financial condition and results of operations.

System interruption and the lack of integration and redundancy in the information systems and infrastructure, both of our own ticketing systems and other computer systems and of affiliate and third-party software, computer networks and other communications systems service providers on which we rely, may adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries and generally maintain cost-efficient operations. Similarly, due to our reliance on a network of technology systems, many of which are outside of our control, changes to interfaces upon which we rely or a reluctance of our counterparties to continue supporting our systems could lead to technology interruptions. Such interruptions could occur by virtue of natural disaster, malicious actions such as hacking or acts of terrorism or war, or human error. In addition, the loss of some or all of certain key personnel could require us to expend additional resources to continue to maintain our software and systems and could subject us to systems interruptions. The large infrastructure plant that is required to operate our systems requires an ongoing investment of time, money and effort to maintain or refresh hardware and software and to ensure it remains at a level capable of servicing the demand and volume of business that we receive. Failure to do so may result in system instability, degradation in performance, or unfixable security vulnerabilities that could adversely impact both the business and the consumers utilizing our services.

While we have backup systems for certain aspects of our operations, disaster recovery planning by its nature cannot be sufficient for all eventualities. In addition, we may not have adequate insurance coverage to compensate for losses from a major interruption. If any of these adverse events were to occur, it could adversely affect our business, financial condition and results of operations.

Cyber security risks, data loss or other breaches of our network security could materially harm our business and results of operations, and the processing, storage, use and disclosure of personal or sensitive information could give rise to liabilities and additional costs as a result of governmental regulation, litigation and conflicting legal requirements relating to personal privacy rights.

Due to the nature of our business, we process, store, use, transfer and disclose certain personal or sensitive information about our customers and employees. Penetration of our network or other misappropriation or misuse of personal or sensitive information and data, including credit card information and other personal information, could cause interruptions in our operations and subject us to increased costs, litigation, inquiries and actions from governmental authorities, and financial or other liabilities. In addition, security breaches, incidents or the inability to protect information could lead to increased incidents of ticketing fraud and counterfeit tickets. Security breaches and incidents could also significantly damage our reputation with sellers, buyers, distribution partners and other third parties, and could result in significant costs related to remediation efforts, such as credit or identity theft monitoring. Such incidents may occur in the future, resulting in unauthorized, unlawful, or inappropriate access to, inability to access, disclosure of, or loss of the sensitive, proprietary and confidential information that we handle.

Further, ransomware attacks, including those from organized criminal threat actors, nation-states, and nation-state supported actors, are becoming increasingly prevalent and severe, and can lead to significant interruptions in our operations, loss of data and income, reputational loss, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting payments.

Although we have developed systems and processes that are designed to protect customer and employee information and to prevent security breaches or incidents (which could result in data loss or other harm or loss), such measures cannot provide absolute security or certainty. It is possible that advances in computer and hacker capabilities, new variants of malware, the development of new penetration methods and tools, inadvertent violations of company policies or procedures or other developments could result in a compromise of customer or employee information or a breach of the technology and security processes that are used to protect customer and employee information. The techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems may change frequently and as a result, may be difficult for our business to detect for long periods of time. In addition, despite our best efforts, we may be unaware of or unable to anticipate these techniques or implement adequate preventative measures. We have expended significant capital and other resources to protect against and remedy such potential security breaches, incidents and their consequences and will continue to do so in the future.

We also face risks associated with security breaches and incidents affecting third parties with which we are affiliated or with which we otherwise conduct business. In particular, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture and/or may pose a security risk that could unexpectedly compromise information security. Sellers, buyers and distribution partners are generally concerned with the security and privacy of the internet, and any publicized security problems affecting our businesses and/or third parties may discourage sellers, buyers or distribution partners from doing business with us, which could have an adverse effect on our business, financial condition and results of operations.

Laws in all states and U.S. territories require businesses to notify affected individuals, governmental entities, and/or credit reporting agencies of certain security incidents affecting personal information. Such laws are inconsistent, and compliance in the event of a widespread security incident is complex and costly and may be difficult to implement. Our existing general liability and cyber liability insurance policies may not cover, or may cover only a portion of, any potential claims related to security breaches to which we are exposed or may not be adequate to indemnify us for all or any portion of liabilities that may be imposed. We also cannot be certain that our existing insurance coverage will continue to be available on acceptable terms or in amounts sufficient to cover the potentially significant losses that may result from a security incident or breach or that the insurer will not deny coverage of any future claim.

If we fail to adequately protect or enforce our intellectual property rights, our competitive position and our business could be materially adversely affected.

We believe that our proprietary technologies and information, including our ticketing platform software solutions, informational databases, and other components that make our products and services, are critical to our success, and we seek to protect our technologies, products and services through a combination of intellectual property rights. Despite our efforts, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization which, if discovered, might require legal action to correct. In addition, third parties may independently and lawfully develop products or services substantially similar to ours. We do not currently hold patents over our technology. We seek to protect our proprietary technology methods by filing patents when applicable, and if needed, through confidentiality agreements and other access control measures. Failure of such strategies to protect our technology or our inability to protect patents in the future to the extent we obtain them could have a materially adverse impact on our business, financial condition and results of operations.

We have been granted trademark registrations with the United States Patent and Trademark Office and/or various foreign authorities for certain of our brands. Our existing or future trademarks may be adjudicated invalid by a court or may not afford us adequate protection against competitors.

We cannot be certain that the measures we implement will prevent infringement, misappropriation or other violations of our intellectual property rights, particularly in foreign countries where the laws may not protect our proprietary rights as fully as they do in the United States. Our failure to protect our intellectual property rights in a meaningful manner or challenges to our related contractual rights could result in erosion of our brand names or other intellectual property and could adversely affect our business, financial condition and results of operations. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations.

We may face potential liability and expense for legal claims alleging that the operation of our business infringes intellectual property rights of third parties, who may assert claims against us for unauthorized use of such rights.

We cannot be certain that the operation of our business does not, or will not, infringe or otherwise violate the intellectual property rights of third parties. From time to time, we have been and may in the future be, subject to legal proceedings and claims alleging that we infringe or otherwise violate the intellectual property rights of third parties. These claims, whether or not successful, could divert management time and attention away from our business and harm our reputation and financial condition. In addition, the outcome of litigation is uncertain, and third parties asserting claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief against us, which could require us to rebrand, redesign, or reengineer our platform, products or services, and/or effectively block our ability to distribute, market or sell our products and services.

Our payments system depends on third-party providers and is subject to risks that may harm our business.

We rely on third-party providers to support our payment system, as our buyers primarily use credit cards to purchase tickets on our marketplace. Nearly all our revenue is associated with payments processed through a single provider, which relies on banks and payment card networks to process transactions. If this provider or any of its vendors do not operate well with our platform, our payments systems and our business could be adversely affected. If this provider does not perform adequately, determines certain types of transactions are prohibitive for any reason, if this provider’s technology does not interoperate well with our platform, or if our relationships with this provider, the bank or the payment card networks on which it relies were to terminate unexpectedly, buyers may find our platform more difficult to use. Such an outcome could harm the ability of sellers to use our platform, which could cause them to use our platform less and harm our business.

Our payment processing partner requires us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or re-interpret existing rules in ways that might prohibit us from providing certain services to some buyers or sellers, be costly to implement or difficult to follow. We are required to reimburse our payment processor for fines assessed by payment card networks if we, or buyers or sellers using our platform, violate these rules, such as our processing of various types of transactions that may be interpreted as a violation of certain payment card network operating rules. Changes to these rules and requirements, or any change in our designation by payment card networks, could require a change in our business operations and could result in limitations on or loss of our ability to accept payment cards, any of which could negatively impact our business.

Additionally, while we deploy sophisticated technology to detect fraudulent purchase activity, we may incur losses if we fail to prevent the use of fraudulent credit card information on transactions in the future. Fraud schemes are becoming increasingly sophisticated and common, and our ability to detect and combat fraudulent schemes may be negatively impacted by the adoption of new payment methods and new technology platforms. If we or this provider fail to identify fraudulent activity or are unable to effectively combat the use of fraudulent credit cards on our platform or if we otherwise experience increased levels of disputed credit card payments, our results of operations and financial positions could be materially adversely affected.

Finally, payment card networks and our payment processing partner could increase the fees they charge us for their services, which would increase our operating costs and reduce our margins. Any such increase in fees could also harm our business, results of operations and financial condition.

We face intense competition in our market, especially from larger, well-established companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

A number of other companies engage in the business of providing ticketing services and even marketing and production. The market for these products is intensely competitive, and we expect competition to increase in the future from established competitors and new market entrants. Our current competitors include both emerging or developmental stage companies, such as ourselves, as well as larger companies. Many of our existing competitors have, and some of our potential competitors could have, substantial competitive advantages such as:

•        greater name recognition and longer operating histories;

•        larger sales and marketing budgets and resources;

•        broader distribution and established relationships with distribution partners and end-customers;

•        greater customer support resources;

•        greater resources to make acquisitions;

•        larger and more mature intellectual property portfolios; and

•        substantially greater financial, technical and other resources.

In addition, some of our larger competitors have substantially broader product offerings and leverage their relationships based on other products or incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our products, including through selling at zero or negative margins, product bundling, or closed technology platforms. Conditions in our market could change rapidly and significantly as a result of technological advancements, partnering by our competitors or continuing market consolidation. New start-up companies that innovate and large competitors that are making significant investments in research and development may invent similar or superior products and technologies that compete with our products and technology. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources.

Our markets are subject to technological change and our success depends on our ability to develop and introduce new products.

Each of the markets for our products is characterized by:

•        changing technologies;

•        changing customer needs;

•        frequent new product introductions and enhancements;

•        increased integration with other functions; and

•        product obsolescence.

Our success will be dependent in part on the design and development of new products. To develop new products and designs for our target markets, we must develop, gain access to and use leading technologies in a cost-effective and timely manner and continue to expand our technical and design expertise. The product development process is time-consuming and costly, and there can be no assurance that product development will be successfully completed, that necessary regulatory clearances or approvals will be granted on a timely basis, or at all, or that the potential products will achieve market acceptance. Our failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on our business, financial condition and results of operations.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act), the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with the SEC with respect to our business and operating results.

As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

Periods of rapid growth and expansion could place a significant strain on our resources, including our employee base, which could negatively impact our operating results.

We may experience periods of rapid growth and expansion, which may place significant strain and demands on our management, our operational and financial resources, customer operations, research and development, marketing and sales, administrative, and other resources. To manage our possible future growth effectively, we will be required to continue to improve our management, operational and financial systems. Future growth would also require us to successfully hire, train, motivate and manage our employees. In addition, our continued growth and the evolution of our business plan will require significant additional management, technical and administrative resources. If we are unable to manage our growth successfully, we may not be able to effectively manage the growth and evolution of our current business and our operating results could suffer.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

Our ability to grow successfully requires an effective planning and management process. The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We are an emerging growth company within the meaning of the JOBS Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are not applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five (5) years although we could lose that status sooner if our annual gross revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if, among other criteria, the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies may also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to utilize such extended transition period for complying with new or revised accounting standards.

We may not be able to access the equity or credit markets.

We face the risk that we may not be able to access various capital sources, including investors, lenders, or suppliers. Failure to access the equity or credit markets from any of these sources could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Rising interest rates could adversely impact our business.

Changes in interest rates could have an adverse impact on our business by increasing our cost of capital. For example:

•        rising interest rates would increase our cost of capital; and

•        rising interest rates may negatively impact our ability to secure financing on favorable terms and may impact our ability to provide cost-effective financing to our end-customers or end-users, where applicable.

Rising interest rates could generally harm our business and financial condition.

There is no existing market for our common stock, and a trading market that will provide you with adequate liquidity may not develop for our common stock. If and when a larger trading market for our common stock develops, the market price of our common stock is still likely to be highly volatile and subject to wide fluctuations.

There is currently no public market for our common stock and an active trading market for our common stock may not develop as a result of the Digital Ally Distribution or be sustained in the future. The lack of an active trading market may make it more difficult for you to sell your shares of common stock and could lead to our stock price being depressed or more volatile.

We cannot predict the prices at which our common stock may trade after the Digital Ally Distribution. The market price of our common stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

•        our business profile and market capitalization may not fit the investment objectives of Digital Ally stockholders, and as a result, Digital Ally stockholders may sell our shares after the Digital Ally Distribution;

•        a shift in our investor base;

•        success or failure of our business strategies;

•        failure to achieve our growth and performance objectives;

•        variations in our revenues and operating expenses;

•        actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;

•        our ability to obtain financing as needed;

•        changes in laws and regulations affecting our business;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        announcements of innovations or new products or services by us or our competitors;

•        market conditions in our industry, the industries of our customers and the economy as a whole;

•        actual or expected changes in our growth rates or our competitors’ growth rates;

•        changes in the market valuations of other comparable companies;

•        overall market fluctuations; and

•        developments in the financial markets and worldwide or regional economies.

In addition, if the market for entertainment stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of our common stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

For many reasons, including the risks identified in this proxy statement/prospectus, the market price of our common stock following the Merger may be more volatile than the market price of Digital Ally common stock before the Merger. These factors may result in short-term or long-term negative pressure on the value of our common stock. Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

The concentration of stock ownership by our executive officers and directors may enable such stockholders to exert significant influence over matters requiring stockholder approval.

Our executive officers and directors will beneficially own approximately [•]% of our common stock following the Merger. As a result, our executive officers and directors may have significant influence to:

•        elect or defeat the election of our directors;

•        amend or prevent amendment of our certificate of incorporation or bylaws;

•        effect or prevent a merger, sale of assets or other corporate transaction; and

•        affect the outcome of any other matter submitted to the stockholders for vote.

The interests of our executive officers and directors may not always coincide with the interests of other stockholders, and these stockholders may act in a manner that advances their interests and not necessarily those of other stockholders. In addition, any sale of a significant amount of our common stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our common stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our common stock.

The market price for our common stock is likely to be particularly volatile given our status as a corporation that prior to the Merger was a subsidiary of a relatively unknown company with a small and thinly traded public float and lack of profits. This could lead to wide fluctuations in the price of our common stock.

The market for Digital Ally’s common stock is characterized by significant price volatility when compared to the securities of larger, more established companies that trade on a national securities exchange and have large public floats, and as we are appreciably smaller than Digital Ally in terms of assets, revenues and earnings, and lack any trading history we expect that following the Merger the price of our common stock will be more volatile than the securities of larger, more established companies for the indefinite future. The volatility in the price of our common stock may be attributable to a number of factors. First, as noted above, Digital Ally’s common stock is, compared to the securities of such larger, more established companies, sporadically and thinly traded and we have no basis to conclude that following the Merger our common stock will trade more frequently and heavily. The price of our common stock could, for example, decline precipitously in the event that a large number of shares of our common stock were sold on the market without commensurate demand. Second, we are a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of common stock on the market more quickly and at greater discounts than would be the case with the securities of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our common stock regardless of our operating performance.

Our stockholders may experience significant dilution.

The issuance of material amounts of common stock by us in the future would cause our existing stockholders to experience significant dilution in their investment in us. We will need to raise additional capital in the future to execute our business plan, and if we obtain additional financing involving the issuance of equity securities or securities convertible into or exercisable for equity securities, our existing stockholders’ investment would be diluted. Any such dilution could cause the market price of our common stock to decline, which could impair our ability to raise additional financing.

We do not anticipate paying dividends in the foreseeable future.

The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less appealing because a return on a stockholder’s investment would only occur if our stock price appreciates.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents could discourage a takeover that stockholders may consider favorable.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Pursuant to our certificate of incorporation, our Board of Directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for certain customers. Since Kustom Entertainment common stock is a speculative investment due to our lack of profits to date, FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

Sales of a significant number of shares of our common stock in the public markets or significant short sales of our common stock, or the perception that such sales could occur, could depress the market price of our common stock and impair our ability to raise capital.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of our common stock. If there are significant short sales of our common stock, the price decline that could result from this activity may cause the share price to decline more so, which, in turn, may cause long holders of the common stock to sell their shares, thereby contributing to sales of common stock in the market. Such sales also may impair our ability to raise capital through the sale of additional equity securities in the future at a time and price that our management deems acceptable, if at all.

In the future, we may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of our common stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our common stock.

We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our holders of common stock. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of common stock, it may negatively impact the trading price of our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, our common stock price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included in its report for the year ended December 31, 2022 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon, among other factors, our ability to raise additional capital through sales of our securities, and incurrence of debt. Additionally, future capital requirements will depend on many factors, including the rate of revenue growth, the selling price of our products and services, the expansion of sales and marketing activities, and the continuing market acceptance of our offerings. These factors raise substantial doubt about our ability to continue as a going concern. There is no assurance that additional financing will be available at terms acceptable to us or at all. If we cannot continue as a viable entity, this could materially adversely affect the value of our securities.

In evaluating our current business and future forecasts, our management may rely on the availability of all of the funds that we may receive from available sources including bridge financing, and we may require additional capital to support our business growth, and such capital may not be available.

We intend to continue to look for financing to support business growth and may require additional funds to respond to business challenges, which include the need to develop new solutions or enhance existing solutions, enhance our operating infrastructure, and expand our sales and marketing capabilities. Accordingly, we may need to engage in additional bridge financing to secure funds. Bridge financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to us. If we raise additional funds through bridge financing, our stockholders may experience dilution if it is in a form of equity financing. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt If we are unable to obtain adequate financing or financing on terms satisfactory to us in the future, our ability to continue to support our business growth and to respond to business challenges could be significantly limited as we may have to delay, reduce the scope of, or eliminate some or all of our initiatives, which could harm our operating results.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Clover Leaf and Kustom Entertainment, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical unaudited balance sheet of Kustom Entertainment as of September 30, 2023, with the historical unaudited balance sheet of Clover Leaf as of September 30, 2023, giving pro forma effect to the Business Combination as if it had occurred as of September 30, 2023.

The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, combines the historical unaudited statement of operations of Kustom Entertainment for the nine months ended September 30, 2023, and the historical unaudited statement of operations of Clover Leaf for the nine months ended September 30, 2023 on a pro forma, basis as if the Business Combination had occurred on January 1, 2022.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Kustom Entertainment for the year ended December 31, 2022, and the historical audited statement of operations of Clover Leaf for the year ended December 31, 2022 on a pro forma, basis as if the Business Combination had occurred on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, has been derived from:

•        the historical unaudited financial statements of Clover Leaf as of September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        The historical unaudited financial statements of Kustom Entertainment as of September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been derived from:

•        the historical audited financial statements of Clover Leaf for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        The historical audited financial statements of Kustom Entertainment for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, has been derived from:

•        the historical unaudited financial statements of Clover Leaf for the nine months ended September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus; and

•        The historical unaudited financial statements of Kustom Entertainment for the nine months ended September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. Kustom Entertainment and Clover Leaf have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Kustom Entertainment and Clover Leaf included in this proxy statement/prospectus and Kustom Entertainment’s and Clover Leaf’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On June 1, 2023, Clover Leaf entered into the Business Combination Agreement with CL Merger Sub, Inc, a Nevada corporation and a wholly-owned subsidiary of Clover Leaf (“Merger Sub”), Yntegra Capital Investments, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf (other than the Company Stockholder (as defined below) as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of the Merger Agreement (the “Sponsor” or the “Purchaser Representative”), Kustom Entertainment, Inc., a Nevada corporation (“Kustom Entertainment”); and Digital Ally, Inc., a Nevada corporation and the sole stockholder of Kustom Entertainment. The transactions contemplated by the Business Combination Agreement, including the issuance of Clover Leaf securities are referred to as the “Business Combination” or the “Transaction.”

Pursuant to the Business Combination Agreement, at the Closing as consideration for the Merger the Kustom Entertainment Shareholder shall be entitled to receive from Clover Leaf a number of shares of Clover Leaf Class A Common Stock with an aggregate value equal to (i) One Hundred Twenty Five Million Dollars, ($125,000,000), minus the Closing Indebtedness (the resulting amount, the “Merger Consideration”), with the Kustom Entertainment Shareholder receiving a number of shares of Clover Leaf Class A Common Stock equal to (i) the Merger Consideration, divided by (ii) the Per Share Price (the “Merger Consideration Shares”).

Simultaneously with the execution of the Agreement, Clover Leaf, the Sponsor and the other parties thereto have entered into a letter agreement (the “Sponsor Forfeiture Letter”) pursuant to which the Sponsor has agreed to forfeit and/or transfer up to 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing) held by the Sponsor, subject to the earnout provisions contained therein, contingent and effective upon the Closing, and up to an additional 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing), contingent upon the number of shares of Clover Leaf Class A Common Stock redeemed in the Redemption.

Concurrently with the consummation of the transactions contemplated by the Agreement, certain promissory notes issued by Clover Leaf to Sponsor in connection with Clover Leaf’s extension of the deadline by which it must complete its business combination, including the promissory note in the principal amount of $1,383,123 issued to the Sponsor on July 18, 2022, the promissory note in the principal amount of $1,383,123 issued to the Sponsor on October 19, 2022 and any other promissory notes issued to the Sponsor, which amount shall not exceed $3,500,000 in the aggregate, in connection with a future extension of the deadline by which Clover Leaf must complete its business combination (the “Promissory Notes”), shall be converted into Clover Leaf Private Units, of which the total Clover Leaf Private Units so issued shall be equal to: (x) the portion of the principal amount of the promissory notes being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units (the “Note Conversion”).

Earnout

Simultaneously with the execution of the Agreement, Clover Leaf, the Sponsor and the other parties thereto have entered into a letter agreement (the “Sponsor Forfeiture Letter”) pursuant to which the Sponsor has agreed to forfeit and/or transfer up to 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing) held by the Sponsor, subject to the earnout provisions contained therein, contingent and effective upon the Closing, and up to an additional 864,452 shares of Clover Leaf Class B Common

Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing), contingent upon the number of shares of Clover Leaf Class A Common Stock redeemed in the Redemption.

The Sponsor and Stanton E. Ross shall be entitled to a potential payment upon the following terms and conditions:

If the revenue of the Business for either of the fiscal years 2023 and 2024 of Clover Leaf ( the “Earnout Period”) achieve the Benchmark Revenues (as defined below) in the applicable fiscal year, 172,890 of the Sponsor’s Earnout Shares shall no longer be subject to forfeiture and the Sponsor shall transfer to Stanton E. Ross 259,336 Earnout Shares (the “Earn-Out Payment”); provided, however, that in the event the Benchmark Revenue is not achieved on or before the end of the applicable fiscal year, the Earn-Out Payment for such fiscal year shall be zero, and the Sponsor shall effective immediately, surrender for cancellation and retirement such amount of Earnout Shares, including voting and dividend rights. For avoidance of doubt, the Earnout Shares shall remain subject to that certain Letter Agreement, dated July 19, 2021, by and among Clover Leaf, its officers and directors, and the Sponsor. In the event Clover Leaf enters into a transaction during the Earn-Out Period that entitles the holder of Earnout Shares to cash or securities (including any dividends thereon), the party entitled to such Earnout Shares at the end of the Earn-Out Period shall be entitled to such cash or securities. “Benchmark Revenue shall be $24,000,000 for fiscal year 2023 and $32,500,000 for fiscal 2024.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Special Meeting Redemptions

In connection with the vote to approve to extend the date by which Clover Leaf must consummate its initial business combination from October 22, 2022 to July 22, 2023, held by Clover Leaf on October 19, 2022, Clover Leaf’s public stockholders elected to redeem 12,204,072 shares of Class A common stock at a redemption price of approximately $10.29 per share (the “October Redemptions”), for an aggregate redemption amount of approximately $125.6 million. On July 19, 2023, Clover Leaf held a special meeting at which stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate its initial business combination from July 22, 2023 to January 22, 2024. In connection with the meeting, stockholders holding 376,002 shares of Clover Leaf Class A common stock exercised their right to redeem such shares at a redemption price of approximately $11.20 per share (the “July Redemptions”), for an aggregate redemption amount of approximately $4.2 million.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Clover Leaf will be treated as the “acquired” company for financial reporting purposes, and Kustom Entertainment will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        Kustom Entertainment’s current shareholders will hold a majority of the voting power of Clover Leaf post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, including four (4) directors designated by Kustom Entertainment and one (1) director mutually agreed upon by Clover Leaf and Kustom Entertainment;

•        Kustom Entertainment’s operations will substantially comprise the ongoing operations of Clover Leaf;

•        Kustom Entertainment’s senior management will comprise the senior management of Clover Leaf.

Another determining factor was that Clover Leaf does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Clover Leaf will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Clover Leaf over the fair value of Clover Leaf’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Basis of Pro Forma Presentation

Clover Leaf has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Clover Leaf public shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that, after the October Redemptions, and the July Redemptions, no additional public stockholders of Clover Leaf exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:  This presentation assumes that, after the October Redemptions and July Redemptions, Clover Leaf public stockholders holding 748,544 shares of Clover Leaf Class A common stock will exercise their redemption rights for $8.7 million upon consummation of the Business Combination at a redemption price of approximately $11.62 per share. The maximum redemption amount reflects the maximum number of the Clover Leaf Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that the NTA proposal is passed by the Clover Leaf stockholders and that Clover Leaf’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. If the NTA Proposal is not approved or the amendment to Clover Leaf’s Existing Organizational Documents is not adopted prior to the Business Combination, then provisions of the Current Charter may limit the number of Public Shares that can be redeemed in connection with the Business Combination to such number of redemptions as would cause Clover Leaf’s net assets at Closing not to be less than $5,000,001.

The following table sets out share ownership of Kustom Entertainment on a pro forma basis assuming the No Additional Redemption Scenario and the Maximum Redemption Scenario:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Kustom Entertainment stockholders	11,220,826	57.3%	11,220,826	59.6%
Clover Leaf public stockholders(2)	3,048,031	15.6%	2,299,487	12.2%
Sponsor’s Founders Shares(1)	4,496,813	22.9%	4,496,813	23.8%
Underwriter Shares(3)	825,633	4.2%	825,633	4.4%
Total shares outstanding	19,591,303		18,842,759

____________

(1)      Includes 864,452 Class B Founders Shares in reserve for Earnout Shares and 571,859 Private Rights converted to 71,482 shares of common stock upon consummation of the Business Combination and includes the redemptions of 12,204,072 shares of Class A common stock redeemed in October 2022 and the 376,002 shares of Class A common stock redeemed in July 2023.

(2)      Includes 14,375,000 Public Rights automatically converted to 1,796,875 shares of common stock upon consummation of the Business Combination.

(3)      Includes 103,734 Private Rights automatically converted to 12,967 shares of common stock upon consummation of the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2023, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022, are based on the historical financial statements of Clover Leaf and Kustom Entertainment. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023(1)

	Kustom Entertainment (US GAAP Historical)	Clover Leaf (US GAAP Historical)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$1,899,550	$13,567	$14,537,425	A	$10,680,596	$(8,697,479)	F	$1,983,117
			(3,630,698)	B
			(2,209,248)	C
			(120,000)	G
			190,000	H
Accounts receivable – Trade	451,851				451,851			451,851
Note receivable, net	150,154				150,154			150,154
Inventories	263,481	—	—		263,481	—		263,481
Prepaid expenses and other assets	1,901,925	208,372	—		2,110,297	—		2,110,297
Total current assets	4,666,961	221,939	8,767,479		13,656,379	(8,647,976)		4,958,900
Non-current assets
Property, plant, and equipment, net of accumulated depreciation	1,168,235	—	—		1,168,235	—		1,168,235
Other assets	12,020	—	—		12,020	—		12,020
Operating lease right of use assets, net	—	—	—		—	—		—
Intangible assets, net	6,509,092				6,509,092			6,509,092
Cash and marketable securities held in Trust Account	—	14,317,173	120,000	G	—	—		—
			100,252	L
			(14,537,425)	A
Total non-current assets	7,689,347	14,317,173	(14,317,173)		7,689,347	—		7,689,347
Total assets	$12,356,308	$14,539,112	$(5,549,694)		$21,345,726	$(8,647,976)		$12,648,247

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	5,483,033	695,198	(643,717)	C	5,534,514	—		5,534,514
Related party payable	2,106,000	—	—		2,106,000	—		2,106,000
Subordinated notes payable current, net	68,135	—	—		68,135	—		68,135
Promissory note to related party	—	3,327,015	190,000	H	—			—
			(3,517,015)	I
Intercompany payable	1,766,719	—			1,766,719	—		1,766,719
Excise tax payable	—	42,099	—		42,099	—		42,099
Income tax payable	—	132,923	—		132,923	—		132,923
Total current liabilities	9,423,887	4,197,235	(3,970,732)		9,650,390	—		9,650,390

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023(1) — (continued)

	Kustom Entertainment (US GAAP Historical)	Clover Leaf (US GAAP Historical)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Non-current liabilities
Notes payable, net of current portion – related party	219,000	—	—		219,000	—		219,000
Deferred underwriting commissions	—	4,840,931	(4,840,931)	B	—	—		—
Total non-current liabilities	219,000	4,840,931	(4,840,931)		219,000	—		219,000
Total liabilities	9,642,887	9,038,166	(8,811,663)		9,869,390	—		9,869,390

Class A common stock subject to possible redemption	—	14,453,415	(14,453,415)	F	—	—		—

EQUITY
Kustom Entertainment Common stock	1	—	(1)	D	—	—		—
Clover Leaf preferred stock	—	—	—		—			—
Clover Leaf Class A common stock	—	427	1,122	D	1,959	(75)	F	1,884
			125	F
			40	I
			188	J
			57	K
Clover Leaf Class B common stock	—	—	—		—	—		—
Additional paid-in capital	13,938,366	—	(1,100,000)	C	22,599,071	(8,697,404)	F	13,901,667
			(1,121)	D
			(9,418,427)	E
			14,453,290	F
			1,210,233	B
			3,516,975	I
			(188)	J
			(57)	K
Accumulated deficit	(11,224,946)	(8,952,896)	(465,531)	C	(11,124,694)			(11,124,694)
			9,418,427	E
			100,252	L
Total equity	2,713,421	(8,952,469)	17,715,384		11,476,336	(8,647,976)		2,778,857
Total equity and liabilities	$12,356,308	$14,539,112	$(5,549,694)		$21,345,726	$(8,647,976)		$12,648,247

____________

(1)      The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical unaudited balance sheet of Kustom Entertainment as of September 30, 2023, with the historical unaudited balance sheet of Clover Leaf as of September 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023(2)

	Kustom Entertainment (US GAAP Historical)	Clover Leaf (US GAAP Historical)	Scenario 1: No Redemption Scenario			Scenario 2: Maximum Redemption Scenario
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Sales revenue	$11,575,315	$—	$—		$11,575,315	$—	$11,575,315
Cost of sales	(10,041,089)	—	—		(10,041,089)	—	(10,041,089)
Gross profit	1,534,226	—	—		1,534,226	—	1,534,226

Selling, advertising and promotional expense	(2,166,920)	—	—		(2,166,920)	—	(2,166,920)
General and administrative expense	(3,771,647)	—	—		(3,771,647)	—	(3,771,647)
Formation and operating costs	—	(1,219,117)	—		(1,219,117)	—	(1,219,117)
Interest earned on cash held in bank	—	115	—		115	—	115
Interest earned on marketable securities held in Trust Account	—	585,304	(585,304)	AA	—	—	—
Total operating expenses	(5,938,567)	(633,698)	(585,304)		(7,157,569)	—	(7,157,569)

Operating loss	(4,404,341)	(633,698)	(585,304)		(5,623,343)	—	(5,623,343)
Other income (expense) Interest expense	(111,062)	—			(111,062)	—	(111,062)
Gain on extinguishment of liabilities	507,304				507,304	—	507,304
Other income (expense)	8,836				8,836	—	8,836
Income tax expense	—	(166,523)	—		(166,523)	—	(166,523)
Net loss	$(3,999,263)	$(800,221)	$(585,304)		$(5,384,788)	$—	$(5,384,788)
Basic and diluted net loss per share	$(3,999.26)
Basic and diluted net loss per share, redeemable Class A common stock		$(0.14)
Basic and diluted net loss per share, Class B common stock		$(0.14)
Pro forma weighted average number of shares outstanding – basic and diluted					19,591,303 (2)		18,842,759 (2)
Pro forma earnings per share – basic and diluted					$(0.27)		$(0.29)

____________

(1)      Please refer to Note 7 — “Net Earnings (Loss) per Share” for details.

(2)      The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, combines the historical unaudited statement of operations of Kustom Entertainment for the nine months ended September 30, 2023, with the historical unaudited statement of operations of Clover Leaf for the nine months ended September 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022(2)

	Kustom Entertainment (US GAAP Historical)	Clover Leaf (US GAAP Historical)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$20,871,500	$—	$—		$20,871,500	$—	$20,871,500
Cost of sales	(20,602,759)	—	—		(20,602,759)	—	(20,602,759)
Gross profit	268,741	—	—		268,741	—	268,741
Selling, advertising and promotional expense	(4,024,748)	—	—		(4,024,748)	—	(4,024,748)
General and administrative expense	(3,613,234)	—	—		(3,613,234)	—	(3,613,234)
Formation and operating costs	—	(1,291,228)	—		(1,291,228)	—	(1,291,228)
Transaction Costs	—	—	(465,531)	BB	(465,531)	—	(465,531)
Total operating expenses	(7,637,982)	(1,291,228)	(465,531)		(9,394,741)	—	(9,394,741)
Operating loss	(7,369,241)	(1,291,228)	(465,531)		(9,126,000)	—	(9,126,000)
Other income (expense)
Interest expense	(91,874)		—		(91,874)	—	(91,874)
Recovery of previously incurred costs	—	341,684	—		341,684	—	341,684
Interest earned on cash held in bank	—	69	—		69	—	69
Change in fair value of warrant liabilities	—	—	—		—	—	—
Interest income on marketable securities held in Trust Account	—	1,195,135	(1,195,135)	AA	—	—	—
Total other non-operating income (expenses)	(91,874)	1,536,888	(1,195,135)		249,879	—	249,879
Income (loss) before benefit (provision) for income taxes	(7,461,115)	245,660	(1,660,666)		(8,876,121)	—	(8,876,121)
Benefit (provision) for income taxes	—	(185,423)	—		(185,423)	—	(185,423)
Net income (loss)	$(7,461,115)	$60,237	$(1,660,666)		$(9,061,544)	$—	$(9,061,544)
Basic and diluted net loss per share	$(7,461.12)
Basic net income per share, Class A common stock subject to possible redemption		$0.00
Basic net income per share, Class B common stock		$0.00
Pro forma weighted average number of shares outstanding – basic and diluted					19,591,303 (2)		18,842,759 (2)
Pro forma loss per share – basic and diluted					$(0.46)		$(0.48)

____________

(1)      Please refer to Note 7 — “Net Earnings (Loss) per Share” for details.

(2)      The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Kustom Entertainment for the year ended December 31, 2022, with the historical audited statement of operations of Clover Leaf for the year ended December 31, 2022.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On June 1, 2023, Clover Leaf entered into the Business Combination Agreement with CL Merger Sub, Inc, a Nevada corporation and a wholly-owned subsidiary of Clover Leaf (“Merger Sub”), Yntegra Capital Investments, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf (other than the Company Stockholder (as defined below) as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of the Merger Agreement (the “Sponsor” or the “Purchaser Representative”), Kustom Entertainment, Inc., a Nevada corporation (“Kustom Entertainment”); and Digital Ally, Inc., a Nevada corporation and the sole stockholder of Kustom Entertainment. The transactions contemplated by the Business Combination Agreement, including the issuance of Clover Leaf securities are referred to as the “Business Combination” or the “Transaction.”

Pursuant to the Business Combination Agreement, at the Closing as consideration for the Merger the Kustom Entertainment Shareholder shall be entitled to receive from Clover Leaf a number of shares of Clover Leaf Class A Common Stock with an aggregate value equal to (i) One Hundred Twenty Five Million Dollars, ($125,000,000), minus the Closing Indebtedness (the resulting amount, the “Merger Consideration”), with the Kustom Entertainment Shareholder receiving a number of shares of Clover Leaf Class A Common Stock equal to (i) the Merger Consideration, divided by (ii) the Per Share Price (the “Merger Consideration Shares”).

Simultaneously with the execution of the Agreement, Clover Leaf, the Sponsor and the other parties thereto have entered into a letter agreement (the “Sponsor Forfeiture Letter”) pursuant to which the Sponsor has agreed to forfeit and/or transfer up to 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing) held by the Sponsor, subject to the earnout provisions contained therein, contingent and effective upon the Closing, and up to an additional 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing), contingent upon the number of shares of Clover Leaf Class A Common Stock redeemed in the Redemption.

Concurrently with the consummation of the transactions contemplated by the Agreement, certain promissory notes issued by Clover Leaf to Sponsor in connection with Clover Leaf’s extension of the deadline by which it must complete its business combination, including the promissory note in the principal amount of $1,383,123 issued to the Sponsor on July 18, 2022, the promissory note in the principal amount of $1,383,123 issued to the Sponsor on October 19, 2022 and any other promissory notes issued to the Sponsor, which amount shall not exceed $3,500,000 in the aggregate, in connection with a future extension of the deadline by which Clover Leaf must complete its business combination (the “Promissory Notes”), shall be converted into Clover Leaf Private Units, of which the total Clover Leaf Private Units so issued shall be equal to: (x) the portion of the principal amount of the promissory notes being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units (the “Note Conversion”).

Earnout

Simultaneously with the execution of the Agreement, Clover Leaf, the Sponsor and the other parties thereto have entered into a letter agreement (the “Sponsor Forfeiture Letter”) pursuant to which the Sponsor has agreed to forfeit and/or transfer up to 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing) held by the Sponsor, subject to the earnout provisions contained therein, contingent and effective upon the Closing, and up to an additional 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing), contingent upon the number of shares of Clover Leaf Class A Common Stock redeemed in the Redemption.

The Sponsor and Stanton E. Ross shall be entitled to a potential payment upon the following terms and conditions:

If the revenue of the Business for either of the fiscal years 2023 and 2024 of Clover Leaf ( the “Earnout Period”) achieve the Benchmark Revenues (as defined below) in the applicable fiscal year, 172,890 of the Sponsor’s Earnout Shares shall no longer be subject to forfeiture and the Sponsor shall transfer to Stanton E. Ross 259,336 Earnout Shares (the “Earn-Out Payment”); provided, however, that in the event the Benchmark Revenue is not achieved on or before the end of the applicable fiscal year, the Earn-Out Payment for such fiscal year shall be zero, and the Sponsor shall effective immediately, surrender for cancellation and retirement such amount of Earnout Shares, including voting and dividend rights. For avoidance of doubt, the Earnout Shares shall remain subject to that certain Letter Agreement, dated July 19, 2021, by and among Clover Leaf, its officers and directors, and the Sponsor. In the event Clover Leaf enters into a transaction during the Earn-Out Period that entitles the holder of Earnout Shares to cash or securities (including any dividends thereon), the party entitled to such Earnout Shares at the end of the Earn-Out Period shall be entitled to such cash or securities. “Benchmark Revenue shall be $24,000,000 for fiscal year 2023 and $32,500,000 for fiscal 2024.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Kustom Entertainment will experience. Kustom Entertainment and Clover Leaf did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. Clover Leaf has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

Clover Leaf does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of Kustom Entertainment have been prepared in accordance with U.S. GAAP. The historical financial statements of Clover Leaf have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects U.S. GAAP, the basis of accounting used by Kustom Entertainment.

Clover Leaf has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Clover Leaf public shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that, after the October Redemptions, and the July Redemptions, no additional public stockholders of Clover Leaf exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that, after the October Redemptions and July Redemptions, Clover Leaf public stockholders holding 748,544 shares of Clover Leaf Class A common stock will exercise their redemption rights for $8.7 million upon consummation of the Business Combination at a redemption price of approximately $11.62 per share. The maximum redemption amount reflects the maximum number of the Clover Leaf Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that the NTA proposal is passed by the Clover Leaf stockholders and that Clover Leaf’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. If the NTA Proposal is not approved or the amendment to Clover Leaf’s Existing Organizational Documents is not adopted prior to the Business Combination, then provisions of the Current Charter may limit the number of Public Shares that can be redeemed in connection with the Business Combination to such number of redemptions as would cause Clover Leaf’s net assets at Closing not to be less than $5,000,001.

The following summarizes the pro forma shares of Kustom Entertainment common stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	No Additional Redemptions		Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Kustom Entertainment stockholders	11,220,826	57.3%	11,220,826	59.6%
Clover Leaf public stockholders(2)	3,048,031	15.6%	2,299,487	12.2%
Sponsor’s Founders Shares(1)	4,496,813	22.9%	4,496,813	23.8%
Underwriter Shares(3)	825,633	4.2%	825,633	4.4%
Total shares outstanding	19,591,303		18,842,759

____________

(1)      Includes 864,452 Class B Founders Shares in reserve for Earnout Shares and 571,859 Private Rights converted to 71,482 shares of common stock upon consummation of the Business Combination.

(2)      Includes 14,375,000 Public Rights automatically converted to 1,796,875 shares of common stock upon consummation of the Business Combination and includes the redemptions of 12,204,072 shares of Class A common stock redeemed in October 2022 and the 376,002 shares of Class A common stock redeemed in July 2023.

(3)      Includes 103,734 Private Rights automatically converted to 12,967 shares of common stock upon consummation of the Business Combination.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Clover Leaf will be treated as the “acquired” company for financial reporting purposes, and Kustom Entertainment will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        Kustom Entertainment’s current shareholders will hold a majority of the voting power of Clover Leaf post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, including four (4) directors designated by Kustom Entertainment and one (1) director mutually agreed upon by Clover Leaf and Kustom Entertainment;

•        Kustom Entertainment’s operations will substantially comprise the ongoing operations of Clover Leaf;

•        Kustom Entertainment’s senior management will comprise the senior management of Clover Leaf.

Another determining factor was that Clover Leaf does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Clover Leaf will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Clover Leaf over the fair value of Clover Leaf’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2023, are as follows:

A.     Reflects the liquidation and reclassification of $14.5 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

B.      Reflects the 25% partial waiver and settlement of deferred underwriting commission upon the closing of the Business Combination.

C.     Represents preliminary estimated transaction costs expected to be incurred by Clover Leaf and Kustom Entertainment of approximately $2.3 million for legal, accounting, and due diligence fees incurred as part of the Business Combination.

For the Clover Leaf transaction costs of $1.2 million, $0.6 million have been accrued and $0.1 million have been paid as of the pro forma balance sheet date. The remaining amount of $0.5 million is reflected as an adjustment to accumulated losses.

For the Kustom Entertainment transaction costs of $1.1 million, no costs have been accrued or paid and $1.1 million is included as an adjustment to additional paid-in capital. This also reflects an adjustment of a debit and a credit to accumulated losses of $4.0 million for the conversion of the promissory notes to Clover Leaf Class A common stock for shares issued for the advisory fee as of the pro forma balance sheet date.

D.     Represents the exchange of outstanding Kustom Entertainment shares into shares of common stock at par value of $0.0001 per share upon the Business Combination.

E.      Represents the elimination of Clover Leaf’s historical accumulated losses after recording the transaction costs to be incurred by Clover Leaf as described in (C) above.

F.      In Scenario 1, reflects the no additional redemptions scenario. In Scenario 2, reflects the maximum redemption of 748,544 Clover Leaf shares for aggregate redemption payments of $8.7 million at a redemption price of approximately $11.62 per share. The maximum redemption amount reflects the maximum number of the Clover Leaf Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that the NTA proposal is passed by the Clover Leaf stockholders and that Clover Leaf’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. If the NTA Proposal is not approved or the amendment to Clover Leaf’s Existing Organizational Documents is not adopted prior to the Business Combination, then provisions of the Current Charter may limit the number of Public Shares that can be redeemed in connection with the Business Combination to such number of redemptions as would cause Clover Leaf’s net assets at Closing not to be less than $5,000,001.

G.     Reflects the extension payments deposited into the Trust subsequent to September 30, 2023.

H.     Reflects the draws on the promissory note subsequent to September 30, 2023, for the extension payment to the Trust account.

I.       Reflects the conversion of the promissory notes to Clover Leaf Class A common stock, par value $0.0001.

J.       Reflects the conversion of 15,050,593 rights into 1,881,324 shares of Class A common stock, par value $0.0001 at the consummation of the Business Combination.

K.     Reflects the issuance of Class A common stock, par value $0.0001 for advisory services.

L.      Reflects the interest earned in the Trust account subsequent to September 30, 2023.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2023

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, are as follows:

AA.  Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2022, are as follows:

AA.  Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.

BB.   Reflects the transaction costs of Clover Leaf expected to be incurred for legal, accounting and due diligence services. For the Clover Leaf transaction costs of $1.2 million, $0.6 million have been accrued and $0.1 million have been paid as of the pro forma balance sheet date. The remaining amount of $0.5 million is reflected as an expense in the unaudited pro forma combined statement of operations.

Note 7 — Net Earnings per Share

Represents the earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Clover Leaf’s public shares:

	For the Nine Months Ended September 30, 2023
	Minimum Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Kustom Entertainment shareholders	11,220,826	11,220,826
Clover Leaf public stockholders(2)	3,048,031	2,299,487
Sponsor Founder shares(1)	4,496,813	4,496,813
Underwriter shares(3)	825,633	825,633
Total	19,591,303	18,842,759

____________

(1)      Includes 864,452 Class B Founders Shares in reserve for Earnout Shares and 571,859 Private Rights converted to 71,482 shares of common stock upon consummation of the Business Combination.

(2)      Includes 14,375,000 Public Rights automatically converted to 1,796,875 shares of common stock upon consummation of the Business Combination and includes the redemptions of 12,204,072 shares of Class A common stock redeemed in October 2022 and the 376,002 shares of Class A common stock redeemed in July 2023.

(3)      Includes 103,734 Private Rights automatically converted to 12,967 shares of common stock upon consummation of the Business Combination.

	For the Nine Months Ended September 30, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(5,384,788)	$(5,384,788)
Weighted average shares outstanding of common stock – basic and diluted	19,591,303	18,842,759
Net loss per share – basic and diluted	$(0.27)	$(0.29)
	For the Year Ended December 31, 2022
	Minimum Redemption Scenario	Maximum Redemption Scenario
Weighted average shares outstanding – basic and diluted
Kustom Entertainment shareholders	11,220,826	11,220,826
Clover Leaf public stockholders(2)	3,048,031	2,299,487
Sponsor Founder shares(1)	4,496,813	4,496,813
Underwriter shares(3)	825,633	825,633
Total	19,591,303	18,842,759

____________

(1)      Includes 864,452 Class B Founders Shares in reserve for Earnout Shares and 571,859 Private Rights converted to 71,482 shares of common stock upon consummation of the Business Combination.

(2)      Includes 14,375,000 Public Rights automatically converted to 1,796,875 shares of common stock upon consummation of the Business Combination and includes the redemptions of 12,204,072 shares of Class A common stock redeemed in October 2022 and the 376,002 shares of Class A common stock redeemed in July 2023.

(3)      Includes 103,734 Private Rights automatically converted to 12,967 shares of common stock upon consummation of the Business Combination.

	Year Ended December 31, 2022
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(9,061,544)	$(9,061,544)
Weighted average shares outstanding of common stock – basic and diluted	19,591,303	18,842,759
Net loss per share – basic and diluted	$(0.46)	$(0.48)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE
FINANCIAL INFORMATION

Clover Leaf is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Transactions.

			Pro Forma Combined
	Kustom Entertainment (Historical)	Clover Leaf (Historical)	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Nine months ended September 30, 2023
Net loss	$(3,999,263)	$(800,221)	$(5,384,788)	$(5,384,788)
Shareholders’ Equity (Deficit)	$2,713,421	$(8,952,469)	$11,476,336	$2,778,857
Shareholders’ Equity (Deficit) Per Share – basic and diluted	$—	$(1.54)	$0.59	$0.15
Cash Dividends	$—	$—	$—	$—
Weighted average shares – basic and diluted	1,000	5,798,327	19,591,303	18,842,759

Shareholders’ equity per share = total equity/shares outstanding

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

Clover Leaf Capital Corp.

Clover Leaf is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Clover Leaf Common Stock, Units and Public Rights are currently listed on Nasdaq under the symbols “CLOE,” “CLOEU” and “CLOER,” respectively. The mailing address of Clover Leaf’s principal executive office is 1450 Brickell Avenue, Suite 1420 Miami, FL 33131, and its telephone number is (305) 577-0031.

Purchaser Representative

Yntegra Capital Investments LLC, a Delaware limited liability company and Clover Leaf’s Sponsor, is serving as the Purchaser Representative under the Merger Agreement, and in such capacity will represent the interests of Clover Leaf’s stockholders after the Closing (other than Digital Ally immediately prior to the Effective Time and their successors and assigns) with respect to certain matters under the Merger Agreement.

Merger Sub

Merger Sub is a wholly-owned subsidiary of Clover Leaf, incorporated in Nevada on May 30, 2023 solely for the purpose of consummating the Business Combination. Merger Sub owns no material assets and does not operate any business.

Kustom Entertainment, Inc.

Kustom Entertainment, Inc. is a Nevada corporation with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies. The mailing address of Kustom Entertainment’s principal executive office is 14001 Marshall Drive Lenexa, KS 66215.

For more information about Kustom Entertainment, see the sections entitled “Information About Kustom Entertainment” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kustom Entertainment.”

THE SPECIAL MEETING

General

Clover Leaf is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Clover Leaf Board for use at the Special Meeting to be held on [•], 2023 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Clover Leaf stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

This proxy statement/prospectus is being first mailed on or about [•], 2023 to all stockholders of record of Clover Leaf as of June 12, 2023, which is the Record Date. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held as a “virtual meeting” via live audio webcast on [•], 2023 at [•] a.m. Eastern Time.

Registering for the Special Meeting

As a registered Clover Leaf stockholder, you received a proxy card from Continental Stock Transfer & Trust Company. The form contains instructions on how to attend the virtual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. Continental Stock Transfer & Trust Company’s support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting [•], 2023 at [•] a.m. Eastern Time. Enter the URL address into your browser [•], enter your control number, name and email address. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

A Clover Leaf stockholder that holds such stockholder’s shares in “street name,” which means such stockholder’s shares are held of record by a broker, bank or other nominee, may need to contact Continental Stock Transfer & Trust Company to receive a control number. If you beneficially own shares held in “street name” and plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental Stock Transfer & Trust Company will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing [•] within the U.S. and Canada (toll-free), or [•] outside the U.S. and Canada (standard rates apply) when prompted enter the pin number [•]. This is listen-only and you will not be able to vote or enter questions during the meeting and will not be deemed to be present at the meeting, if you are listening via telephone.

Purpose of the Special Meeting

At the Special Meeting, Clover Leaf is asking its stockholders to consider and vote upon:

•        The NTA Proposal.

•        The Business Combination Proposal.    A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

•        The Charter Proposal.    The form of Proposed Charter to become effective in connection with the consummation of the Business Combination is attached to this proxy statement/prospectus as Annex B.

•        Advisory Charter Proposals.    The form of the Proposed Charter containing the advisory charter amendments to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex B.

•        The Incentive Plan Proposal.    The form of the Incentive Plan to be used by the Combined Company from and after the Closing of the Business Combination is attached to this proxy statement/prospectus as Annex D.

•        The Nasdaq Proposal.

•        The Adjournment Proposal, if presented at the Special Meeting.

Voting Power and Record Date

You will be entitled to vote at the Special Meeting if you owned shares of Clover Leaf Common Stock at the close of business on [•], 2023, which is the Record Date. You are entitled to one vote for each share of Clover Leaf Common Stock that you held as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [•] shares of Clover Leaf Common Stock outstanding, of which [•] are Public Shares, and 3,457,807 are shares of Clover Leaf Common Stock held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the IPO, Clover Leaf entered into agreements with the Insiders, including the Sponsor, pursuant to which each agreed to vote any shares of Clover Leaf Common Stock owned by them in favor of the Business Combination Proposal and for all other Proposals presented at the Special Meeting. These agreements apply to Clover Leaf’s Sponsor as it relates to the Clover Leaf Sponsor Shares and the requirement to vote such shares in favor of the Business Combination Proposal and for all other Proposals presented to Clover Leaf stockholders in this proxy statement/prospectus.

Clover Leaf’s Insiders have waived any redemption rights, including with respect to shares of Clover Leaf Class A Common Stock issued or purchased in the IPO or in the aftermarket, in connection with Business Combination. No consideration was provided in exchange for the Insiders’ waiver of their redemption rights. The Clover Leaf Sponsor Shares held by the Insiders have no redemption rights upon Clover Leaf’s liquidation and will be worthless if no business combination is effected by Clover Leaf by January 22, 2024 (as such deadline may be extended by amendment to Clover Leaf’s organizational documents).

Quorum and Required Vote for Proposals

A quorum of Clover Leaf stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of Clover Leaf Common Stock issued and outstanding and entitled to vote at the Special Meeting is represented in person online or by proxy at the Special Meeting, except that the presence, in person online or by proxy, of the holders of both (i) a majority of the outstanding shares of Clover Leaf Class A Common Stock entitled to vote at the Special Meeting, and (ii) a majority of the outstanding shares of Clover Leaf Class B Common Stock entitled to vote at the Special Meeting is also required for a quorum to be present with respect to the Charter Proposal. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the NTA Proposal requires the affirmative vote of holders of fifty percent (50%) of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting as a single class, and the approval of the Charter Proposal requires the affirmative vote of holders of (i) at least a majority of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting as a single class, (ii) at least a majority of the issued and outstanding shares of Clover Leaf Class A Common Stock as of the Record Date, voting as a separate class and (iii) at least a majority of the issued and outstanding shares of Clover Leaf Class B Common Stock as of the Record Date, voting as a separate class.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of the Common Stock that are voted at the Clover Leaf Meeting, voting together as a single class. Accordingly, a Clover Leaf stockholder’s failure to vote by proxy or to vote virtually in person at the Special Meeting on any of the Proposals (including by abstaining on each of the Proposals) will have no effect on the outcome of the Business Combination Proposal. However, if a Clover Leaf stockholder votes any shares by proxy or virtually in person at the Special Meeting on any of the other Proposals, the failure to vote such shares on the Business Combination Proposal (including by abstaining on the Business Combination Proposal) will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Assuming a quorum is present, the approval of the each of the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require a majority of the votes cast by the holders of the shares of Clover Leaf Common Stock represented in person online or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. A Clover Leaf stockholder’s failure to vote by proxy or to vote in person online at the Special Meeting will not be counted towards the number of shares of Clover Leaf Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal, the Incentive Plan Proposal, or the Adjournment Proposal. Assuming a quorum is present, an abstention on the Advisory Charter Proposals, the Nasdaq Proposal, or the Incentive Plan Proposal will have no effect on the outcome of the vote on such Proposal. An abstention will be deemed present and count towards the establishment of a quorum.

The Required Proposals and the NTA Proposal are each conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the other Required Proposals (which do not include the NTA Proposal, the Advisory Charter Proposals or the Adjournment Proposal). Unless the Business Combination Proposal is approved, the remaining Required Proposals will not be presented to the stockholders of Clover Leaf at the Special Meeting. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Clover Leaf stockholders. The Adjournment Proposal is not conditioned on any other proposal.

It is important for you to note that in the event the Required Proposals (consisting of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, and the Nasdaq Proposal) do not receive the requisite vote for approval, then Clover Leaf will not consummate the Business Combination. If Clover Leaf does not consummate the Business Combination and fails to complete an initial business combination by January 22, 2024 and does not seek to obtain the approval of its stockholders for an Extension, Clover Leaf will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on the Business Combination Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal. The approval of the NTA Proposal requires the affirmative vote of holders of fifty percent (50%) of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting as a single class, and the approval of the Charter Proposal requires the affirmative vote of holders of (i) at least a majority of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting as a single class, (ii) at least a majority of the issued and outstanding shares of Clover Leaf Class A Common Stock as of the Record Date, voting as a separate class and (iii) at least a majority of the issued and outstanding shares of Clover Leaf Class B Common Stock as of the Record Date, voting as a separate class. Accordingly, a Clover Leaf stockholder’s failure to vote by proxy or to vote in person online at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the NTA Proposal and the Charter Proposal.

The approval of the Business Combination Proposal requires the affirmative vote of holders of a majority of the shares of the Common Stock that are voted at the Clover Leaf Meeting, voting together as a single class. Accordingly, a Clover Leaf stockholder’s failure to vote by proxy or to vote virtually in person at the Special Meeting on any of the Proposals (including by abstaining on each of the Proposals) will have no effect on the outcome of the Business Combination Proposal. However, if a Clover Leaf stockholder votes any shares by proxy or virtually in person at the Special Meeting on any of the other Proposals, the failure to vote such shares on the Business Combination Proposal (including by abstaining on the Business Combination Proposal) will have the same effect as a vote “AGAINST” the Business Combination Proposal.

Assuming a quorum is present, the approval of the each of the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, and the Adjournment Proposal each require a majority of the votes cast by the holders of the shares of Clover Leaf Common Stock represented in person online or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class. A Clover Leaf stockholder’s failure to vote by proxy or to vote in person online at the Special Meeting will not be counted towards the number of shares of Clover Leaf Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Nasdaq Proposal, the Incentive Plan Proposal, or the Adjournment Proposal. Assuming a quorum is present, an abstention on the Advisory Charter Proposals, the Nasdaq Proposal, or the Incentive Plan Proposal will have no effect on the outcome of the vote on such Proposal. An abstention will be deemed present and count towards the establishment of a quorum.

Recommendation of the Clover Leaf Board

The Clover Leaf Board has determined that each of the proposals is fair to and in the best interests of Clover Leaf and its stockholders, and has unanimously approved such proposals. The Clover Leaf Board unanimously recommends that stockholders:

•        vote “FOR” the NTA Proposal;

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the Charter Proposal;

•        vote “FOR” the Advisory Charter Proposals;

•        vote “FOR” the Incentive Plan Proposal;

•        vote “FOR” the Nasdaq Proposal; and

•        vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of Clover Leaf Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Clover Leaf Board and officers have interests in the Business Combination that may be different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things, the fact that:

•        [•] will be Clover Leaf’s designee to the Combined Company Board upon the effectiveness of the Merger. As a director, in the future [•] may receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors;

•        unless Clover Leaf consummates an initial business combination, it is possible that Clover Leaf’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (as of November 30, 2023, Clover Leaf’s officers and directors have not incurred any out-of-pocket expenses exceeding funds available to Clover Leaf for reimbursement thereof).

•        as a condition to the IPO, pursuant to the Insider Letter, the Clover Leaf Sponsor Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Insiders’ Clover Leaf Sponsor Shares are not transferable or salable until the earlier of (A) six months after the completion of our initial business combination or (B) subsequent to our initial business combination, if (x) the closing price of the Clover Leaf Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination, or (y) Clover Leaf completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Clover Leaf’s stockholders having the right to exchange their shares of Clover Leaf Common Stock for cash, securities or other property. In this regard, while the Clover Leaf Sponsor Shares are not the same as the Clover Leaf Class A Common Stock, are subject to certain restrictions that are not applicable to the Clover Leaf Class A Common Stock, and may become worthless if Clover Leaf does not complete a business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders);

•        the Sponsor purchased an aggregate of 571,859 Sponsor Private Placement Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Private Placement Units were purchased at an aggregate purchase price of $5,718,590, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on November 30, 2023 which was $11.44, the Sponsor Private Placement Units would have an aggregate value of approximately $6,542,067 as of the same date;

•        as a condition to the IPO, pursuant to the Insider Letter, the Insiders have agreed that the Sponsor Private Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Clover Leaf has completed a business combination;

•        the Sponsor can earn a positive rate of return on its investment even if other Clover Leaf stockholders experience a negative rate of return in the Combined Company. The Sponsor paid $25,000 to purchase 3,457,807 shares of Clover Leaf Class B Common Stock. These securities will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Class A Common Stock on November 30, 2023, which was $11.63, the Clover Leaf Sponsor Shares would have an aggregate value of approximately $40,214,307 as of the same date. If Clover Leaf does not consummate the Business Combination or another initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), and Clover Leaf is therefore required to be liquidated, the Clover Leaf Sponsor Shares would be worthless, as the Sponsor is not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.007 per share that the members of the Sponsor paid for the Clover Leaf Sponsor Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, members of the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Clover Leaf Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•        each Insider has agreed not to redeem any of its Clover Leaf Sponsor Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if Clover Leaf does not complete an initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), the proceeds from the sale of the Private Placement Units will be included in the liquidating distribution to Clover Leaf’s public stockholders and the Sponsor Private Placement Units will expire worthless;

•        the fact that the Sponsor holds the Extension Notes. In connection with the 2023 Extension, Clover Leaf will cause up to $360,000 to be deposited into the trust account in installments of $60,000 per month, for each calendar month or portion thereof (commencing on July 22, 2023 and on the 22nd of each subsequent month) until January 22, 2024, that Clover Leaf needs to complete an initial business combination. As of November 30, 2023, an aggregate of $300,000 had been deposited into trust to support the Extension, and as of November 30, 2023, an aggregate principal amount of $3,517,015 was outstanding under the Extension Notes. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company, and $1,383,123 of the Extension Notes may be converted into Clover Leaf Units. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Clover Leaf may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Clover Leaf in order to provide working capital or finance transaction costs in connection with an initial business combination. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent units at a price of $10.00 per unit, at the option of the lender. Such units would be identical to the Private Placement Units. In the event an initial business combination is consummated, the working capital loans may be repaid out of the proceeds of the Trust Account released to the post-combination company. In the event that the initial business combination does not close, Clover Leaf may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment;

•        if the Trust Account is liquidated, including in the event Clover Leaf is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Clover Leaf, if and to the extent any claims by a third party for services rendered or products sold to Clover Leaf, or a prospective target business with which Clover Leaf has entered into a written letter of intent, confidentiality or similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less Permitted Withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Clover Leaf’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

•        the fact that the Sponsor and Clover Leaf’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

In addition to the interests of the Clover Leaf Insiders in the Business Combination, Clover Leaf stockholders should be aware that the IPO Underwriter, Maxim may have financial interests that are different from, or in addition to, the interests of Clover Leaf stockholders, including:

•        the fact that the IPO Underwriter is entitled to deferred underwriting fees in the amount of $0.35 per Unit, or $4,840,930.50, pursuant to the Underwriting Agreement and such fees (a portion of which the IPO Underwriter and Clover Leaf have agreed may be allocated following Closing of the proposed Business Combination with Kustom Entertainment to satisfy of a portion of the fees payable to Maxim pursuant to the Maxim Engagement Letter) are payable only if Clover Leaf completes an initial business combination;

•        the fact that the IPO Underwriter purchased 103,734 Representative Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Representative Units were purchased at an aggregate purchase price of $1,037,340, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on [•], 2023 which was $[•], the Representative Units would have an aggregate value of approximately $[•] as of [•], 2023; and

•        the fact that Clover Leaf issued to the IPO Underwriter and/or its designees 138,312 Representative Shares upon consummation of the IPO and the subsequent partial exercise of the underwriter’s over-allotment option. These Representative Shares were valued at a price of $10.00 which was the sale price of the units sold in the IPO. The IPO Underwriter agreed not to transfer, assign or sell any such shares until the completion of Clover Leaf’s initial business combination. In addition, the IPO Underwriter agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of Clover Leaf’s initial business combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if Clover Leaf fails to complete an initial business combination. Based on the closing trading price of the Clover Leaf Class A Common Stock on [•], 2023 which was $[•], the Representative Shares would have an aggregate value of approximately $[•] as of [•], 2023.

These interests may have influenced Clover Leaf’s Board in making their recommendation that you vote in favor of the approval of the Business Combination. The members of the Clover Leaf Board were aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that Clover Leaf stockholders approve the proposals required to effect the Business Combination. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Current Charter did not impact Clover Leaf’s search for an acquisition target and Clover Leaf was not prevented from reviewing any opportunities as a result of such waiver. This was primarily because the targets companies with whom Clover Leaf engaged in negotiations for a potential business combination either had no relationship with any of the directors or officers of Clover Leaf or engaged in discussions with Clover Leaf under the supervision of a special committee which excludes any individuals that might have potential conflict of interest. The Clover Leaf Board determined that the overall benefits expected to be received by Clover Leaf and its stockholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Clover Leaf Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Clover Leaf with any other target business or businesses, (ii) these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of Combined Company’s stock.

Voting Your Shares

Each share of Clover Leaf Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are three ways to vote your shares of Clover Leaf Common Stock at the Special Meeting:

1.      Vote by internet.

•        Before the meeting:    Go online to www.cstproxyvote.com. Use the internet to transmit your proxy with your voting instructions and for electronic delivery information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or obtain a proxy from the record holder of your shares allowing you to submit a proxy via the internet with respect thereto.

•        During the meeting:    Go online to [•]. You will be able to attend the Special Meeting online and vote your shares electronically until voting is closed. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Clover Leaf Common Stock.

2.      Vote by mail.    Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States). By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Clover Leaf Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Proposals. Proxies submitted by mail should be received by [•], 2023 in order to ensure that they are counted at the Special Meeting.

3.      Vote by telephone.    You may submit a proxy to vote your shares by calling and following the instructions on the proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or obtain a proxy from the record holder of your shares allowing you to submit a proxy via telephone with respect thereto. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Clover Leaf Common Stock.

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares and you give a proxy, you may change your vote or revoke your proxy at any time before it is exercised at the Special Meeting by doing any one of the following:

•        submitting a valid, later-dated proxy card or proxy via the internet or by telephone before 11:59 p.m., Eastern Time, on the calendar day immediately preceding the Special Meeting, or by mail that is received prior to the Special Meeting;

•        sending a written revocation of a proxy to Clover Leaf’s secretary at 1450 Brickell Avenue, Suite 1420 Miami, FL 33131, that bears a date later than the date of the proxy you want to revoke and is received prior to the date of the Special Meeting; or

•        attending the Special Meeting (or, if the special meeting is adjourned or postponed, attending the applicable adjourned or postponed meeting) and voting in person online, which automatically will cancel any proxy previously given, or revoking your proxy in person online, but your attendance alone will not revoke any proxy previously given.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your Clover Leaf Common Stock, you may contact [•], Clover Leaf’s proxy solicitor, at:

[•]

No Additional Matters May Be Presented at the Special Meeting.

The Special Meeting has been called only to consider the approval of the NTA Proposal, the Business Combination Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and, if presented at the Special Meeting, the Adjournment Proposal. Under Clover Leaf’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Permitted Withdrawals, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made in accordance with the procedures reflected in this proxy statement/prospectus and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Clover Leaf as Permitted Withdrawals). For illustrative purposes, based on funds in the Trust Account of approximately $[•] million on June 7, 2023, the estimated per share redemption price would have been approximately $[•]. A public stockholder, together with any of such stockholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of Exchange Act) will be restricted from redeeming in the aggregate such stockholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of Clover Leaf Common Stock included in the units of Clover Leaf sold in the IPO (including overallotment securities sold to Clover Leaf’s underwriters after the IPO).

In order to exercise your redemption rights, you must:

•        prior to 5:00 p.m. Eastern time on [•], 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, Clover Leaf’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Clover Leaf Common Stock; and

•        deliver your Public Shares either physically or electronically through DTC to Clover Leaf’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Clover Leaf’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Clover Leaf does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Clover Leaf’s consent, until the consummation of the Business Combination, or such other date as determined by the Clover Leaf Board. If you delivered your shares for redemption to Clover Leaf’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Clover Leaf’s transfer agent return the shares (physically or electronically). You may make such request by contacting Clover Leaf’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Clover Leaf Common Stock as they may receive higher proceeds from the sale of their shares of Clover Leaf Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Clover Leaf Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Clover Leaf Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Clover Leaf Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and Clover Leaf otherwise does not consummate an initial business combination by January 22, 2024 (as such deadline may be extended by amendment to Clover Leaf’s organizational documents), Clover Leaf will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public stockholders and the Rights will expire worthless.

Appraisal Rights

Clover Leaf stockholders do not have appraisal rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

Clover Leaf is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Clover Leaf and its directors, officers and employees may also solicit proxies in person. Clover Leaf will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Clover Leaf will bear the cost of the solicitation.

Clover Leaf has hired [•] to assist in the proxy solicitation process. Clover Leaf will pay that firm a fee of $[•], plus disbursements of its expenses in connection with the services relating to the Special Meeting.

Clover Leaf will ask banks, brokers and other institutions, nominees and fiduciaries (“other nominees”) to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Clover Leaf will reimburse them for their reasonable expenses in connection with such efforts.

Potential Purchases of Public Shares

At any time prior to the Special Meeting, Clover Leaf’s Sponsor, directors or officers or Kustom Entertainment and/or their respective affiliates, during a period when they are not then aware of any material non-public information regarding Clover Leaf or Clover Leaf’s Securities, may purchase Units, shares of Clover Leaf Class A Common Stock, from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals are approved at the Special Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of Clover Leaf’s Sponsor, directors or officers has any plans to make any such purchases. Clover Leaf will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Entering into any such incentive arrangements may have a depressive effect on outstanding Clover Leaf Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

The existence of financial and personal interests of Clover Leaf’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Clover Leaf and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the Proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal (Proposal 2) — Interests of Clover Leaf’s Sponsor, Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

THE NTA PROPOSAL (PROPOSAL 1)

General

As discussed elsewhere in this proxy statement/prospectus, Clover Leaf is asking its stockholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by Clover Leaf stockholders. If the NTA Proposal and the Business Combination Proposal are approved at the Special Meeting, the following amendments will be made to the Current Charter, which shall be effective, if adopted and implemented by Clover Leaf, prior to the consummation of the proposed Business Combination:

(a)     Section 9.2(a) of the Current Charter shall be amended in its entirety to read as follows: “Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (irrespective of whether they voted in favor or against the Business Combination) pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

(b)    Section 9.2(e) of the Current Charter shall be amended in its entirety to read as follows: “If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (or such other vote as the applicable law or stock exchange rules then in effect may require).”

(c)     Section 9.7 of the Current Charter shall be amended to remove the following language: “provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

Reasons for the Amendments

Clover Leaf stockholders are being asked to adopt the proposed amendments to the Current Charter prior to the Closing, which, in the judgment of the Clover Leaf Board, may facilitate the consummation of the Business Combination. The Current Charter limits Clover Leaf’s ability to consummate an initial business combination, or to redeem shares of Clover Leaf Class A Common Stock in connection with an initial business combination, if it would cause Clover Leaf to have less than $5,000,001 in net tangible assets. The purpose of such limitation was initially to ensure that the Clover Leaf Class A Common Stock is not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Clover Leaf Class A Common Stock and the Combined Company’s Common Stock would not be deemed to be a “penny stock” as such securities are listed on a national securities exchange, Clover Leaf is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that Clover Leaf’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, the Current Charter would prevent Clover Leaf from being able to consummate the Business Combination even if all other conditions to Closing are met. If the Business Combination is consummated, then the Current Charter, as amended by the NTA Amendments, will be further amended and restated in its entirety as set forth in the Proposed Charter in connection with the Closing of the Business Combination and all of the references in this proxy statement/prospectus to the “Current Charter” shall be deemed to mean the Current Charter as amended by amendments the contained in this NTA Proposal.

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, that the following amendments to the Current Charter shall be adopted:

(a)     Section 9.2(a) of the Current Charter shall be amended to read in its entirety as follows: “Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed (irrespective of whether they voted in favor or against the Business Combination) pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

(b)    Section 9.2(e) of the Current Charter shall be amended to read in its entirety as follows: “If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination (or such other vote as the applicable law or stock exchange rules then in effect may require).”

(c)     Section 9.7 of the Current Charter shall be amended to remove the following language: “provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

Vote Required for Approval

The approval of the NTA Proposal requires the affirmative vote of the holders fifty percent (50%) of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting together as a single class.

Recommendation of the Clover Leaf Board

CLOVER LEAF’S BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE NTA PROPOSAL.

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 2)

General

Holders of Clover Leaf Common Stock are being asked to approve and adopt the Merger Agreement and the Business Combination. Clover Leaf stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “— The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because Clover Leaf is holding a stockholder vote on the Business Combination, Clover Leaf may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the shares of Clover Leaf Common Stock that are voted at the Special Meeting, voting together as a single class.

The Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements; a copy of the Merger Agreement is attached as Annex A hereto, which is incorporated herein by reference. Clover Leaf stockholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 2: The Business Combination Proposal — The Merger Agreement” are defined in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Clover Leaf does not believe that the disclosure schedules contain information that is material to an investment decision.

On June 1, 2023, Clover Leaf Capital Corp., a Delaware corporation (together with its successors, “Clover Leaf”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CL Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Clover Leaf (“Merger Sub”), Yntegra Capital Investments LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf (other than Digital Ally (as defined below) as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of the Merger Agreement (the “Sponsor” or the “Purchaser Representative”), Kustom Entertainment, Inc., a Nevada corporation with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies (the “Kustom Entertainment”), and Digital Ally, Inc., a Nevada corporation and the sole stockholder of the Company (the “Digital Ally”).

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Kustom Entertainment (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with Kustom Entertainment continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Clover Leaf. In the Merger, all of the issued and outstanding capital stock of Kustom Entertainment immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for Digital Ally to receive the Merger Consideration (as defined herein). Upon consummation of the Transactions, Clover Leaf will change its name to “Kustom Entertainment, Inc.”

Merger Consideration

Pursuant to the terms of the Merger Agreement, the consideration to be delivered to the holders of Kustom Entertainment common stock in connection with the Merger (the “Merger Consideration”) will be an amount equal to (i) $125 million, minus (ii) the aggregate amount of all indebtedness of Kustom Entertainment determined in accordance with GAAP or other applicable accounting principles as of the Closing (“Closing Indebtedness”) with Digital Ally receiving a number of shares of Clover Leaf Class A Common Stock equal to (i) the Merger Consideration, divided by (ii) $11.14. The Merger Consideration to be paid to Digital Ally will be paid solely by the delivery of new shares of Clover Leaf Class A Common Stock, each valued at $11.14 per share. The Closing Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties by each of Clover Leaf, Merger Sub, Kustom Entertainment and Digital Ally as of the date of the Merger Agreement and as of the date of the Closing. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the ancillary documents to which it is a party or bound or to perform its obligations thereunder, in each case subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement. The representations and warranties made by Clover Leaf, Merger Sub, Kustom Entertainment and Digital Ally are customary for transactions similar to the Transactions.

No Survival

No party’s representations, warranties or pre-Closing covenants will survive Closing and no party has any post-Closing indemnification obligations. The covenants and agreements of the parties shall not survive the Closing, except those covenants and agreements to be performed after the Closing which covenants and agreements shall survive until fully performed.

Covenants of the Parties

Each party agreed in the Merger Agreement to use its commercially reasonable efforts to effect the Closing. The Merger Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Merger Agreement and the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), including (1) the provision of access to their properties, books, other information and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) delivery of unaudited consolidated income statements and an unaudited consolidated balance sheet of Kustom Entertainment on a monthly basis; (4) Clover Leaf’s public filings are current and timely filed; (5) no insider trading when the parties are in possession of material nonpublic information; (6) notifications of certain breaches, consent requirements or other matters; (7) commercially reasonable efforts to consummate the Closing and obtain third party and regulatory approvals; (8) tax matters and transfer taxes; (9) further assurances that the parties shall further cooperate with each other to consummate the Transactions; (10) public announcements concerning the Merger Agreement and the Transactions; and (11) confidentiality. Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions, to notify the others as promptly as practicable in writing of the receipt of any inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the others informed of the status of any such inquiries, proposals, offers or requests for information. If Kustom Entertainment’s board of directors determines, after consultation with its financial advisors and outside legal counsel, that an unsolicited Acquisition Proposal (as defined in the Merger Agreement) constitutes a Company Superior Proposal (as defined in the Merger Agreement) it may, subject to giving Clover Leaf an opportunity to propose revisions to the Merger Agreement which would cause such Company Superior

Proposal to no longer constitute a Company Superior Proposal, cause the Kustom Entertainment to terminate the Merger Agreement in order to enter into a definitive agreement relating to such Company Superior Proposal and to pay Clover Leaf the Termination Fee (as defined below). There are also certain customary post-Closing covenants regarding (1) maintenance of books and records; (2) indemnification of directors and officers; and (3) use of trust account proceeds. Clover Leaf also agreed to seek and use its reasonable best efforts to obtain an extension of its deadline to consummate its initial business combination for an additional six months (the “Required Extension”).

The Merger Agreement and the consummation of the transactions contemplated thereby requires the approval of both Clover Leaf’s stockholders and Digital Ally. Digital Ally has approved the transactions. Clover Leaf agreed, as promptly as practicable after the date of the Merger Agreement, to prepare, with reasonable assistance from Kustom Entertainment, and file with the U.S. Securities and Exchange Commission (the “SEC”), a proxy statement (as amended, the “Proxy Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) containing a proxy statement for the purpose of Clover Leaf soliciting proxies from the stockholders of Clover Leaf to approve the Merger Agreement, the transactions contemplated thereby and related matters (the “Clover Leaf Stockholder Approval”) at a special meeting of Clover Leaf’s stockholders (the “Clover Leaf Stockholder Meeting”) and providing such stockholders an opportunity to, in accordance with Clover Leaf’s organizational documents and Clover Leaf’s initial public offering prospectus, have their shares of Clover Leaf common stock redeemed (the “Redemption”), and, if necessary, for the issuance of the Merger Consideration to be issued to Digital Ally. If requested by the Company, the proxy statement shall form a part of a joint registration statement of Clover Leaf relating to the registration under the Securities Act of the Merger Consideration shares.

The parties also agreed to take all necessary action, so that effective at the Closing, the entire board of directors of Clover Leaf (the “Post-Closing Board”) will consist of five individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements. Four of the members of the Post-Closing Board (at least one of whom shall be independent directors) will be designated by the Company prior to the Closing and one will be mutually agreed upon by the Company and Clover Leaf and will be independent. At or prior to the Closing, Clover Leaf will provide each of the director designees to the Post-Closing Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director. The parties also agreed to take all action necessary, so that the individuals serving as chief executive officer and chief financial officer, respectively, of Clover Leaf immediately after Closing will be the same individuals as that of the Company immediately prior to the Closing.

During the Interim Period, Clover Leaf may elect to seek to enter into and consummate subscription agreements with investors relating to a private equity investment in connection with the Transactions (including backstop arrangements) (the “PIPE Investment”) on terms agreeable to Clover Leaf and Kustom Entertainment, acting reasonably. The Company agreed to cooperate in connection with such PIPE Investment and use its commercially reasonable efforts to cause such PIPE Investment to occur, including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Clover Leaf. Clover Leaf will use commercially reasonable efforts to seek equity financing, whether through a private placement, forward purchase agreement, backstop arrangement or otherwise, that will provide PIPE Investments for a total of at least $10,000,000.

Conditions to Closing

The obligations of the parties to complete the Closing are subject to various conditions, including the following mutual conditions of the parties unless waived:

•        receipt of the Clover Leaf Stockholder Approval;

•        receipt of Digital Ally’s written consent approving the Transactions;

•        expiration of any applicable waiting period under any antitrust laws;

•        receipt of requisite consents from governmental authorities to consummate the Transactions, and receipt of specified requisite consents from other third parties to consummate the Transactions;

•        the absence of any law or order that would prohibit the consummation of the Merger or other transactions contemplated by the Merger Agreement;

•        immediately prior to or upon the Closing, after giving effect to the completion of the Redemption, Clover Leaf having net tangible assets of at least $5,000,001 unless Clover Leaf otherwise is exempt from the provisions of Rule 419 promulgated under the Securities Act;

•        the members of the Post-Closing Board shall have been elected or appointed as of the Closing; and

•        the effectiveness of the Proxy Statement, and, if applicable, the registration statement shall have been declared effective by the SEC.

Unless waived by Clover Leaf, the obligations of Clover Leaf and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions, in addition to customary certificates and other closing deliverables:

•        the representations and warranties of Kustom Entertainment being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•        Kustom Entertainment having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•        absence of any Material Adverse Effect with respect to Kustom Entertainment, taken as a whole, since the date of the Merger Agreement which is continuing and uncured;

•        the Lock-Up Agreement (as described below) and a Non-Competition Agreement entered into by Digital Ally in favor of Clover Leaf and Kustom Entertainment, as well as certain new employment agreements with Kustom Entertainment executives, shall be in full force and effect in accordance with their terms as of the Closing; and

•        Kustom Entertainment shall own all of the issued and outstanding capital stock of TicketSmarter, Inc.

Unless waived by Kustom Entertainment, the obligations of Kustom Entertainment to consummate the Merger are subject to the satisfaction of the following additional conditions:

•        the representations and warranties of Clover Leaf and Merger Sub being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect);

•        Clover Leaf and Merger Sub each having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with on or prior to the date of the Closing;

•        absence of any Material Adverse Effect with respect to Clover Leaf or Merger Sub, taken as a whole, since the date of the Merger Agreement which is continuing and uncured;

•        Clover Leaf shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act immediately prior to the Closing; and

•        the Clover Leaf common stock shall not have been suspended from trading as a result of a delisting from Nasdaq and shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof.

Termination

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including:

•        by mutual written consent of Clover Leaf and Kustom Entertainment;

•        by either Clover Leaf or Kustom Entertainment if any of the conditions to Closing have not been satisfied or waived by July 22, 2023 (the “Outside Date”), provided that the Outside Date will be automatically extended for an additional period equal to the shortest of (i) six (6) months, (ii) the period ending on the last date for Clover Leaf to consummate its business combination pursuant to an extension and (iii) such period as mutually determined by Clover Leaf and the Company;

•        by either Clover Leaf or Kustom Entertainment if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order or other action has become final and non-appealable;

•        by either Clover Leaf or Kustom Entertainment of the other party’s uncured breach (subject to certain materiality qualifiers);

•        by Clover Leaf if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on Kustom Entertainment and its subsidiaries taken as a whole that is continuing and uncured;

•        by Kustom Entertainment if there has been an event after the signing of the Merger Agreement that has had a Material Adverse Effect on Clover Leaf and its subsidiaries taken as a whole that is continuing and uncured;

•        by Clover Leaf if (i) Kustom Entertainment does not deliver audited financial statements to Clover Leaf by June 30, 2023 or (ii) Kustom Entertainment’s revenue in the fiscal year ending December 31, 2022 calculated in accordance with Kustom Entertainment’s audited financial statements is more than five percent (5%) lower than the revenue in such fiscal year calculated in accordance with the Kustom Entertainment’s unaudited financial statements;

•        by either Clover Leaf or Kustom Entertainment if the Clover Leaf Stockholder Meeting is held and the Clover Leaf Stockholder Approval is not received; and

•        by the Company if the written consent of Digital Ally is revoked in the event Kustom Entertainment accepts a Company Superior Proposal as described above.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, confidentiality, fees and expenses, termination, waiver of claims against the trust, and certain general provisions will continue in effect), and no party will have any further liability to any other party thereto except for (i) liability for any willful breach of the Merger Agreement prior to such termination and (ii) in the event that Kustom Entertainment terminates the Merger Agreement pursuant to Company Superior Proposal, Kustom Entertainment shall pay to Clover Leaf an amount equal to $1,750,000 plus all expenses incurred by Clover Leaf in connection with the Merger Agreement (the “Termination Fee”).

Trust Account Waiver

Kustom Entertainment and Digital Ally agreed on behalf of itself and its affiliates that neither it nor its affiliates will have any right, title, interest of any kind in or to any monies in Clover Leaf’s trust account held for its public stockholders (the “Trust Account”), and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) other than in connection with the Closing.

Governing Law

The Merger Agreement is governed by New York law and, subject to the required arbitration provisions, the parties are subject to exclusive jurisdiction of federal and state courts located in New York County, State of New York (and any appellate courts thereof).

Certain Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Clover Leaf stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Lock-Up Agreement

Simultaneously with the execution and delivery of the Merger Agreement, Digital Ally entered into a Lock-Up Agreement with Clover Leaf and the Purchaser Representative (the “Lock-Up Agreement”). Pursuant to the Lock-Up Agreement, Digital Ally agreed not to, during the period commencing from the Closing and ending on the six (6) month anniversary of the Closing (subject to early release if the closing price of Clover Leaf’s common stock equals or exceeds $12.00 per share for any 20 out of 30 trading days commencing after the Closing and also subject to early release if Clover Leaf consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Clover Leaf Stockholders having the right to exchange their equity holdings in Clover Leaf for cash, securities or other property): (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). Eighty-five percent (85%) of the shares of Clover Leaf Class A Common Stock to be received by Digital Ally as Merger Consideration will be subject to the terms of the Lock-Up Agreement.

Sponsor Forfeiture Letter

Simultaneously with the execution and delivery of the Merger Agreement, Sponsor, Clover Leaf and the Chief Executive Officer of Kustom Entertainment, entered into a letter agreement (the “Sponsor Forfeiture Letter”) pursuant to which the Sponsor agreed to forfeit up to 345,780 shares of Clover Leaf Class A Common Stock and transfer to the Chief Executive Officer of the Company up to 518,672 Clover Leaf Sponsor Shares (the “Earnout Shares”) (such shares of Clover Leaf Class A Common Stock having been converted from shares of Clover Leaf Class B Common Stock), subject to the earnout provisions contained therein pertaining to the revenue of the Company for the fiscal years of 2023 and 2024, contingent and effective upon the Closing. If the revenue of the business for either of the fiscal years 2023 and 2024 of Clover Leaf (the “Earn-Out Period”) achieves certain benchmarks in the applicable fiscal year, 172,890 of the Sponsor’s Earnout Shares shall no longer be subject to forfeiture and the Sponsor shall transfer to the Chief Executive Officer of Kustom Entertainment 259,336 Earnout Shares (the “Earn-Out Payment”); provided, however, that in the event the benchmark revenue is not achieved on or before the end of the applicable fiscal year, then the Earn-Out Payment for such fiscal year shall be zero, and the Sponsor shall, effective immediately, surrender for cancellation and retirement by Clover Leaf such amount of Earnout Shares. The Sponsor agreed to forfeit up to an additional 864,452 shares of Clover Leaf Class B Common Stock (or shares of Clover Leaf Class A Common Stock, if such shares of Clover Leaf Class B Common Stock have been converted to shares of Clover Leaf Class A Common Stock prior to the Closing) (the “Adjustment Shares”), with the percentage of Adjustment Shares to be forfeited to be equal to the percentage of the Clover Leaf Common Stock redeemed by the public stockholders of Clover Leaf in connection with the Redemption.

Organizational Structure

Board of Directors and Management Following the Business Combination

The following persons are expected to be elected or appointed by the Clover Leaf Board to serve as executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors following the Business Combination, see “Management After the Business Combination — Executive Officers and Directors After the Business Combination.”

Each director will hold office until the next annual meeting of stockholders for the election of the class of directors in which such director serves and until his or her successor is duly elected and qualified, or until his or her death, resignation, removal or disqualification.

The following table sets forth the name, age and position of each of the expected directors and executive officers of the Combined Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Stanton E. Ross	61	Chairman, President and Chief Executive Officer
Peng Han	50	Chief Technology Officer
Erik Dahl	34	Chief Financial Officer

Non-Employee Directors
Leroy C. Richie	81	Lead Outside Director
D. Duke Daughtery	59	Director

Interests of Clover Leaf’s Sponsor, Directors, Officers and Advisors in the Business Combination

When you consider the recommendation of the Clover Leaf’s Board to vote in favor of approval of the Proposals, you should keep in mind that Clover Leaf’s directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder and may be incentivized to complete a business combination that is less favorable to stockholders rather than liquidating Clover Leaf. These interests include, among other things, the fact that:

•        [•] will be Clover Leaf’s designee to the Combined Company Board upon the effectiveness of the Merger. As a director, in the future [•] may receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors;

•        unless Clover Leaf consummates an initial business combination, it is possible that Clover Leaf’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (as of November 30, 2023, Clover Leaf’s officers and directors have not incurred any out-of-pocket expenses exceeding funds available to Clover Leaf for reimbursement thereof).

•        as a condition to the IPO, pursuant to the Insider Letter, the Clover Leaf Sponsor Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Insiders’ Clover Leaf Sponsor Shares are not transferable or salable until the earlier of (A) six months after the completion of our initial business combination or (B) subsequent to our initial business combination, if (x) the closing price of the Clover Leaf Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination, or (y) Clover Leaf completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Clover Leaf’s stockholders having the right to exchange their shares of Clover Leaf Common Stock for cash, securities or other property. In this regard, while the Clover Leaf Sponsor Shares are not the same as the Clover Leaf Class A Common Stock, are subject to certain restrictions that are not applicable to the Clover Leaf Class A Common Stock, and may become worthless if Clover Leaf does not complete a business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders);

•        the Sponsor purchased an aggregate of 571,859 Sponsor Private Placement Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Private Placement Units were purchased at an aggregate purchase price of $5,718,590, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on November 30, 2023 which was $11.44, the Sponsor Private Placement Units would have an aggregate value of approximately $6,542,067 as of the same date;

•        as a condition to the IPO, pursuant to the Insider Letter, the Insiders have agreed that the Sponsor Private Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Clover Leaf has completed a business combination;

•        the Sponsor can earn a positive rate of return on its investment even if other Clover Leaf stockholders experience a negative rate of return in the Combined Company. The Sponsor paid $25,000 to purchase 3,457,807 shares of Clover Leaf Class B Common Stock. These securities will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Class A Common Stock on November 30, 2023, which was $11.63, the Clover Leaf Sponsor Shares would have an aggregate value of approximately $40,214,307 as of the same date. If Clover Leaf does not consummate the Business Combination or another initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), and Clover Leaf is therefore required to be liquidated, the Clover Leaf Sponsor Shares would be worthless, as the Sponsor is not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.007 per share that the members of the Sponsor paid for the Clover Leaf Sponsor Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, members of the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Clover Leaf Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•        each Insider has agreed not to redeem any of its Clover Leaf Sponsor Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if Clover Leaf does not complete an initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), the proceeds from the sale of the Private Placement Units will be included in the liquidating distribution to Clover Leaf’s public stockholders and the Sponsor Private Placement Units will expire worthless;

•        the fact that the Sponsor holds the Extension Notes. In connection with the 2023 Extension, Clover Leaf will cause up to $360,000 to be deposited into the trust account in installments of $60,000 per month, for each calendar month or portion thereof (commencing on July 22, 2023 and on the 22nd of each subsequent month) until January 22, 2024, that Clover Leaf needs to complete an initial business combination. As of November 30, 2023, an aggregate of $300,000 had been deposited into trust to support the Extension, and as of November 30, 2023, an aggregate principal amount of $3,517,015 was outstanding under the Extension Notes. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company, and $1,383,123 of the Extension Notes may be converted into Clover Leaf Units. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Clover Leaf may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Clover Leaf in order to provide working capital or finance transaction costs in connection with an initial business combination. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent units at a price of $10.00 per unit, at the option of the lender. Such units would be identical to the Private Placement Units. In the event an initial business combination is consummated, the working capital loans may be repaid out of the proceeds of the Trust Account released to the post-combination company. In the event that the initial business combination does not close, Clover Leaf may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment;

•        if the Trust Account is liquidated, including in the event Clover Leaf is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Clover Leaf, if and to the extent any claims by a third party for services rendered or products sold to Clover Leaf, or a prospective target business with which Clover Leaf has entered into a written letter of intent, confidentiality or similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less Permitted Withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Clover Leaf’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

•        the fact that the Sponsor and Clover Leaf’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

In addition to the interests of the Clover Leaf Insiders in the Business Combination, Clover Leaf stockholders should be aware that the IPO Underwriter, Maxim may have financial interests that are different from, or in addition to, the interests of Clover Leaf stockholders, including:

•        the fact that the IPO Underwriter is entitled to deferred underwriting fees in the amount of $0.35 per Unit, or $4,840,930.50, pursuant to the Underwriting Agreement and such fees (a portion of which the IPO Underwriter and Clover Leaf have agreed may be allocated following Closing of the proposed Business Combination with Kustom Entertainment to satisfy of a portion of the fees payable to Maxim pursuant to the Maxim Engagement Letter) are payable only if Clover Leaf completes an initial business combination;

•        the fact that the IPO Underwriter purchased 103,734 Representative Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Representative Units were purchased at an aggregate purchase price of $1,037,340, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on [•], 2023 which was $[•], the Representative Units would have an aggregate value of approximately $[•] as of [•], 2023; and

•        the fact that Clover Leaf issued to the IPO Underwriter and/or its designees 138,312 Representative Shares upon consummation of the IPO and the subsequent partial exercise of the underwriter’s over-allotment option. These Representative Shares were valued at a price of $10.00 which was the sale price of the units sold in the IPO. The IPO Underwriter agreed not to transfer, assign or sell any such shares until the completion of Clover Leaf’s initial business combination. In addition, the IPO Underwriter agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of Clover Leaf’s initial business combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if Clover Leaf fails to complete an initial business combination. Based on the closing trading price of the Clover Leaf Class A Common Stock on [•], 2023 which was $[•], the Representative Shares would have an aggregate value of approximately $[•] as of [•], 2023.

These interests may have influenced Clover Leaf’s Board in making their recommendation that you vote in favor of the approval of the Business Combination. The members of the Clover Leaf Board were aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that Clover Leaf stockholders approve the proposals required to effect the Business Combination. The potential conflict of interest relating to the waiver of the corporate opportunities doctrine in the Current Charter did not impact Clover Leaf’s search for an acquisition target and Clover Leaf was not prevented from reviewing any opportunities as a result of such waiver. This was primarily because the targets companies with whom Clover Leaf engaged in negotiations for a potential business combination either had no relationship with any of the directors or officers of Clover Leaf or engaged in discussions with Clover Leaf under the supervision of a special committee which excludes any individuals that might have potential conflict of interest. The Clover Leaf Board determined that the overall benefits expected to be received by Clover Leaf and its stockholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Clover Leaf Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Clover Leaf with any other target business or businesses, (ii) these interests could be adequately disclosed to stockholders in this proxy statement/prospectus, and that stockholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein and (iii) the Sponsor will hold equity interests in the Combined Company with value that, after the Closing, will be based on the future performance of Combined Company’s stock.

Interests of Kustom Entertainment’s Directors and Officers

When you consider the recommendation of the Clover Leaf Board in favor of Business Combination Proposal, you should keep in mind that Kustom Entertainment’s directors and officers have interests in such proposal that are different from, or in addition to those of Clover Leaf Stockholders generally. These interests include, among other things, the interests listed below:

•        Certain officers of Kustom Entertainment are expected to become officers of the Combined Company upon the consummation of the Business Combination. Specifically, the following individuals who are currently officers of Kustom Entertainment are expected to become officers of the Combined Company upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Stanton E. Ross	Chairman, President and Chief Executive Officer

In addition, the following individuals who are currently members of the Kustom Entertainment Board are expected to become members of the Combined Company Board upon the consummation of the Business Combination:

Name	Position
Stanton E. Ross	Chairman, President and Chief Executive Officer

•        Certain members of the Kustom Entertainment Board and the officers of Kustom Entertainment beneficially own, directly or indirectly, Kustom Entertainment Shares, and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement upon the consummation of the Business Combination and, if and when payable, a portion of the Earnout Shares in their capacities as Digital Ally and/or Deemed Equity Holders. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Kustom Entertainment’s directors and officers in the Business Combination.

Ownership of the Combined Company after the Business Combination

Upon consummation of the Business Combination (assuming, among other things, that no Public Stockholders exercise redemption rights in connection with the Closing and the other assumptions described under the section with the heading “Frequently Used Terms — Share Calculations and Ownership Percentages”), (i) Clover Leaf’s public stockholders are expected to own approximately 15.6% of the outstanding Combined Company Common Stock, (ii) the Sponsor is expected to own approximately 22.9% of the outstanding Combined Company Common Stock, (iii) Digital

Ally Stockholders are expected to own [•]% of the outstanding Combined Company Common Stock and (iv) Digital Ally is expected to own approximately [•]% of the Combined Company Common Stock after the contemplated Digital Ally Distribution, which is distributed concurrently with the Closing.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) no Public Stockholders exercise their redemption rights in connection with the Business Combination, and (ii) an aggregate of shares of Combined Company Common Stock are issued to former stockholders of Kustom Entertainment in accordance with the Merger Agreement. If actual facts are different from these assumptions, the percentage ownership retained by the Clover Leaf stockholders and Digital Ally in the Combined Company, and associated voting power, will be different.

Upon consummation of the Business Combination, assuming the maximum redemption scenario, (i) i) Clover Leaf’s public stockholders are expected to own approximately 12.2% of the outstanding Combined Company Common Stock, (ii) the Sponsor is expected to own approximately 23.8% of the outstanding Combined Company Common Stock, (iii) Digital Ally Stockholders are expected to own [•]% of the outstanding Combined Company Common Stock and (iv) Digital Ally is expected to own approximately [•]% of the Combined Company Common Stock after the contemplated Digital Ally Distribution, which is distributed concurrently with the Closing.

Certificate of Incorporation; Bylaws

Pursuant to the Merger Agreement, upon the Closing, the Current Charter will be amended and restated in accordance with the Proposed Charter. See “The Charter Proposal (Proposal 3).” We currently also expect that upon the Closing, Clover Leaf’s bylaws will be amended and restated promptly to reflect necessary changes and to be consistent with the Proposed Charter; and make certain other changes that our board of directors deems appropriate for a public operating company.

Name and Headquarters of the Combined Company

The name of the Combined Company will be Kustom Entertainment, Inc. and Kustom Entertainment’s headquarters are currently located in Lenexa, Kansas.

Background of the Business Combination

Clover Leaf, a Delaware corporation structured as a blank check company, was incorporated on February 25, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Prior to entering into the Merger Agreement, Clover Leaf conducted a thorough search for a potential business combination transaction drawing upon, among other things, the extensive network and investment and operating experience of Clover Leaf’s management team and Board. The terms of the proposed business combination with Kustom Entertainment were the result of thorough negotiations between the representatives of Clover Leaf and Kustom Entertainment, as further described below.

Prior to the consummation of the IPO, neither Clover Leaf, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with Kustom Entertainment. The following is a brief description of the background of the negotiations between the parties, the Business Combination and related transactions.

From the date of Clover Leaf’s IPO through the date of the Merger Agreement, Clover Leaf’s management and Board evaluated and considered a number of potential target companies as candidates for a possible business combination transaction. Representatives of Clover Leaf contacted and were contacted by a number of individuals and entities with respect to potential business combination opportunities across the cannabis and industrial services sectors and mostly based in the United States.

Clover Leaf and its advisors compiled a list of high priority potential targets and updated and supplemented such list from time to time based on initial screening of company introductory documents, conversations with financial advisors, and meetings with company management teams. This list of potential opportunities was periodically updated by Clover Leaf management, and certain potential targets were presented to the Clover Leaf Board for review and discussion.

Since the date of the IPO through the date of its entering into a Merger Agreement with Kustom Entertainment, at the direction of the Clover Leaf Board, Clover Leaf’s management team:

•        Identified over 34 potential acquisition target companies;

•        Participated in in-person or telephonic discussions with representatives of more than 23 potential acquisition targets;

•        Signed approximately 29 non-disclosure agreements and provided initial non-binding indications of interest or letters of intent (“LOIs”) to representatives of approximately four potential acquisition targets (other than Kustom Entertainment).

Clover Leaf reviewed the potential acquisition opportunities based on criteria that were the same or similar to the criteria that the Clover Leaf Board used in evaluating the potential Business Combination with Kustom Entertainment (as discussed below), which included, among other criteria, the cash requirements at Closing, the readiness and willingness of potential target companies to become public, the markets in which potential target companies operate and their competitive positions and “track records” within such markets, the experience of the potential target companies’ management teams and the potential for revenue and earnings growth and free cash flow generation. Clover Leaf focused on sectors and companies that its management believed would benefit from being a publicly traded company on a stock exchange in the United States.

The following chronicle of events leading up to the execution of the Merger Agreement is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by Clover Leaf, but sets forth the significant discussions and steps that Clover Leaf took prior to execution of the Merger Agreement with Kustom Entertainment.

Description of Negotiation Process with Candidates Other Than Kustom Entertainment

Following the completion of the IPO through the date of its entering into a Merger Agreement with Kustom Entertainment, Clover Leaf engaged in extensive discussions with representatives of a number of target companies based in the United States with respect to potential business combination opportunities. Clover Leaf’s management initially focused on the search on targets operating in the cannabis sector, including providers of ancillary but non-plant touching businesses, specialty finance, and e-commerce.

In particular, during the period of August 2021 and January 2022, Clover Leaf engaged in extensive due diligence review and held multiple calls and management presentations with over 10 separate potential targets for a business combination mainly in the cannabis sector. However, all of such discussions were terminated on account of increasing challenges in the cannabis market due to lack of proper financial records and audited financial statements. Beginning in March 2022, Clover Leaf’s management began considering targets outside of the cannabis space, including companies in the industrial services, medical equipment and entertainment sectors.

Below is a summary of Clover Leaf’s negotiation process with the two potential acquisition targets (other than Kustom Entertainment) with which Clover Leaf had significant discussions.

Target A:    Target A, a cannabis company, is a customer of a company owned by Felipe MacLean, Chief Executive Officer, President and Chairman of Clover Leaf, and Per Bjorkman, a director of Clover Leaf. Mr. MacLean considered Target A a potential candidate for a business combination and presented it to Clover Leaf. Due to their existing relationship, a special committee of the Clover Leaf Board was created to oversee Clover Leaf’s discussions with Target A to avoid potential conflict of interest. Following execution of an NDA in July 2021, Clover Leaf carried out due diligence and engaged in discussions for a period of several months with Target A. After extensive discussions and negotiations of potential transaction terms, and the signing of an LOI in November 2021, Clover Leaf ultimately discontinued discussions due to difficulties with the preparation of Target A’s financial statements.

Target B:    Clover Leaf was initially approached by the financial advisor of Target B, a precision engineered metal components manufacturer. Following execution of an NDA in January 2022, Clover Leaf carried out due diligence and engaged in discussions for a period of several months with Target B. After extensive discussions and negotiations of potential transaction terms, and the signing of an LOI in May 2022, Target B decided not to pursue a business combination with Clover Leaf due to sector outlook, industry considerations and disagreements about the proposed valuation of Target B.

Description of Negotiation Process with Kustom Entertainment

On April 26, 2023, an NDA was signed with Digital Ally.

Clover Leaf negotiated and executed an LOI with Kustom Entertainment on May 4, 2023.On May 8, 2023, an advisory NDA was signed with Newbridge, and on May 9, 2023, Newbridge was engaged as an advisor to perform the Fairness Opinion on Digital Ally/Kustom Entertainment. On May 9, 2023, Ellenoff Grossman & Schole, LLP, counsel to Clover Leaf (“EGS”) was granted access to a virtual data room and sent an initial legal due diligence request list to Digital Ally.

On May 11, 2023, EGS sent the initial draft Merger Agreement to Sullivan & Worchester LLP, counsel to DGLY (“Sullivan”). Between May 11, 2023 and June 1, 2023, EGS and Sullivan exchanged drafts and negotiated the terms of the definitive transaction agreements, including the Merger Agreement. Regular meetings by phone call and video conference took place during this period, some of which included the parties’ respective legal counsel and financial advisors. The terms negotiated between the parties, among others, included the representations and warranties to be contained in the Merger Agreement, the interim covenants to be contained in the Merger Agreement, including regarding the solicitation of alternative transactions and a PIPE investment, the net tangible assets closing condition, and the terms of the earnout payments. Over this period, EGS provided updates to Clover Leaf regarding its due diligence findings.

On May 15, 2023, Sullivan and EGS conducted a meeting by phone call to discuss the Merger Agreement and Transactions.

On May 19, 2023, Sullivan sent a revised draft of the Merger Agreement to EGS, which included comments regarding the representations and warranties of Digital Ally, the interim covenants governing Digital Ally’s conduct between the signing of the Business Combination Agreement and the Closing, a covenant to seek transaction financing in the form of a PIPE investment prior to Closing, a covenant of Clover Leaf to obtain an Extension, and a closing condition requiring Clover Leaf to have a minimum net tangible asset value of at least $5,000,001.

On May 24, 2023, Sullivan and EGS conducted a meeting by phone call to discuss the revised Merger Agreement, including regarding Digital Ally’s comments to the Merger Agreement regarding representations and warranties, Digital Ally’s interim covenants and ancillary agreements and the conditions to Closing, and the delivery of Digital Ally’s audited financial statements.

On May 25, 2023, EGS sent a revised draft of the Merger Agreement to Sullivan, which included comments regarding the ancillary agreements to be include as attachments to the Merger Agreement, the representations and warranties of Digital Ally, the interim covenants governing Digital Ally’s conduct between the signing of the Business Combination Agreement and the Closing.

On May 27, 2023, Sullivan sent a revised draft of the Merger Agreement to EGS, which included comments regarding the interim covenants governing Digital Ally’s conduct between the signing of the Business Combination Agreement and the Closing, the terms of the earnout payments, and the Termination Fee.

On May 29, 2023, EGS sent the initial drafts of the Sponsor Contingent Forfeiture Letter and Lockup Agreement and revised draft of the Merger Agreement to Sullivan, which included comments regarding the delivery of the audited financial statements of Digital Ally, the fees and expenses to be borne by each party, the amount of the Termination Fee, and the terms of the earnout payments. EGS and Sullivan conducted a meeting by phone call to discuss the remaining open items in the Merger Agreement and ancillary agreements.

On May 30, 2023, EGS sent Sullivan a supplemental list of due diligence requests.

On May 30, 2023, Clover Leaf, Digital Ally, Sullivan, and EGS held a conference call to discuss certain due diligence matters. The topics discussed on the call included the operations of Digital Ally, Digital Ally’s intellectual property, Digital Ally’s insurance coverage, and the impact of COVID-19 on Digital Ally’s operations.

On May 31, 2023, the Clover Leaf Board met to consider the terms of the Merger Agreement and the transactions contemplated thereby. Representatives of the Kustom Entertainment management team and Newbridge attended this meeting of the Clover Leaf Board. Following presentations from the Kustom Entertainment team regarding the terms of the Merger Agreement, the transactions contemplated thereby and fiduciary duties of directors when considering whether to authorize a potential business combination transaction, the Clover Leaf Board unanimously approved the Merger Agreement and the Transactions contemplated thereby and recommended that the Clover Leaf stockholders consent to adopt and approve in all respects the Merger Agreement and the Transactions contemplated thereby.

On May 31, 2023, Newbridge delivered a final draft of its fairness opinion.

EGS continued to provide the Clover Leaf Board with periodic summaries of the updated material provisions of the transaction documents and due diligence findings.

On June 1, 2023, the parties executed the Merger Agreement and the applicable ancillary agreements, and Clover Leaf and Kustom Entertainment issued a press release announcing the transaction prior to the commencement of trading on Nasdaq on June 2, 2023.

On July 19, 2023, Clover Leaf held a special meeting of stockholders in lieu of an annual meeting of stockholders. At the meeting, Clover Leaf’s stockholders approved an amendment to Clover Leaf’s amended and restated certificate of incorporation to extend the date by which Clover Leaf must consummate its initial business combination from July 22, 2023 to January 22, 2024, or such earlier date as determined by Clover Leaf’s board of directors.

The parties have continued and expect to continue regular discussions and weekly calls regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

Recommendation of the Board and Reasons for the Business Combination

The Clover Leaf Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Clover Leaf Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weight to different factors. The Clover Leaf Board viewed its decision as being a business judgment that was based on all of the information available and the factors presented to and considered by it. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Clover Leaf Board, before reaching its unanimous decision to recommend the Business Combination to the Clover Leaf stockholders, consulted with Clover Leaf’s advisors and reviewed in detail information and analyses provided to the Clover Leaf Board by Clover Leaf management, as further described below. The due diligence and analyses conducted by Clover Leaf management and Clover Leaf’s advisors included:

•        meetings and calls with the management team and advisors of Kustom Entertainment;

•        review of material contracts and other material matters;

•        financial, tax, legal, IT infrastructure, accounting, operational, business and other due diligence; and

•        consultation with Kustom Entertainment management and its legal counsel.

In addition, based on its review of information about Kustom Entertainment, its user base and business plans, and the results of Clover Leaf management’s financial analyses, as further described below, the factors considered by the Clover Leaf Board included, but were not limited to, the following:

•        Multiple Venues for Growth.    The ticketing industry is currently controlled by a small number of large incumbents. The Clover Leaf Board believes that there are a number of markets currently overlooked or underserved by these incumbents, and that Kustom Entertainment’s unique primary and secondary ticketing products may enable it to capitalize on these growth opportunities.

•        Industry Relationships.    Kustom Entertainment has developed relationships with key players in the ticketing and entertainment industries, including agencies, venues, athletes and artists.

•        Increased Access to Capital.    Access to the public markets will provide Kustom Entertainment with more efficient access to capital and potentially enable it to rapidly increase its product offerings.

•        Financial Condition.    Prior to entering into the Merger Agreement, the Clover Leaf Board reviewed factors such as Kustom Entertainment’s historical financial results, outlook and business and financial plans, as well as the financial profiles of publicly traded companies in the ticketing industry, and certain relevant publicly available information with respect to companies that had raised private placements from venture capital and private equity funds in transactions similar to the Business Combination. In reviewing these factors, the Clover Leaf Board believed that Kustom Entertainment was well-positioned in its industry for strong potential future growth. These were some of the same factors that Clover Leaf management relied on used to negotiate and ultimately determine the valuation of Kustom Entertainment and the consideration to be offered in connection with the Business Combination, including the earnout shares and the benchmark revenue for such earnout shares.

•        Established Technology Platform.    Kustom Entertainment’s Ticket Smarter platform currently offers more than 40 million tickets to over 125,000 live events in North America.

•        Strong Leadership.    The Clover Leaf Board believes that Kustom Entertainment is led by an experienced management team with a depth of experience and a strong track record of success.

•        Terms and Conditions of the Merger Agreement.    The terms and conditions of the Merger Agreement and the Business Combination, were, in the opinion of the Clover Leaf Board, the product of arm’s-length negotiations between the parties.

•        Continued Ownership by Kustom Entertainment Stockholders.    The Clover Leaf Board considered that Kustom Entertainment Stockholders are converting all of their equity into the Combined Company in the proposed Business Combination and that the shares of certain significant Kustom Entertainment Stockholders will be subject to lock-up restrictions after the Closing.

•        Kustom Entertainment Being an Attractive Target.    The Clover Leaf Board considered the fact that, after a thorough review of other business combination opportunities reasonably available to Clover Leaf, the proposed Business Combination represents the most attractive opportunity based upon the process used to evaluate and assess other potential acquisition targets.

•        Fairness Opinion and Projections.    The Clover Leaf Board reviewed and discussed the background of the financial projections of Kustom Entertainment. Newbridge provided the Fairness Opinion to the Clover Leaf Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the Fairness Opinion, the Merger Consideration is fair, from a financial point of view, to Clover Leaf’s stockholders.

•        Reasonableness of Consideration.    Following legal and business due diligence review carried out by Clover Leaf, the Clover Leaf Board and their respective representatives and advisors, with respect to the information about Kustom Entertainment made available to Clover Leaf, including the financial projections of Kustom Entertainment’s management, taking into account the Fairness Opinion Clover Leaf received from Newbridge regarding the fairness of the Merger Consideration in the proposed Business Combination, the Clover Leaf Board determined that the aggregate consideration to be delivered pursuant to the Merger Agreement was fair to Clover Leaf.

In the course of its deliberations, in addition to the various other risks associated with the business of Kustom Entertainment, as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the Clover Leaf Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Limited Operating History.    Kustom Entertainment is an early-stage company with a limited operating history, making it difficult for investors to evaluate the opportunity.

•        Business Plans May Not be Achieved.    Kustom Entertainment’s business plans may not be successful, or may take longer or be more costly to implement than anticipated, which may affect its financial position and future results of operations.

•        Competition.    Kustom Entertainment competes with larger, more established and better-capitalized companies. Kustom Entertainment’s business will suffer if it cannot maintain or improve its competitive position.

•        Macroeconomic Uncertainty.    Macroeconomic uncertainty and the effects they could have on Kustom Entertainment’s revenues and financial performance.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Readiness to be a Public Company. As Kustom Entertainment has not previously been a public company and its current management team has not managed a public company before, Kustom Entertainment may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC. There is a risk that Kustom Entertainment will not be able to hire the right people to timely fill in these gaps or that Kustom Entertainment’s compliance infrastructure may not be able to keep pace with the increased compliance risks presented by rapid growth.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of Clover Leaf Public Shares exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•        Exchange Listing.    The potential inability to maintain the listing of the Combined Company’s securities on a national exchange following the Closing.

•        Liquidation.    The risks and costs to Clover Leaf if the Business Combination with Kustom Entertainment is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Clover Leaf being unable to effect a business combination within the completion window, which would require Clover Leaf to liquidate.

•        Conflicts of Interest.    The possibility that the Clover Leaf Board may have been influenced by conflicts between what may be in Clover Leaf’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and Clover Leaf is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by the Current Charter, the Clover Leaf Sponsor Shares and Private Rights owned by Clover Leaf’s Insiders would be worthless. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and Clover Leaf’s Officers and Directors in the Business Combination”.

•        Other Risks Factors.    Various other risk factors associated with the business of Kustom Entertainment, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In evaluating the conflicts of interest referenced above, the Clover Leaf Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for Clover Leaf’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Clover Leaf with any other target business or businesses, and (iii) the Sponsor will hold equity interests in Combined Company with value that, after the Closing, will be based on the future performance of Combined Company’s stock.

In addition to considering the factors described above, the Clover Leaf Board also considered that the Sponsor and certain officers and directors of Clover Leaf may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Clover Leaf Stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and Clover Leaf’s Officers and Directors in the Business Combination”). After considering the foregoing, the Clover Leaf Board concluded, in its business judgment, that the potential benefits to Clover Leaf and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

The Clover Leaf Board, in evaluating the Business Combination, consulted with Clover Leaf’s management and its financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of Common Stock and securities convertible into Common Stock in connection therewith, are advisable and in the best interests of Clover Leaf and (ii) to recommend that the Clover Leaf stockholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the Clover Leaf Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Clover Leaf Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Clover Leaf Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Clover Leaf’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The above discussion of the material factors considered by the Clover Leaf Board is not intended to be exhaustive, but does set forth the principal factors considered by the Clover Leaf Board. The Clover Leaf Board conducted an overall analysis of the factors described above, including thorough discussions with Clover Leaf’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to approve the Business Combination and to recommend that Clover Leaf’s stockholders approve the Business Combination.

In considering the determination by the Clover Leaf Board that the Business Combination is advisable and fair to and in the best interests of Clover Leaf and its stockholders, stockholders should be aware that certain Clover Leaf directors and officers have arrangements that may cause them to have interests in the transaction that are different from, in addition to, or may conflict with the interests of Clover Leaf stockholders generally. See the sections titled “Risk Factors,” “Proposal 2: The Business Combination Proposal — Interests of Clover Leaf’s Directors and Officers and Advisors in the Business Combination and “Beneficial Ownership of Securities” for more information and other risks.

Kustom Entertainment Management Forecasts

Kustom Entertainment management prepared certain limited financial forecasts on May 18, 2023 about Kustom Entertainment’s potential future business which were, in turn, provided to Newbridge (but were not relied upon by the Clover Leaf Board in its decision-making process with regard to the proposed transaction). These financial forecasts and the material assumptions contained therein are described below. The financial forecasts prepared by Kustom Entertainment management and utilized by Newbridge were not detailed financial projections maintained by Kustom Entertainment in the ordinary course and were not prepared with a view towards public disclosure. Furthermore, those forecasts are dependent entirely on assumptions about a variety of events and circumstances that may or may not occur and are subject, in all upon a number of assumptions respects, to actual results and to risks and contingencies, known and unknown, many of which are outside of Kustom Entertainment’s and Clover Leaf’s control, in many cases, and which cannot be predicted in advance. Forward-looking information, including information about future business plans, are inherently subject to significant uncertainties and contingencies. Forward-looking statements are also susceptible to multiple interpretations and inherently reflect assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Kustom Entertainment’s and Clover Leaf’s control. Investors are encouraged to read carefully the information contained in this proxy statement/prospectus, including the Kustom Entertainment financial information and the descriptions about various risks and uncertainties concerning Kustom Entertainment’s business described herein, including under the headings Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kustom Entertainment” and “Cautionary Note Regarding Forward-Looking Statements.”

The financial forecasts that were prepared by Kustom Entertainment management and shared with Newbridge comprised of projected income statements for 2023 through 2032. As further described below, Newbridge utilized Kustom Entertainment’s 2024E proforma sales estimates of Kustom Entertainment in its comparable public company and comparable precedent M&A transaction analyses.

The Kustom Entertainment management forecasts incorporate the assumptions described below. Kustom Entertainment management considered these assumptions be reasonable at the time the forecasts were prepared, based on Kustom Entertainment management’s professional judgment and experience. The forecasts Kustom Entertainment management prepared and provided to Newbridge incorporated the following material assumptions:

•        TicketSmarter business line.    Kustom Entertainment is able to maintain its market share in the ticketing industry, through its TicketSmarter business line and increase margins and brand recognition. Based on these assumptions, Kustom Entertainment management forecasts reflected estimated annual revenues and gross profits from the TicketSmarter business line of $22.1 million and $4.5 million, respectively, during the 2024 forecast period and estimated annual revenues and gross profits of $28.0 million and $8.0 million, respectively, for the final year of the extended forecast period;

•        Kustom 440 Business Line.    Kustom Entertainment is able to expand its Kustom 440 business line and continue to produce more events each year throughout the forecast period. Based on these assumptions, Kustom Entertainment management forecasts reflected estimated annual revenues and gross profits from the Kustom 440 business line of $18.5 million and $4.6 million, respectively, during the 2024 forecast period and estimated annual revenues and gross profits of $89.2 million and $26.6 million, respectively, for the final year of the extended forecast period;

•        Assumptions Regarding Costs of Goods, Expenses and Earnings.    Kustom Entertainment’s management’s illustrative forecasts incorporated the following assumptions related to costs of goods, expenses and earnings with respect to the business lines during the forecast periods:

•        Estimated Selling, general and administrative costs including marketing, research and development, and network and business development costs of $8.5 million during the 2024 forecast period and $7.7 million during the final year of the extended forecast period;

•        That there will be no significant increases in marketing and advertising costs to Kustom Entertainment during the forecasted periods and Kustom Entertainment’s branding and reputation will grow organically over the forecasted period. Estimated marketing and advertising costs of $2.5 million during the 2024 forecast period and $2.5 million during the final year of the extended forecast period; and

•        That the related intangible assets have an estimated remaining useful life of four years, resulting in assumed depreciation and amortization charges of $1.3 million during the last year of the 2024 forecast period and $0.0 million during the final year of the extended forecast.

Kustom Entertainment management considered its income statement projections to be reasonable, based on management’s observations, expertise and industry knowledge, taking into account that all of Kustom Entertainment’s planned business activities, as reflected in the forecasts, are speculative, and the costs and expenses Kustom Entertainment incurs may be different, potentially substantially, from the estimates thereof incorporated in the assumptions. Moreover, Kustom Entertainment’s plans may, and can be expected, to change over the timeline of the forecast periods, potentially materially, as underlying facts and circumstances specific to Kustom Entertainment and more general, change.

Engagement of Financial Advisor to Clover Leaf

Clover Leaf retained Newbridge to act as its financial advisor in connection with the Business Combination. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Clover Leaf selected Newbridge to act as its financial advisor in connection with the Business Combination on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.

On May 31, 2023, at a meeting of the Board held to evaluate the Business Combination, Newbridge delivered to the Clover Leaf Board an oral opinion, which was confirmed by delivery of a written opinion, dated May 31, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, (i) the Aggregate Consideration to be paid by CLOE to Digital Ally, Inc. is fair, from a financial point of view, to CLOE and CLOE’s unaffiliated public stockholders and (ii) the Company has an aggregate fair market value equal to at least 80% of the net assets held by CLOE in its trust account (the “Trust Account”) for the benefit of CLOE’s public stockholders (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account), as of the date of the Purchase Agreement.

The full text of Newbridge’s written opinion to the Clover Leaf Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex E hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the Clover Leaf Board for the benefit and use of the Clover Leaf Board (in its capacity as such) in connection with and for purposes of its evaluation of the Business Combination from a financial point of view. Newbridge’s opinion also does not address the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might exist for Clover Leaf, or the underlying business decision of Clover Leaf whether to proceed with those business strategies or transactions.

In connection with rendering its opinion, Newbridge, among other things:

•        Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed multiple drafts of the Business Combination Agreement, with the final draft reviewed dated May 29, 2023;

•        Reviewed Clover Leaf’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of Clover Leaf since its IPO in July 2021;

•        Reviewed publicly available financial information of Clover Leaf filed with the SEC, including its Form 10-Qs, Form 10-Ks, and certain reports on material events filed on Forms 8-K between July 22, 2021, and May 31, 2023;

•        Reviewed publicly available financial information of Digital Ally filed with the SEC, including its Form 10-Qs, Form 10-Ks, and certain reports on material events filed on Forms 8-K between January 1, 2021, and May 31, 2023, with a special emphasis on the portions of their revenue they classified as “Entertainment” in FY-2022;

•        Reviewed a financial model of Kustom Entertainment with future financial projections (through 2024E) (including potential revenue growth, EBITDA, net income and free cash flow margins) provided by the Company’s management team, as further discussed below;

•        Conducted discussions with Kustom Entertainment’s management team to better understand Kustom Entertainment’s recent business history, and near-term financials;

•        Performed a public company comparable analysis of similar companies to Kustom Entertainment that trade on a major U.S. stock exchanges and operate in the live event entertainment sectors, to derive certain forward enterprise value/revenue multiples, as further discussed below; and

•        Performed a comparable precedent M&A transaction analysis of similar companies to Kustom Entertainment in the live event entertainment sectors, to derive recent enterprise value/revenue multiples, as further discussed below.

Newbridge also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which it deemed relevant. In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management of Clover Leaf that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of the Company, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Kustom Entertainment.

The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of Clover Leaf and its successors. Further, Newbridge expressed no opinion as to what the value of the shares of Clover Leaf Common Stock actually will be when the Business Combination is consummated or the prices at which shares of Clover Leaf Common Stock will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.

The following represents a brief summary of the material financial analyses reviewed by the Clover Leaf Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.

Financial Analyses.    Newbridge employed a comparable public company analysis and a comparable transaction analysis to analyze the range of values of Kustom Entertainment.

Comparable Public Company Analysis

To calculate the implied equity value of the operating business, Newbridge first obtained the median enterprise value/2024E revenue multiples from eight comparable public companies identified by Newbridge and applied it to Kustom Entertainment’s proforma 2024E Sales estimates. The public company comparables were selected using the following criteria: (i) listed on a major stock exchange in the United States, Europe or Asia, (ii) had a business model focused on the live event entertainment industry, (iii) and had forecasted revenues for 2024.

The enterprise value/2024E revenue multiples of such comparable public companies were approximately 3.3x and this multiple was multiplied by the 2024E proforma sales estimates of Kustom Entertainment to obtain an enterprise value. No adjustments to the enterprise value for debt and cash were necessary to obtain an implied equity value, as debt and cash are zero. The implied equity value using this analysis was $132.9M.

The table below summarizes certain observed historical and projected financial performance and trading multiples of the selected public companies were sourced from S&P Capital IQ data as of May 26, 2023.

Industry: Live Event Entertainment	5/26/2023	Stock Price	Balance Sheet
Company Name	Symbol		Market Capitalization	Enterprise Value	Revenue 2024E
Live Nation Entertainment, Inc.	NYSE: LYV	$82.2	$18,885.6	$21,545.3	$21,647.1
Formula One Group	NasdaqGS: FWON.K	$71.4	$16,537.6	$17,936.6	$3,627.2
World Wrestling Entertainment, Inc.	NYSE: WWE	$100.1	$7,457.6	$7,621.1	$1,480.1
Endeavor Group Holdings, Inc.	NYSE: EDR	$22.6	$6,776.4	$12,964.3	$6,473.8
Madison Square Garden Sports Corp.	NYSE: MSGS	$177.4	$4,238.9	$5,313.6	$888.1
Sphere Entertainment Co.	NYSE: SPHR	$24.0	$830.1	$3,034.0	$1,096.4
Vivid Seats Inc.	NasdaqGS: SEAT	$7.5	$715.3	$1,595.8	$687.1
LiveOne, Inc.	NasdaqCM: LVO	$1.3	$108.9	$133.8	$125.7
($ in millions, except per share data)
Company Name	Symbol		2024E
Live Nation Entertainment, Inc.	NYSE: LYV		1.0x
Formula One Group	NasdaqGS: FWON.K		4.9x
World Wrestling Entertainment, Inc.	NYSE: WWE		5.3x
Endeavor Group Holdings, Inc.	NYSE: EDR		2.0x
Madison Square Garden Sports Corp.	NYSE: MSGS		6.0x
Sphere Entertainment Co.	NYSE: SPHR		3.5x
Vivid Seats Inc.	NasdaqGS: SEAT		2.4x
LiveOne, Inc.	NasdaqCM: LVO		1.1x
		AVERAGE	3.3x

Comparable Precedent M&A Transaction Analysis

Newbridge analyzed data for M&A transactions since June 2020 in the live event entertainment industry to find similar transactions where the targets being acquired most resembled Kustom Entertainment. The universe of transactions where there were similarities to Kustom Entertainment, and where financial data was recorded for the transaction value was generally limited, as is usually the case with public comparables. The criteria used for the selected transactions were those in which the targets most resembled Kustom Entertainment, and included (i) targets with business models in the live event entertainment sector, (ii) transactions that occurred with companies headquarters in the United States, Europe or Asia, and (iii) where the identified the enterprise value/revenue multiple was known.

Newbridge obtained the median enterprise value/revenue multiple of 3.7x from this dataset and this multiple was multiplied by the 2024E proforma sales estimates of Kustom Entertainment to obtain an enterprise value. The debt (of zero) was subtracted, and the cash (of zero) was added to the enterprise Value to obtain an implied equity value using this analysis of $150.2M.

The table below summarizes the comparable precedent M&A transaction data set, and was sourced from S&P Capital IQ data as of May 26, 2023.

M&A Comparables (June 2020 – May 2023)
Industry | Live Event Entertainment (millions USD)

M&A Closed Date	Target/Issuer	Corporate Headquarters	Enterprise Value	LTM Revenue	Implied Enterprise Value/Revenues (x)	Buyers/Investors
11/02/2020	Grupo Média Capital, SGPS, S.A. (ENXTLS: MCP)	Barcarena, Portugal	$364.3	$121.8	3.0x	BIZ Partners, SGPS, S.A.
01/18/2021	Tokyo Dome Corporation	Tokyo, Japan	$2,613.1	$508.4	5.1x	Mitsui Fudosan Co., Ltd. (TSE:8801)
03/08/2021	Topgolf International, Inc.	Dallas, Texas	2,541.00	$1,058.8	2.4x	Topgolf Callaway Brands Corp. (NYSE: MODG)
08/07/2021	Japanese Cool	Osaka, Japan	NA	NA	2.1x	Foot Locker, Inc. (NYSE: FL)
09/09/2021	Universal Music Group N.V. (ENXTAM: UMG)	Hilversum, the Netherlands	$2,799.9	$606.0	4.6x	Pershing Square Capital Management, L.P.; Pershing Square Holdings, Ltd. (ENXTAM: PSH)
01/26/2022	Time Out Group plc (AIM: TMO)	London, UK	$308.4	$65.7	4.7x	CIP Merchant Capital Limited; Merchant Capital Manager Limited
03/16/2023	Media Asia Group Holdings Limited	Hong Kong, China	$4f4.1	$11.7	3.8x	eSun Holdings Limited (SEHK: 571)
03/26/2023	SM Entertainment Co., Ltd. (KOSDAQ: A041510)	Seoul, South Korea	$950.7	$242.5	3.9x	Kakao Corp. (KOSE: A035720); Kakao Entertainment Corp.
				Average	3.7x

Miscellaneous

The discussion set forth above is a summary of the material financial analyses presented by Newbridge to the Clover Leaf Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by Newbridge in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Newbridge considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Clover Leaf. The estimates of the future performance of Clover Leaf in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual values of the Clover Leaf Common Stock.

Conclusion

The values derived from the different analyses that Newbridge used show a range between $132.9M to $150.2M. The Merger Consideration to be paid by Clover Leaf of $125.0M is below the valuation ranges of the Analyses.

Based on its analysis, it is Newbridge’s opinion that, the Merger Consideration is fair, from a financial point of view, to Clover Leaf’s stockholders.

The type and amount of consideration payable in the Business Combination was determined through negotiations between Clover Leaf and Kustom Entertainment, and was approved by the Clover Leaf Board. The decision to enter into the Business Combination Agreement was solely that of the Clover Leaf Board. As described above, Newbridge’s opinion and analyses was only one of many factors considered by the Clover Leaf Board in its evaluation of the Business Combination and should not be viewed as determinative of the views of the Clover Leaf or Kustom Entertainment’s management with respect to the Business Combination.

Fees and Expenses

As compensation for Newbridge’s services in connection with the rendering of its Opinion to the Board, Clover Leaf agreed to pay Newbridge a fee of $125,000. $75,000 of the fee was paid upon delivery of the Opinion and the remaining $50,000 is payable upon consummation of the Business Combination. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion.

Satisfaction of 80% Test

It is a requirement under the Clover Leaf Charter and Nasdaq listing requirements that the business or assets acquired in Clover Leaf’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discount and Permitted Withdrawals) at the time of the execution of a definitive agreement for its initial business combination.

As of June 1, 2023, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was $13.7 million (excluding the deferred underwriting discount and Permitted Withdrawals) and 80% thereof represents approximately $10.9 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Clover Leaf Board looked at the pre-transaction enterprise value of Kustom Entertainment of approximately $125.0 million (excluding the $8.6 million earnout). In determining whether the enterprise value described above represents the fair market value of Kustom Entertainment, the Clover Leaf Board considered all of the factors described above in this section and the fact that the purchase price for Kustom Entertainment was the result of an arm’s length negotiation with Kustom Entertainment. As a result, the Clover Leaf Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting discount and Permitted Withdrawals). In light of the financial background and experience of the members of Clover Leaf management team and the Clover Leaf Board, the Clover Leaf Board believes that the members of its management team and the Clover Leaf Board are qualified to determine whether the Business Combination meets the 80% asset test.

Interests of Clover Leaf’s Sponsor, Directors, Officers and Advisors in the Business Combination

When you consider the recommendation of the Clover Leaf Board to vote in favor of approval of the Proposals, you should keep in mind that Clover Leaf’s directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a stockholder and may be incentivized to complete a business combination that is less favorable to stockholders rather than liquidating Clover Leaf. These interests include, among other things, the fact that:

•        [•] will be Clover Leaf’s designee to the Combined Company Board upon the effectiveness of the Merger. As a director, in the future [•] may receive any cash fees, stock options or stock awards that the Combined Company Board determines to pay to its directors;

•        unless Clover Leaf consummates an initial business combination, it is possible that Clover Leaf’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (as of November 30, 2023, Clover Leaf’s officers and directors have not incurred any out-of-pocket expenses exceeding funds available to Clover Leaf for reimbursement thereof).

•        as a condition to the IPO, pursuant to the Insider Letter, the Clover Leaf Sponsor Shares became subject to a lock-up whereby, subject to certain limited exceptions, the Insiders’ Clover Leaf Sponsor Shares are not transferable or salable until the earlier of (A) six months after the completion of our initial business combination or (B) subsequent to our initial business combination, if (x) the closing price of the Clover Leaf Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after our initial business combination, or (y) Clover Leaf completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Clover Leaf’s stockholders having the right to exchange their shares of Clover Leaf Common Stock for cash, securities or other property. In this regard, while the Clover Leaf Sponsor Shares are not the same as the Clover Leaf Class A Common Stock, are subject to certain restrictions that are not applicable to the Clover Leaf Class A Common Stock, and may become worthless if Clover Leaf does not complete a business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders);

•        the Sponsor purchased an aggregate of 571,859 Sponsor Private Placement Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Private Placement Units were purchased at an aggregate purchase price of $5,718,590, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on November 30, 2023 which was $11.44, the Sponsor Private Placement Units would have an aggregate value of approximately $6,542,067 as of November 30, 2023;

•        as a condition to the IPO, pursuant to the Insider Letter, the Insiders have agreed that the Sponsor Private Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after Clover Leaf has completed a business combination;

•        the Sponsor can earn a positive rate of return on its investment even if other Clover Leaf stockholders experience a negative rate of return in the Combined Company. The Sponsor paid $25,000 to purchase 3,457,807 shares of Clover Leaf Class B Common Stock. These securities will have a significantly higher value at the time of the Business Combination, if it is consummated. Based on the closing trading price of the Class A Common Stock on November 30, 2023, which was $11.63, the Clover Leaf Sponsor Shares would have an aggregate value of approximately $40,214,307 as of the same date. If Clover Leaf does not consummate the Business Combination or another initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), and Clover Leaf is therefore required to be liquidated, the Clover Leaf Sponsor Shares would be worthless, as the Sponsor is not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.007 per share that the members of the Sponsor paid for the Clover Leaf Sponsor Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, members of the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Clover Leaf Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•        each Insider has agreed not to redeem any of its Clover Leaf Sponsor Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if Clover Leaf does not complete an initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), the proceeds from the sale of the Private Placement Units will be included in the liquidating distribution to Clover Leaf’s public stockholders and the Sponsor Private Placement Units will expire worthless;

•        the fact that the Sponsor holds the Extension Notes. In connection with the 2023 Extension, Clover Leaf will cause up to $360,000 to be deposited into the trust account in installments of $60,000 per month, for each calendar month or portion thereof (commencing on July 22, 2023 and on the 22nd of each subsequent month) until January 22, 2024, that Clover Leaf needs to complete an initial business combination. As of November 30, 2023, an aggregate of $300,000 had been deposited into trust to support the Extension, and as of November 30, 2023, an aggregate principal amount of $3,517,015 was outstanding under the Extension Notes. In the event an initial business combination is consummated, the Extension Notes may be repaid out of the proceeds of the Trust Account released to the post-combination company, and $1,383,123 of the Extension Notes may be converted into Clover Leaf Units. Otherwise, the Extension Notes would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Clover Leaf may use a portion of proceeds held outside the Trust Account to repay the Extension Notes, but no proceeds held in the Trust Account would be used to repay the Extension Notes;

•        The Sponsor, officers and directors (or their affiliates) may make loans from time to time to Clover Leaf in order to provide working capital or finance transaction costs in connection with an initial business combination. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent units at a price of $10.00 per unit, at the option of the lender. Such units would be identical to the Private Placement Units. In the event an initial business combination is consummated, the working capital loans may be repaid out of the proceeds of the Trust Account released to the post-combination company. In the event that the initial business combination does not close, Clover Leaf may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment;

•        if the Trust Account is liquidated, including in the event Clover Leaf is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to Clover Leaf, if and to the extent any claims by a third party for services rendered or products sold to Clover Leaf, or a prospective target business with which Clover Leaf has entered into a written letter of intent, confidentiality or similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less Permitted Withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Clover Leaf’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act; and

•        the fact that the Sponsor and Clover Leaf’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

In addition to the interests of the Clover Leaf Insiders in the Business Combination, Clover Leaf stockholders should be aware that the IPO Underwriter, Maxim may have financial interests that are different from, or in addition to, the interests of Clover Leaf stockholders, including:

•        the fact that the IPO Underwriter is entitled to deferred underwriting fees in the amount of $0.35 per Unit, or $4,840,930.50, pursuant to the Underwriting Agreement and such fees (a portion of which the IPO Underwriter and Clover Leaf have agreed may be allocated following Closing of the proposed Business Combination with Kustom Entertainment to satisfy of a portion of the fees payable to Maxim pursuant to the Maxim Engagement Letter) are payable only if Clover Leaf completes an initial business combination;

•        the fact that the IPO Underwriter purchased 103,734 Representative Units, each unit consisting of one share of Clover Leaf Class A Common Stock and one right to receive one-eighth of one share of Clover Leaf Class A Common Stock, which Representative Units were purchased at an aggregate purchase price of $1,037,340, or $10.00 per unit, in the Private Placement consummated simultaneously with the IPO, which have no redemption rights and will be worthless if a business combination is not consummated. Based on the closing trading price of the Public Units on [•], 2023 which was $[•], the Representative Units would have an aggregate value of approximately $[•] as of [•], 2023; and

•        the fact that Clover Leaf issued to the IPO Underwriter and/or its designees 138,312 Representative Shares upon consummation of the IPO and the subsequent partial exercise of the underwriter’s over-allotment option. These Representative Shares were valued at a price of $10.00 which was the sale price of the units sold in the IPO. The IPO Underwriter agreed not to transfer, assign or sell any such shares until the completion of Clover Leaf’s initial business combination. In addition, the IPO Underwriter agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of Clover Leaf’s initial business combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if Clover Leaf fails to complete an initial business combination. Based on the closing trading price of the Clover Leaf Class A Common Stock on [•], 2023 which was $[•], the Representative Shares would have an aggregate value of approximately $[•] as of [•], 2023.

In addition, Clover Leaf’s executive officers and directors currently have fiduciary duties or contractual obligations to the following other entities. Clover Leaf does not believe that the pre-existing fiduciary duties or contractual obligations of its executive officers and directors materially impacted its decision to enter into the proposed Business Combination with Kustom Entertainment because, among other things, none of such executive officers or directors had any interest in, or affiliation with, Kustom Entertainment:

Name of Individual	Name of Affiliated Company	Affiliation
Felipe MacLean	Yntegra Trading LLC	Manager & Owner
	Solace Holdings General Partner, LLC	Director
	Spectrum Leaf LATAM, LLC	Managing Member
Luis A. Guerra	VITAX Partners LLC	Managing Director
	Welz	Member of the Advisory Board
Markus Puusepp	SHL Medical AG	Chief Strategy Officer
	Spowdi	Director
	QulO	Director
	Pharmaero ApS	Director
	Innovation Zed	Chairman
Per Bjorkman	SHL Healthcare	Director of Business Development
Marcos Angelini	Red Bull Latin America	President
Ambassador Manuel Rocha	XCOAL Energy & Resources	Senior Vice President, Global Corporate Affairs

Other than arising out of the proposed Business Combination and related transactions, none of Clover Leaf, the Sponsor, or their respective affiliates had any interest in, or affiliation with, Kustom Entertainment. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of Clover Leaf’s officers and directors to enter into the Merger Agreement and Clover Leaf’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize Clover Leaf’s officers and directors to complete an initial business combination, even if on terms less favorable to Clover Leaf Public Stockholders compared to liquidating Clover Leaf, because, among other things, if Clover Leaf is liquidated without completing an initial business combination, the Sponsor Shares and Private Placement Units would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $[•] million based on the closing price of Clover Leaf Class A Common Stock and Clover Leaf Public Units on [•], 2023), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to Clover Leaf, if any, would not be repaid to the extent such amounts exceed cash held by Clover Leaf outside of the Trust Account (which such expenses and loans, as of [•], 2023, were approximately $[•]). Upon completion of the Business Combination, it is not anticipated that any persons associated with Clover Leaf will be employed by or provide services to the Combined Company (other than [•] in his capacity as a director), and there have been no conversations regarding the same.

Clover Leaf’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of Clover Leaf should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, Clover Leaf’s independent directors on the Clover Leaf Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), Clover Leaf’s Board approved the Merger Agreement and the transactions contemplated therein. For more, see “Background of the Business Combination.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Clover Leaf will be treated as the “acquired” company for financial reporting purposes, and Kustom Entertainment will be the accounting “acquirer” This determination was primarily based on the assumption that:

•        Kustom Entertainment’s current shareholders will hold a majority of the voting power of Clover Leaf post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, including four (4) directors designated by Kustom Entertainment and one (1) director mutually agreed upon by Clover Leaf and Kustom Entertainment;

•        Kustom Entertainment’s operations will substantially comprise the ongoing operations of Clover Leaf;

•        Kustom Entertainment’s senior management will comprise the senior management of Clover Leaf.

Another determining factor was that Clover Leaf does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of Clover Leaf will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of the fair value of shares issued to Clover Leaf over the fair value of Clover Leaf’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Clover Leaf common stock:

•        Assuming No Additional Redemptions:    This presentation assumes that, after the October Redemptions and the July Redemptions, no additional public stockholders of Clover Leaf exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that, after the October Redemptions and July Redemptions, Clover Leaf public stockholders holding 748,544 shares of Clover Leaf Class A common stock will exercise their redemption rights for $8.7 million upon consummation of the Business Combination at a redemption price of approximately $11.62 per share. The maximum redemption amount reflects the maximum number of the Clover Leaf Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that the NTA proposal is passed by the Clover Leaf stockholders and that Clover Leaf’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming stockholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. If the NTA Proposal is not approved or the amendment to Clover Leaf’s Existing Organizational Documents is not adopted prior to the Business Combination, then provisions of the Current Charter may limit the number of Public Shares that can be redeemed in connection with the Business Combination to such number of redemptions as would cause Clover Leaf’s net assets at Closing not to be less than $5,000,001.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 and the unaudited pro forma condensed combined statements of operations for the three and nine months ended September 30, 2023 and for the year ended December 31, 2022 are based on the audited and unaudited historical financial statements of Clover Leaf and Kustom Entertainment. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of Clover Leaf’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in favor of the proposals presented at the Special Meeting. In the event that the Sponsor or directors, officers or advisors or their affiliates of Clover Leaf purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for a portion of the Trust Account. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. None of Clover Leaf’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination and other proposals or, where the purchases are made by the Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice (“DOJ”) and the FTC and certain statutory waiting period requirements have been satisfied. The Business Combination is not subject to these requirements.

At any time before or after consummation of the Business Combination, the DOJ and the FTC could take such action under applicable antitrust laws as each deems necessary or desirable, including seeking to enjoin the consummation of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the DOJ, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. Neither Clover Leaf nor Kustom Entertainment is aware of any material regulatory approvals or actions that are required for completion of the Business Combination.

Material Differences in Stockholder Rights

Because certain of the Proposals are conditioned on one another, Clover Leaf will only proceed with the Business Combination if (i) the holders of a majority of the shares of the Common Stock that are voted at the Clover Leaf Meeting, voting together as a single class, vote “FOR” the Business Combination Proposal, (iii) the holders of each of (x) at least a majority of the outstanding shares of Clover Leaf Common Stock, voting together as a single class, (y) at least a majority of the outstanding shares of Clover Leaf Class A Common Stock, voting as a separate class, and (z) at least a majority of the outstanding shares of Clover Leaf Class B Common Stock, voting as a separate class, vote “FOR” the Charter Proposal, and (iii) a majority of the votes cast on each of the Nasdaq Proposal, and the Incentive Plan Proposal are voted “FOR” such Proposal. In addition, a quorum must also be present at the Special Meeting.

In accordance with the Insider Letter entered into concurrently with the IPO, all of the shares of Clover Leaf Common Stock owned by the Insiders, equal to 68.3% of the issued and outstanding shares of Clover Leaf Common Stock, will be voted in favor of each of the Proposals. Accordingly, Clover Leaf will receive sufficient votes to approve the Business Combination and the Required Proposals regardless of how any other Clover Leaf Public Stockholder votes its shares.

Recommendation of the Clover Leaf Board

CLOVER LEAF’S BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE BUSINESS COMBINATION PROPOSAL.

THE CHARTER PROPOSAL (PROPOSAL 3)

If the Business Combination is to be consummated, Clover Leaf will replace the Current Charter (as amended following the approval of the NTA Proposal), with the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Clover Leaf Board, is necessary to adequately address the needs of the Combined Company following the Closing.

The following table sets forth a summary of the principal proposed changes and the differences between the Current Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Number of Authorized Shares

The Current Charter authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Clover Leaf Class A Common Stock, and (ii) 10,000,000 shares of Clover Leaf Class B Common Stock, and (b) 1,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

The Proposed Charter authorizes [•] shares, consisting of (a) [•] shares of common stock, including [•] shares of Class A Common Stock, and (b) [•] shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

Name	Clover Leaf Capital Corp.	Kustom Entertainment, Inc.
Purpose

The Current Charter provides that the purpose of Clover Leaf is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Clover Leaf by law and those incidental thereto, Clover Leaf shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Clover Leaf, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Clover Leaf and one or more businesses.

The Proposed Charter provides that the purpose of the Combined Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Voting

The Current Charter provides that the holders of the Clover Leaf Class A Common Stock and the Clover Leaf Class B Common Stock exclusively possess all voting power with respect to Clover Leaf. The holders of shares of Clover Leaf Common Stock shall be entitled to one vote for each such share on each matter properly submitted to Clover Leaf stockholders on which the holders of Clover Leaf Common Stock are entitled to vote.

The Proposed Charter provides that except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of the common stock shall exclusively possess all voting power with respect to the Combined Company. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of shares of common stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Combined Company on which the holders of the common stock are entitled to vote.

	Current Charter	Proposed Charter
Duration of Existence

The Current Charter provides that if Clover Leaf fails to complete an initial business combination by January 22, 2024 from the closing of the Offering (subject to the requirements of law), it will be required to dissolve and liquidate its trust account by returning the then-remaining funds in such account to the Public Stockholders.

The Proposed Charter provides that the Combined Company has perpetual existence (subject to the requirements of law).
Provisions Specific to a Blank Check Company	Under the Current Charter, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The Proposed Charter deletes the provisions previously included as Article IX in the Current Charter in their entirety because, upon consummation of the business combination, Clover Leaf will cease to be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in a trust account until a business combination or liquidation of Clover Leaf and the terms governing Clover Leaf’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be deleted.

Amendment to Certificate of Incorporation-

The Current Charter requires a separate or specific vote for:

•   Amendments that relate solely to the terms of one or more outstanding series of preferred stock, or another series of common stock, if the holders thereof are entitled to a separate vote;

•   Amendments that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Clover Leaf Class B Common Stock, which require a separate class vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding;

The Proposed Charter requires a separate or specific vote for:

•   Amendments that would amendment provisions that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter or the DGCL.

	Current Charter	Proposed Charter

•   Amendments to the provisions of the current certificate of incorporation related to the requirements for Clover Leaf’s initial business combination, redemption rights, distributions from the trust account, certain share issuances, transactions with affiliates, minimum value of target, which prior to the consummation of Clover Leaf’s initial business combination require the affirmative vote of holders of at least fifty percent (50%) of all then outstanding shares of the Clover Leaf Common Stock; and

•   Amendments to the provisions of the Current Charter related to the limitation of director liabilities shall not adversely affect any right or protection of a director of Clover Leaf in respect of any act or omission occurring prior to the time of such amendment.

Composition of the Board of Directors	Under the Current Charter, Article V sets out the composition of the Board of Directors, dividing the board into two (2) classes, as nearly equal in number as possible, Class I and Class II.

The Proposed Charter provides that the number of directors of the Combined Company, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Combined Company board of directors pursuant to a resolution adopted by a majority of the Combined Company board of directors. The directors are not divided into separate classes under the Proposed Charter.

Removal of Directors

Under the Current Charter, any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of the Clover Leaf Class B Common Stock entitled to vote generally in the election of directors, voting together as a single class.

Under the Proposed Charter, the number of directors that shall constitute the board of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Combined Company entitled to vote generally at an election of directors, voting together as a single class

	Current Charter	Proposed Charter
Choice of Forum

The Current Charter provides that unless Clover Leaf consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any Clover Leaf stockholder to bring (i) any derivative action or proceeding brought on behalf of Clover Leaf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Clover Leaf to Clover Leaf or Clover Leaf stockholders, (iii) any action asserting a claim against Clover Leaf, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or the Clover Leaf bylaws, or (iv) any action asserting a claim against Clover Leaf, its directors, officers or employees governed by the internal affairs doctrine. The exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and unless Clover Leaf consents in writing to the selection of an alternative forum.

The Proposed Charter provides that unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Combined Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders; (iii) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Combined Company’s bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Combined Company’s bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company governed by the internal-affairs doctrine or otherwise related to the Combined Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Reasons for the Amendments to Clover Leaf’s Charter

In the judgment of the Clover Leaf Board, the Proposed Charter is necessary to address the needs of the Combined Company following the Closing. In particular:

•        The greater number of authorized shares of capital stock is desirable for the Combined Company to have sufficient shares to complete the Business Combination. Additionally, the Clover Leaf Board believes that it is important for us to have available for issuance a number of authorized shares sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors. The Clover Leaf Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Upon the consummation of the Business Combination, all outstanding shares of Clover Leaf Class B Common Stock will be reclassified as shares of Class A Common Stock on a one-to-one basis.

•        The additional changes to the Current Charter, including the name change from “Clover Leaf Capital Corp.” to “Kustom Entertainment, Inc.,” the change in purpose, the change in duration of existence, and the deletion of provisions specific to a blank check company, are necessary to adequately address the needs of the Combined Company following the Closing. The elimination of certain provisions related to Clover Leaf’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve Clover Leaf and allow the Combined Company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and the Clover Leaf Board believes it is the most appropriate period following the Business Combination. In addition, certain other provisions in the Current Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of Clover Leaf has occurred. These provisions cease to apply once the Business Combination is consummated.

•        The Clover Leaf Board believes the choice of forum provision is desirable to delineate matters for which the Court of Chancery of the State of Delaware or the federal district courts of the U.S., as applicable, is the sole and exclusive forum, in order that the Combined Company is not subject to such types of claims in numerous jurisdictions, unless the Combined Company consents in writing to the selection of an alternative forum.

Vote Required for Approval

This Charter Proposal will be approved and adopted only if the holders of (i) at least a majority of the issued and outstanding shares of Clover Leaf Common Stock as of the Record Date, voting together as a single class, (ii) at least a majority of the issued and outstanding shares of Clover Leaf Class A Common Stock as of the Record Date, voting as a separate class and (iii) at least a majority of the issued and outstanding shares of Clover Leaf Class B Common Stock as of the Record Date, voting as a separate class vote “FOR” the Charter Proposal. The implementation of the Proposed Charter is also subject to the approval of each of the Business Combination Proposal, the Nasdaq Proposal, and the Incentive Plan Proposal at the Special Meeting. Failure to vote by proxy or to vote in person online at the Special Meeting or an abstention from voting on the Charter Proposal will have the same effect as a vote “AGAINST” the Charter Proposal.

Recommendation of the Clover Leaf Board

CLOVER LEAF’S BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE CHARTER PROPOSAL.

ADVISORY CHARTER PROPOSALS (PROPOSALS 4 – 6)

In connection with the Business Combination, Clover Leaf is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the NTA Proposal and the Charter Proposal. Pursuant to SEC guidance, Clover Leaf is submitting these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Clover Leaf or the Clover Leaf Board (separate and apart from the approval of the NTA Proposal and the Charter Proposal). In the judgment of the Clover Leaf Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal).

Clover Leaf stockholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented as four separate sub-proposals (the “Advisory Charter Proposals”):

(a)     Advisory Charter Proposal 4 — to change the corporate name of the Combined Company to “Kustom Entertainment, Inc.” at and from the time of the Business Combination;

(b)    Advisory Charter Proposal 5 — to increase the authorized shares of capital stock of the Combined Company to [•] shares of capital stock, consisting of (a) [•] shares of Class A Common Stock, and (b) [•] shares of undesignated preferred stock.

(c)     Advisory Charter Proposal 6 — to remove certain blank check provisions that will no longer be necessary upon consummation of the Business Combination.

Reasons for the Charter Amendments

In the judgment of the Board, the amendments to the Current Charter are desirable for the following reasons:

•        the name of the new public entity is desirable to reflect the Business Combination with Kustom Entertainment and the combined business going forward;

•        the greater number of authorized number of shares of capital stock is desirable for the Combined Company to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the equity grants made under the Incentive Plan (assuming the Incentive Plan is approved at the Special Meeting and contingent upon the Closing); and

•        it is desirable to delete the provisions that relate to the operation of Clover Leaf as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

The approval of each of the Advisory Charter Proposals requires a majority of the votes cast on such Proposal by the holders of the shares of Clover Leaf Common Stock entitled to vote thereon at the Special Meeting, voting together as a single class.

A copy of the Proposed Charter, as will be in effect and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

Vote Required for Approval

As discussed above, the Advisory Charter Proposals are advisory votes and therefore are not binding on Clover Leaf or the Clover Leaf Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Advisory Charter Proposals, Clover Leaf intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).

Recommendation of the Clover Leaf Board

CLOVER LEAF’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS.

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 7)

Clover Leaf is seeking stockholder approval for approval of the Incentive Plan. The Incentive Plan was adopted by the Clover Leaf Board on [•], 2023, subject to stockholder approval at the Special Meeting. The Incentive Plan is attached to this Proxy Statement as Annex D.

The purpose of the Incentive Plan is to offer all Kustom Entertainment employees, directors and key consultants an opportunity to acquire a proprietary interest in Kustom Entertainment’s success and remain in service to Kustom Entertainment and to attract new employees, directors and consultants. The Incentive Plan provides for the direct award of shares, with or without restrictions, the grant of options to purchase shares, the grant of stock appreciation rights (“SARs”) and the grant of restricted stock units (“RSUs”) (collectively, “Awards”). Options granted under the Incentive Plan may include non-statutory options (“NSOs”) as well as incentive stock options (“ISOs”) intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Clover Leaf Board believes that it is in the best interests of Kustom Entertainment, Clover Leaf and Clover Leaf’s stockholders for Clover Leaf to approve the Incentive Plan. The Clover Leaf Board believes that equity awards assist in retaining, motivating and rewarding employees, directors and consultants by giving them an opportunity to obtain long-term equity participation in Kustom Entertainment. In addition, equity awards are an important contributor to aligning the incentives of Kustom Entertainment’s employees with the interests of Clover Leaf’s stockholders. The Clover Leaf Board also believes equity awards are essential to attracting new employees and retaining current employees. Further, the granting of options to new and existing employees frequently permits Kustom Entertainment to pay lower salaries than otherwise might be the case. The Clover Leaf Board believes that to remain competitive with other entertainment companies in Kustom Entertainment’s long-term incentive plans, Kustom Entertainment must continue to provide employees with the opportunity to obtain equity in Kustom Entertainment and that an inability to offer equity incentives to new and current employees would put Kustom Entertainment at a competitive disadvantage in attracting and retaining qualified personnel. Kustom Entertainment’s named executive officers and directors have an interest in this proposal because they are expected to receive Awards under the Incentive Plan if the Incentive Plan is approved.

Summary of the Incentive Plan

The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. The following summary is qualified in its entirety by reference to the Incentive Plan as set forth in Annex D.

Objectives.    The objective of the Incentive Plan is to provide incentives to Kustom Entertainment employees, directors and key consultants to achieve financial results aimed at increasing stockholder value and attracting talented individuals to us. Persons eligible to receive Awards under the Incentive Plan will be those persons whose performance, in the judgment of the Compensation Committee of The Clover Leaf Board, can have significant impact on Kustom Entertainment’s success. Each person to whom an Award is issued is referred to as a “Participant.”

Oversight.    The Clover Leaf Board will administer the Incentive Plan by making determinations regarding the persons to whom Awards should be granted and the amount, terms, conditions and restrictions of the Awards. The Clover Leaf Board also has the authority to establish and amend rules for the administration of the Incentive Plan.

Number of Shares of Class A Common Stock Available Under the Incentive Plan.    If Clover Leaf’s stockholders approve the Incentive Plan, a total of [•] shares of Class A Common Stock will be reserved for issuance under the Incentive Plan.

Types of Grants.    The Incentive Plan allows for the grant of options (ISOs and NSOs), SARs, RSUs and Class A Common Stock, with or without restrictions. The Incentive Plan does not specify that an Award must be in any particular form.

Options.

— Exercise Price.    All options granted under the Incentive Plan must have an exercise price at least equal to 100% of the fair market value of the Class A Common Stock as of the date of grant. ISOs granted to any person who owns, immediately after the grant, stock possessing more than 10% of the combined voting power of all classes of Clover Leaf’s stock, or of any parent or subsidiary corporation, must have an exercise price at least equal to 110% of the fair market value of the Class A Common Stock on the date of grant.

The exercise price of an outstanding option may, by discretionary action of the Clover Leaf Board, be reduced, or the option may be cancelled and another Award substituted, at a time when its exercise price exceeds the then current fair market value of Class A Common Stock, except to the extent approval of the stockholders is required under any applicable exchange listing rules.

— Dollar limit.    The aggregate fair market value, determined as of the time an ISO is granted, of the Class A Common Stock with respect to which ISOs are exercisable by an employee for the first time during any calendar year cannot exceed $100,000. However, there is no aggregate dollar limitation on the amount of NSOs that may be exercisable for the first time during any calendar year.

— Expiration date.    Any option granted under the Incentive Plan will expire at the time fixed by the Clover Leaf Board, which, in the case of an ISO, cannot be more than ten years after the date it is granted or, in the case of any person who owns more than 10% of the combined voting power of all classes of Clover Leaf’s stock or of any parent or subsidiary corporation, not more than five years after the date of grant. It is anticipated that options will generally expire after [•] to [•] years. ISOs may be exercised only while Kustom Entertainment employs the optionee and both ISOs and NSOs generally expire at the end of the 90 day period following termination of employment or any other service relationship (generally 12 months after termination by reason of death, disability or retirement).

— Exercisability.    The Clover Leaf Board may also specify when all or part of an option becomes exercisable, but in the absence of such specification, the option will ordinarily be exercisable in whole or in part at any time during its term. However, the Clover Leaf Board may accelerate the exercisability of any option at its discretion, and the Incentive Plan further provides for accelerated exercisability in the case of retirement or a change of control, each as defined in the Incentive Plan. It is anticipated that options will generally vest over [•] or more years for employees and [•] years for directors.

— Assignability.    Options granted under the Incentive Plan are generally not assignable.

— Payment upon Exercise.    Payment of the exercise price for any option may be in cash, or with Clover Leaf’s consent and in the case of an NSO, by withheld shares that have a fair market value at the time the option is exercised equal to the aggregate exercise price due (plus applicable withholding tax), with Clover Leaf’s consent in the form of shares of Class A Common Stock, in a combination of the foregoing or in any other manner acceptable to us.

Stock Appreciation Rights.

— Base Price.    All SARs granted under the Incentive Plan must have a base price at least equal to 100% of the fair market value of the Class A Common Stock as of the date of grant.

The base price of an outstanding SAR may, by discretionary action of the Clover Leaf Board, be reduced, or the SAR may be cancelled and another Award substituted, at a time when its base price exceeds the then current fair market value of Class A Common Stock, except to the extent approval of the stockholders is required under any applicable exchange listing rules.

— Expiration date.    Any SAR granted under the Incentive Plan will expire at the time fixed by the Clover Leaf Board.

— Exercisability.    The Clover Leaf Board may also specify when all or part of a SAR becomes exercisable, but in the absence of such specification, the SAR will ordinarily be exercisable in whole or in part at any time during its term. However, the Clover Leaf Board may accelerate the exercisability of any SAR at its discretion.

— Assignability.    SARs granted under the Incentive Plan are not assignable.

— Payment upon Exercise.    Payment of the base price for any SAR may be in cash or in any other manner acceptable to us and specified in the underlying Award agreement.

— Settlement.    An SAR may be settled in cash, Class A Common Stock or a combination thereof, as specified in the underlying Award agreement.

Stock Grants.    The Clover Leaf Board may make an Award in one or more of the following forms of stock grant.

— Stock grant without restrictions.    The Clover Leaf Board may issue shares of Class A Common Stock to a Participant without any restrictions.

— Restricted stock grant.    The Clover Leaf Board may issue shares of Class A Common Stock to a Participant with restrictions determined by the Clover Leaf Board in its discretion. Restrictions may include conditions that require the Participant to forfeit the shares in the event that the Participant ceases to provide services to Kustom Entertainment or any of Kustom Entertainment’s affiliates before a stated time or in the event that certain individual and/or Company-specific performance conditions are not satisfied.

— Restricted stock units.    The Clover Leaf Board may make an Award of RSUs, which are similar to restricted stock Awards except that no shares are actually issued to the Participant on the RSU grant date. Rather, and provided all applicable restrictions, which may be time and/or performance based, are satisfied, shares of Class A Common Stock are generally delivered at settlement of the Award. Dividend equivalent units may, but are not required to, be issued with respect to RSUs. An RSU (and any dividend equivalent units) may be settled in cash, Class A Common Stock or in some combination of cash and shares of Class A Common Stock, as determined by the Clover Leaf Board and stated in the Award agreement. The period of restriction, the purchase price, if any, and the manner of settlement are determined by the Clover Leaf Board in an RSU Award agreement.

Rights of Participants with respect to Awards.    Participants holding options, SARs and RSUs will not have voting rights or other rights (including generally rights as to dividends) as a stockholder until any shares on settlement of the options, SARs and RSUs are issued. A participant receiving an Award of restricted stock generally has dividend rights (provided that in the discretion of the Clover Leaf Board participants will not be entitled to dividends with respect to unvested restricted stock until the stock vests) but not voting rights with respect to unvested shares, unless otherwise provided by the Clover Leaf Board. After all conditions and restrictions applicable to restricted stock grants have been satisfied or have lapsed, shares of restricted stock will become freely transferable.

Merger or Sale of Assets.    If Clover Leaf undergoes a change of control, as defined in the Incentive Plan, any unvested Awards will vest immediately prior to closing of the event resulting in the change of control, and the Clover Leaf Board shall have the power and discretion to provide for each Award holder’s election alternatives regarding the terms and conditions for the exercise of such Awards. Such an alternative may include requiring exercise in connection with the closing (and providing for the lapse of the Award if not so exercised).

Amendment and Termination of the Incentive Plan.    The Clover Leaf Board has the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required in connection with the issuance of ISOs or by any other applicable law, regulation or Nasdaq or stock exchange rule. Any amendment, alteration, suspension or termination will not, without the consent of the participant, materially adversely affect any rights or obligations under any Award previously granted. The Incentive Plan has a term of ten years beginning [•], 2023, unless terminated earlier by the Clover Leaf Board.

Federal Tax Aspects

The following description of the federal income tax consequences of Awards is general, does not purport to be complete and does not describe state, local or foreign tax consequences.

Tax consequences of nonqualified stock options.

A Participant realizes no taxable income when an NSO is granted. Instead, the difference between the fair market value of the Class A Common Stock acquired pursuant to the exercise of the option and the exercise price paid is taxed as ordinary compensation income when the option is exercised. The difference is measured and taxed as of the date of exercise, if the Class A Common Stock is not subject to a “substantial risk of forfeiture,” or as of the date or dates on which the risk terminates in other cases. A Participant may elect to be taxed on the difference between the exercise price and the fair market value of the Class A Common Stock on the date of exercise, even though some or all of the Class A Common Stock acquired is subject to a substantial risk of forfeiture. Once ordinary compensation income is recognized, gain on the subsequent sale of the Class A Common Stock is taxed as short-term or long-term capital gain, depending on the holding period after exercise. Clover Leaf receives no tax deduction on the grant of an NSO, but

Clover Leaf is entitled to a tax deduction, subject to the limitations of Section 162(m) of the Internal Revenue Code, when a Participant recognizes ordinary compensation income on or after exercise of the option, in the same amount as the income recognized by the Participant.

Tax consequences of incentive stock options.

Generally, a Participant incurs no federal income tax liability on either the grant or the exercise of an ISO, although a Participant will generally have taxable income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the Class A Common Stock subject to the option over the exercise price. Provided that the Class A Common Stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on a subsequent sale of the Class A Common Stock will be taxed as long-term capital gain. If the Class A Common Stock is disposed of within a shorter period of time, the Participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise (or the sale price of the shares sold, if less) over the exercise price. Clover Leaf receives no tax deduction on the grant or exercise of an ISO, but Clover Leaf is entitled to a tax deduction, subject to the limitations of Section 162(m) of the Internal Revenue Code, if the Participant recognizes ordinary compensation income on account of a premature disposition of shares acquired on exercise of an ISO, in the same amount and at the same time as the Participant recognizes income.

Tax consequences of stock appreciation rights.

A Participant realizes no income upon the grant of an SAR, but upon its exercise recognizes ordinary compensation income in an amount equal to the fair market value of the Class A Common Stock (or cash) received reduced, if applicable, by the aggregate base price set forth in the related Award agreement, assuming the Class A Common Stock is not subject to a substantial risk of forfeiture at exercise. Clover Leaf is entitled to a tax deduction, subject to the limitations of Section 162(m) of the Internal Revenue Code, in the amount of ordinary compensation income recognized.

Tax consequences of stock grants.

A person who receives an Award of Class A Common Stock without any restrictions will recognize ordinary compensation income equal to the fair market value of the Class A Common Stock over the amount (if any) paid. If the Class A Common Stock is subject to restrictions, the recipient generally will not recognize ordinary compensation income at the time the Award is received but will recognize ordinary compensation income when restrictions constituting a substantial risk of forfeiture lapse. The amount of that income will be equal to the excess of the aggregate fair market value, as of the date the restrictions lapse, over the amount (if any) paid for the Class A Common Stock. Alternatively, a Participant may elect to be taxed, pursuant to Section 83(b) of the Internal Revenue Code, on the excess of the fair market value of the Class A Common Stock at the time of grant over the amount (if any) paid for the Class A Common Stock, notwithstanding any restrictions. All such taxable amounts are deductible, subject to the limitations of Section 162(m) of the Internal Revenue Code, by us at the time and in the amount of the ordinary compensation income recognized by the Participant.

A Participant who receives RSUs generally will not recognize ordinary compensation income at the time of grant. Rather, the Participant will generally recognize ordinary compensation income equal to the fair market value of the Class A Common Stock or cash received less the price paid, if any, at the time the RSU settles shortly after vesting. When any Class A Common Stock received is subsequently sold, the Participant generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale of the shares and his or her tax basis in the shares (generally, the fair market value of the stock when acquired plus any amount paid). The capital gain or loss will be long-term if the stock was held for more than one year or short-term if held for a shorter period. Clover Leaf will be entitled to a tax deduction, subject to the limitations of Section 162(m) of the Internal Revenue Code, when the Participant recognizes ordinary compensation income.

Dividends.

The full amount of dividends or other distributions of property made with respect to restricted stock grants before the lapse of any applicable restrictions will constitute ordinary compensation income, and Clover Leaf is entitled to a deduction, subject to the limitations of Section 162(m) of the Internal Revenue Code, at the same time and in the same amount as the income is realized by the Participant (unless an election under Section 83(b) of the Internal Revenue Code has been made). Dividend equivalents on RSUs (if any) will be taxed as additional ordinary compensation income at settlement, and Clover Leaf will be entitled to a deduction, subject to the limitations of Section 162(m) of the Internal Revenue Code, at the same time and in the same amount.

Section 162(m) of the Internal Revenue Code.

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation in excess of $1,000,000 paid in any year to the principal executive officer, the principal financial officer and the three other most highly compensated executive officers. In addition, each person covered by Section 162(m) of the Internal Revenue Code for a particular year after 2016 remains subject to the $1,000,000-limit in subsequent years, even if not included in that group for the year. It is expected that certain of Clover Leaf’s compensation arrangements will result in non-deductible compensation when the total exceeds $1,000,000. Nevertheless, the deductibility of compensation is but one of the critical factors in the design and implementation of any compensation arrangement, and Board reserves the right to pay nondeductible compensation when appropriate.

Withholding and other consequences.    Any ordinary compensation includible in the gross income of a Participant will be subject to appropriate federal, state and local income and employment tax withholding.

Vote Required and Recommendation

The affirmative vote of the holders of a majority of the votes cast will be required to approve the Incentive Plan.

CLOVER LEAF’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE INCENTIVE PLAN.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires a majority of the votes cast by the holders of the shares of Clover Leaf Common Stock represented in person, online or by proxy, and entitled to vote thereon at the Special Meeting, voting together as a single class.

Recommendation of the Clover Leaf Board

CLOVER LEAF’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

THE NASDAQ PROPOSAL (PROPOSAL 8)

Overview

Pursuant to Rule 5635 of the Nasdaq Listing Rules, stockholder approval is required prior to the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. Additionally, under Rule 5635 of the Nasdaq Listing Rules, stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of Clover Leaf.

Upon the consummation of the Business Combination, Clover Leaf expects to issue an estimated 11,220,826 shares of the Combined Company’s common stock in connection with the Business Combination

Accordingly, the aggregate number of shares of Clover Leaf common stock that the Combined Company will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Clover Leaf common stock outstanding before such issuance and may result in a change of control of the registrant under Nasdaq Listing Rule 5635. For these reasons, Clover Leaf is seeking the approval of Clover Leaf stockholders for the issuance of shares of Combined Company’s Common Stock (and securities convertible into or exercisable for Common Stock) pursuant in connection with the Business Combination.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we expect to issue approximately 11,220,826 shares of Class A Common Stock to Digital Ally upon the Closing subject to adjustment based on the adjustment for indebtedness (net of cash) set forth in the Merger Agreement.

The issuance of the shares of Clover Leaf Common Stock described above would result in significant dilution to Clover Leaf stockholders and result in Clover Leaf stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Clover Leaf.

Vote Required for Approval

The approval of the Nasdaq Proposal requires a majority of the votes cast by the holders of the shares of Clover Leaf Common Stock represented in person online or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

Failure to submit a proxy or to vote online during the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.

Recommendation of the Clover Leaf Board

CLOVER LEAF’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE ‘‘FOR’’ THE NASDAQ PROPOSAL.

THE ADJOURNMENT PROPOSAL (PROPOSAL 9)

Overview

The Adjournment Proposal, if adopted, will allow the Clover Leaf Board to adjourn the Special Meeting to a later date or dates, at the determination of the Clover Leaf Board. The Adjournment Proposal will only be presented to Clover Leaf stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Proposal, the Nasdaq Proposal, or the Incentive Plan Proposal. In no event will the Clover Leaf Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Clover Leaf’s stockholders, the Clover Leaf Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Vote Required for Approval

Assuming a quorum, the approval of the Adjournment Proposal requires a majority of the votes cast by the holders of the shares of Clover Leaf Common Stock represented in person online or by proxy and entitled to vote thereon at the Special Meeting, voting together as a single class.

Recommendation of the Clover Leaf Board

CLOVER LEAF’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations for holders of shares of Clover Leaf Class A Common Stock that (i) hold the Combined Company Common Stock following the adoption of the Proposed Charter in connection with the Business Combination, (ii) participate in the Business Combination or (iii) elect to have their Clover Leaf Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Clover Leaf Class A Common Stock or Combined Company Common Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Clover Leaf Class A Common Stock or Combined Company Common Stock;

•        persons holding Clover Leaf Class A Common Stock or Combined Company Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies or real estate investment trusts;

•        persons subject to the alternative minimum tax provisions of the Code;

•        persons who received their shares of Clover Leaf Class A Common Stock or Combined Company Common Stock as compensation or as a result of the exercise of an option or warrant received as compensation;

•        persons subject to the applicable financial statement accounting rules under Section 451(b) of the Code;

•        partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes; and

•        tax-exempt entities.

If an entity is treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner (or other owners) will generally depend on the status of the partner and the activities of the partnership. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them under the circumstances described herein.

This discussion is based on the Code and administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, may affect the tax consequences described herein. We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Clover Leaf Class A Common Stock or Combined Company Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons has the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

A “Non-U.S. holder” is a beneficial owner of Clover Leaf Class A Common Stock or Combined Company Common Stock that is not a U.S. holder and is not a partnership for U.S. federal income tax purposes.

Adoption of the Proposed Charter

Holders of Clover Leaf Class A Common Stock will not recognize any income, gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. It is expected that each such holder would have the same basis in its Combined Company Common Stock after the adoption of the Proposed Charter as that holder had in the corresponding Clover Leaf Class A Common Stock immediately prior to the adoption of the Proposed Charter and such holder’s holding period in the Combined Company Common Stock would include the holder’s holding period in the corresponding Clover Leaf Class A Common Stock. Although the matter is not entirely clear, these consequences to the holders assume, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of Clover Leaf Class A Common Stock for the Combined Company Common Stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, it is expected that such exchange would be treated as a tax-deferred exchange for U.S. federal income tax purposes, with the tax consequences to a holder generally being as described above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.

Tax Consequences of the Business Combination to Holders of Clover Leaf Class A Common Stock

On the basis of the representations of Clover Leaf and Kustom Entertainment, it is the opinion of Ellenoff Grossman & Schole LLP that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the parties to the Merger Agreement have agreed to report the Merger in a manner consistent with such tax treatment to the extent permitted under applicable law. Such opinion is based on customary assumptions, representations and covenants. There are many requirements that must be satisfied in order for the Merger to qualify as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations, and others which are fundamental to corporate reorganizations. No ruling has been requested, nor is one intended to be requested, from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

However, because holders of shares of Clover Leaf Class A Common Stock do not exchange their shares of ITAQ Clover Leaf Class A Common Stock in the Merger, holders of Clover Leaf Class A Common Stock are not expected to recognize any gain or loss under U.S. federal income tax laws in the event the Merger fails to qualify as a “reorganization” within the meaning of Section 368 of the Code.

Redemption of Clover Leaf Class A Common Stock

In the event that a holder’s shares of Clover Leaf Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “The Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Clover Leaf Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Clover Leaf Class A Common Stock, a U.S. holder will be treated as described below under the section entitled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Clover Leaf Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Clover Leaf Class A Common Stock.” If the redemption does not qualify as a sale of shares of Clover Leaf Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section entitled “— Non-U.S. Holder — Taxation of Distributions.”

Whether a redemption of shares of Clover Leaf Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of Clover Leaf Class A Common Stock generally will be treated as a sale of Clover Leaf Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option. Moreover, any shares of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Clover Leaf Class A Common Stock must, among other requirements, be less than 80 percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Clover Leaf Class A Common Stock and the Combined Company Common Stock to be issued pursuant to the Business Combination). Because the Clover Leaf Class A Common Stock is not entitled to vote for the election of directors prior to the Business Combination, the Clover Leaf Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable.

There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock.

The redemption of Clover Leaf Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances.

However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Clover Leaf Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section entitled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders — Taxation of Distributions.”

U.S. Holders

Taxation of Distributions.    If our redemption of a U.S. holder’s shares of Clover Leaf Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Clover Leaf Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Clover Leaf Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Clover Leaf Class A Common Stock and will be treated as described below under the section entitled “— Redemption of Clover Leaf Class A Common Stock — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Clover Leaf Class A Common Stock.” After the application of these rules, any remaining tax basis of the holder in the redeemed Clover Leaf Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in other stock constructively owned by it.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Clover Leaf Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Clover Leaf Class A Common Stock.    If our redemption of a U.S. holder’s shares of Clover Leaf Class A Common Stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section entitled “— Redemption of Clover Leaf Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of Clover Leaf Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its Clover Leaf Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Clover Leaf Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Clover Leaf Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Clover Leaf Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of Clover Leaf Class A Common Stock (shares of Clover Leaf Class A Common Stock purchased or acquired on different dates or at different prices) generally must apply the above rules separately to each identifiable block of shares of Clover Leaf Class A Common Stock.

Non-U.S. Holders

Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of Clover Leaf Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of Class A Common Stock,” such distribution will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or our withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of Clover Leaf Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Clover Leaf Class A Common Stock, which will be treated as described below under the section entitled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Clover Leaf Class A Common Stock.”

It may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and such determination will depend in part on a Non-U.S. holder’s particular circumstances. Therefore, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Accordingly, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s shares of Clover Leaf Class A Common Stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section titled “— Redemption of Clover Leaf Class A Common Stock”). There can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, the Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are also attributable to a permanent establishment or a fixed base in the United States maintained by such Non-U.S. holder). Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Clover Leaf Class A Common Stock.    If our redemption of a U.S. holder’s shares of Clover Leaf Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “— Redemption of Clover Leaf Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder). in which case the Non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the Non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met, in which case the Non-U.S. holder generally will be subject to a 30% tax on the Non-U.S. holder’s net gain, which may be offset by U.S.-source capital losses of the Non-U.S. holder, if any; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Clover Leaf Class A Common Stock and, in the circumstance in which shares of Clover Leaf Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of the Clover Leaf Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of Clover Leaf Class A Common Stock. There can be no assurance that Clover Leaf Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation, and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to Clover Leaf Class A Common Stock and proceeds from the sale, taxable exchange or other taxable disposition of Clover Leaf Class A Common Stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions of the Code commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on, and (subject to the following paragraph) gross proceeds from the sale or other disposition of, Clover Leaf Class A Common Stock if paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (iii) the foreign entity is otherwise excepted under FATCA.

Previously, withholding would have applied with respect to the gross proceeds from the sale or other disposition of Clover Leaf Class A Common Stock made after December 31, 2018; however, such withholding has been eliminated under proposed U.S. Treasury regulations, which can be relied on until final regulations become effective. Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale or exchange of shares or a distribution constituting a dividend, we or the applicable withholding agent may treat the total payment of redemption proceeds as a dividend for FATCA purposes.

In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. If FATCA withholding is imposed, a holder generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Clover Leaf Class A Common Stock.

INFORMATION ABOUT CLOVER LEAF

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Clover Leaf.

Overview

We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

IPO

On July 22, 2021, we consummated our initial public offering of 13,831,230 units. Each unit consists of one share of Class A common stock and one right to receive one-eighth (1/8) of a share of Class A common stock upon the consummation of an initial business combination, with every eight (8) rights entitling the holder thereof to receive one share of Class A common stock at the closing of the business combination. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $138,312,300.

Simultaneously with the closing of the initial public offering, we completed the private sale of an aggregate of 675,593 units to our sponsor and the representative at a purchase price of $10.00 per private placement unit, generating gross proceeds of $6,755,930.

Upon the consummation of our initial public offering, we also issued an additional 138,312 shares of Class A common stock, valued at $10.00 per share, to the IPO Underwriter.

A total of $140,386,985, comprised of $138,312,300 of the proceeds from the initial public offering and $2,074,685 of the proceeds of the sale of the private placement units, was placed in the trust account maintained by Continental, acting as trustee.

Pursuant to our amended and restated certificate of incorporation, as amended in connection with the First Extension, the Second Extension and the Third Extension, we must consummate our initial business combination by January 22, 2024, or such earlier date as determined by our board of directors. In connection with the special meetings of stockholders of Clover Leaf held on October 19, 2022 and July 19, 2023, stockholders holding approximately 12,204,072 shares and 376,002 shares of Clover Leaf Class A common stock, respectively, exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a per share redemption price of approximately $10.29 and $11.20, respectively.

It is the job of our Sponsor and management team to complete our initial business combination. Our management team is led by Felipe MacLean, our President and CEO. We must complete our initial business combination by January 22, 2024. If our initial business combination is not consummated by January 22, 2024, then our existence will terminate, and we will distribute all amounts in the trust account.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

Pursuant to the Current Charter, we will provide our public stockholders with the opportunity to redeem all or a portion of their shares of Class A Common Stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the Trust Account and not previously released to us in connection with Permitted Withdrawals, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of [•], 2023 is approximately $[•] per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into the Insider Letter with us, pursuant to which they have agreed to waive their redemption rights with respect to any Clover Leaf Sponsor Shares and any Public Shares held by them in connection with the completion of our initial business combination, or to receive distributions with respect to any Clover Leaf

Sponsor Shares and any Public Shares upon the liquidation of the Trust Account if we are unable to consummate a business combination. This waiver was made at the time of the IPO for no additional consideration. If Clover Leaf does not consummate the Business Combination or another initial business combination by January 22, 2024 (or such other date as approved by the Clover Leaf stockholders), and Clover Leaf is therefore required to be liquidated, the Clover Leaf Sponsor Shares would be worthless, as the Sponsor is not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.007 per share that the members of the Sponsor paid for the Clover Leaf Sponsor Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, members of the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Clover Leaf Public Stockholders experience a negative rate of return following the Closing of the Business Combination.

For more information about how Clover Leaf stockholders can exercise their redemption rights in connection with the Special Meeting, please see section titled “The Special Meeting — Redemption Rights.”

In the event the aggregate cash consideration we would be required to pay for all shares of Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all shares of Class A Common Stock submitted for redemption will be returned to the holders thereof.

Notwithstanding the foregoing, if we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, the Current Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO, which we refer to as the “Excess Shares,” without the prior consent of Clover Leaf.

Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our IPO without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If the Business Combination is not completed, we may continue to try to complete an initial business combination with a different target until January 22, 2024 (as such deadline may be extended by amendment to Clover Leaf’s organizational documents).

Facilities

We do not own any real estate or other physical properties materially important to our operation. Our executive offices are located 1450 Brickell Avenue, Suite 1420 Miami, FL 33131. Such facility is provided by an affiliate of the Sponsor for a monthly fee of $10,000.

Employees

We currently have three officers and do not intend to have any full-time employees prior to the completion of our initial business combination. Members of our management team are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Legal Proceedings

To the knowledge of Clover Leaf’s management, there is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

CLOVER LEAF’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Clover Leaf before the Business Combination.

Directors and Executive Officers

We have seven directors. The directors and executive officers of Clover Leaf are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Felipe MacLean	39	Chairman of the Board, President and Chief Executive Officer
Luis A. Guerra	49	Chief Financial Officer and Treasurer
Markus Puusepp	41	Chief Operating Officer and Secretary
Per Bjorkman	55	Director
Marcos Angelini	51	Director
Ambassador Manuel Rocha	72	Director

Felipe MacLean, our President and CEO since inception and our Chairman of the Board since April 2021, is a successful self-made entrepreneur with over 15 years of experience capitalizing on complex, high-yield transactions in various industries across the globe. Mr. MacLean applied his financial and operational expertise in building vertically integrated businesses in the agriculture, seafood, and edible oil sectors. He is the founder and CEO of Yntegra Group, a family office and multi-service provider that specializes in high yield transactions that has managed over $1 billion in commodities trading activity and placement of over $100 million in private equity investments. In 2017, Mr. MacLean started his venture in the cannabis industry founding Solace Holdings and leading an investment of over $50 million. Solace Holdings is today one of the most renowned cultivation, extraction and manufacturing facilities in the Nevada market, with leading product categories on its portfolio and doubling sales year over year. Mr. MacLean’s involvement was crucial to the success of Solace Holdings, supported by his clear understanding of the cannabis industry opportunities and challenges. We believe Mr. MacLean is well qualified to serve as our Chairman and CEO due to his extensive knowledge in the cannabis industry. As an early investor in the field, he has lived through the multiple regulatory cycles and growth facets of this developing industry. His experience has proven instrumental in creating a successful large-scale profitable cannabis operation.

Luis A. Guerra, our CFO and Treasurer since April 2021, was one of the founders of Bulltick Capital Markets, a regional investment bank in the US, Europe and Latin America that became one of the top 10 brokers and trading firms with the highest volume traded in Latin America ADRs (American Depositary Receipts) on the Nasdaq. He was a co-managing partner of the firm and member of its Management Committee, directly responsible for all securities brokerage, electronic trading, and capital markets operations, from March 2000 to February 2011. He grew the firm’s brokerage and trading operations from a start-up to one of the largest regional investment banks in Latin America. Since November 2018, Mr. Guerra has served as co-founder and Managing Director of Vitax Partners, a private investment vehicle with a focus on private equity and structured finance. Since December 2019, he has also served as part of the Advisory Board of Welz, a European based private equity real estate Investment Manager, where he advises on their investment portfolio. He is a seasoned capital markets professional who brings experienced and structured financial reporting. We believe Mr. Guerra is well qualified to serve as our CFO due to his capital markets and financial background, ample experience dealing with regulated entities both in the US and internationally, and knowledge as a former senior executive at an investment bank and asset management business.

Markus Puusepp, our COO and Secretary since July 2022, has been employed as Chief Strategy Officer of SHL Medical AG (“SHL”) since 2017. SHL is a global solution provider in the design, development and manufacturing of advanced drug delivery systems. Mr. Puusepp previously spent over seven years in Hong Kong and Beijing within the private equity and medtech industries. Prior to that, he worked in investment banking in Sweden, as well as management consulting. Additionally, Mr. Puusepp has held several directorships, including as a board member for Spowdi since October 2020, a non-executive board member of QulO since October 2018, a board member of Pharmaero ApS since February 2018 and as a Chairman of Innovation Zed since February 2018. He received his Masters in Business Administration from Stockholm University in 2008. We believe Mr. Puusepp is well qualified to serve as our COO due to his experience, integrity, and track records across multiple industries.

Per Bjorkman has served as one of our independent directors since July 2021. Since August 2020, he has served as Director of Business Development at SHL Healthcare, one of the world’s leading contract manufacturers and suppliers of MedTech solutions for home, hospital and long-term care use. As a customer-centric company, SHL offers a range of services, robust manufacturing capabilities and dedicated project management teams to best translate customer specifications into quality products. Prior to this role, he served as Managing Director of SHL Technologies & Group Ventures from January 2014 to December 2019. Mr. Bjorkman is a seasoned expert in the cannabis and healthcare industry. From October 2017 to July 2020, he served as Co-CEO of Solace Holdings in Nevada, a cGMP certified, vertically integrated THC and CBD cannabis company, focusing on the cultivation and manufacturing of leading cannabis consumer branded goods. Mr. Bjorkman holds a bachelor’s degree in Business Administration from the European University and was part of the Leadership and Strategic Execution Program at INSEAD in France. We believe Mr. Bjorkman is well qualified to serve as a director due to his extensive knowledge in the mainstream medical and pharmaceutical industry, and its potential application to the cannabis field, in addition to having managed a successful cannabis growing and production facility in the US.

Marcos Angelini has served as one of our independent directors since July 2021. He has served as the President of Red Bull Latin America since April 2017. Since August 2020, he has been an equity investor and a member of the advisory board to YVY Brazil. Prior to these roles, from May 2016 to February 2017, Mr. Angelini was the CEO of Facebook in Brazil, where he oversaw the media giant’s operations in the largest country in Latin America. Mr. Angelini has 24 years of international experience in marketing, innovation, media, advertising and general management. From January 1996 to March 2016, he worked at Unilever, initially in marketing, rising to Brand VP and later Vice President for Latin America. At Unilever, he had responsibility for numerous products for global client subsidiaries throughout the world. He was recognized by Meio & Mensagem as one of the top 10 Marketing Executives of 2015 and as one of the top 10 Media Executives of Brazil in 2016. Mr. Angelini received his MBA from the University of Durham and completed a Business Executive Program at Stanford University. We believe Mr. Angelini is well qualified to serve as a director due to his extensive experience working as a senior executive with internationally recognized brands such as Redbull and Facebook, and his ample consumer brands knowledge as a senior level global marketing manager at Unilever.

Ambassador Manuel Rocha has served as one of our independent directors since July 2021. Before moving to Miami in 2002, he spent well over two decades as a US diplomat. His last post was as US Ambassador to Bolivia from July 2000 to August 2002. His Foreign Service career included assignments in the Dominican Republic, Italy, Honduras, Argentina and Cuba. Importantly, he was also Director of Inter-American Affairs in the National Security Council at the White House. Making the transition to the private sector, he worked for two law firms, established his own business development company bringing business opportunities from China to the Western Hemisphere, worked for a private equity firm based in Argentina, and headed Corporate Affairs for Arcos Dorados, which owns most of the McDonald’s restaurants in Latin America. He also served as President of BARRICK Gold’s subsidiary in the Dominican Republic from September 2012 to April 2018, which represented the largest foreign direct investment in the country exceeding 5 billion dollars. Since May 2018, he has served as the SVP for Global Corporate Affairs for XCOAL, one of the largest exporters of US origin coals for use in integrated steel mills, cement plants, and power plants throughout the world. He graduated cum laude from Yale University, earned a master’s degree in Public Administration from Harvard University and a Master’s in International Relations from Georgetown University. We believe Mr. Rocha is well qualified to serve as a director due to his ample resources and network as a senior level, former State Department official, in addition to his experience running a large multinational operation. He is an expert negotiator who provides valuable input in a highly regulated industry like cannabis.

Involvement in Legal Proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Number and Terms of Office of Officers and Directors

We have four directors. Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Manuel Rocha and Marcos Angelini, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Felipe MacLean and Per Bjorkman, will expire at the second annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Angelini, Bjorkman and Ambassador Rocha are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Marcos Angelini, Manuel Rocha and Per Bjorkman serve as members of our audit committee, and Marcos Angelini chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Marcos Angelini, Manuel Rocha, and Per Bjorkman meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate, and our board of directors has determined that Marcos Angelini qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Per Bjorkman, Marcos Angelini and Manuel Rocha serve as the members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Per Bjorkman, Marcos Angelini and Manuel Rocha are independent, and Per Bjorkman chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officers’ compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to an affiliate of our Sponsor of $10,000 per month for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees, which was filed, along with our audit and compensation committee charters, as exhibits to the Registration Statement. You can review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Limitation on Liability and Indemnification of Directors and Officers

The Current Charter provides that our officers and directors will be indemnified by us to the fullest extent not prohibited by applicable law, as it now exists or may in the future be amended, with respect to matters arising by reason of the fact that he or she is or was director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, except with respect to actions, suits or proceedings (or parts thereof) commenced by such person. In addition, the Current Charter provides that our directors will not be personally liable for monetary damages to us or stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We will obtain a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

We have undertaken that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive and Director Compensation

Other than disclosed herein, none of our directors and officers has received any cash compensation for services rendered to us since our inception. Commencing on July 19, 2021, we have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon the earlier of the completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers and directors, or any affiliate of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business, but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CLOVER LEAF

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto, which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated in the State of Delaware for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). We may pursue the initial Business Combination target in any industry or geographic location, and we intend to focus our search for a target business engaged in the cannabis industry.

The Registration Statement for our initial public offering was declared effective on July 19, 2021. On July 22, 2021, we consummated our initial public offering of 13,831,230 units at $10.00 per unit, and the sale of 675,593 units, at a price of $10.00 per unit, in the private placement to our sponsor and the representative that closed simultaneously with the initial public offering. On July 22, 2021, the underwriters partially exercised their over-allotment option and purchased 1,331,230 of their full 1,875,000 units available and subsequently forfeited the remainder of their option as of July 28, 2021. Our management has broad discretion with respect to the specific application of the net proceeds of the initial public offering and sale of the private placement units, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial Business Combination.

Transaction costs amounted to $9,562,126 consisting of $2,766,246 of underwriting commissions, $4,840,931 of deferred underwriting commissions, $1,383,123 of fair value of the representative shares and $571,826 of other cash offering costs.

We originally had up to 12 months from the closing of our initial public offering, or until July 22, 2022, to consummate an initial Business Combination. Pursuant to our amended and restated certificate of incorporation, as amended in connection with the First Extension, the Second Extension and the Third Extension, we must consummate our initial business combination by January 22, 2024, or such earlier date as determined by our board of directors. In connection with the special meetings of stockholders of Clover Leaf held on October 19, 2022 and July 19, 2023, stockholders holding approximately 12,204,072 shares and 376,002 shares of Clover Leaf Class A common stock, respectively, exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account at a per share redemption price of approximately $10.29 and $11.20, respectively.

On July 20, 2023, we issued an aggregate of 3,457,806 shares of our Class A common stock to our Sponsor upon the Conversion. The 3,457,806 shares of Class A common stock issued in connection with the Conversion are subject to the same restrictions as applied to the Class B common stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights, and the obligation to vote in favor of an Initial Business Combination as described in the prospectus for our IPO. Following the Conversion, there were 5,898,869 shares of Class A common stock issued and outstanding and 1 share of Class B common stock issued and outstanding. As a result of the Conversion, our Sponsor holds approximately 68.3% of our issued and outstanding Class A common stock.

Recent Developments

On August 31, 2023, the Company received a deficiency letter from the Staff of Nasdaq notifying us that we no longer meet the Minimum Public Holders Requirement. The notification received has no immediate effect on our Nasdaq listing. On October 16, 2023, we submitted to Nasdaq a plan to regain compliance with the Minimum Public Holders Requirement. On October 25, 2023, in response to such compliance plan, the Staff granted us an extension of time to regain compliance with the Minimum Public Holders Requirement. On or before February 27, 2024, we must file with Nasdaq documentation that demonstrates that our common stock has a minimum of 300 public holders, and if we do not satisfy such terms, our securities will be delisted. At that time, we may appeal the Staff’s determination to a Listing Qualifications Panel.

Results of Operations

Our entire activity since inception up to September 30, 2023 relates to our formation, the Initial Public Offering and, since the closing of the Initial Public Offering, a search for a Business Combination candidate. We will not be generating any operating revenues until the closing and completion of our initial Business Combination, at the earliest.

For the three months ended September 30, 2023, we had a net loss of $381,843, which consisted of formation and operating costs of $468,110 and provision for income taxes of $77,724, offset by interest earned on investments held in Trust Account of $163,950 and interest earned on cash held in bank of $41.

For the nine months ended September 30, 2023, we had a net loss of $800,221, which consisted of formation and operating costs of $1,219,117 and provision for income taxes of $166,523, offset by interest earned on investments held in Trust Account of $585,304 and interest earned on cash held in bank of $115.

For the three months ended September 30, 2022, we had a net income of $94,213, which consisted of interest earned on investments held in Trust Account of $607,876 and interest earned on cash held in bank of $3, offset by formation and operating costs of $384,730 and provision for income taxes of $128,936.

For the nine months ended September 30, 2022, we had a net income of $50,507, which consisted of interest earned on investments held in Trust Account of $880,096, recovery of previously incurred costs of $341,684 and interest earned on cash held in bank of $26, offset by formation and operating costs of $1,037,688 and provision for income taxes of $133,611.

For the year ended December 31, 2022, we had a net income of $60,237, which consisted of formation and operating costs of $ 1,291,228 and provision for income taxes of $185,423, offset by interest earned on investments held in trust account of $1,195,135, interest earned on cash held in bank of $69 and recovery of previously incurred costs of $341,684.

For the period from February 25, 2021 (inception) to December 31, 2021 we had a net loss of $834,087, which consisted of $851,777 in formation and operating costs, offset by $47 in interest income from operating bank account and interest income of $17,643 from marketable securities held in our trust account.

Going Concern

As of September 30, 2023 and December 31, 2022, we had cash of $13,567 and $303,449, respectively, and working capital deficit of $3,950,016 and working capital of $2,882,521, respectively. Prior to the completion of the IPO, our liquidity needs had been satisfied through a payment from our Sponsor of $25,000 for the Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from our Sponsor of $300,000.

In addition, on July 18, 2022, we issued the First Extension Note to our sponsor in the principal amount of $1,383,123, pursuant to which our sponsor loaned us $1,383,123 ($0.85 per public share after redemptions) to deposit into the trust account for each public share that was not redeemed in connection with the First Extension. At the election of our sponsor, up to $1,383,123 of the unpaid principal amount of the First Extension Note may be converted into Conversion Units, of which the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the First Extension Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units.

On October 19, 2022, we issued the Second Extension Note to our sponsor in the principal amount of $1,383,123, pursuant to which our sponsor loaned us $1,383,123 to deposit into the trust account for each public share that was not redeemed in connection with the Second Extension. The Second Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of an initial Business Combination, or (b) the date of the liquidation of the Company.

On July 21, 2023, the Company issued the Third Extension Note in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $360,000 to deposit into the Trust Account for the Company’s Class A common stock, held by the Company’s public stockholders that were not redeemed in connection with the Third Extension Amendment. The Third Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of our Initial Business Combination, or (b) the date of our liquidation.

On July 21, 2023, the Company issued the Working Capital Note in the principal amount of up to $300,000 to the Sponsor. The Working Capital Note was issued in connection with advances the Sponsor may make in the future to the Company for working capital expenses. The loan is non-interest bearing and payable upon the earlier of (i) completion of the Initial Business Combination or (ii) the date the winding up of the Company is effective. The Company drew $80,000 under the Working Capital Note which was outstanding as of September 30, 2023.

Effective July 6, 2023, we liquidated the investments held in the Trust Account and now hold the funds in the Trust Account in an interest-bearing demand deposit account with Continental continuing to act as trustee, until the earlier of the consummation of our Initial Business Combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the IPO and private placement are no longer invested in U.S. government securities or money market funds.

In addition, in order to finance transaction costs in connection with an initial Business Combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, provide us working capital loans. As of September 30, 2023 and December 31, 2022, there were no amounts outstanding under any working capital loans.

Until the consummation of an initial Business Combination, we will be using the funds not held in the trust account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the initial Business Combination. We will need to raise additional capital through loans or additional investments from our sponsor, stockholders, officers, directors, or third parties. Our sponsor, officers and directors may, but are not obligated to, loan us funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. In connection with our assessment of going concern considerations in accordance with FASB’s ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” We have until January 22, 2024 to consummate an initial Business Combination. It is uncertain that we will be able to consummate an initial Business Combination by this time. If an initial Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern, also do not include any adjustment that might result from the outcome of this uncertainty about should an initial Business Combination not occur.

Critical Accounting Policies and Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We have identified the following as our critical accounting policies:

Class A Common Stock Subject to Possible Redemption

All of the 13,831,230 Class A common stock sold as part of the units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity.

If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately.

Net Income (Loss) Per Common Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. We have two classes of shares, redeemable common stock and non-redeemable common stock. Our redeemable common stock is comprised of shares of Class A common stock sold in the initial public offering. Our non-redeemable shares are comprised of shares of Class B common stock purchased by our sponsor as well as shares of Class A common stock sold as part of the private placement units and the representative shares. Earnings and losses are shared pro rata between the two classes of shares. Our statements of operations ally the two-class method in calculating net income (loss) per share. Basic and diluted net income (loss) per common share for redeemable common stock and non-redeemable common stock is calculated by dividing net income (loss), allocated proportionally to each class of common stock, attributable to us by the weighted average number of shares of redeemable and non-redeemable stock outstanding.

The calculation of diluted income (loss) per share of common stock does not consider the effect of the rights issued in connection with the initial public offering since exercise of the rights is contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive. Accretion of the carrying value of Class A common stock to redemption value is excluded from net income (loss) per redeemable share because the redemption value approximates fair value. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023 and December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. Upon completion of our Business Combination or the Company’s liquidation, we will cease paying these monthly fees.

Registration Rights

The holders of the founder shares, private placement units and securities that may be issued upon conversion of working capital loans and extension loans will have registration rights to require us to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the Registration Statement and may not exercise their demand rights on more than one occasion.

Underwriting Agreement

The underwriters had a 30-day option to purchase up to 1,875,000 additional units to cover any over-allotments, if any, at the initial public offering price less the underwriting discounts and commissions. On July 22, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 1,331,230 units and forfeited the remainder of their over-allotment option as of July 28, 2021.

The underwriters are entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the initial public offering held in the trust account upon the completion of the initial Business Combination, subject to the terms of the underwriting agreement.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is reviewing what impact, if any, adoption will have on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Recent Developments

We have evaluated subsequent events and transactions that have occurred after September 30, 2023 and until the date of this proxy statement/prospectus. Based upon this review, we did not identify any subsequent events that would require adjustment or disclosure in the financial statements.

INFORMATION ABOUT KUSTOM ENTERTAINMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “Kustom Entertainment” or “we,” “our,” “us,” and similar terms refer to Kustom Entertainment, Inc. and its subsidiaries before the Business Combination, which will be the business of Kustom Entertainment, Inc. (formerly Clover Leaf) and its consolidated subsidiaries immediately after giving effect to the Business Combination.

Overview

On December 8, 2022, Digital Ally announced that its board of directors unanimously approved a plan to pursue a separation into two independent, publicly-traded companies to optimize investment and capital allocation, accelerate growth, and unlock shareholder value. Specifically, Digital Ally plans to separate its entertainment operating segment, Kustom Entertainment, into an independent publicly traded company. Kustom Entertainment will be comprised of three operating subsidiaries, TicketSmarter, Inc. (“TicketSmarter”), Kustom 440, Inc. (“Kustom 440”), and BirdVu Jets, Inc. (“BirdVu Jets”). Through these subsidiaries Kustom Entertainment will be a multi-disciplinary entertainment company, anchored by a premier ticketing technology business, which we believe is poised to achieve substantial scaling opportunities, through TicketSmarter, which offers unique primary and secondary ticketing products to the market. Additionally, Kustom Entertainment’s offerings will include a distinctive event marketing and production company, with numerous customization options for unique events, festivals, and concerts, through Kustom 440 and BirdVu Jets.

Strategic Product and Service Offerings

We offer a range of services and products. These include:

TicketSmarter Platform

On September 1, 2021, TicketSmarter completed the acquisitions of both Goody Tickets, LLC and TicketSmarter, LLC. The TicketSmarter platform (the “TicketSmarter Platform”) largely consists of TicketSmarter.com which is a marketplace for event ticketing that enables clients to buy and sell tickets to live events including sporting events, concerts, theater, and other events throughout the country. Our services give users the ability to list tickets they own, at the price of their choice, on our platform for consumers to purchase. TicketSmarter collects a transaction fee from both the buyer and seller for the services offered, including the listing and transfer of the ticket to the buyer. In addition to the TicketSmarter.com Platform, TicketSmarter also holds its own ticket inventory for events, in which the inventory is purchased directly from the team, school, or venue, and sold through its TicketSmarter Platform. Further, TicketSmarter offers primary ticketing services for events, in which TicketSmarter sells tickets for these events on behalf of the clients and retains a service fee for each ticket sold through these services. Our ticketing business generated nearly $10.9 million or 94% of our total revenue for the nine months ended September 30, 2023. During the nine months ended September 30, 2023, our average ticket price per attendee was $61.

We incur costs for developing and maintaining our TicketSmarter Platform, providing back-office and customer support to ticket buyers, sellers and daily users, facilitating payments and shipping non-electronic tickets. We also incur substantial marketing costs, primarily related to online advertising. The tickets we sell through our TicketSmarter Platform are diversified across event categories including sports and concerts. A diversified mix across these two major categories broadens our opportunities, limits exposure to any particular category, and reduces seasonal variation in order volumes.

Kustom 440 Services

Kustom 440 is wholly owned subsidiary of Digital Ally and it was formed on March 21, 2022. Kustom 440 offers the production and promotion of live music events in third-party venues throughout the country. These services begin with the logistical matters of an event, including artist booking and research, ticketing, staging, on-site operations, vendor sourcing, and day of production. These events range in size from small corporate events to full stadium multi-day events. Kustom 440 operates year-round with planning and advertising; however, Kustom 440 experiences seasonality in revenues having the peak season in the second and third quarters due to outdoor venues for concerts and festivals. Our entertainment business generated $0.7 million or 9% or our total revenue for the nine months ended September 30, 2023. During the nine months ended September 30, 2023, average food and beverage spending per attendee was $37.

BirdVu Jets and Digital Connect Services

BirdVu Jets and Digital Connect are wholly owned subsidiaries of Digital Ally. BirdVu Jets was formed on August 15, 2022, and Digital Connect was formed on January 4, 2022. Both entities own and operate an aircraft offering charter flights in which customers pay a fixed quoted amount for flights plus certain incidental and additional costs. The quoted amount is based on contractual hourly rates based on the distance of the flights, along with daily rates for the entirety of the quoted trip. Both entities provide logistical and pilot services for travelers in order to enhance their travel experience and maximize their time. The entities also plan to expand their offerings by having a fleet of aircrafts in the future.

Our Competition

TicketSmarter

Our business faces significant competition from other primary and secondary ticketing service providers to acquire new and retain existing ticket buyers and sellers. The main competitive factors are:

•        availability and variety of ticket offerings;

•        pricing, including pricing in the primary ticket market;

•        brand recognition; and

•        technology, including functionality and ease of use to search for offerings and complete a purchase.

We believe we have several competitive advantages that enable us to maintain and grow our position as a leading secondary ticket provider:

•        wide selection of listings and ticketing options;

•        competitive pricing; and

•        full-service marketplace with excellent customer service.

The ticketing services industry includes the sale of tickets primarily through online and mobile channels, but also through telephone and ticket outlets. The transition to online and mobile ticket purchases has made it easier for technology-based companies to offer primary ticketing services and standalone, automated ticketing systems that enable venues to perform their own ticketing services or utilize self-ticketing systems. In the online environment, we compete with other websites, online event sites and ticketing companies to provide event information, sell tickets and provide other online services such as fan clubs and artist websites.

We experience competition from other national, regional and local primary ticketing service providers to secure new venues and to reach fans for events. Resale, or secondary, ticketing services have created more aggressive buying of primary tickets whereby certain brokers are using automated internet “bot” technology to attempt to buy the best tickets when they go on sale, notwithstanding federal and state prohibitions. We actively develop and apply methods to mitigate the impact of these bots, however, the bot technology constantly evolves and changes. The internet allows fans and other ticket resellers to reach a vastly larger audience through the aggregation of inventory on resale websites and marketplaces, and provides consumers with more convenient access to tickets for a larger number and greater variety of events.

Kustom 440

Competition in the live entertainment industry is intense. We believe that we compete primarily on the basis of our ability to deliver quality music events, sell tickets and provide enhanced fan and artist experiences. We believe that our primary strengths include:

•        the quality of service delivered to our artists, fans, and ticketing clients;

•        our artist relationships;

•        the quality of our ticketing software and services;

•        our diverse distribution platform of venues; and

•        the scope, effectiveness and expertise of our advertising.

Although we believe that our products and services currently compete favorably with respect to such factors, we cannot provide any assurance that we can maintain our competitive position against current and potential competitors, especially those with significantly greater brand recognition, or greater financial, marketing, technical and other resources.

In the markets in which we promote music concerts, we face competition from other promoters and venue operators. We believe that barriers to entry into the promotion services business are low and that certain local promoters are increasingly expanding the geographic scope of their operations. Some of our competitors in the live music industry have a stronger presence in certain markets, have access to other sports and entertainment venues and may have greater financial resources in those markets, which may enable them to gain a greater competitive advantage in relation to us.

Our Strategy

TicketSmarter

We are working to make TicketSmarter to be the go-to ticketing marketplace for buyers and sellers when searching for, purchasing and selling event tickets. We seek to offer the best value to ticket buyers and sellers in the secondary ticketing market and want to amplify our message to maximize awareness of what differentiates our offerings. We differentiate ourselves from competitors by offering an extensive breadth and depth of ticket listings at a competitive value.

We offer a reliable and secure experience for ticket buyers. We provide our buyers with highly quality customer service and a 100% buyer guarantee. Our 100% buyer guarantee provides full-service customer care, safe and secure transactions and valid tickets, which are delivered before the event. Our ticket buyers receive compensation for late delivery of tickets and cancelled events. Live event tickets are often a significant purchase. The more customers understand our value proposition, appreciate that we are a trusted marketplace, develop an affinity for our brand, and interact with our platform, the more transactions we expect to complete.

We enable our ticket sellers to thrive by offering products and services that support their business needs. Our proprietary TicketSmarter Platform helps ticket sellers manage their inventory, set pricing, fulfill orders, and track sales. We want to be able to support our ticket sellers and continue to develop additional tools and service offerings that address existing problems or add efficiency to the sales and fulfillment process. As we increase the quality and depth of our seller tools and service offerings, we will attract additional sellers and listings to our platform, reinforce our existing seller relationships and help sellers improve the efficiency of their business processes. We anticipate this will result in more transactions in our marketplace.

Kustom 440

Our strategy is to grow to a domestic leadership position in live entertainment, promote more shows, and sell more tickets, thereby increasing our revenue, earnings and cash flow. We serve artists, venues and sports teams and leagues to secure content and tickets; we invest in technology to build innovative products which advance our ticketing, digital presence, including mobile platforms, and advertising; and we are paid by advertisers that want to connect their brands with our passionate fan base.

Our core businesses surrounding the promotion of live events include ticketing and advertising. We believe our focus on growing these businesses will increase shareholder value as we continue to enhance our revenue streams and achieve economies of scale with our TicketSmarter Platform. We also continue to strengthen our core operations, further expanding into different markets and optimizing our cost structure.

Fans interested in attending live events frequently utilize internet search engines to browse tickets. With our proprietary digital marketing technology and real-time first-party data, we aim to capture customer search traffic within reasonable customer acquisition cost thresholds. We will continue to hone our performance marketing algorithms, test new performance marketing channels and invest to acquire new customers where we identify positive lifetime value.

We will deliver more shows, grow our fan base and increase our ticket sales by continuing to build our portfolio of concert, events and races domestically, expanding our business into additional top music and sports markets, and further building our presence in existing markets. Through our strong partnership with artists, teams, agents and managers, we believe we can continue to expand our concert and event base by delivering strong and consistent services.

Our Industry

We operate in the following main industries within the live entertainment business: ticketing services and event planning and marketing.

The U.S. live event ticketing market is large with a long history of secular growth. Consumer sentiment over the past few decades, accelerated by the coming of age of the millennial generation, has been shifting to favor experiences over material goods. Numerous studies have found that spending money on life experiences brings individuals more lasting joy than spending the same amount on physical goods. According to the Bureau of Economic Analysis, Gross Domestic Product attributable to arts, entertainment, recreation, accommodation and food services was nearly $1.6 trillion in 2019, up from $979 billion a decade ago.

Moreover, the rise of music streaming services in the mid-2000s forced artists to become increasingly reliant on generating income from touring rather than album sales. With less revenue from album sales, performers have turned to additional live performances to fill the gap. This behavior shift has resulted in an increasing number of multi-city road shows and music festivals with the top 100 North American tours grossing over $3.7 billion in 2019, up nearly $1 billion from 2015, according to Pollstar 2019 Business Analysis on the state of the concert business. The rise of the “Experience Economy”, along with the dynamics of artists financially incentivized to tour, has created a virtuous supply and demand cycle.

Buyers increasingly value flexibility and the ability to attend their desired events without needing to plan months in advance. The secondary ticketing market supports buyers by providing a liquid, efficient and flexible mechanism to purchase tickets at their convenience. Many tickets are initially offered far in advance of the event date and are often bundled as part of larger packages such as season tickets. These distribution practices can limit consumer convenience and choice as buyers are asked to commit to plans and make a financial outlay months in advance of the event and, in the case of season tickets, purchase tickets for events they may not want or be able to use.

The secondary live events ticketing market alleviates these pain points by allowing buyers the flexibility to purchase tickets when they want, sometimes hours before an event, and to attend otherwise sold out events. Likewise, these buyers are also able to sell tickets if plans change. Prices reflect real-time supply and demand. In many instances, tickets are available on the secondary market for below face value and help teams and artists fill venues.

Government Regulation

Government regulation impacts key aspects of our business. These laws and regulations involve:

•        privacy,

•        data protection,

•        intellectual property,

•        competition,

•        consumer protection,

•        ticketing,

•        payments,

•        export taxation, and

•        sports gaming.

For example, we are required to comply with federal, state and international laws regarding privacy and the storing, sharing, use, disclosure and protection of personally identifiable information and user data, an area that is increasingly subject to legislation and regulations in numerous jurisdictions, including the California Consumer Privacy Act.

From time to time, federal, state, local and international authorities and/or consumers commence investigations, inquiries or litigation with respect to our compliance with applicable consumer protection, advertising, unfair business practice, antitrust (and similar or related laws) and other laws, particularly as related to ticket resale services. Some jurisdictions prohibit the resale of event tickets at prices above the face value of the tickets or at all, or highly regulate the resale of tickets. New laws and regulations or changes to existing laws and regulations could limit or inhibit our ability to operate, or our ticket buyers’ and sellers’ ability to continue to use, our ticket marketplace. For example, New York amended its Arts and Cultural Affairs Law to require additional disclosures by ticket marketplaces and restricted a ticket marketplace’s ability to charge fees for the e-delivery of tickets.

We are subject to laws and regulations that affect companies conducting business on the Internet in many jurisdictions where we operate. With the continued state adoption of internet sales tax laws and marketplace facilitator laws, more buyers across the United States will encounter sales tax on our platform in the future. Tax collection responsibility and the additional costs associated with complex sales and use tax collection, remittance and audit requirements could create additional burdens for ticket buyers and sellers on our website and mobile applications.

Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations often are uncertain, particularly in the rapidly evolving industry in which we operate. Compliance with these laws, regulations, and similar requirements may be onerous and expensive, and variances and inconsistencies from jurisdiction to jurisdiction may further increase the cost of compliance and doing business.

The regulations relating to our food services in our venues are many and complex. A variety of regulations at various governmental levels relating to the handling, preparation and serving of food, the cleanliness of food production facilities and the hygiene of food-handling personnel are enforced primarily at the local public health department level. We also need to comply with all the regulation at various governmental levels relating to alcohol, including processes of applying alcohol permits where applicable.

From time to time, governmental bodies have proposed legislation that could affect our business. For example, some legislatures have proposed laws in the past that would impose potential liability on us and other promoters and producers of live music events for entertainment taxes and for incidents that occur at our events, particularly relating to drugs and alcohol. Some jurisdictions have also proposed legislation that would restrict ticketing methods or mandate ticket inventory disclosure.

We receive, transmit, process and store a large volume of personal data of customers, other user data, and other sensitive and confidential data. For example, we process customer contact information and payment card data. We are subject to the Payment Card Industry (“PCI”) Data Security Standard (“DSS”), which is a standard designed to protect credit card account data as mandated by payment card industry entities. We rely on vendors to handle PCI matters and to ensure PCI compliance. We may also rely on vendors to process payment card data, who may also be subject to PCI DSS.

Our Intellectual Property

Our ability to compete effectively depends, in part, on our ability to protect our intellectual property. Currently, we do not hold any patents, though we are in the process of filing utility and design patents to protect our ticketing platform software solutions. We also own several trademarks, including the names of our subsidiaries, domain names for our ticketing websites, and names of our events, including without limitation, TicketSmarter, Kustom Tickets, and Country Roots.

Properties

Our principal executive offices are located at 7007 College Blvd Suite 100, Overland Park, Kansas 66211. In September 2021, we took possession of the lease agreement for this office space. The lease term commenced on September 1, 2021 and ended on September 30, 2023, and is now currently month to month as the Company seeks new executive offices. Our monthly rent under the lease agreement is $7,364. After the current lease term expires, we expect to enter into a new lease arrangement for offices in a new location with a similar rate to our current lease.

Corporate Information

History

Kustom Entertainment was formed on December 8, 2022 as a wholly-owned subsidiary of Digital Ally. In order to separate the Ticketing Business and Entertainment Business from Digital Ally, on June 1, 2023, Digital Ally transferred to Kustom Entertainment (i) 100% of the issued and outstanding shares of common stock of TicketSmarter Sub, (ii) 100% of the issued and outstanding shares of common stock of Kustom 440 Sub, (iii) 100% of the issued and outstanding shares of common stock of BirdVu Jets Subs, (iv) 100% of the issued and outstanding shares of common stock of Digital Connect Sub (v) all the Ticketing Assets of Digital Ally and (vi) all the Entertainment Assets of Digital Ally.

The following organizational charts depicting the corporate structures before and after the Business Combination.

Before the Business Combination:

After the Business Combination*:

Clover Leaf (to be named Kustom Entertainment post Business Combination)
Kustom Entertainment
BirdVu Jets
Digital Connect
Kustom 440
TicketSmarter, Inc.
Goody Tickets
TicketSmarter, LLC

____________

*        Depicts the organizational structure of Clover Leaf immediately upon close of the contemplated acquisition by Clover Leaf of Kustom Entertainment from Digital Ally.

Other

Our principal executive offices are located at 7007 College Blvd Suite 100, Overland Park, Kansas 66211 and our telephone number is [•]. Our website address is www.kustoment.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this proxy statement/prospectus.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an emerging growth company for up to the last day of the fiscal year following the fifth anniversary of our initial public offering, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if, among other criteria, the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this proxy statement/prospectus. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Employees

As of September 30, 2023, we had 16 full-time employees, including five executives, two in finance and administration, two in engineering, and seven in sales and customer service. None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be satisfactory. Our future success depends on our continuing ability to attract and retain highly qualified employees and senior management personnel. In addition, we have independent contractors whose services we are using on an as-needed basis to assist with the engineering and design of our products.

Legal Proceedings

From time to time we may be involved in various claims and legal actions arising in the ordinary course of our business. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, or any of our subsidiaries, in which an adverse decision could have a material adverse effect upon our business, operating results, or financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF kustom entertainment

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” section and Kustom Entertainment’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2023 and 2022, Kustom Entertainment’s audited financial statements as of the year ended December 31, 2022 and December 31, 2021, and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Kustom Entertainment’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, Kustom Entertainment’s historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Following the consummation of the Merger, Kustom Entertainment will hold, directly or through its subsidiaries, the Ticketing Business and Entertainment Business and will be the financial reporting entity.

Business Overview

We were formed on December 8, 2022 as a wholly-owned subsidiary of Digital Ally. In order to separate the Ticketing Business and Entertainment Business from Digital Ally, Digital Ally will transfer to us (i) 100% of the issued and outstanding shares of common stock of TicketSmarter Sub, (ii) 100% of the issued and outstanding shares of common stock of Kustom 440 Sub, (iii) 100% of the issued and outstanding shares of common stock of BirdVu Jets Subs, (iv) 100% of the issued and outstanding shares of common stock of Digital Connect Sub (v) all the Ticketing Assets of Digital Ally and (vi) all the Entertainment Assets of Digital Ally. Following the Merger, we will operate the Ticketing Business and Entertainment Business.

We are a premier multi-disciplinary entertainment company, anchored by a premier ticketing technology business poised to achieve substantial scaling opportunities, through our TicketSmarter, Inc. subsidiary, which offers unique primary and secondary ticketing products to the market. Additionally, Kustom Entertainment’s offerings will include a distinctive event marketing and production company, with numerous customization options for events, festivals, and concerts, through its Kustom 440, Inc., subsidiary.

To complete the Merger, Digital Ally will, following the internal reorganization, distribute to Digital Ally stockholders all of the outstanding shares of Kustom Entertainment common stock. The Digital Ally Distribution is subject to the satisfaction or waiver of certain conditions. In addition, until the Digital Ally Distribution has occurred, the Digital Ally board of directors has the right to not proceed with the Digital Ally Distribution, even if all of the conditions are satisfied.

Results of Operations

Nine months ended September 30, 2023 compared with the nine months ended September 30, 2022

Revenue and Gross Profit

Product revenues primarily includes the sale of tickets to concerts, sporting events, and other live events that have been purchased or received through Kustom Entertainment’s sponsorship and partnership network and held in inventory until their eventual sale. Through Kustom Entertainment’s sponsorship and partnership network, specifically the relationships with sports teams and colleges, an allotment of tickets are often received as a part of those sponsorships and partnerships which are then sold in the marketplace.

Service and other revenues consist of sales generated through its secondary ticketing marketplace as Kustom Entertainment collects net service fees on secondary ticketing marketplace transactions.

The following table presents revenues by type:

	Nine Months Ended September 30,
	2023	% Change	2022
Revenues:
Product	$4,626,574	28.7%	$3,593,577
Service and other	6,948,741	(43.7)%	12,344,275
Total revenues	$11,575,315	(27.4)%	$15,937,852

Product revenue for the nine months ended September 30, 2023 was $4,626,574, an increase of $1,032,997 or 28.7%, compared to the revenue for the nine months ended September 30, 2022 of $3,593,577. The increase in overall sales is primarily related to the first Kustom 440 event taking place during the period which resulted in nearly $0.7 million in new revenue for the nine months ended September 30, 2023, when compared to the nine months ended September 30, 2022.

Service and other revenue for the nine months ended September 30, 2023 was $6,948,741, a decrease of $5,395,534 or (43.7%), compared to the revenue for the nine months ended September 30, 2022 of $12,344,275. The decrease in overall sales is primarily related to a continued reduction in promotional and advertising expenses to work towards profitability during the nine months ended September 30, 2023, which has a direct correlation to a decrease in service in other revenue, when compared to the nine months ended September 30, 2022.

Gross profit for the nine months ended September 30, 2023 and 2022 was $1,534,226 and $190,432, respectively, an increase of $1,343,794 (706%). Gross profit by revenue stream was as follows:

	Nine Months Ended September 30,
	2023	2022
Gross Profit:
Product	$319,178	$(792,994)
Service and other	1,215,048	983,426
Total gross profit	$1,534,226	$190,432

The overall increase is attributable to the decrease in cost of goods sold across Kustom Entertainment’s two revenue streams for the nine months ended September 30, 2023, the cost of sales as a percentage of overall revenues to 87% for the nine months ended September 30, 2023 from 99% for the nine months ended September 30, 2022. The decrease in cost of goods sold as a percentage of overall revenues is largely attributable to the completion of the first event for the Kustom 440 subsidiary during the period, along with TicketSmarter implementing a more selective process for the tickets it purchases and holds in inventory for sale throughout the period, leading to fewer tickets being written-off and negatively impacting gross profit. Kustom Entertainment’s goal is to continue to improve its margins over the longer term based on its new marketing strategies and organic growth opportunities. These strategies include the recent reduction in media marketing expenses and sponsorships during the first nine months of 2023. Those expenses and sponsorships did not yield the necessary and positive results to appropriately impact revenues and gross profits, thus reducing these expenses will not have a material impact on revenues but will have a substantial impact on the cost of goods sold. The organic growth opportunities consist of the addition of festivals and concerts completed moving forward, as more events are planned and executed it leads to further revenues and marketing opportunities for both the entertainment and ticketing segments of the business.

Operating Expenses

Overall operating expenses were $5,938,567 and $6,106,384 for the nine months ended September 30, 2023 and 2022, respectively, a decrease of $167,817 or (3%). The decrease of $1,168,802 in selling, advertising, and promotional expenses was primarily attributable to the reduction in sponsorships and advertising during the nine months ended September 30, 2023. The increase of $1,000,985 in general and administrative expenses was primarily attributable to increased costs around the new Kustom 440 division and the associated events. Kustom Entertainment’s operating expenses as a percentage of sales slightly increased to 51% for the nine months ended September 30, 2023 compared to 38% in the nine months ended September 30, 2022.

The significant components of operating expenses are as follows:

	Nine Month Ended September 30,
	2023	2022
Operating expenses:
Selling, advertising, and promotional expense	$2,166,920	$3,335,722
General and administrative expense	3,771,647	2,770,662
Total	$5,938,567	$6,106,384

Non-Operating Income and Expenses

Interest Expense

Kustom Entertainment incurred interest expenses of $111,062 and $27,504 during the nine months ended September 30, 2023 and 2022, respectively. The increase of $83,558 in incurred interest expenses was mainly attributable to the commercial extension of credit during the nine months ended September 30, 2023.

Liquidity and Capital Resources

Management’s Liquidity Plan — Kustom Entertainment has experienced net losses and cash outflows from operating activities since inception. Based upon its current operating forecast, Kustom Entertainment anticipates that it will need to restore positive operating cash flows and/or raise additional capital in the short-term to fund operations, meet its customary payment obligations and otherwise execute its business plan over the next 12 months. Kustom Entertainment is continuously in discussions to raise additional capital, which may include a variety of equity and debt instruments; however, there can be no assurance that its capital raising initiatives will be successful. Kustom Entertainment’s recurring losses and level of cash used in operations, along with uncertainties concerning its ability to raise additional capital, raise substantial doubt about its ability to continue as a going concern.

Cash, cash equivalents:    As of September 30, 2023, Kustom Entertainment had cash and cash equivalents with an aggregate balance of $1,899,550, an increase from a balance of $214,738 for the year December 31, 2022. Summarized immediately below and discussed in more detail in the subsequent subsections are the main elements of the $1,684,812 net increase in cash during the nine months ended September 30, 2023:

•        Operating activities:    $2,574,900 of net cash used in operating activities. Net cash used in operating activities was $2,574,900 and $2,258,151 for the nine months ended September 30, 2023 and 2022, respectively, a decline of $316,749. The primary reasons for the increase in the use of net cash from operating activities during the nine months ended September 30, 2023, was related to a $1.2 million decrease in the accounts payable, along with a $1.0 million decrease in prepaid expenses, for the nine months ended September 30, 2023, compared to the same period of 2022.

•        Investing activities:    $1,442,152 of net cash provided by (used in) investing activities. Cash provided by investing activities was $1,442,152 and ($3,000,000) for the nine months ended September 30, 2023 and 2022 respectively. The primary reasons for the increase in the net cash provided by investing activities during the nine months ended September 30, 2023, was related to the funding of $3.0 million made for a note receivable related to a co-marketing agreement during the nine months ended September 30, 2022 and the cash collection of $1.4 million during the nine months ended September 30, 2023.

•        Financing activities:    $2,817,560 of net cash provided by financing activities. Cash provided by financing activities was $2,817,560 for the nine months ended September 30, 2023, compared to cash provided by financing activities of $4.0 million for the nine months ended September 30, 2022. The primary reasons for the decrease in the net cash provided by financing activities during the nine months ended September 30, 2023, was related to the $2.3 million related party note payable with TicketSmarter’s CEO and his spouse along the parent company’s investment in the subsidiary and repayment of other notes payable during the nine months ended September 30, 2023 that was not applicable to the nine months ended September 30, 2022.

The net result of these activities was an increase in cash of $1,684,812 to $1,899,550 for the nine months ended September 30, 2023.

Results of Operations

Year ended December 31, 2022 compared with the year ended December 31, 2021

Revenue and Gross Profit

Product revenues primarily includes the sale of tickets to concerts, sporting events, and other live events that have been purchased or received through Kustom Entertainment’s sponsorship and partnership network, and held in inventory until their eventual sale. Through Kustom Entertainment’s sponsorship and partnership network, specifically the relationships with sports teams and colleges, an allotment of tickets are often received as a part of those sponsorships and partnerships which are then sold in the marketplace.

Service and other revenues consist of sales generated through Kustom Entertainment’s secondary ticketing marketplace as it collects net service fees on secondary ticketing marketplace transactions.

The following table presents revenues by type:

	(Successor) Year Ended December 31, 2022	(Successor) September 1, 2021 Through December 31, 2021	(Predecessor) January 1, 2021 Through August 31, 2021
Revenue:
Product	$5,598,803	$2,787,237	$2,203,421
Service and other	15,272,697	7,922,523	5,844,299
Total revenue	20,871,500	10,709,760	8,047,720

Product revenue for the year ended December 31, 2022 (Successor) was $5,598,803, an increase of $608,145 or 12.2%, compared to the revenue for September 1, 2021 to December 31, 2021 (Successor) of $2,787,237 and for January 1, 2021 to August 31, 2021 (Predecessor) of $2,203,421. The increase in overall sales is primarily related to the decline in COVID-19 restrictions during 2022 which resulted more events throughout the year, thus leading to higher revenues, when compared to the year ended December 31, 2021.

Service and other revenue for the year ended December 31, 2022 (Successor) was $15,272,697, compared to the revenue for September 1, 2021 to December 31, 2021 (Successor) of $7,922,523 and for January 1, 2021 to August 31, 2021 (Predecessor) of $5,844,299. The increase in overall sales is primarily related to the decline in COVID-19 restrictions during 2022 which resulted more events throughout the year, leading to higher revenues, when compared to the year ended December 31, 2021.

Gross profit for the year ended December 31, 2022 (Successor) was $268,741, compared to the gross profit for September 1, 2021 to December 31, 2021 (Successor) of $3,140,382 and for January 1, 2021 to August 31, 2021 (Predecessor) of $2,218,796. Gross profit by revenue stream was as follows:

	(Successor) Year Ended December 31, 2022	(Successor) September 1, 2021 Through December 31, 2021	(Predecessor) January 1, 2021 Through August 31, 2021
Gross profit (loss):
Product	$(440,828)	$349,251	$934,468
Service and other	709,569	2,791,131	1,284,328
Total gross profit	268,741	3,140,382	2,218,796

The overall decrease is attributable to the increase in cost of goods sold across Kustom Entertainment’s two revenue streams for the year ended December 31, 2022, as there was an overall increase in the cost of sales as a percentage of overall revenues to 99% for the year ended December 31, 2022 from 71% for the year ended December 31, 2021. Kustom Entertainment’s goal is to improve its margins over the longer term based on our new marketing strategies and organic growth opportunities.

Operating Expenses

Overall operating expenses for the year ended December 31, 2022 (Successor) was $7,637,982, compared to the operating expenses for September 1, 2021 to December 31, 2021 (Successor) of $2,904,950 and for January 1, 2021 to August 31, 2021 (Predecessor) of $1,672,585. The increase was primarily attributable to the implementation of new marketing strategies and the impacts on COVID-19 in early 2021 compared to the minor impact it had in 2022.

The significant components of operating expenses are as follows:

	(Successor) Year Ended December 31, 2022	(Successor) September 1, 2021 Through December 31, 2021	(Predecessor) January 1, 2021 Through August 31, 2021
Operating expenses:
Selling, advertising, and promotional expense	$4,024,748	$1,541,670	$782,604
General and administrative expense	3,613,234	1,363,280	889,981
Total	7,637,982	2,904,950	1,672,585

Non-Operating Income and Expenses

Interest Expense

Kustom Entertainment incurred interest expenses of $91,874 for the year ended December 31, 2022 (Successor), compared to interests expenses for September 1, 2021 to December 31, 2021 (Successor) of $0 and for January 1, 2021 to August 31, 2021 (Predecessor) of $51,271.

Gain on Extinguishment of Debt

Kustom Entertainment recognized a gain on extinguishment of debt totaling $-0- for the year ended December 31, 2022 (Successor), $-0 for September 1, 2021 to December 31, 2021 (Successor), and $153,000 for January 1, 2021 to August 31, 2021 (Predecessor). During the predecessor eight months ended August 31, 2021 Kustom Entertainment was notified that its $153,000 Payroll Protection Program (the “PPP”) Loan was fully forgiven, thus included in “Gain on Extinguishment of Debt” in its Consolidated Statements of Operations for the predecessor eight months ended August 31, 2021.

Liquidity and Capital Resources

Management’s Liquidity Plan — The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Kustom Entertainment incurred substantial operating losses in the year ended December 31, 2022 primarily due to reduced gross margins and increased selling, general, and administrative expenses. Kustom Entertainment incurred operating losses of approximately $7.4 million for the year ended December 31, 2022 and it had an accumulated deficit of $7.2 million as of December 31, 2022. Kustom Entertainment will have the ability to access the public and private capital markets to raise funding through the issuance of debt and equity. These equity raises could be utilized to fund its operations and acquisitions. Management expects to utilize this access until it achieves positive cash flows from operations, although it can offer no assurance in this regard.

Kustom Entertainment will have to restore positive operating cash flows and profitability over the next year and/or raise additional capital to fund its operational plans, meet its customary payment obligations and otherwise execute its business plan. There can be no assurance that it will be successful in restoring positive cash flows and profitability, or that it can raise additional financing when needed, and obtain it on terms acceptable or favorable to Kustom Entertainment.

Kustom Entertainment has significantly cut costs through the removal of several large partnerships and sponsorships. These were not yielding the results management expected; thus, it is not expected that these costs with significantly hinder total revenues in 2023 and beyond.

In addition to the initiatives described above, the board of directors of Kustom Entertainment is conducting a review of a full range of strategic alternatives to best position Kustom Entertainment for the future including, but not limited to, the sale of all or certain assets, properties or groups of properties or individual businesses or merger or combination with another company. The result of this review may also include the continued implementation of Kustom Entertainment’s business plan. There can be no assurance that any additional transactions or financings will result from this process.

Based on the uncertainties described above, Kustom Entertainment believes its business plan does not alleviate the existence of substantial doubt about its ability to continue as a going concern within one year from the date of the issuance of these consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should Kustom Entertainment be unable to continue as a going concern.

Kustom Entertainment had $214,738 of available cash and equivalents and negative net working capital of $3,744,812 as of December 31, 2022. Net working capital as of December 31, 2022, included approximately $2.2 million of accounts receivable and other receivables and $0.7 million of current inventory.

Cash, cash equivalents:    As of December 31, 2022 (Successor), Kustom Entertainment had cash and cash equivalents with an aggregate balance of $214,738. Summarized immediately below and discussed in more detail in the subsequent subsections are the main elements of the change in cash during the year ended December 31, 2022:

•        Operating activities:    $2,070,690 of net cash (used in) provided by operating activities. Net cash (used in) provided by operating activities was ($2,070,690) for the year ended December 31, 2022 (Successor) and $(287,814) for September 1, 2021 to December 31, 2021 (Successor) and $324,592 for January 1, 2021 to August 31, 2021 (Predecessor). The primary reasons for the increase in the use of net cash from operating activities during the year ended December 31, 2022, was related to an approximate $0.9 million increase in depreciation and amortization expenses for the year ended December 31, 2022 compared to the year ended December 31, 2021. Along with the $1.25 million decrease in inventories for the year ended December 31, 2022 compared to the year ended December 31, 2021.

•        Investing activities:    $1,576,530 of net cash (used in) provided by investing activities. Cash (used in) provided by investing activities was ($1,576,530) for the year ended December 31, 2022 (Successor) and $-0- for September 1, 2021 to December 31, 2021 (Successor) and $43,392 for January 1, 2021 to August 31, 2021 (Predecessor). The primary reasons for the increase in the net cash used in investing activities during the year ended December 31, 2022, advances paid for co-marketing agreement of $3 million offset by $1.4 million in payments received for the co-marketing agreement during the year ended December 31, 2022.

•        Financing activities:    $2,598,340 of net cash provided by financing activities. Cash provided by (used in) financing activities was $2,598,340 for the year ended December 31, 2022 (Successor) and $1,500,000 for September 1, 2021 to December 31, 2021 (Successor) and $(396,601) for January 1, 2021 to August 31, 2021 (Predecessor). The reason for the increase in the net cash provided by financing activities during the year ended December 31, 2022, was related to the $4 million principal note received from Digital Ally, less the $1.4 million in principal payments made related to the note during the year ended December 31, 2022.

The net result of these activities was a decrease in cash of $1,048,880 to $214,738 for the year ended December 31, 2022.

Off Balance Sheet Arrangements

Kustom Entertainment does not have any off-balance sheet debt, nor did it have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have a material current or future effect on financial conditions, changes in the financial conditions, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses other than the following:

Kustom Entertainment is a party to operating leases and license agreements that represent commitments for future payments (described in Note 8, “Operating Leases,” to Kustom Entertainment’s consolidated financial statements), and Kustom Entertainment has issued purchase orders in the ordinary course of business that represent commitments to future payments for goods and services.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses” to improve information on credit losses for financial assets and net investment in leases that are not accounted for at fair value through net income. ASU 2016-13 replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses. In April 2019 and May 2019, the FASB issued ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments” and ASU No. 2019-05, “Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief” which provided additional implementation guidance on the previously issued ASU. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments — Credit Loss (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842),” which defers the effective date for public filers that are considered small reporting companies (“SRC”) as defined by the Securities and Exchange Commission to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Since Kustom Entertainment is an SRC, implementation is not needed until January 1, 2023. Kustom Entertainment will continue to evaluate the effect of adopting ASU 2016-13 will have on Kustom Entertainment’s consolidated financial statements.

Critical Accounting Policies and Estimates

The above discussion and analysis of financial condition and results of operations is based upon Kustom Entertainment’s combined financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. Certain accounting policies and estimates are particularly important to the understanding of Kustom Entertainment’s financial position and results of operations and require the application of significant judgment by Kustom Entertainment’s management or can be materially affected by changes from period to period in economic factors or conditions that are outside of its control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, Kustom Entertainment’s management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on Kustom Entertainment’s historical operations, its future business plans and projected financial results, its observance of trends in the industry and information available from other outside sources, as appropriate.

Kustom Entertainment is an emerging growth company within the meaning of the rules under the Securities Act, and it intends to utilize certain exemptions from various reporting requirements that are applicable to public companies that are emerging growth companies. For example, Kustom Entertainment will not have to provide an auditor’s attestation report on its internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. In addition, Section 107 of the JOBS Act provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Kustom Entertainment has elected to utilize this extended transition period. As part of the election, Kustom Entertainment will not be required to comply with any new or revised financial accounting standard until such time that a company that does not qualify as an “issuer” (as defined under Section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standards. Kustom Entertainment’s financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies.

Goodwill and Intangible Assets

Goodwill — In connection with acquisitions, Kustom Entertainment applies the provisions of ASC 805, Business Combinations, using the acquisition method of accounting. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired is recorded as goodwill. In accordance with ASC 350, Intangibles — Goodwill and Other, Kustom Entertainment assesses goodwill for impairment annually as of December 31, and more frequently if events and circumstances indicate that goodwill might be impaired.

Goodwill impairment testing is performed at the reporting unit level. Goodwill is assigned to reporting units at the date the goodwill is initially recorded. Once goodwill has been assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or internally generated, are available to support the value of the goodwill.

Traditionally, goodwill impairment testing is a two-step process. Step one involves comparing the fair value of the reporting units to its carrying amount. If the carrying amount of a reporting unit is greater than zero and its fair value is greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is greater than the fair value, the second step must be completed to measure the amount of impairment, if any. Step two involves calculating an implied fair value of goodwill. Kustom Entertainment has adopted ASU 2017-04 which simplifies subsequent goodwill measurement by eliminating step two from the goodwill impairment test. As a result, Kustom Entertainment compares the fair value of a reporting unit with its respective carrying value and recognized an impairment charge for the amount by which the carrying amount exceeded the reporting unit’s fair value.

Kustom Entertainment determines the fair value of its reporting units using the market approach. Under the market approach, Kustom Entertainment estimates the fair value based on multiples of comparable public companies and precedent transactions. Significant estimates in the market approach include: identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment, and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting unit.

Long-lived and Other Intangible Assets — Kustom Entertainment periodically assesses potential impairments of its long-lived assets in accordance with the provisions of ASC 360, Accounting for the Impairment or Disposal of Long-lived Assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Kustom Entertainment groups its assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of the other assets and liabilities. Kustom Entertainment has determined that the lowest level for which identifiable cash flows are available is the operating segment level.

Factors considered by Kustom Entertainment include, but are not limited to, significant underperformance relative to historical or projected operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends. When the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, Kustom Entertainment estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, Kustom Entertainment recognizes an impairment loss. An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair value if available, or discounted cash flows, if fair value is not available. Kustom Entertainment last assessed potential impairments of its long-lived assets as of December 31, 2022, and concluded that there was no impairment.

Revenue Recognition

Kustom Entertainment applies the provisions of Accounting Standards Codification (ASC) 606-10, Revenue from Contracts with Customers, and all related appropriate guidance. Kustom Entertainment recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expects to be entitled. In order to achieve that core principle, Kustom Entertainment applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

Kustom Entertainment has two different revenue streams, product and service. Revenues generated are reported net of sales taxes.

Kustom Entertainment reports ticketing revenue on a gross or net basis based on management’s assessment of whether Kustom Entertainment is acting as a principal or agent in the transaction. The determination is based upon the evaluation of control over the event ticket, including the right to sell the ticket, prior to its transfer to the ticket buyer.

Kustom Entertainment sells tickets held in inventory, which consists of one performance obligation, being to transfer control of an event ticket to the buyer upon confirmation of the order. Kustom Entertainment acts as the principal in these transactions as the ticket is owned by Kustom Entertainment at the time of sale, therefore controlling the ticket prior to transferring to the customer. In these transactions, revenue is recorded on a gross basis based on the value of the ticket and is recognized when an order is confirmed. Payment is typically due upon delivery of the ticket.

Kustom Entertainment also acts as an intermediary between buyers and sellers through the online secondary marketplace. Revenues derived from this marketplace primarily consist of service fees from ticketing operations, and consists of one primary performance obligation, which is facilitating the transaction between the buyer and seller, being satisfied at the time the order has been confirmed. As Kustom Entertainment does not control the ticket prior to the transfer, Kustom Entertainment acts as an agent in these transactions. Revenue is recognized on a net basis, net of the amount due to the seller when an order is confirmed. The seller is then obligated to deliver the tickets to the buyer per the seller’s listing, and payment is due at the time of sale.

Sales returns and allowances aggregated $99,297 and $28,103 for the years ended December 31, 2022 and December 31, 2021, respectively. Obligations for estimated sales returns and allowances are recognized at the time of sales on an accrual basis. The accrual is determined based upon historical return rates adjusted for known changes in key variables affecting these return rates.

DESCRIPTION OF SECURITIES OF THE COMBINED COMPANY

The following summary of the material terms of the Combined Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Charter and the proposed new amended and restated bylaws of the Combined Company (the “Proposed Bylaws”) in their entirety for a complete description of the rights and preferences of Clover Leaf’s securities following the Business Combination. The Proposed Charter is described in “The Charter Proposal (Proposal 3),” and the full text of the Proposed Charter and Proposed Bylaws are attached as Annex B and Annex C to this proxy statement/prospectus, respectively.

General

The Current Charter authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of Clover Leaf Common Stock, including (i) 100,000,000 shares of Clover Leaf Class A Common Stock, and (ii) 10,000,000 shares of Clover Leaf Class B Common Stock, and (b) 1,000,000 shares of preferred stock.

Upon completion of the Business Combination, pursuant to the Proposed Charter, the authorized capital stock of the Combined Company will consist of [•] shares of Class A Common Stock, $0.0001 par value per share, consisting of [•] shares of Class A Common Stock and (b) [•] shares of undesignated preferred stock, $0.0001 par value per share.

It is anticipated that, immediately after the Closing of the Business Combination, the Combined Company expects to have approximately [•] shares of Class A Common Stock outstanding immediately after the consummation of the Business Combination, assuming no public stockholders exercise their redemption rights in connection with the Business Combination. Following consummation of the Business Combination, the Combined Company is not expected to have any preferred stock outstanding.

Class A Common Stock

Voting Rights

Following the Business Combination, holders of shares of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held on all matters submitted to a vote of stockholders except as otherwise expressly provided by the Proposed Charter or as provided by law. Following the Business Combination (assuming that no public stockholders exercise their redemption rights in connection with the Business Combination and the other assumptions described above), the Combined Company directors, executive officers, and beneficial owners of 5% or greater of the Combined Company outstanding Common Stock and their respective affiliates will hold 61.8% of the voting power in the aggregate.

The Combined Company has not provided for cumulative voting for the election of directors in the Proposed Charter. Accordingly, holders of at least a majority of the voting power of then-outstanding shares of the Combined Company Common Stock entitled to vote in the election of directors, voting together as a single class, will be able to elect all of the Combined Company directors.

Dividend Rights

Subject to preferences that may apply to any shares of convertible preferred stock outstanding at the time, the holders of shares of the Combined Company Common Stock are entitled to receive dividends out of funds legally available if the Combined Company Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Combined Company Board may determine. Stock dividends with respect to each class of the Combined Company Common Stock may only be paid with shares of stock of the same class of common stock.

No Preemptive or Similar Rights

The Combined Company Common Stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon the Combined Company liquidation, dissolution or winding-up, the assets legally available for distribution to the Combined Company stockholders would be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Combined Company Common Stock held by each such holder, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting powers, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting powers and other rights that could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Rights

Each holder of a right will receive one-eighth (1/8) of one share of Class A Common Stock, upon and subject to, the Closing of Business Combination. Upon completion of the Business Combination, each holder of a right will be required to affirmatively convert its rights in order to receive the 1/8 share of Class A common stock underlying each right (without paying any additional consideration). Every eight (8) rights that you hold will entitle you to receive one share at the closing of the business combination. We will not issue fractional shares of Class A common stock upon exchange of the rights. If, upon conversion of the rights, a holder would be entitled to receive a fractional interest in a share, fractional shares will be rounded up to the nearest whole share.

As soon as practicable upon the Closing of the Business Combination, we will direct registered holders of the rights to return their rights to our rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full shares of Class A common stock to which it is entitled. We will notify registered holders of the rights to deliver their rights to the rights agent promptly upon the Closing of the Business Combination and have been informed by the rights agent that the process of exchanging their rights for shares of Class A common stock should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the rights upon the Closing of the Business Combination. Other than confirming that the rights delivered by a registered holder are valid, we will have no ability to avoid delivery of the shares underlying the rights. There are no specific contractual penalties for failure to deliver securities to the holders of the rights upon the Closing of the Business Combination, however the holders of the rights will have the ability to bring claims against us pursuant to the rights agreement. Additionally, in no event will we be required to net cash settle the rights.

The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of ours).

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the rights agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our rights agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our rights, which could limit the ability of right holders to obtain a favorable judicial forum for disputes with our company.” This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

In addition, the rights agreement provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

We note that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Our Transfer Agent and Rights Agent

The transfer agent for our common stock and rights agent for our rights is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and rights agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Provisions

The Proposed Charter and the Proposed Bylaws following this offering could have the effect of delaying, deferring or discouraging another person from acquiring control of the Combined Company. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of the Combined Company to first negotiate with the Combined Company Board. We believe that the benefits of increased protection of the Combined Company’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire the Combined Company because negotiation of these proposals could result in an improvement of their terms.

Among other things, the Proposed Charter and the Proposed Bylaws include provisions regarding:

•        the ability of the Combined Company Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        the limitation of the liability of, and the indemnification of, the Combined Company’s directors and officers;

•        the exclusive right of the Combined Company Board to elect a director to fill a vacancy created by the expansion of the Combined Company Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Combined Company Board;

•        the requirement that a special meeting of stockholders may be called only by the Combined Company Board, the chairperson of the Combined Company Board, or the Combined Company’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the ability of the Combined Company Board to amend the bylaws, which may allow the Combined Company Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•        advance notice procedures with which stockholders must comply to nominate candidates to the Combined Company Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Combined Company Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company; and

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Combined Company Board or management.

Proposed Charter and Restated Bylaw Provisions

The Proposed Charter and the Proposed Bylaws will include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of the Combined Company management team or changes in the Combined Company Board or the Combined Company governance or policy, including the following:

Issuance of Undesignated Preferred Stock

The Combined Company anticipates that after the filing of the Proposed Charter, the Combined Company Board will have the authority, without further action by the stockholders, to issue up to [•] shares of undesignated preferred stock with rights, powers and preferences, including voting powers, designated from time to time by the Combined Company Board. The existence of authorized but unissued shares of preferred stock enables the Combined Company Board to render more difficult or to discourage an attempt to obtain control of the Combined Company by means of a merger, tender offer, proxy contest or otherwise.

Exclusive forum for certain lawsuits

The Proposed Charter requires, to the fullest extent permitted by law, that derivative actions brought in the Combined Company’s name, actions against any current or former directors, officers, employees or stockholders of the Combined Company for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. The Proposed Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against the Combined Company’s directors, officers, employees and stockholders although the Combined Company stockholders will not be deemed to have waived the Combined Company’s compliance with federal securities laws and the rules and regulations thereunder.

Notwithstanding the Current Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Special meeting of stockholders

The Proposed Bylaws provide that special meetings of our stockholders may be called only by the chairman of the Combined Company board, or a Chief Executive Officer, or the Combined Company board pursuant to a resolution adopted by a majority of the board, and may not be called by any other person.

Advance notice requirements for stockholder proposals and director nominations

The Proposed Bylaws provide that stockholders seeking to bring business before the Combined Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Combined Company’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at the Combined Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in the Combined Company’s annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Combined Company’s stockholders from bringing matters before the Combined Company’s annual meeting of stockholders or from making nominations for directors at the Combined Company’s annual meeting of stockholders.

No action by written consent

The Proposed Charter provides that the stockholders of the Combined Company will not be entitled to take any action by consent in lieu of a meeting of stockholders.

Board of Directors

The Proposed Charter provides that the number of directors of the Combined Company, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Combined Company board of directors pursuant to a resolution adopted by a majority of the Combined Company board of directors. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, each director shall serve for a term expiring on the date of the first annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal. The Proposed Charter and the Proposed Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed only for cause and only by the affirmative vote of the holders of at least the majority of the voting power of the outstanding shares of capital stock of the Combined Company entitled to vote thereon. Any vacancy on the Combined Company Board, including a vacancy resulting from an enlargement of the Combined Company Board, may be filled only by the affirmative vote of a majority of the Combined Company’s directors then in office.

Listing of Securities

Clover Leaf Class A Common Stock and Public Rights are currently listed on Nasdaq under the symbols “CLOE” and “CLOER,” respectively. It is currently expected that after the Closing, our Class A Common Stock and Public Rights will be listed on Nasdaq under the symbols “[•]” and “[•],” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Clover Leaf Class A Common Stock (or after the Closing, Class A Common Stock) then outstanding; or

•        the average weekly reported trading volume of the Clover Leaf Class A Common Stock (or after the Closing, Class A Common Stock) then during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are [•] shares of Clover Leaf Common Stock outstanding. Of these shares, the [•] shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act. All of the remaining 3,457,807 shares owned by our Sponsor are restricted securities under Rule 144, in that they were issued in a private transaction not involving a public offering.

Kustom Entertainment anticipates that following the consummation of the Business Combination, the Combined Company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF STOCKHOLDER RIGHTS

Both Clover Leaf and Kustom Entertainment are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Business Combination is completed, Digital Ally will become a stockholder of Clover Leaf, and their rights will be governed by the DGCL, and, assuming the Charter Proposal are approved by the Clover Leaf stockholders at the Special Meeting, the Proposed Charter attached to this proxy statement/prospectus as Annex B, and the Proposed Bylaws of Clover Leaf attached to this proxy statement/prospectus as to Annex C.

The table below summarizes the material differences between the current rights of Clover Leaf stockholders under the Current Charter and bylaws, and the rights of the Combined Company stockholders, post-Closing, under the Proposed Charter and Proposed Bylaws of the Combined Company, each as amended, as applicable, and as in effect immediately following the Business Combination.

While Clover Leaf and Kustom Entertainment believe that the summary tables cover the material differences between the rights of their respective stockholders prior to the Business Combination and the rights of Clover Leaf stockholders following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Clover Leaf or Kustom Entertainment before the Business Combination and being a stockholder of Combined Company after the Business Combination. Clover Leaf has attached as Annex B to this proxy statement/prospectus a copy of the proposed Amended Charter, and attached as Annex C to this proxy statement/prospectus a copy of the form of the Combined Company Proposed Bylaws, and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. See the section titled “Where You Can Find More Information” in this proxy statement/prospectus.

Current Clover Leaf Rights Versus the Combined Company Rights Post-Merger

Provision	Clover Leaf Capital Corp. (Pre-Merger)	The Combined Company (Post-Closing)
Authorized Capital Stock

The Current Charter authorizes 111,000,000 shares, consisting of (a) 110,000,000 shares of common stock, including (i) 100,000,000 shares of Clover Leaf Class A Common Stock, and (ii) 10,000,000 shares of Clover Leaf Class B Common Stock, and (b) 1,000,000 shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

The Proposed Charter authorizes [•] shares, consisting of (a) [•] shares of common stock, including [•] shares of Class A common stock, and (b) [•] shares of preferred stock. As of the date of this proxy statement/prospectus, no shares of preferred stock are outstanding.

Number of Directors

The Current Charter provides that the number of directors of Clover Leaf, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Clover Leaf Board pursuant to a resolution adopted by a majority of the Clover Leaf Board.

The Proposed Charter provides that the number of directors of the Combined Company, other than those who may be elected by the holders of one or more series of the preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the Combined Company board of directors pursuant to a resolution adopted by a majority of the Combined Company board of directors.

Provision	Clover Leaf Capital Corp. (Pre-Merger)	The Combined Company (Post-Closing)
Classification of the Board of Directors

Subject to the special rights of the holders of any series of preferred stock to elect directors, the Clover Leaf Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Clover Leaf Board is authorized to assign members of the board already in office to Class I or Class II. At each succeeding annual meeting of the stockholders of Clover Leaf, successors to the class of directors whose term expires at that annual meeting shall be elected for a two-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal.

Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, each director shall serve for a term expiring on the date of the first annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

Appointment of Directors

The Current Charter requires that the directors be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

In addition, except as otherwise required by law, whenever the holders of one or more series of the preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in the Current Charter (including any preferred stock designation) and such directors shall not be included in any of the classes described above unless expressly provided by such terms.

The Proposed Charter requires that the holders of at least a majority of the voting power of then-outstanding shares of the common stock entitled to vote in the election of directors, voting together as a single class, will be able to elect all of the Combined Company directors.

In addition, except as otherwise required by law, whenever the holders of one or more series of the preferred stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the preferred stock as set forth in the Proposed Charter (including any preferred stock designation) and such directors shall not be included in any of the classes described above unless expressly provided by such terms.

Removal of Directors

The Current Charter provides that any and all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of Clover Leaf entitled to vote generally in election of directors, voting together as a single class.

The Proposed Charter provides that any and all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Combined Company entitled to vote generally in election of directors, voting together as a single class.

Provision	Clover Leaf Capital Corp. (Pre-Merger)	The Combined Company (Post-Closing)
Voting

The Current Charter provides that holders of Clover Leaf Class A Common Stock and holders of Clover Leaf Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law or otherwise designated by preferred stock, if any. Each share of common stock will have one vote on all such matters. Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the charter of Clover Leaf that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled exclusively, either separately or together with the holders of one or more other such series of preferred stock, to vote thereon pursuant to the charter of Clover Leaf or the DGCL.

The Proposed Charter provides that except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of the common stock shall exclusively possess all voting power with respect to the Combined Company. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of shares of common stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Combined Company on which the holders of the common stock are entitled to vote. Notwithstanding any other provision of the Proposed Charter, the holders of common stock shall not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter or the DGCL.

Conversion

The Current Charter provides that the Clover Leaf Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis on the closing of the Business Combination, and under certain circumstances being subject to a different conversion ratio into shares of Clover Leaf Class A Common Stock.

Not applicable since the Proposed Charter has only one class of common stock.
Limitation of Liability of Directors and Officers

The Current Charter provides that a director of Clover Leaf shall not be personally liable to Clover Leaf or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to Clover Leaf or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

The Proposed Charter provides that the liability of a director of the Combined Company for monetary damages shall be eliminated to the fullest extent under applicable law, and, to the fullest extent permitted by applicable law, the Combined Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Combined Company (and any other persons to which applicable law permits the Combined Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

Provision	Clover Leaf Capital Corp. (Pre-Merger)	The Combined Company (Post-Closing)
Corporate Opportunities

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to Clover Leaf or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of Current Charter or in the future, and Clover Leaf renounces any expectancy that any of the directors or officers of Clover Leaf will offer any such corporate opportunity of which he or she may become aware to Clover Leaf, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of Clover Leaf with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of Clover Leaf and (i) such opportunity is one Clover Leaf is legally and contractually permitted to undertake and would otherwise be reasonable for Clover Leaf to pursue and (ii) the director or officer is permitted to refer that opportunity to Clover Leaf without violating any legal obligation.[5]

The Proposed Charter does not include any provision regarding the doctrine of corporate opportunity.
Choice of Forum

The Current Charter provides that unless Clover Leaf consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any Clover Leaf stockholder to bring (i) any derivative action or proceeding brought on behalf of Clover Leaf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Clover Leaf to Clover Leaf or Clover Leaf stockholders, (iii) any action asserting a claim against Clover Leaf, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or the Clover Leaf bylaws, or (iv) any action asserting a claim against Clover Leaf, its directors, officers or employees governed by the internal affairs doctrine. The exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and unless Clover Leaf consents in writing to the selection of an alternative forum.

The Proposed Charter provides that unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Combined Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Combined Company to the Combined Company or the Combined Company’s stockholders; (iii) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company, arising out of or pursuant to any provision of the DGCL,

____________

5        We do not believe that the limitation of the application of the “corporate opportunity” doctrine in Clover Leaf’s Current Charter had any impact on our search for a potential business combination, including the decision to pursue the business combination with Kustom.

Provision	Clover Leaf Capital Corp. (Pre-Merger)	The Combined Company (Post-Closing)

the Proposed Charter or the Combined Company’s bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Charter or the Combined Company’s bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Combined Company or any current or former director, officer or other employee of the Combined Company governed by the internal-affairs doctrine or otherwise related to the Combined Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Amendment to Certificate of Incorporation

The Current Charter requires a separate or specific vote for:

•   Amendments that relate solely to the terms of one or more outstanding series of preferred stock, or another series of common stock, if the holders thereof are entitled to a separate vote;

•   Amendments that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Clover Leaf Class B Common Stock, which require a separate class vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding;

The Proposed Charter requires a separate or specific vote for:

•   Amendments that relate solely to the terms of one or more outstanding series of preferred stock, or another series of common stock, if the holders thereof are entitled to a separate vote.

Provision	Clover Leaf Capital Corp. (Pre-Merger)	The Combined Company (Post-Closing)

•   Amendments to the provisions of the current certificate of incorporation related to the requirements for Clover Leaf’s initial business combination, redemption rights, distributions from the trust account, certain share issuances, transactions with affiliates, minimum value of target, which prior to the consummation of Clover Leaf’s initial business combination require the affirmative vote of holders of at least fifty percent (50%) of all then outstanding shares of the Clover Leaf Common Stock; and

•   Amendments to the provisions of the Current Charter related to the limitation of director liabilities shall not adversely affect any right or protection of a director of Clover Leaf in respect of any act or omission occurring prior to the time of such amendment.

Amendment to Bylaws

The current bylaws provide that the Clover Leaf Board shall have the power to adopt, amend, alter or repeal the current bylaws. The affirmative vote of a majority of the Clover Leaf Board shall be required to adopt, amend, alter or repeal the current bylaws. The current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of Clover Leaf required by applicable law or the current Clover Leaf Charter, (A) the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of Clover Leaf entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the current bylaws.

The board of directors of the Combined Company is expressly empowered to adopt, amend or repeal the bylaws of the Combined Company. Any adoption, amendment or repeal of the bylaws by the board of directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Combined Company required by law or by the Proposed Charter, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Combined Company entitled to vote generally in the election of directors, voting together as a single class.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding (i) the beneficial ownership of Clover Leaf as of September 26, 2023 (the “Ownership Date”), prior to the consummation of the Business Combination; and (ii) the Combined Company as of immediately following the Closing, assuming that no further Public Shares are redeemed (“no redemption”), and, alternatively, that 748,544 remaining Public Shares are redeemed in connection with the Business Combination (“100% redemption”), with respect to:

•        each person known by Clover Leaf to be the beneficial owner of more than 5% of the outstanding shares of the Clover Leaf Common Stock on such dates;

•        each of Clover Leaf’s current executive officers and directors and all executive officers and directors of Clover Leaf as a group;

•        each person who will (or is expected to) become an executive officer or director of the Combined Company post-Business Combination; and

•        all such executive officers and directors as a group.

The expected beneficial ownership of shares of the Combined Company Common Stock upon the closing of the Business Combination assumes two scenarios:

(a)     a “no redemption” scenario where (i) no public stockholders exercise their redemption rights in connection with the Business Combination and (ii) the Combined Company has 19,591,303 outstanding shares of common stock immediately following the Business Combination, of which 11,220,826 shares will be issued to Digital Ally, 3,048,031 shares will be held by the public stockholders and 4,496,813 shares will be held by the Sponsor; and

(b)    a “100% redemption” scenario where (i) 748,544 of Clover Leaf’s outstanding public shares are redeemed in connection with the Business Combination and (ii) the Combined Company has 18,842,759 outstanding shares of common stock immediately following the Business Combination, of which 11,220,826 shares will be issued to Digital Ally, 2,299,487 shares will be held by the public stockholders and 4,496,813 shares will be held by the Sponsor.

Both scenarios assume that, at the Closing, an estimated 11,220,826 shares of common stock of the Combined Company will be issued to Digital Ally based on the number of shares of Kustom Entertainment outstanding on an as-converted to common stock basis and assume:

1.      That Digital Ally does not exercise appraisal rights in connection with the Merger.

2.      That Kustom Entertainment does not issue any additional equity or equity-linked securities prior to the Closing.

3.      That no Public Stockholders exercise their redemption rights prior to (in the event that, in connection with a meeting of Clover Leaf stockholders convened prior to the Closing Date, if any, Public Stockholders are provided an opportunity to redeem Public Shares in accordance with the terms of the Current Charter) or in connection with the Closing of the Business Combination. Please see the section entitled “The Special Meeting — Redemption Rights.”

4.      That there are no transfers or forfeitures of securities held by the Sponsor on or prior to the Closing Date.

5.      That 15,050,593 Clover Leaf rights are converted into 1,881,324 shares of Combined Company Stock at Closing, and that the sole outstanding share of Class B Common Stock is converted into one share of Combined Company Stock at Closing.

6.      That, other than as described above, there are no issuances of equity securities by Clover Leaf prior to the Closing.

7.      That there will be no adjustment to the number of the Combined Company Common Stock issued to Digital Ally in the Merger for Kustom Entertainment’s Closing Net Indebtedness, provided, however, that the actual amount of Kustom Entertainment’s Closing Net Indebtedness, which will be determined as of the Reference Time in accordance with the terms of the Merger Agreement, is not yet known and may be a positive number resulting in additional shares of Combined Company Common Stock issued to Digital Ally in the Merger.

The beneficial ownership information below also assumes: 11,220,826 shares of Class A Common Stock are issued to Digital Ally in accordance with the Merger Agreement.

Based on the foregoing assumptions, we estimate that there would be 19,591,303 shares of Class A Common Stock issued and outstanding as of immediately following consummation of the Business Combination under the “no redemption” scenario and 18,842,759 shares of Class A Common Stock issued and outstanding as of immediately following consummation of the Business Combination under the “100% redemption” scenario.

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Clover Leaf’s existing stockholders in the Combined Company will be different.

Unless otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned securities.

Pre-Business Combination Beneficial Ownership Table

	Class A Common Stock		Class B Common Stock(4)		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Yntegra Capital Investments, LLC(2)	4,029,665	68.3%	1	100.0	68.3%
Felipe MacLean(2)	4,029,665	68.3%	1	100.0	68.3%
Markus Puusepp(2)	—	—	—	—	—
Luis A. Guerra(3)	—	—	—	—	—
Per Bjorkman(3)	—	—	—	—	—
Marcos Angelini(3)	—	—	—	—	—
Ambassador Manuel Rocha(3)	—	—	—	—	—
All executive officers, directors and director nominees as a group	4,029,665	68.3%	1	100.0	68.3%

____________

*        less than 1%

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is Kustom Entertainment, Inc., 14001 Marshall Drive Lenexa, KS 66215.

(2)      Represents shares held by Yntegra Capital Investments, LLC, the Company’s sponsor. Yntegra Capital Management, LLC is the sole managing member of the Sponsor and a U.S. entity. Felipe MacLean, a U.S. citizen and the Company’s Chairman and Chief Executive Officer, is the sole manager of Yntegra Capital Management, LLC, and as such, may be deemed to share beneficial ownership of the common stock held directly by our sponsor. Mr. McLean and Markus Puusepp, the Company’s Chief Operating Officer, each own 50% of Yntegra Capital Management, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      Does not include any shares held by our sponsor. This individual is a member of our sponsor but does not have voting or dispositive control over the shares held by our sponsor.

(4)      The pre-Business Combination percentage of beneficial ownership is calculated based on one (1) share of Class B common stock issued and outstanding as of the Record Date.

Post-Business Combination Beneficial Ownership Table

Combined Company Post-Business Combination
	(assuming no redemptions by Clover Leaf stockholders)		(assuming 100% redemptions by Clover Leaf stockholders)
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	% of Common Stock	Number of Shares of Common Stock	% of Common Stock
Sponsor and Directors and Executive Officers Post-Business Combination:(1)
Yntegra Capital Investments, LLC(2)	4,459,688	22.8%	4,459,688	23.7%
Stanton E. Ross	—	—	—	—
Peng Han	—	—	—	—
Leroy C. Richie	—	—	—	—
D. Duke Daughtery	—	—	—	—
[•]
All directors and executive officers of Combined Company post-Business Combination as a group

____________

*        less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is Kustom Entertainment, Inc. 14001 Marshall Drive Lenexa, KS 66215.

(2)      Represents shares held by Yntegra Capital Investments, LLC, the Company’s sponsor. Yntegra Capital Management, LLC is the sole managing member of the Sponsor and a U.S. entity. Felipe MacLean, a U.S. citizen and the Company’s Chairman and Chief Executive Officer, is the sole manager of Yntegra Capital Management, LLC, and as such, may be deemed to share beneficial ownership of the common stock held directly by our sponsor. Mr. McLean and Markus Puusepp, the Company’s Chief Operating Officer, each own 50% of Yntegra Capital Management, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Yntegra Capital Investments, LLC is 1450 Brickell Avenue, Suite 2520, Miami, FL 33131.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the Combined Company will be managed by or under the direction of the Combined Company Board.

The following table sets forth the name, age and position of each of the expected directors and executive officers of the Combined Company upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Stanton E. Ross	61	Chairman, President and Chief Executive Officer
Peng Han	50	Chief Technology Officer
Erik Dahl	34	Chief Financial Officer

Non-Executive Directors
Leroy C. Richie	81	Lead Outside Director
D. Duke Daughtery	59	[•]

____________

(1)      Member of nominating and corporate governance committee.

(2)      Member of compensation committee.

(3)      Member of audit committee.

Information regarding the executive officers and directors following the Business Combination is set forth below:

Executive Officers

Stanton E. Ross has served as Chairman and Chief Executive Officer since September 2005. From March 1992 to June 2005, Mr. Ross was the Chairman and President of American Noble Gas, Inc. (former Infinity Energy Resources, Inc.), a publicly held oil and gas exploration and development company (“Infinity”) and served as an officer and director of each of Infinity’s subsidiaries. He resigned from all his positions with Infinity in June 2005, except Chairman, but was reappointed President in October 2006. From 1991 until March 1992, he founded and served as President of Midwest Financial, a financial services corporation involved in mergers, acquisitions, and financing for corporations in the Midwest. From 1990 to 1991, Mr. Ross was employed by Duggan Securities, Inc., an investment banking firm in Lenexa, Kansas, where he primarily worked in corporate finance. From 1989 to 1990, he was employed by Stifel, Nicolaus & Co., a member of the New York Stock Exchange, where he was an investment executive. From 1987 to 1989, Mr. Ross was self-employed as a business consultant. From 1985 to 1987, Mr. Ross was President and founder of Kansas Microwave, Inc., which developed a radar detector product. From 1981 to 1985, he was employed by Birdview Satellite Communications, Inc., which manufactured and marketed home satellite television systems, initially as a salesman and later as National Sales Manager. Mr. Ross estimates he devoted most of his time to Digital Ally and the balance to Infinity in 2020. In late 2007, Infinity sold a substantial portion of its operating assets and has not required a substantial amount of his time since such point. From September 2005 to January 2023, Mr. Ross was the President of Digital Ally. Since September 2005, Mr. Ross was the Chairman and Chief Executive Officer of Digital Ally. Mr. Ross holds no public company directorships other than with the Company and Infinity and has only held the forementioned position in Digital Ally during the previous five years. The Company believes that Mr. Ross’s broad entrepreneurial, financial, and business expertise and his experience with micro-cap public companies and his role as President and Chief Executive Officer give him the qualifications and skills to serve as a Director.

Peng Han has served as Chief Operating Officer (“COO”) since November 2021. Joining Digital Ally in February 2010, Mr. Han served as Lead Software Engineer, Software Manager, Vice President of Engineering, and CTO. With over two decades of experience in spearheading the development of innovative and cutting-edge software and hardware products, Mr. Han’s expertise lies in large-scale software development, video technology, real-time embedded systems, telecommunications, and intellectual property management. From 2005 to 2010, Mr. Han worked as Senior Staff Engineer for Ingenient Technologies, a leading provider of embedded multimedia system solutions. From 2004 to 2005, Mr. Han was employed by WMS Gaming, an electronic game entertainment company, where he worked as Core Software Engineer. From 2001 to 2003, he was employed as a Software Engineer by Tellabs, a telecommunication software and hardware solution provider. Mr. Han received his Master of Science degree in Computer Science at Iowa State University in Ames, Iowa.

Erik Dahl has served as Chief Financial Officer (“CFO”) since joining Kustom Entertainment in November 2023. With over a decade of experience in the accounting industry, Mr. Dahl’s expertise lies in the understanding of financial principles, regulatory frameworks, and analytical skills ensuring the accuracy and integrity of financial information within an organization. From 2021 to 2023, Mr. Dahl was the Financial Reporting Manager for AVI Systems, Inc., a national Audio Visual Integrator, taking care of the preparation and distribution of their monthly, quarterly and annual financial statements in accordance with GAAP. From 2016 to 2021, Mr. Dahl was employed by MMC Contractors, a subsidiary of MMC Corp, as their Assistant Controller, assisting MMC Contractors with the oversight and direction of their accounting group as well as collaborating with division leadership for financial planning and forecasting. From 2013 to 2016, he was employed as an Auditor by Grant Thornton LLP, an international public accounting firm, where his main focus was performing financial statement audits for companies in a wide range of industries, from not-for-profits to energy distribution and manufacturing. Mr. Dahl received his Master of Accounting degree at the University of Kansas in Lawrence, KS.

Non-Employee Directors

Leroy C. Richie has been the Lead Outside Director of Digital Ally since September 2005. He is also the Chairman of the Compensation Committee and Nominating and Governance Committee and a member of the Audit Committee. Since June 1, 1999, Mr. Richie has been a director of Infinity Energy Resources, Inc., a publicly held oil and gas exploration and development company. Additionally, until 2017, Mr. Richie served as a member of the board of directors of Columbia Mutual Funds, (or mutual fund companies acquired by or merged with Columbia Mutual Funds), a family of investment companies managed by Ameriprise Financial, Inc. From 2004 to 2015, he was of counsel to the Detroit law firm of Lewis & Munday, P.C. From 2007 to 2014, Mr. Richie served as a member of the board of directors of OGE Energy Corp. Since September 2005, Mr. Richie was the Lead Outside Director of Digital Ally. Mr. Ross holds no public company directorships other than with the Company and has only held the forementioned position in Digital Ally during the previous five years. Until 2019, Mr. Richie served as the Vice-Chairman of the Board of Trustees and Chairman of the Compensation Committee for the Henry Ford Health System, in Detroit. Mr. Richie was formerly Vice President of Chrysler Corporation and General Counsel for automotive legal affairs, where he directed all legal affairs for its automotive operations from 1986 until his retirement in 1997. Before joining Chrysler, he was an associate with the New York law firm of White & Case (1973-1978) and served as director of the New York office of the Federal Trade Commission (1978-1983). Mr. Richie received a B.A. from City College of New York, where he was valedictorian, and a J.D. from the New York University School of Law, where he was awarded an Arthur Garfield Hays Civil Liberties Fellowship. The Company believes that Mr. Richie’s extensive experience as a lawyer and as an officer or director of public companies gives him the qualifications and skills to serve as a Director.

D. Duke Daughtery joined the board of directors of Digital Ally in October 2023 and he is also the chairman of the audit committee. From 1987 to 2019, Mr. Daughtery was an assurance partner and audit practice leader with Grant Thornton and Deloitte & Touche in Kansas City. Mr. Daughtery was instrumental in the significant growth of Grant Thornton’s Kansas City audit practice. Mr. Daughtery served numerous companies ranging from high growth private equity backed clients, to multi-billion revenue private companies to public companies ranging from smaller public companies to the Fortune 500. Mr. Daughtery brings to the board of directors many years of leadership experience as an assurance partner at major accounting firms and extensive experience in developing and executing growth strategies, acquisitions and capital transactions. Kustom Entertainment considers Mr. Daughtery to be an audit committee financial expert. Mr. Daughtery obtained his Bachelor of Arts in Accounting and in Management and Business Administration from Saint Ambrose University. Mr. Daughtery holds no public company directorships other than with the Company and has only held the forementioned position in Digital Ally during the previous five years. From 2019 to 2023 Mr. Daughtery was not employed by any company. The Company believes that Mr. Daughtery’s extensive experience as an accountant of public companies gives him the qualifications and skills to serve as a director.

Board Composition

Effective from the consummation of the Business Combination, the Combined Company Board will consist of five (5) directors. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, each director shall serve for a term expiring on the date of the first annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal. The Proposed Charter and the Proposed Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed only for cause and only by the affirmative vote of the holders of at least the majority of the voting power of the outstanding shares of capital stock of the Combined Company entitled to vote thereon.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Combined Company Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Combined Company Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of the Combined Company Common Stock being listed on Nasdaq following consummation of the Business Combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the Business Combination, the Combined Company Board undertook a review of the independence of the individuals named above and have determined that each of [•] qualifies as “independent” as defined under the applicable Nasdaq rules, and the Combined Company Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Committees

The Combined Company Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. The Combined Company will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the Combined Company Board when the Combined Company Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of the Combined Company’s committee charters will be posted on its website, [•], as required by applicable SEC and the Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the consummation of the Business Combination, the Combined Company’s audit committee will consist of [•]. The Combined Company Board has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of the Combined Company’s audit committee meets the requirements for financial literacy under the applicable Nasdaq rules. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Combined Company Board has determined that [•] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, the Combined Company Board has considered [•] formal education and previous and current experience in financial and accounting roles. Both the Combined Company’s independent registered public accounting firm and management will periodically meet privately with the Combined Company’s audit committee.

The composition and function of the audit committee will comply with applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules.

Compensation Committee

Upon the consummation of the Business Combination, the Combined Company’s compensation committee will consist of [•]. [•] are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The Combined Company Board has determined that [•] are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and the Nasdaq listing rules.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, the Combined Company’s nominating and corporate governance committee will consist of [•]. It is expected that each of [•] is “independent” as defined under the applicable listing standards of the Nasdaq and SEC rules and regulations. It is expected that [•] will not be considered “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The composition of the nominating and corporate governance committee will not be comprised of all “independent” directors, as generally required by Nasdaq listing standards, in reliance on the exemption from certain corporate governance requirements as a “controlled company” within the meaning of Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the Combined Company’s compensation committee has ever been an executive officer or employee of the Combined Company. None of the Combined Company’s executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Combined Company Board or compensation committee.

Role of the Combined Company Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the Combined Company Board will be informed oversight of the Combined Company’s risk management process. The Combined Company Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Combined Company Board as a whole, as well as through various standing committees of the Combined Company Board that address risks inherent in their respective areas of oversight. For example, the Combined Company audit committee will be responsible for overseeing the management of risks associated with the Combined Company’s financial reporting, accounting, and auditing matters; the Combined Company’s compensation committee will oversee the management of risks associated with our compensation policies and programs.

Board Oversight of Cybersecurity Risks

The Combined Company will face a number of risks, including cybersecurity risks and those other risks described under the section titled “Risk Factors” included in this proxy statement/prospectus. The Combined Company Board will play an active role in monitoring cybersecurity risks and will be committed to the prevention, timely detection, and mitigation of the effects of any such incidents on the Combined Company’s operations. In addition to regular reports from each of the Combined Company Board’s committees, the Combined Company Board will receive regular reports from management on material cybersecurity risks and the degree of the Combined Company’s exposure to those risks. While the Combined Company Board will oversee its cybersecurity risk management, management will be responsible for day-to-day risk management processes. Management will work with third party service providers to maintain appropriate controls. We believe this division of responsibilities is the most effective approach for addressing the Combined Company’s cybersecurity risks and that the Combined Company Board leadership structure supports this approach.

Limitation on Liability and Indemnification of Directors and Officers

[•]

Corporate Governance Guidelines and Code of Business Conduct

The Combined Company Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Combined Company Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Combined Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Combined Company’s website at [•]. Information contained on or accessible through the Combined Company’s website is not a part of this proxy statement/prospectus, and the inclusion of the Combined Company’s website address in this proxy statement/prospectus is an inactive textual reference only. The Combined Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

EXECUTIVE COMPENSATION OF KUSTOM ENTERTAINMENT

Executive Compensation prior to the Business Combination

Unless otherwise indicated or the context otherwise requires, references in this section of the proxy statement/prospectus to “Kustom Entertainment,” “we,” “us” or “our” refers to Kustom Entertainment prior to the consummation of the Business Combination. The following discussion and analysis of the compensation arrangements of our Named Executive Officers for the fiscal year ended December 31, 2022 should be read together with the compensation tables and related disclosures provided below and in conjunction with Kustom Entertainment’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Compensation information included in the following discussion is presented in actual dollar amounts.

Until the Business Combination occurs, the business conducted by Kustom Entertainment will be a part of Digital Ally. In connection with and prior to the Business Combination, we expect to appoint each of the individuals who are named in the “2022 Summary Compensation Table” below (the “named executive officers”), who are currently employed by Digital Ally, as executive officers of Kustom Entertainment. We have not yet made any determinations as to which other individuals, if any, will serve as our post-Business Combination executive officers. The named executive officers, as well as their expected positions with us following the Business Combination, are listed below.

•        Stanton E. Ross, Chairman, Chief Executive Officer and President; and

•        Peng Han, Chief Technology Officer.

During 2022, Mr. Ross served as the Chairman, President and Chief Executive Officer of Digital Ally and Mr. Han served as the Chief Operating Officer of Digital Ally.

Because Kustom Entertainment was not an independent company during 2022, all compensation and benefits described below were provided by Digital Ally and all decisions as to the compensation of the named executive officers during 2022 were made by Digital Ally. Accordingly, this section describes the material components of the executive compensation programs established by Digital Ally. In connection with the Business Combination, we expect to establish a compensation committee of the board of directors of Kustom Entertainment which will determine the compensation of our named executive officers following the Business Combination.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

The following table sets forth information concerning the compensation of the named executive officers for the fiscal year ended December 31, 2022:

2022 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)		Option awards ($)(1)	All other compensation ($)(2)	Total ($)
Stanton E. Ross Chairman, CEO and President	2022	$300,000	$100,000	$374,500	(3)	$—	$32,034	$806,534

Peng Han, COO	2022	$250,000	$—	$107,000	(4)	$—	$10,576	$367,576

____________

(1)      Represents aggregate grant date fair value pursuant to ASC Topic 718 for the respective year for stock options granted. Please refer to Note 14 to the consolidated financial statements that appear in Digital Ally’s Annual Report on Form 10-K, filed with the SEC on March 31, 2023, for a further description of the awards and the underlying assumptions utilized to determine the amount of grant date fair value related to such grants.

(2)      Amounts included in all other compensation include the following items: the employer contribution to Digital Ally’s 401(k) Retirement Savings Plan (the “401(k) Plan”) on behalf of the named executive. Digital Ally is required to provide a 100% matching contribution for all who elect to contribute up to 3% of their compensation to the plan and a 50% matching contribution for all employees’ elective deferral between 4% and 5%. The employee (i) is 100% vested at all times in the employee contributions and employer matching contributions; (ii) receives Digital Ally paid healthcare insurance; (iii) receives Digital Ally paid contributions to health savings accounts; and (iv) receives Digital Ally paid life, accident and disability insurance. See “All Other Compensation Table” below.

(3)      Stock awards include the following restricted stock granted during 2022 to Mr. Ross: 17,500 shares at $21.40 per share that vest 50% on January 7, 2023 and 50% on January 7, 2024, subject to Mr. Ross remaining an employee of Digital Ally at that point in time.

(4)      Stock awards include the following restricted stock granted during 2022 to Mr. Han: 5,000 shares at $21.40 per share that vest 20% annually on the anniversary of January 7 from 2023 to 2027, subject to Mr. Han remaining an employee of Digital Ally at that point in time.

2022 All Other Compensation Table

Name and Principal Position	Year	401(k) Plan contribution by Company	Company paid healthcare insurance	Flexible & health savings account contributions by Company	Company paid life, accident & disability insurance	Other Contractual payments	Total ($)
Stanton E. Ross, Chairman, CEO and President	2022	$10,039	$20,319	$1,100	$576	$—	$32,034

Peng Han, COO	2022	$10,000	$—	$—	$576	$—	$10,576

Compensation Policy.    Digital Ally’s executive compensation plan is based on attracting and retaining qualified professionals who possess the skills and leadership necessary to enable Digital Ally to achieve earnings and profitability growth to satisfy its stockholders. Digital Ally must, therefore, create incentives for these executives to achieve both Digital Ally’s and individual performance objectives using performance-based compensation programs. No one component is considered by itself, but all forms of the compensation package are considered in total. Wherever possible, objective measurements will be utilized to quantify performance, but many subjective factors still come into play when determining performance.

Compensation Components.    The main elements of its compensation package consist of base salary, stock options or restricted stock awards and bonus.

Base Salary.    The base salary for each executive officer is reviewed and compared to the prior year, with considerations given for increase or decrease. The review is generally on an annual basis but may take place more often in the discretion of the compensation committee of Digital Ally.

Stock Options and Restricted Stock Awards.    The compensation committee of Digital Ally determined stock option and restricted stock awards based on numerous factors, some of which include responsibilities incumbent with the role of each executive with us, tenure with us, as well as our performance. The vesting period of options and restricted stock is also tied, in some instances, to Digital Ally’s performance directly related to certain executive’s responsibilities with Digital Ally.

Bonuses.    The compensation committee determined to award bonuses to each of the executive officers in 2022, as set forth in the foregoing table. Refer to the “Summary Compensation Table” above for the bonuses paid to Mr. Ross in 2022. Mr. Ross was awarded a partial 2022 bonus of $100,000. The compensation committee of Digital Ally reviews each executive officer’s performance on a quarterly basis and determines what, if any, portion of the bonus he has earned and will be paid as of such point.

The following table presents information concerning the grants of plan-based awards to the named executive officers during the year ended December 31, 2022:

Grant of Plan-Based Awards

Name	Grant date	Date approved by Compensation Committee	All other stock awards: Number of shares of stock or units: (#)(1)(2)(3)		Exercise or base price of option awards ($/Share)	Grant date fair value of stock awards ($)(4)
Stanton E. Ross
Chairman, CEO and President	January 7, 2022	January 7, 2022	17,500	(1)	$21.40	$374,500
Peng Han
COO	January 7, 2022	January 7, 2022	5,000	(3)	$21.40	$107,000

____________

(1)      These restricted stock awards were made under the Digital Ally, Inc. Stock Option and Restricted Stock Plans and vest over a two-year period (50% on January 7, 2023 and 50% on January 7, 2024) contingent upon whether the individual is still employed by Digital Ally at that point.

(2)      These restricted stock awards were made under the Digital Ally, Inc. Stock Option and Restricted Stock Plans and vest over a one-year period contingent upon whether the individual is still employed by Digital Ally at that point.

(3)      These restricted stock awards were made under the Digital Ally, Inc. Stock Option and Restricted Stock Plans and vest over a five-year period (20% on each anniversary of January 7 from 2023 to 2027) contingent upon whether the individual is still employed by Digital Ally at that point.

(4)      Stock awards noted represent the aggregate amount of grant date fair value as determined under ASC Topic 718. Please refer to Note 14 to the consolidated financial statements that appear in Digital Ally’s Annual Report on Form 10-K, filed with the SEC on April 15, 2022, for a further description of the awards and the underlying assumptions utilized to determine the amount of grant date fair value related to such grants.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

Digital Ally does not have any employment agreements with any of its executive officers. However, on December 23, 2008, Digital Ally entered into retention agreements with Stanton E. Ross. In April 2018 Digital Ally amended the agreement.

Retention Agreements — Potential Payments upon Termination or Change of Control

The following table sets forth for each named executive officer potential post-employment payments and payments on a change in control and assumes that the triggering event took place on January 1, 2023 and that the amendments to the retention agreements of each person were in effect.

Retention Agreement Compensation

Name	Change in control payment due based upon successful completion of transaction	Severance payment due based on termination after Change of Control occurs	Total
Stanton E. Ross	$125,000	$500,000	$625,000

The retention agreement guarantee the executive officer’s specific payments and benefits upon a Change in Control of Digital Ally. The retention agreements also provide for specified severance benefits if, after a Change in Control of Digital Ally occurs, the executive officer voluntarily terminates employment for “Good Reason” or is involuntarily terminated without “Cause.”

Under the retention agreement, a “Change in Control” means (i) one party alone, or acting with others, has acquired or gained control over more than 50% of the voting shares of Digital Ally; (ii) Digital Ally merges or consolidates with or into another entity or completes any other corporate reorganization, if more than 50% of the combined voting power of the surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of Digital Ally immediately prior to such merger, consolidation or other reorganization; (iii) a majority of the board of directors of Digital Ally is replaced and/or dismissed by the stockholders of Digital Ally without the recommendation of or nomination by Digital Ally’s current board of directors; (iv) Digital Ally’s Chief Executive Officer (the “CEO”) is replaced and/or dismissed by stockholders without the approval of the board of directors of Digital Ally; or (v) Digital Ally sells, transfers or otherwise disposes of all or substantially all of the consolidated assets of Digital Ally and Digital Ally does not own stock in the purchaser or purchasers having more than 50% of the voting power of the entity owning all or substantially all of the consolidated assets of Digital Ally after such purchase.

“Good Reason” means either (i) a material adverse change in the executive’s status as an executive or other key employee of Digital Ally, including without limitation, a material adverse change in the executive’s position, authority, or aggregate duties or responsibilities; (ii) any adverse change in the executive’s base salary, target bonus or benefits; or (iii) a request by Digital Ally to materially change the executive’s geographic work location.

“Cause” means (i) the executive has acted in bad faith and to the detriment of Digital Ally; (ii) the executive has refused or failed to act in accordance with any specific lawful and material direction or order of his or her supervisor; (iii) the executive has exhibited, in regard to employment, unfitness or unavailability for service, misconduct, dishonesty, habitual neglect, incompetence, or has committed an act of embezzlement, fraud or theft with respect to the property of Digital Ally; (iv) the executive has abused alcohol or drugs on the job or in a manner that affects the executive’s job performance; and/or (v) the executive has been found guilty of or has plead nolo contendere to the commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. Prior to termination for Cause, Digital Ally shall give the executive written notice of the reason for such potential termination and provide the executive a 30-day period to cure such conduct or act or omission alleged to provide grounds for such termination.

If any Change in Control occurs and the executive continues to be employed as of the completion of such Change in Control, upon completion of such Change in Control, as payment for the executive’s additional efforts during such Change in Control, Digital Ally shall pay the executive a Change in Control benefit payment equal to three months of the his base salary at the rate in effect immediately prior to the Change in Control completion date, payable in a lump sum net of required tax withholdings. If any Change in Control occurs, and if, during the one-year period following the Change in Control, Digital Ally terminates the executive’s employment without Cause or the executive submits a resignation for Good Reason (the effective date of such termination or resignation, the “Termination Date”), then:

a)      Digital Ally shall pay the executive severance pay equal to 12 months of his base salary at the higher of the rate in effect immediately prior to the Termination Date or the rate in effect immediately prior to the occurrence of the event or events constituting Good Reason, payable on the Termination Date in a lump sum net of required tax withholdings, plus all other amounts then payable by Digital Ally to the executive less any amounts then due and owing from the executive to Digital Ally;

b)      Digital Ally shall provide continuation of the executive’s health benefits at Digital Ally’s expense for 18 months following the Termination Date; and

c)      The executive’s outstanding employee stock options shall fully vest and be exercisable for a 90-day period following the Termination Date.

The executive is not entitled to the above severance benefits for a termination based on death or disability, resignation without Good Reason or termination for Cause. Following the Termination Date, Digital Ally shall also pay the executive all reimbursements for expenses in accordance with Digital Ally’ policies, within ten days of submission of appropriate evidence thereof by the executive.

The following table presents information concerning the outstanding equity awards for the named executive officers as of December 31, 2022:

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable(1)	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(1)	Market value of shares or units of stock that have not vested(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or Payout value of unearned shares, units or other rights that have not vested
Stanton E. Ross
Chairman, CEO and President		—	—	—	—	25,000	$115,000	—	$—

Peng Han
COO	—	—	—	—	—	6,250	$28,750	—	$—

____________

(1)      These stock option and restricted stock awards were made under the Digital Ally, Inc. Stock Option and Restricted Stock Plans and vest over the prescribed period contingent upon whether the individual is still employed by Digital Ally at that point.

(2)      Market value based upon the closing market price of $4.60 on December 31, 2022.

The following table presents information concerning the stock options exercised and the vesting of restricted stock awards during 2021 for the named executive officers for the year ended December 31, 2022:

	Option Exercises and Restricted Stock Vested
	Option Awards		Stock Awards
	Number of Shares acquired realized on exercise (#)	Value realized on exercise ($)	Number of Shares acquired on vesting (#)	Value on vesting ($)
Stanton E. Ross
Chairman, CEO and President	—	$—	7,500	$160,500	(1)
Peng Han
COO	331	$28,520	1,250	$15,000	(2)

____________

(1)      Based on the closing market price of Digital Ally’s common stock of $21.40 on January 7, 2022, the date of vesting for 7,500 shares of Common Stock for Mr. Ross.

(2)      Based on the closing market price of Digital Ally’s common stock of $12.00 on September 20, 2022, the date of vesting for 1,250 shares of common stock for Mr. Han.

The number of stock options and restricted stock awards that an employee, director, or consultant may receive under Digital Ally’s Plans is in the discretion of the administrator and therefore cannot be determined in advance. The Digital Ally’s board of directors’ policy in 2022 was to grant officers an award of 17,500 restricted shares of common stock to Digital Ally’s CEO/President and 3,750 restricted shares of Common Stock to our CFO/Treasurer and each non-employee director an award of options to purchase 5,000 shares of Common Stock, all subject to vesting requirements.

The following table sets forth (a) the aggregate number of shares of common stock subject to options granted under the Plans during the year ended December 31, 2022 and (b) the average per share exercise price of such options.

Stock Options and Restricted Stock Grants

Name of Individual or Group	Number of Restricted Shares of Common Stock Granted	Number of Options Granted	Average per Share Exercise Price
Stanton E. Ross	17,500	—	$—
Peng Han	5,000	—	$—

DIRECTOR COMPENSATION

Following the completion of the Business Combination, compensation for directors of the Combined Company will be determined by the Combined Company Board. We anticipate that compensation for service on the Combined Company Board will be provided only to the non-employee directors of the Combined Company who are not officers or employees of Combined Company or its affiliates.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Clover Leaf Related Person Transactions

On March 4, 2021, Clover Leaf issued an aggregate of 3,593,750 Clover Leaf Sponsor Shares to the Sponsor (135,942 of which were forfeited by the Sponsor because the underwriters’ over-allotment option was not exercised in full) for an aggregate purchase price of $25,000 in cash. The number of Clover Leaf Sponsor Shares issued was determined based on the expectation that such Clover Leaf Sponsor Shares would represent 20% of the outstanding shares upon completion of the IPO (excluding shares included in the Private Placement Units or shares of the Clover Leaf Class A Common Stock issuable to the representative). The Clover Leaf Sponsor Shares (including the Clover Leaf Class A Common Stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

On April 8, 2021, the Sponsor transferred a membership interest in the Sponsor to each of Clover Leaf’s three officers and three independent directors, representing an aggregate 75,000 Clover Leaf Sponsor Shares. The interest of each officer and director relates solely to the number of Clover Leaf Sponsor Shares laid out in their respective agreements. The transferred shares will vest upon Clover Leaf consummating an initial business combination (the “Vesting Date”). If prior to the Vesting Date, any of the grantees ceases to remain in their role, either voluntarily or for a cause, (a “Separation Event”), 100% of the shares granted will be automatically and immediately transferred back to our sponsor upon such Separation Event.

The Sponsor purchased an aggregate of 571,859 Private Placement Units at a price of $10.00 per unit, for an aggregate purchase price of $5,718,590. The Private Placement Units (including the underlying securities) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until after the completion of the initial business combination.

If any of Clover Leaf’s officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Clover Leaf’s officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to it.

Commencing July 19, 2021, Clover Leaf agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of an initial business combination or liquidation, it will cease paying these monthly fees.

Prior to the closing of the IPO, the Sponsor agreed to loan Clover Leaf up to $300,000 to be used for a portion of the expenses of the offering. These loans were non-interest bearing, unsecured and due at the earlier of September 30, 2021 or the closing of the IPO. $173,500 had been advanced on June 30, 2021. The loan was to be repaid upon the closing of the IPO out of the offering proceeds. As of December 31, 2021, $0 was outstanding under such loan. The value of the Sponsor’s interest in this transaction corresponds to the principal amount outstanding under any such loan.

In connection with the First Extension, on July 18, 2022, Clover Leaf issued a promissory note to the Sponsor in the principal amount of $1,383,123, which was deposited into the Trust Account. The promissory note bears no interest and is due and payable upon the earlier to occur of (i) the date on which Clover Leaf’s initial business combination is consummated and (ii) the liquidation of Clover Leaf. At the election of the Sponsor, up to $1,383,123 of the unpaid principal amount of the promissory note may be converted into units of Clover Leaf (the “Conversion Units”). The total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the promissory note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units.

In connection with the Second Extension, on October 19, 2022, Clover Leaf issued a promissory note to the Sponsor in the principal amount of $1,383,123, which was deposited into the Trust Account. The promissory note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of Clover Leaf’s initial business combination, or (b) the date of the liquidation of Clover Leaf.

In connection with the Third Extension, on July 19, 2023, Clover Leaf issued a promissory note to the Sponsor in the principal amount of $360,000, which was deposited into the Trust Account. The promissory note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of Clover Leaf’s initial business combination, or (b) the date of the liquidation of Clover Leaf.

On [•], 2023, we issued an aggregate of 3,457,806 shares of Clover Leaf Class A Common Stock to the Sponsor, upon the conversion of an equal number of Clover Leaf Class B Common Stock held by the Sponsor (the “Conversion”). The shares issued in connection with the Conversion are subject to the same restrictions as applied to Clover Leaf Class B Common Stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the IPO.

In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Clover Leaf’s officers and directors may, but are not obligated to, loan Clover Leaf funds as may be required. If Clover Leaf completes an initial business combination, it would repay such loaned amounts. In the event that the initial business combination does not close, Clover Leaf may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent units at a price of $10.00 per unit (which, for example, would result in the holders being issued units to purchase 150,000 units if $1,500,000 of notes were so converted), at the option of the lender. Such units would be identical to the Private Placement Units. The terms of such working capital loans by the Sponsor or its affiliates, or Clover Leaf’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Clover Leaf does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by Clover to the Sponsor, Clover Leaf’s officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on Clover Leaf’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. The audit committee of the Clover Leaf Board reviews on a quarterly basis all payments that were made to the Sponsor, Clover Leaf’s officers, directors or its or their affiliates and determines which expenses and the amount of expenses that are to be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Clover Leaf’s behalf.

After Clover Leaf’s initial business combination, members of its management team who remain with Clover Leaf may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to Clover Leaf’s stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to its stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Clover Leaf entered into a registration rights agreement with respect to the Private Placement Units, the securities issuable upon conversion of working capital loans and extension loans (if any) and the shares of Clover Leaf Class A Common Stock issuable upon exercise or conversion or exercise of the foregoing and upon conversion of the Clover Leaf Sponsor Shares.

The Sponsor has agreed that it will be liable to Clover Leaf if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which Clover Leaf has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less Permitted Withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under Clover Leaf’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, Clover Leaf has not asked the Sponsor to reserve for such indemnification obligations, nor has it independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Clover Leaf. Therefore, Clover Leaf cannot assure you that the Sponsor would be able to satisfy those obligations. None of Clover Leaf’s officers or directors will indemnify it for claims by third parties including, without limitation, claims by vendors and Kustom Entertainment.

Clover Leaf Related Person Transactions Policy

The audit committee of the Clover Leaf Board has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which Clover Leaf was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) $120,000 in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) Clover Leaf’s directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of Clover Leaf’s voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, Clover Leaf’s audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes Clover Leaf’s code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of Clover Leaf and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, Clover Leaf may consummate related party transactions only if Clover Leaf’s audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

Kustom Entertainment Related Person Transactions

Other Existing Arrangements

Except as described below, other than compensation arrangements, during the past two fiscal years, there have been no transactions, whether directly or indirectly, between Kustom Entertainment and any of its expected officers, directors, beneficial owners of more than 5% of Kustom Entertainment’s outstanding common stock or their family members that exceeded the lesser of (i) $120,000 or (ii) 1% of the average of Kustom Entertainment’s total assets at year end.

Statement of Policy Regarding Transactions with Related Persons

Following the completion of the Merger, we anticipate that our Board of Directors will instruct our Audit Committee to consider and approve or disapprove any related person transaction as required by NASDAQ Stock Market regulations. Our Audit Committee will only approve those related party transactions that are on terms comparable to, or more beneficial to us than, those that could be obtained in arm’s length dealings with an unrelated third party.

Combined Company Related Person Transactions

The Merger Agreement contemplates that, at the Closing, Clover Leaf, the Sponsor and Digital Ally will enter into a registration rights agreement (the “Company Registration Rights Agreement”), pursuant to which, among other things, the Combined Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Class A Common Stock and other equity securities of the Combined Company that are held by the parties thereto from time to time.

Policies and Procedures for Related Persons Transactions

Upon the Closing, it is anticipated that the Combined Company will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Combined Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Combined Company’s executive officers or a member of the Board of the Combined Company;

•        any person who is known by the Combined Company to be the beneficial owner of more than 5% of its voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of the Combined Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Combined Company’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that the Combined Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

APPRAISAL RIGHTS

Clover Leaf stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

This joint proxy statement/prospectus registers under the Securities Act the potential resale of Combined Company Common Stock that will be received in the Business Combination by the selling stockholders listed in the table below. The table below sets forth information, based upon written representations supplied to Clover Leaf, by the selling stockholders identified in the table, with respect to such selling stockholders’ beneficial ownership of Clover Leaf common stock as of the date hereof and such selling stockholders’ expected beneficial ownership of shares of Combined Company Common Stock as of the Closing.

The securities being offered by the selling stockholders hereby represent approximately [•]% of the total number of shares of Combined Company Common Stock expected to be outstanding as of the Closing (assuming no redemptions). The sale of all of the securities registered for resale hereunder, or the perception that such sales may occur, may cause the market prices of the shares of Combined Company Common Stock to decline significantly. See “Risk Factors” for more information.

The selling stockholders may from time to time offer and sell any or all of the shares of Combined Company Common Stock set forth below pursuant to this joint proxy statement/prospectus. When we refer to the “selling stockholders” in this joint proxy statement/prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling stockholders’ interests in the Combined Company Common Stock after the date of this joint proxy statement/prospectus such that registration rights shall apply to those securities.

Because each such selling stockholder may, from time to time, sell, transfer or otherwise dispose of all, some or none of the shares of Combined Company Common Stock covered by this joint proxy statement/prospectus, we cannot determine the number of such shares of Combined Company Common Stock that will be sold, transferred or otherwise disposed of by each such selling stockholder, or the amount or percentage of the shares of Combined Company Common Stock that will be beneficially held by each such selling stockholder upon termination of the offering; provided, however, that Digital Ally intends to distribute to its stockholders 15% of the Combined Company Common Stock received as Merger Consideration immediately following the Closing. For purposes of the table below, we assume that each selling stockholder will sell all of the shares of Combined Company Common Stock covered by this joint proxy statement/prospectus.

Unless otherwise described below, none of the selling stockholders nor any of their affiliates have held any position or office with or otherwise had any material relationship with Clover Leaf, or any of its respective affiliates during the three years prior to the date of this joint proxy statement/prospectus, other than in connection with the Merger.

Selling Stockholder	Held Prior to the Business Combination		Received in the Business Combination	Held After the Offering Hereby
	Number of Shares of Clover Leaf Class A Common Stock Beneficially Owned	Percent of Shares of Clover Leaf Class A Common Stock Outstanding	Maximum Number of Shares of Combined Company Common Stock Received in the Business Combination	Number of Shares of Combined Company Common Stock Beneficially Owned	Percent of Shares of Combined Company Stock Outstanding (Assuming No Redemption)	Percent of Shares of Combined Company Stock Outstanding (Assuming Maximum Redemption)
Digital Ally, Inc.	—	—	[•]	[•]	[•]	[•]

____________

*        less than 1%

The resales of the shares of Combined Company Common Stock which the selling stockholders listed in the table above may receive in the Business Combination are being registered to permit public secondary trading of these securities by the holders of such securities from time to time. Registration of the shares of Combined Company Common Stock does not mean that such securities necessarily will be offered or sold. Clover Leaf will not receive any proceeds from any such offer or sale by the selling stockholders.

The selling stockholders may sell such shares of Combined Company Common Stock from time to time directly to purchasers or through underwriters, broker-dealers or agents, at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, by a variety of methods, including the following:

•        in negotiated transactions;

•        in underwritten transactions;

•        in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•        through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this joint proxy statement/prospectus;

•        in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        in the trading markets for shares of Combined Company Common Stock;

•        in the over-the-counter market or on any national securities exchange on which shares of Combined Company Common Stock may be listed or quoted at the time of sale;

•        through the distribution of the securities by any selling stockholder to its partners, members, stockholders or other equity holders, to the extent that such transaction constitutes a sale under this joint proxy statement/prospectus;

•        by the writing of options (including put or call options) or other hedging transactions, whether through an options exchange or otherwise;

•        in transactions otherwise than on such exchanges or in the over-the-counter market;

•        through a combination of any such methods; or

•        through any other method permitted under applicable law.

In addition, a selling stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this joint proxy statement/prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of the Combined Company (or to the extent otherwise required by law), the Combined Company may file a prospectus supplement in order to permit the distributees to use this joint proxy statement/prospectus to resell the securities acquired in the distribution.

The selling stockholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of the Combined Company’s securities on NASDAQ or any other exchange or market.

The selling stockholders will pay any underwriting commissions and discounts, and expenses incurred by the selling stockholders for brokerage, marketing costs, or legal services (other than those detailed below). The Combined Company will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this joint proxy statement/prospectus, including all registration and filing fees, securities or blue sky law compliance fees, NASDAQ listing fees and expenses of the Combined Company’s counsel and our independent registered public accounting firm, and fees and expenses of one legal counsel of the selling stockholders.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this joint proxy statement/prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. To the extent required, this joint proxy statement/prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

Instead of selling the securities under this joint proxy statement/prospectus, the selling stockholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock to be issued hereunder will be passed upon for Clover Leaf by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The financial statements of Clover Leaf as of and for the years ended December 31, 2022 and as of December 31, 2021, for the year ended December 31, 2022, and for the period from February 25, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Clover Leaf to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.

The financial statements of Kustom Entertainment as of and for the years ended December 31, 2022 and 2021 included in this proxy statement/prospectus have been audited by RBSM LLP, an independent registered public accounting firm, as stated in their report appearing herein, (which contains an explanatory paragraph relating to substantial doubt about the ability of Kustom Entertainment to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Clover Leaf’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Clover Leaf and servicers that it employs to deliver communications to Clover Leaf stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Clover Leaf will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that Clover Leaf deliver single copies of Clover Leaf’s proxy statement in the future. Stockholders may notify Clover Leaf of their requests by calling or writing Clover Leaf at its principal executive offices at c/o Clover Leaf Capital Corp., 1450 Brickell Avenue, Suite 1420 Miami, FL 33131, (305) 577-0031. Following the Business Combination, communications should be sent to Kustom Entertainment at 14001 Marshall Drive Lenexa, KS 66215.

SUBMISSION OF STOCKHOLDER PROPOSALS

Clover Leaf Board is aware of no other matter that may be brought before the Special Meeting. Under the DGCL, only business that is specified in the notice of the Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the Combined Company’s 2023 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Proposed Bylaws.

In addition, the Proposed Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Combined Company at our offices at its headquarters, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced by more than 30 days or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held or deemed to have been held in the preceding year, notice by the stockholder to be timely must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of the business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which notice of the date of such annual meeting was given or public disclosure of the date of such annual meeting was first made by the Combined Company, whichever first occurs. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The board of directors or the chairman of the stockholder meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the Clover Leaf Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Felipe MacLean, Chief Executive Officer, c/o Clover Leaf Capital Corp., 1450 Brickell Avenue, Suite 1420 Miami, FL 33131. Following the Business Combination, such communications should be sent to 14001 Marshall Drive Lenexa, KS 66215. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

Clover Leaf has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Clover Leaf files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access Clover Leaf’s filings, including this proxy statement/prospectus, over the internet at the SEC’s website at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Clover Leaf’s corporate website at https://cloverlcc.com. Clover Leaf’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact Clover Leaf by telephone or in writing at the following address and telephone number:

Felipe MacLean
c/o Clover Leaf Capital Corp.
1450 Brickell Avenue, Suite 1420
Miami, FL 33131
(305) 577-0031

You may also obtain these documents by requesting them in writing or by telephone from Clover Leaf’s proxy solicitation agent, [•], at the following address and telephone number:

[•]

If you are a stockholder of Clover Leaf and would like to request documents, please do so by [•], 2023, in order to receive them before the Special Meeting. If you request any documents from Clover Leaf, Clover Leaf will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Clover Leaf has been supplied by or on behalf of Clover Leaf, and all such information relating to Kustom Entertainment has been supplied by or on behalf of Kustom Entertainment. Information provided by either Clover Leaf or Kustom Entertainment, or their respective representatives, does not constitute any representation, estimate or projection of any other party. Clover Leaf’s website is https://cloverlcc.com and Kustom Entertainment’s website is [•]. The information on these websites is neither incorporated by reference into this proxy statement/prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

This document is a proxy statement of Clover Leaf for the Special Meeting and constitutes a prospectus of Clover Leaf under the Securities Act with respect to the shares of Clover Leaf Common Stock to be issued to Kustom Entertainment’s securityholders and noteholders under the Merger Agreement. Clover Leaf has not authorized anyone to give any information or make any representation about the Business Combination, Clover Leaf or Kustom Entertainment that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

CLOVER LEAF CAPITAL CORP.

Report of Independent Registered Public Accounting Firm PCAOB ID Number 688	F-25
Balance Sheets as of December 31, 2022 and 2021	F-26
Statements of Operations for the year ended December 31, 2022 and for the period from February 25, 2021 (inception) through December 31, 2021	F-27
Statements of Changes in Stockholders’ Deficit for the year ended December 31, 2022 and for the period from February 25, 2021 (inception) through December 31, 2021	F-28
Statements of Cash Flows for the year ended December 31, 2022 and for the period from February 25, 2021 (inception) through December 31, 2021	F-29
Notes to Financial Statements	F-30

Kustom Entertainment, Inc.

Report of Independent Registered Public Accounting Firm	F-66
Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021	F-68

Consolidated Statements of Operations for the year ended December 31, 2022 the period from September 1, 2021 through December 31, 2021 (Successor) and the period from January 1, 2021 through August 31, 2021 (Predecessor)

F-69

Consolidated Statements of Stockholder’s Equity for the year ended December 31, 2022, the period from September 1, 2021 through December 31, 2021 (Successor) and the period from January 1, 2021 through August 31, 2021 (Predecessor)

F-70

Consolidated Statements of Cash Flows for the year ended December 31, 2022, the period from September 1, 2021 through December 31, 2021 (Successor) and the period from January 1, 2021 through August 31, 2021 (Predecessor)

F-72
Notes to Consolidated Financial Statements	F-73

CLOVER LEAF CAPITAL CORP.
CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022

	Unaudited
Assets:
Current assets:
Cash	$13,567	$303,449
Prepaid expenses	208,372	104,876
Total current assets	221,939	408,325

Investments held in Trust Account	14,317,173	18,276,649
Total Assets	$14,539,112	$18,684,974

Liabilities, Redeemable Common Stock and Stockholders’ Deficit
Accrued costs and expenses	$695,198	$367,408
Income taxes payable	132,923	137,633
Excise Tax Payable	42,099	—
Deferred income tax	—	18,790
Promissory note to Related Party	3,327,015	2,767,015
Total current liabilities	4,197,235	3,290,846

Deferred underwriting commissions	4,840,931	4,840,931
Total Liabilities	9,038,166	8,131,777

Commitments and Contingencies (see Note 7)

Redeemable Common Stock:
Class A common stock subject to possible redemption, 1,251,156 and 1,627,158 Class A common stock shares at redemption value of $11.55 and $11.24 per share at September 30, 2023 and December 31, 2022, respectively.	14,453,415	18,283,387

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 4,271,711 and 813,905 shares issued and outstanding (excluding 1,251,156 and 1,627,158 shares subject to possible redemption) at September 30, 2023 and December 31, 2022, respectively	427	81
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 1 and 3,457,807 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	—	346
Accumulated deficit	(8,952,896)	(7,730,617)
Total Stockholders’ Deficit	(8,952,469)	(7,730,190)
Total Liabilities, Redeemable Common Stock and Stockholders’ Deficit	$14,539,112	$18,684,974

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLOVER LEAF CAPITAL CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Formation and operating costs	$468,110	$384,730	$1,219,117	$1,037,688
Loss from operations	(468,110)	(384,730)	(1,219,117)	(1,037,688)

Other income:
Recovery of previously incurred costs	—	—	—	341,684
Interest and dividends earned on investments held in trust account	163,950	607,876	585,304	880,096
Interest earned on cash held in bank	41	3	115	26
Total other income	163,991	607,879	585,419	1,221,806

(Loss) Income before provision for income taxes	(304,119)	223,149	(633,698)	184,118
Provision for income taxes	(77,724)	(128,936)	(166,523)	(133,611)
Net (loss) income	$(381,843)	$94,213	$(800,221)	$50,507

Basic and diluted weighted average of redeemable Class A common stock outstanding	1,328,809	14,645,135	1,526,615	14,645,135
Basic and diluted net (loss) income per share, redeemable Class A common stock	$(0.06)	$0.01	$(0.14)	$0.00

Basic and diluted weighted average non-redeemable Class A and Class B common stock outstanding	4,271,712	3,457,807	4,271,712	3,457,807
Basic and diluted net (loss) income per share, non-redeemable Class A and Class B common stock	$(0.06)	$0.01	$(0.14)	$0.00

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLOVER LEAF CAPITAL CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit

	Shares	Amount	Shares	Amount
Balance as of January 1, 2023	813,905	$81	3,457,807	$346	$—	$(7,730,617)	$(7,730,190)
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(120,011)	(120,011)
Net loss	—	—	—	—	—	(32,464)	(32,464)
Balance as of March 31, 2023	813,905	81	3,457,807	346	—	(7,883,092)	(7,882,665)
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(179,029)	(179,029)
Net loss (Revised)	—	—	—	—	—	(385,914)	(385,914)
Balance as of June 30, 2023	813,905	81	3,457,807	346	—	(8,448,035)	(8,447,608)
Conversion of Class B ordinary shares in Class A ordinary shares	3,457,806	346	(3,457,806)	(346)		—	—
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(80,919)	(80,919)
Excise tax liability on share redemptions	—	—	—	—	—	(42,099)	(42,099)
Net loss	—	—	—	—	—	(381,843)	(381,843)
Balance as of September 30, 2023	4,271,711	$427	1	$—	$—	$(8,952,896)	$(8,952,469)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit

	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	813,905	$81	3,457,807	$346	$—	$(4,307,272)	$(4,306,845)
Net income	—	—	—	—	—	78,483	78,483
Balance as of March 31, 2022	813,905	81	3,457,807	346	—	(4,228,789)	(4,228,362)
Net loss	—	—	—	—	—	(122,189)	(122,189)
Balance as of June 30, 2022	813,905	81	3,457,807	346	—	(4,350,978)	(4,350,551)
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(426,498)	(426,498)
Net income	—	—	—	—	—	94,213	94,213
Balance as of September 30, 2022	813,905	$81	3,457,807	$346	$—	$(4,683,263)	$(4,682,836)

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLOVER LEAF CAPITAL CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(800,221)	$50,507
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest and dividends earned on investment in Trust	(585,419)	(880,096)
Amortization of prepaid expenses	206,258	46,557
Changes in operating assets and liabilities:
Accrued costs and expenses	327,790	(49,143)
Prepaid expenses	(309,754)	66,564
Due to related party	—	(2,903)
Income taxes payable	(23,500)	104,611
Net cash used in operating activities	(1,184,846)	(663,903)

Cash flows from investing activities:
Investment of cash in Trust Account	(180,000)	(1,383,892)
Disposal of trust assets for redemptions	4,209,931	—
Withdrawal of trust funds to pay taxes	514,964	—
Net cash provided by (used in) investing activities	4,544,895	(1,383,892)

Cash flows from financing activities:
Payments from sale of common stocks to initial shareholders	(4,209,931)	—
Proceeds from issuance of promissory note to related party	560,000	1,383,892
Net cash (used in) provided by financing activities	(3,649,931)	1,383,892

Net change in cash	(289,882)	(663,903)
Cash, beginning of the period	303,449	680,302
Cash, end of the period	$13,567	$16,399

Supplemental disclosure of cash flow information:
Recognition of liability for excise tax on redemptions	42,099	—
Accretion of Class A ordinary shares to redemption amount	$379,959	$426,498

The accompanying notes are an integral part of these unaudited condensed financial statements.

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Organization, Business Operation and Going Concern

Clover Leaf Capital Corp. (the “Company” or “Clover Leaf”), a blank check company incorporated in the State of Delaware for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company may pursue the Initial Business Combination target in any industry or geographic location. The Company intended to focus its search for a target business engaged in the cannabis industry.

As of September 30, 2023, the Company had not commenced any operations. All activity for the period from February 25, 2021 (inception) through September 30, 2023 relates to the Company’s formation, the initial public offering (the “IPO”) and the Company’s efforts to pursue an Initial Business Combination described below. The Company will not generate any operating revenues until after the completion of its Initial Business Combination at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is Yntegra Capital Investments, LLC, a Delaware limited liability company (the “Sponsor”).

The Registration Statement for the Company’s IPO (the “IPO Registration Statement”) was declared effective on July 19, 2021. On July 22, 2021, the Company consummated its IPO of 13,831,230 units (the “Units” and, with respect to the Company’s Class A common stock, par value $0.0001 (“Class A common stock”) included in the Units being offered, the “public shares”) at $10.00 per Unit, which is discussed in Note 4 (“The Initial Public Offering”), and the sale of 675,593 Units which is discussed in Note 5 (“The Private Placement”), at a price of $10.00 per private placement unit (“Private Placement Units”), in a private placement (the “Private Placement”) to the Sponsor and Maxim Group LLC (“Maxim”), the representative of the underwriters, that closed simultaneously with the IPO. On July 22, 2021, the underwriters partially exercised their over-allotment option and purchased 1,331,230 of their full 1,875,000 Units available and subsequently forfeited the remainder of their option as of July 28, 2021. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination.

Transaction costs amounted to $9,562,126 consisting of $2,766,246 of underwriting commissions, $4,840,931 of deferred underwriting commissions, $1,383,123 of fair value of the representative shares, and $571,826 of other cash offering costs.

The Company’s Initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into an Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-Initial Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Initial Business Combination.

Following the closing of the IPO on July 22, 2021, $140,386,985 ($10.15 per Unit) from the net proceeds sold in the IPO, including the proceeds of the sale of the Private Placement Units, will be held in a trust account (“Trust Account”), with Continental Stock Transfer & Trust Company (“Continental”) acting as trustee, and until July 6, 2023 were invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government Treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to pay the Company’s franchise and income taxes, if any, the funds held in the Trust Account will not be released

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Organization, Business Operation and Going Concern (cont.)

from the Trust Account until the earliest to occur of: (1) the completion of an Initial Business Combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete an Initial Business Combination within the applicable period or (B) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity; and (3) the redemption of the public shares if the Company has not completed an Initial Business Combination within the applicable period, subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Initial Business Combination either (1) in connection with a stockholder meeting called to approve the Initial Business Combination or (2) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require it to seek stockholder approval under applicable law or stock exchange listing requirement. The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then issued and outstanding public shares, subject to the limitations described herein.

The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with an Initial Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of an Initial Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Initial Business Combination.

The Company will have only until January 22, 2024 to complete the Initial Business Combination (the “Combination Period”). Pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement to be entered into between the Company and Continental, in order to extend the time available for the Company to consummate its Initial Business Combination, the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, must deposit into the Trust Account for each additional three-month period, $1,383,123 ($0.10 per share on or prior to the date of the applicable deadline) for each additional three-month period. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of an Initial Business Combination. If the Company completes an Initial Business Combination, it will, at the option of the Sponsor, repay such loaned amounts out of the proceeds of the Trust Account released to the Company or convert a portion or all of the total loan amount into Units at a price of $10.00 per Unit.

On July 18, 2022, the Company issued a promissory note (the “First Extension Note”) in the principal amount of $1,383,123 to the Sponsor in connection with the extension of the Combination Period from July 22, 2022 to October 22, 2022 (the “First Extension”).

On October 19, 2022, the Company held a special meeting of stockholders (the “Second Extension Meeting”). At the Second Extension Meeting, the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate its Initial Business Combination from October 22, 2022 to July 22, 2023, or such earlier date as determined by the Company’s board of directors (the “Board”) (the “Second Extension”). In connection with the Second Extension Meeting, stockholders holding 12,204,072 shares of the Company’s Class A common stock issued in the Company’s IPO exercised their right

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Organization, Business Operation and Going Concern (cont.)

to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $125,587,180.34 (approximately $10.29 per share) was removed from the Company’s Trust Account to pay such holders.

On July 19, 2023, the Company held a special meeting of stockholders in lieu of an annual meeting of stockholders (the “Third Extension Meeting”). At the Third Extension Meeting, the Company’s stockholders approved an amendment (the “Third Extension Amendment”) to the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate its Initial Business Combination from July 22, 2023 to January 22, 2024, or such earlier date as determined by the Company’s Board (the “Third Extension”). On July 20, 2023, the Company filed the Third Extension Amendment with the Secretary of State of the State of Delaware.

In connection with the Third Extension Meeting, stockholders holding 376,002 shares of the Company’s Class A common stock issued in the Company’s IPO exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $4,209,931.03 (approximately $11.20 per share after removal of interest to pay taxes) was removed from the Company’s Trust Account to pay such holders, resulting in approximately $14,008,650.13 remaining in the Trust Account.

In connection with the Third Extension, the Company will cause up to $360,000 to be deposited into the Trust Account in installments of $60,000 per month, which equates to approximately $0.048 per remaining Public Share, for each calendar month or portion thereof (commencing on July 22, 2023 and on the 22nd of each subsequent month until January 22, 2024), that the Company needs to complete an Initial Business Combination, and such amount will be distributed either to: (i) all of the holders of public shares upon the Company’s liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of the Initial Business Combination. As of July 21, 2023, an aggregate of $60,000 had been deposited into trust to support the Third Extension. The Company deposited $180,000 in the Trust Account through September 30, 2023.

On August 31, 2023, the Company received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that the Company no longer meets the minimum 300 public holders requirement for The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(3) (the “Minimum Public Holders Requirement”). The notification received has no immediate effect on the Company’s Nasdaq listing. On October 16, 2023, the Company submitted to Nasdaq a plan to regain compliance with the Minimum Public Holders Requirement. On October 25, 2023, in response to such compliance plan, the Staff granted the Company an extension of time to regain compliance with the Minimum Public Holders Requirement. On or before February 27, 2024, the Company must file with Nasdaq documentation that demonstrates that its common stock has a minimum of 300 public holders, and if the Company does not satisfy such terms, the Company’s securities will be delisted. At that time, the Company may appeal the Staff’s determination to a Listing Qualifications Panel.

If the Company has not completed the Initial Business Combination within the Combination Period, the Company will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Board, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive: (i) their redemption rights with respect to any Founder Shares, as defined below (see Note 6), Private Placement shares and public shares held by them, as applicable, in connection with the completion

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Organization, Business Operation and Going Concern (cont.)

of the Initial Business Combination; (ii) their redemption rights with respect to any Founder Shares and public shares held by them in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (a) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the Initial Business Combination within the Combination Period or (b) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity; and (iii) their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete the Initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the Initial Business Combination within the prescribed time.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per public share or (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”). The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations.

Going Concern

As of September 30, 2023 and December 31, 2022, the Company had $13,567 and $303,449 in cash, respectively, and working capital deficit of $3,950,016 and $2,882,521 (net of Delaware franchise and income taxes), respectively.

Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through a payment from the Sponsor of $25,000 (see Note 6) for the Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of $300,000 (see Note 6).

On July 24, 2023, the Company issued a promissory note (the “Working Capital Note”) in the principal amount of up to $300,000 to the Sponsor. The Working Capital Note was issued in connection with advances the Sponsor may make in the future to the Company for working capital expenses. The loan is non-interest bearing and payable upon the earlier of (i) completion of the Initial Business Combination or (ii) the date the winding up of the Company is effective.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 6). As of September 30, 2023 and December 31, 2022, there were no amounts outstanding under any Working Capital Loans.

Until the consummation of an Initial Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating, and consummating the Initial Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Organization, Business Operation and Going Concern (cont.)

capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) Topic 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The Company has until January 22, 2024 to consummate an Initial Business Combination, unless otherwise extended. It is uncertain that the Company will be able to consummate an Initial Business Combination by this time. If an Initial Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary, should the Company be unable to continue as a going concern, and also do not include any adjustments that might result should an Initial Business Combination not occur.

Merger Agreement

On June 1, 2023, Clover Leaf entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CL Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Clover Leaf (“Merger Sub”), the Sponsor, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf (other than the Kustom Entertainment Stockholder (as defined below) as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of the Merger Agreement (the “Purchaser Representative”), Kustom Entertainment, Inc., a Nevada corporation with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies (“Kustom Entertainment”), and Digital Ally, Inc., a Nevada corporation and the sole stockholder of Kustom Entertainment (the “Kustom Entertainment Stockholder”).

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into Kustom Entertainment (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with Kustom Entertainment continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Clover Leaf. In the Merger, all of the issued and outstanding capital stock of Kustom Entertainment immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for the Kustom Entertainment Stockholder to receive the Merger Consideration (as defined herein). Upon consummation of the Transactions, Clover Leaf will change its name to “Kustom Entertainment, Inc.”

The aggregate merger consideration to be paid pursuant to the Merger Agreement to the Kustom Entertainment Stockholder as of immediately prior to the Effective Time will be an amount equal to (the “Merger Consideration”) (i) $125 million, minus (ii) the estimated consolidated indebtedness of Kustom Entertainment as of the Closing (“Closing Indebtedness”). The Merger Consideration to be paid to the Kustom Entertainment Stockholder will be paid solely by the delivery of new shares of Clover Leaf Class A Common Stock, each valued at $11.14 per share. The Closing Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment.

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 — Organization, Business Operation and Going Concern (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with an Initial Business Combination, a vote by the stockholders of the Company to extend the period of time to complete the Initial Business Combination (“extension vote”) or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with an Initial Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Initial Business Combination, extension or otherwise, (ii) the structure of an Initial Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with an Initial Business Combination (or otherwise issued not in connection with an Initial Business Combination but issued within the same taxable year of an Initial Business Combination), and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete an Initial Business Combination and in the Company’s ability to complete an Initial Business Combination.

Note 2 — Revision of Previously Issued Financial Statements

During preparation of the financial statements for the period ended September 30, 2023, the Company determined that the amounts of income taxes payable and formation and operating costs for the period ended June 30, 2023, were overstated by $149,000.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the changes and has determined that the related impacts were not material to any previously presented financial statements. Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements for the period ended June 30, 2023, should be revised to reflect the impact of the overstatement.

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 2 — Revision of Previously Issued Financial Statements (cont.)

Impact of the Revision
	As previously reported	Adjustment	As revised
Condensed Unaudited Balance Sheet as of June 30, 2023
Income taxes payable	245,222	(149,000)	96,222
Total current liabilities	4,004,192	(149,000)	3,855,192
Total Liabilities	8,845,123	(149,000)	8,696,123
Accumulated deficit	(8,597,035)	149,000	(8,448,035)
Total Stockholders’ Deficit	(8,596,608)	149,000	(8,447,608)

Statement of Shareholder equity as of June 30, 2023
Accumulated deficit	(8,597,035)	149,000	(8,448,035)
Total Stockholders’ Deficit	(8,596,608)	149,000	(8,447,608)

Condensed Unaudited Statement of Operation
For the three months ended June 30, 2023
Formation and operating costs	709,836	(149,000)	560,836
Loss from operations	(709,836)	149,000	(560,836)
Loss before provision for income taxes	(487,694)	149,000	(338,694)
Net loss	(534,914)	149,000	(385,914)
Basic and diluted weighted average of Class A common stock outstanding	2,441,063
Basic and diluted net loss per share, Class A common stock	(0.08)	0.01	(0.07)
Basic and diluted weighted average Class B common stock outstanding	3,457,807
Basic and diluted net loss per share, Class B common stock	(0.08)	0.01	(0.07)

For the six months ended June 30, 2023
Formation and operating costs	900,007	(149,000)	751,007
Loss from operations	(900,007)	149,000	(751,007)
Loss before provision for income taxes	(478,579)	149,000	(329,579)
Net loss	(567,378)	149,000	(418,378)
Basic and diluted weighted average of Class A common stock outstanding	2,441,063
Basic and diluted net loss per share, Class A common stock	(0.10)	0.03	(0.07)
Basic and diluted weighted average Class B common stock outstanding	3,457,807
Basic and diluted net loss per share, Class B common stock	(0.10)	0.03	(0.07)

Condensed Unaudited Statement of Cash Flows as of June 30, 2023
Net Loss	(567,378)	149,000	(418,378)
Changes in current assets and current liabilities:
Income taxes payable	88,799	(149,000)	(60,201)

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results, and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K (the “Form 10-K”) for the year ended December 31, 2022, as filed with the SEC on April 14, 2023. The accompanying condensed balance sheet as of December 31, 2022 has been derived from the Company’s audited financial statements included in the Form 10-K. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2023 and December 31, 2022, the Company had $13,567 and $303,449 in cash, respectively, and no cash equivalents.

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies (cont.)

Investments Held in Trust Account

As of September 30, 2023 and December 31, 2022, the Company had $14,317,173 and $18,276,649 in investments held in the Trust Account, respectively.

As of September 30, 2023, the Company’s investments held in the Trust Account are held in an interest-bearing demand deposit account and are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Prior to the current reporting period, the Company classified its United States Treasury securities as held-to-maturity in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity Treasury securities were recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “Interest and dividends earned on investment held in trust” line item in the statements of operations. Interest income is recognized when earned.

The carrying value, excluding gross unrealized holding loss and fair value of held-to-maturity securities on September 30, 2023 and December 31, 2022 are as follows:
	Carrying Value as of September 30, 2023	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of September 30, 2023
Money Market Funds	14,317,173	—	—	14,317,173
	$14,317,173	$—	$—	$14,317,173
	Carrying Value as of December 31, 2022	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2022
U.S. Treasury Securities (matures November 25, 2022)	18,276,649	—	217	18,276,866
	$18,276,649	$—	$217	$18,276,866

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts.

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of the FASB ASC Topic 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Offering costs consist of legal, accounting, underwriting and other costs incurred through the consummation of the IPO. Offering costs amounted to $9,562,126 and were charged to permanent and temporary equity, ratably with the redeemable and non-redeemable shares they are allocated to, upon the completion of the IPO.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•        Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•        Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies (cont.)

Class A Common Stock Subject to Possible Redemption

All of the 13,831,230 Class A common stock sold as part of the Units in the IPO contain a redemption feature that allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Initial Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, which has been codified in FASB ASC Topic 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A common stock was issued with other freestanding instruments (i.e., equity rights), the initial carrying value of Class A common stock classified as temporary equity is the allocated proceeds based on the guidance in FASB ASC Topic 470-20, “Debt-Debt with Conversion and Other Options.”

If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately.

Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit and Class A common stock.

As of September 30, 2023 and December 31, 2022, the Class A common stock reflected on the balance sheet is reconciled in the following table:
Gross Proceeds	$138,312,300
Proceeds allocated to equity rights	(760,718)
Less:
Issuance costs related to Class A common stock subject to possible redemption	(9,509,534)
Plus:
Remeasurement of carrying value to redemption value	12,344,937
Contingently redeemable Class A common stock subject to possible redemption (December 31, 2021)	140,386,985
Less:
Redemptions of Class A common stock	(125,587,180)
Plus:
Remeasurement of carrying value to redemption value	3,483,582
Contingently redeemable Class A common stock subject to possible redemption (December 31, 2022)	18,283,387
Plus:
Remeasurement of carrying value to redemption value	120,011
Contingently redeemable Class A common stock subject to possible redemption (March 31, 2023)	18,403,398
Plus:
Remeasurement of carrying value to redemption value	179,029
Contingently redeemable Class A common stock subject to possible redemption (June 30, 2023)	18,582,427
Plus:
Remeasurement of carrying value to redemption value	80,919
Less:
Redemptions of Class A common stock	(4,209,931)
Contingently redeemable Class A common stock subject to possible redemption (September 30, 2023)	$14,453,415

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies (cont.)

Net (Loss) Income Per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” (“ASC 260”) Net (loss) income per share is computed by dividing net (loss) income by the weighted average number of shares of common stock outstanding during the period. The Company has two classes of shares, redeemable common stock and non-redeemable common stock. The Company’s redeemable common stock is comprised of Class A shares sold in the IPO. The Company’s non-redeemable shares are comprised of Class B shares purchased by the Sponsor as well as Class A shares sold in the Private Placement and representative shares. Earnings and losses are shared pro rata between the two classes of shares. The Company’s statement of operations applies the two-class method in calculating net (loss) income per share. Basic and diluted net (loss) income per common share for redeemable common stock and non-redeemable common stock is calculated by dividing net (loss) income, allocated proportionally to each class of common stock, attributable to the Company by the weighted average number of shares of redeemable and non-redeemable stock outstanding.

The calculation of diluted (loss) income per share of common stock does not consider the effect of the rights issued in connection with the IPO since exercise of the rights is contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive. Accretion of the carrying value of Class A common stock to redemption value is excluded from net (loss) income per redeemable share because the redemption value approximates fair value. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the periods presented.

The basic and diluted (loss) income per common stock is calculated as follows:
	For the Three Months Ended September 30, 2023	For the Three Months Ended September 30, 2022	For the Nine Months Ended September 30, 2023	For the Nine Months Ended September 30, 2022
Common stock subject to possible redemption
Numerator:
Net (loss) income allocable to Class A common stock subject to possible redemption	$(90,598)	$76,217	$(210,687)	$40,860
Denominator:
Weighted average Class A common stock subject to possible redemption, basic and diluted	1,328,809	14,645,135	1,526,615	14,645,135
Basic and diluted net (loss) income per share, Class A common stock subject to possible redemptions	$(0.06)	$0.01	$(0.14)	$0.00

Non-redeemable common stock
Numerator:
Net (loss) income allocable to Class A and Class B non-redeemable common stock	$(291,245)	$17,995	$(589,534)	$9,647
Denominator:
Weighted average non-redeemable common stock, basic and diluted	4,271,712	3,457,807	4,271,712	3,457,807
Basic and diluted net (loss) income per share, Class A and Class B non-redeemable common stock	$(0.06)	$0.01	$(0.14)	$0.00

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 3 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it.

The Company’s effective tax rate was (25.56)% and 57.78% for the three months ended September 30, 2023, and 2022, respectively, and (26.28%) and 72.57% for the nine months ended September 30, 2023, and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2023 and 2022, due to the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviations from its position.

The Company has identified the United States and Florida as its only “major” tax jurisdictions. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU Topic 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is reviewing what impact, if any, adoption will have on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 4 — Initial Public Offering

On July 22, 2021, the Company consummated its IPO of 13,831,230 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $138,312,300. This included 1,331,230 Units due to a partial over-allotment exercised by the underwriters. The underwriters forfeited their remaining over-allotment option on July 28, 2021. Each Unit consists of (i) one share of Class A common stock and (ii) one right to receive one-eighth (1/8) of a share of Class A common stock upon the consummation of the Initial Business Combination (the “rights”).

The Company paid an underwriting fee at the closing of the IPO of $2,766,246. An additional fee of $4,840,931 was deferred and will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Initial Business Combination.

Note 5 — Private Placement

Simultaneously with the closing of the IPO and the sale of the Units, the Sponsor purchased an aggregate of 571,859 Private Placement Units at a price of $10.00 per Private Placement Unit ($5,718,590 in the aggregate) and Maxim purchased an aggregate of 103,734 Private Placement Units at a price of $10.00 per Private Placement Unit ($1,037,340 in the aggregate) in a Private Placement. Each Private Placement Unit is identical to the Units offered in the IPO except as described below.

The Private Placement Units and their component securities will not be transferable, assignable or salable until after the completion of the Initial Business Combination except to permitted transferees. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares, private placement shares or private placement rights, which will expire worthless if the Company does not consummate an Initial Business Combination within the Combination Period.

Note 6 — Related Party Transactions

Founder Shares

In March 2021, the Sponsor paid $25,000 in consideration for 3,593,750 shares of Class B common stock (the “Founder Shares”). The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares after the IPO (excluding shares included in the private placement Units or the shares of Class A common stock issuable to Maxim). Up to 468,750 of the Founder Shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment is exercised. On July 22, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 1,331,230 of their full 1,875,000 option. The underwriters forfeited the remainder of their over-allotment option as of July 28, 2021, resulting in aggregate Founders Shares outstanding of 3,457,807.

On April 8, 2021, the Sponsor transferred a membership interest (the “Interest”) to three of the Company’s officers and the three independent directors of 75,000 Founder Shares. The Interest relates solely to the number of Founder Shares laid out in the Company’s officers’ and independent directors’ respective agreements. The transferred shares shall vest upon the Company consummating an Initial Business Combination (the “Vesting Date”). If prior to the Vesting Date, any of the grantees ceases to remain in their role, either voluntarily or for a cause (a “Separation Event”), 100% of the shares granted will be automatically and immediately transferred back to the Sponsor upon such Separation Event. Since the stock grants to both directors and to the officers contain the performance condition of consummating an Initial Business Combination, the Company has determined the appropriate accounting treatment is to defer recognition of the compensation costs until the consummation of an Initial Business Combination in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.”

The Company’s initial stockholders, including the Interests transferred to the Company’s officers and directors, have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) six months after the completion of the Initial Business Combination; and (ii) subsequent to the Initial Business Combination (a) if the closing price of the shares of the Class A common stock equals or exceeds $12.00 per share (as adjusted

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 6 — Related Party Transactions (cont.)

for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Initial Business Combination or (b) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property (except with respect to permitted transferees). Any permitted transferees would be subject to the same restrictions and other agreements of the Company’s initial stockholders with respect to any Founder Shares (the “lock-up”).

On July 20, 2023, the Company issued an aggregate of 3,457,806 shares of its Class A common stock to the Sponsor upon the conversion (“Conversion”) of an equal number of shares of Class B common stock of the Company held by the Sponsor. The 3,457,806 shares of Class A common stock issued in connection with the Conversion are subject to the same restrictions as applied to the Class B common stock before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an Initial Business Combination as described in the prospectus for the Company’s IPO. Following the Conversion, there were 5,898,869 shares of Class A common stock issued and outstanding and 1 share of Class B common stock issued and outstanding. As a result of the Conversion, the Sponsor holds approximately 68.3% of the Company’s issued and outstanding Class A common stock.

Promissory Note — Related Party

On March 4, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO, under a promissory note. These loans are non-interest bearing, unsecured and due at the earlier of September 30, 2021, or the closing of the IPO. These loans were repaid upon the closing of the IPO out of the offering proceeds that had been allocated to the payment of offering expenses. As of September 30, 2023 and December 31, 2022, there is no amount outstanding under the promissory note.

On July 18, 2022, the Company issued the First Extension Note in the principal amount of $1,383,123 to the Sponsor in connection with the First Extension. The First Extension Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s Initial Business Combination is consummated and (ii) the liquidation of the Company on or before October 22, 2022 or such liquidation date as may be approved by the Company’s stockholders. At the election of the Sponsor, up to $1,383,123 of the unpaid principal amount of the First Extension Note may be converted into Units of the Company (the “Conversion Units”) with the total Conversion Units so issued shall be equal to: (i) the portion of the principal amount of the First Extension Note being converted divided by (ii) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of Conversion Units. The conversion feature included in the First Extension Note is closely related to the debt instrument itself and is not bifurcated from the host instrument.

On October 19, 2022, in connection with the Second Extension, the Company issued a further promissory note (the “Second Extension Note”) in the principal amount of $1,383,123 to the Sponsor pursuant to which the Sponsor loaned to the Company $1,383,123 to deposit into the Company’s Trust Account for each share of the Company’s Class A common stock that was not redeemed in connection with the Second Extension. The Second Extension Note bears no interest and is repayable in full upon the earlier of (i) the date of the consummation of the Company’s Initial Business Combination, or (ii) the date of the liquidation of the Company.

As of September 30, 2023 and December 31, 2022, there is $3,067,015 and $2,767,015 outstanding under the First Extension Note and Second Extension Note, respectively.

On July 21, 2023, the Company issued a promissory note (the “Third Extension Note”) in the aggregate principal amount of up to $360,000 to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $360,000 to deposit into Trust Account for the Company’s Class A common stock, held by the Company’s public stockholders that were not redeemed in connection with the Third Extension Amendment. On July 21, 2023, the Company deposited $60,000 into the Trust Account, with such amount being treated as the first draw under the Third Extension Note, and the Company will continue to deposit $60,000 into the Trust Account for each additional calendar

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 6 — Related Party Transactions (cont.)

month (promptly following the 22nd of each calendar month), or portion thereof, that is needed by the Company to complete an Initial Business Combination until January 22, 2024, and such amount will be distributed either to: (i) all of the holders of public shares upon the Company’s liquidation or (ii) holders of public shares who elect to have their shares redeemed in connection with the consummation of the Initial Business Combination. The Third Extension Note bears no interest and is repayable in full upon the earlier of (i) the date of the consummation of the Company’s Initial Business Combination or (ii) the date of the liquidation of the Company. The Sponsor deposited $180,000 in the Trust Account under the Third Extension Note, which was outstanding as of September 30, 2023.

On July 21, 2023, the Company issued the Working Capital Note in the principal amount of up to $300,000 to the Sponsor. The Working Capital Note was issued in connection with advances the Sponsor may make in the future to the Company for working capital expenses. The loan is non-interest bearing and payable upon the earlier of (i) completion of the Initial Business Combination or (ii) the date the winding up of the Company is effective. The Company drew $80,000 under the Working Capital Note which was outstanding as of September 30, 2023.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended Initial Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but is not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an Initial Business Combination, the Company will repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such Working Capital Loans may be convertible into Private Placement-equivalent Units at a price of $10.00 per Unit (which, for example, would result in the holders being issued 150,000 Units if $1,500,000 of notes were so converted), at the option of the lender. The Units would be identical to the Private Placement Units issued to the Sponsor. As of September 30, 2023 and December 31, 2022, no such Working Capital Loans were outstanding.

Administrative Support Agreement

Commencing on the date of the IPO, the Company has agreed to pay an affiliate of the Sponsor for office space, secretarial, and administrative services provided to members of the management team, in the amount of $10,000 per month. The administrative support agreement began on the day the Company first listed on The Nasdaq Capital Market and continue monthly until the completion of the Company’s Initial Business Combination or liquidation of the Company. For the three and nine months ended September 30, 2023, the Company incurred $30,000 and $90,000, respectively, in administrative support fees, which is included in formation and operating costs in the accompanying statements of operations. For the three and nine months ended September 30, 2022, the Company incurred $30,000 and $90,000, respectively, in administrative support fees, which is included in formation and operating costs in the accompanying statements of operations. As of September 30, 2023 and December 31, 2022, there was $0 and $2,903, respectively, outstanding, which is included on the accompanying balance sheets as “due to related party”.

Note 7 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Units and securities that may be issued upon conversion of Working Capital Loans and extension loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders will be entitled to make up to three demands, excluding short-form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggyback” registration rights to include their securities in

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 7 — Commitments and Contingencies (cont.)

other registration statements filed by the Company. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the IPO Registration Statement forms a part and may not exercise their demand rights on more than one occasion.

Underwriting Agreement

The Company granted the underwriters a 30-day option to purchase up to 1,875,000 additional Units to cover any over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On July 22, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 1,331,230 Units and forfeited the remainder of their over-allotment option as of July 28, 2021.

The Company agreed to pay or reimburse the underwriters for travel, lodging, and other “road show” expenses, expenses of the underwriters’ legal counsel, and certain diligence and other fees, including the preparation, binding and delivery of bound volumes in form and style reasonably satisfactory to Maxim, transaction Lucite cubes, or similar commemorative items in a style as reasonably requested by Maxim, and reimbursement for background checks on the Company’s directors and executive officers, which such fees and expenses are capped at an aggregate of $125,000 (less amounts previously paid).

The underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account upon the completion of the Company’s Initial Business Combination, subject to the terms of the underwriting agreement.

Maxim’s Common Stock

The Company agreed to issue to Maxim and/or its designees, 125,000 shares of common stock (or 143,750 shares if the underwriter’s over-allotment option is exercised in full) upon the consummation of the IPO. On July 22, 2021, the underwriters partially exercised their over-allotment option, resulting in an aggregate issuance of 138,312 representative shares. These shares were valued at a price of $10.00 which was the sale price of the Units sold in the IPO. Maxim has agreed not to transfer, assign, or sell any such shares until the completion of the Company’s Initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s Initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete an Initial Business Combination within the applicable period.

The shares have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the IPO Registration Statement pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the IPO Registration Statement, nor may they be sold, transferred, assigned, pledged, or hypothecated for a period of 180 days immediately following the effective date of the IPO Registration Statement except to any underwriter and selected dealer participating in the IPO and their bona fide officers or partners.

Right of First Refusal

Subject to certain conditions, the Company will grant Maxim, for a period beginning on the closing of the IPO and ending 15 months after the date of the consummation of the Initial Business Combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal, 50% of the economics, for any and all future public and private equity, convertible, and debt offerings for the Company or any of its successors or subsidiaries. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the IPO Registration Statement.

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 8 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of shares of Class A common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022 there were 4,271,711 and 813,905 shares of Class A common stock issued or outstanding, excluding 1,251,156 and 1,627,158 shares of Class A common stock subject to possible redemption.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022 there were 1 and 3,457,807 shares of Class B common stock issued and outstanding, respectively, so that the Founder Shares represent, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the IPO.

The Company’s initial stockholders have agreed not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of: (i) six months after the date of the consummation of the Initial Business Combination and (ii) subsequent to the Initial Business Combination (a) if the closing price of the Company’s shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations, and the like) for any 20 trading days within any 30-trading day period after the Initial Business Combination or (b) the date on which the Company consummates a liquidation, merger, stock exchange, or other similar transaction that results in all of the public stockholders having the right to exchange their shares of Class A common stock for cash, securities, or other property (except as described herein). Any permitted transferees would be subject to the same restrictions and other agreements of the Company’s initial stockholders with respect to any Founder Shares.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, except as required by law. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations, and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the Initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the IPO (excluding shares included in the Private Placement Units or the shares of Class A common stock issuable to Maxim) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Initial Business Combination.

Rights

Each holder of a right will receive one-eighth (1/8) of one Class A common stock upon consummation of the Initial Business Combination. In the event the Company will not be the surviving entity upon completion of the Initial Business Combination, each holder of a right will be required to affirmatively convert its rights in order to receive the 1/8 share of Class A common stock underlying each right (without paying any additional consideration). If the Company is unable to complete an Initial Business Combination within the required time period and the Company redeems the public shares of Class A common stock for the funds held in the Trust Account, holders of rights will not receive any such funds in exchange for their rights and the rights will expire worthless. Every eight (8) rights that a holder holds will entitle the holder to receive one share at the closing of the Initial Business Combination. The

CLOVER LEAF CAPITAL CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Note 8 — Stockholders’ Deficit (cont.)

Company will not issue fractional shares of Class A common stock upon exchange of the rights. If, upon conversion of the rights, a holder would be entitled to receive a fractional interest in a share, fractional shares will be rounded up to the nearest whole share.

If the Company is unable to complete an Initial Business Combination within the required time period and it liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to any of their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and all rights will expire worthless.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than that identified below, that would have required adjustment or disclosure in the financial statements.

On October 4, 2023, Clover Leaf issued a press release announcing that the Company had submitted to EDGAR, the SEC’s online portal, a Registration Statement on Form S-4, which includes a preliminary proxy statement/prospectus, with respect to Clover Leaf’s proposed Initial Business Combination with Kustom Entertainment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Clover Leaf Capital Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Clover Leaf Capital Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from February 25, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 25, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon the consummation of a business combination and it lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Further, if the Company does not complete a business combination by July 22, 2023, or obtain approval for an extension of this deadline, it will be required to cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2021.

New York, NY
April 14, 2023

CLOVER LEAF CAPITAL CORP.
BALANCE SHEETS

	December 31,
	2022	2021
Assets:
Current assets:
Cash	$303,449	$680,302
Prepaid expenses – current portion	104,876	183,663
Total current assets	408,325	863,965

Prepaid expenses – long term portion	—	97,945
Investments held in Trust Account	18,276,649	140,404,628
Total Assets	$18,684,974	$141,366,538

Liabilities, Redeemable Common Stock and Stockholder’s Deficit
Accrued costs and expenses	$367,408	$442,564
Income taxes payable	137,633	—
Deferred income tax	18,790	—
Promissory note to Related Party	2,767,015	—
Due to related party	—	2,903
Total current liabilities	3,290,846	445,467

Deferred underwriting commissions	4,840,931	4,840,931
Total Liabilities	8,131,777	5,286,398

Commitments and Contingencies (see Note 7)

Redeemable Common Stock:
Class A common stock subject to possible redemption, 1,627,158 and 13,831,230 Class A common stock shares at redemption value of $11.24 and $10.15 per share at December 31, 2022 and 2021, respectively.	18,283,387	140,386,985

Stockholder’s Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 813,905 shares issued and outstanding (excluding 1,627,158 and 13,831,230 shares subject to possible redemption share at December 31, 2022 and 2021, respectively.)	81	81
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 3,457,807 shares issued and outstanding	346	346
Accumulated deficit	(7,730,617)	(4,307,272)
Total Stockholder’s Deficit	(7,730,190)	(4,306,845)
Total Liabilities, Redeemable Common Stock and Stockholder’s Deficit	$18,684,974	$141,366,538

The accompanying notes are an integral part of these financial statements.

CLOVER LEAF CAPITAL CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from February 25, 2021 (Inception) Through December 31, 2021
Formation and operating costs	$1,291,228	$851,777
Loss from operations	(1,291,228)	(851,777)

Other income:
Recovery of previously incurred costs	341,684	—
Interest earned on investments held in Trust Account	1,195,135	17,690
Interest earned on cash held in bank	69	—
Total other income	1,536,888	17,690

Income (Loss) before provision for income taxes	245,660	(834,087)
Provision for income taxes	(185,423)	—
Net income (loss)	$60,237	$(834,087)

Basic and diluted weighted average of Class A common stock outstanding	12,204,321	7,700,506
Basic and diluted net income (loss) per share, Class A common stock	$0.00	$(0.08)
Basic and diluted weighted average Class B common stock outstanding	3,457,807	3,189,105
Basic and diluted net income (loss) per share, Class B common stock	$0.00	$(0.08)

The accompanying notes are an integral part of these financial statements.

CLOVER LEAF CAPITAL CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM FEBRUARY 25, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of February 25, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to initial stockholder	—	—	3,593,750	359	24,641	—	25,000
Sales of 103,734 private placement units through the exercise of the over-allotment	103,734	10	—	—	1,037,332	—	1,037,342
Sale of 571,859 private placement units	571,859	57	—	—	5,718,531	—	5,718,588
Representative shares	138,312	14	—	—	1,383,109	—	1,383,123
Forfeiture of shares due to over-allotment not exercised in full	—	—	(135,943)	(13)	13	—	—
Proceeds allocated to equity rights	—	—	—	—	760,718	—	760,718
Issuance costs allocated to equity rights	—	—	—	—	(52,593)	—	(52,593)
Class A share remeasurement to redemption value, net of allocation of rights proceeds and offering costs	—	—	—	—	(8,871,751)	(3,473,185)	(12,344,936)
Net loss	—	—	—	—	—	(834,087)	(834,087)
Balance as of December 31, 2021	813,905	81	3,457,807	346	—	(4,307,272)	(4,306,845)
Remeasurement of Class A ordinary shares to redemption amount	—	—	—	—	—	(3,483,582)	(3,483,582)
Net income	—	—	—	—	—	60,237	60,237
Balance as of December 31, 2022	813,905	$81	3,457,807	$346	$—	$(7,730,617)	$(7,730,190)

The accompanying notes are an integral part of these financial statements.

CLOVER LEAF CAPITAL CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period From February 25, 2021 (Inception) Through December 31, 2021
Cash flows from operating activities:
Net income (loss)	$60,237	$(834,087)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor	—	6,725
Interest earned on investments in Trust Account	(1,195,135)	(17,643)
Amortization of prepaid expenses	46,557	102,892
Changes in operating assets and liabilities:
Accrued costs and expenses	(75,156)	442,564
Prepaid expenses	130,175	(384,500)
Due to related party	(2,903)	2,903
Income taxes payable	137,633	—
Deferred income tax	18,790	—
Net cash used in operating activities	(879,802)	(681,146)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(2,767,015)	(140,386,985)
Disposal of trust assets for redemptions	125,587,180	—
Withdrawal of trust funds to pay taxes	502,949	—
Net cash provided by (used in) Investing Activities	123,323,114	(140,386,985)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering	—	135,546,054
Proceeds from Private placement	—	6,755,930
Proceeds from sale of founder shares to initial stockholders	—	25,000
Proceeds from issuance of promissory note to related party	2,767,015	130,000
Payment of promissory note to related party	—	(174,225)
Payment of deferred offering costs	—	(534,326)
Payment for redemptions of shares subject to possible redemption	(125,587,180)	—
Net cash (used in) provided by financing activities	(122,820,165)	141,748,433

Net change in cash	(376,853)	680,302
Cash – beginning of the period	680,302	—
Cash, end of the period	$303,449	$680,302

Supplemental disclosure of cash flow information:
Remeasurement of Class A ordinary shares to redemption amount	$3,483,582	$—
Initial value of Class A common stock subject to possible redemption	$—	$140,386,985
Deferred underwriters commission	$—	$4,840,931
Deferred offering costs paid by promissory note – related party	$—	$37,500
Forfeiture of shares due to over-allotment not exercised in full	$—	$13
Fair value of representative shares issued	$—	$1,383,124

The accompanying notes are an integral part of these financial statements.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern

Clover Leaf Capital Corp. (the “Company”) a blank check company incorporated in the State of Delaware for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company may pursue the initial Business Combination target in any industry or geographic location, the Company intends to focus its search for a target business engaged in the cannabis industry.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 25, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “IPO”) and search for the business combination target as described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and placed in the Trust Account.

The Company’s sponsor is Yntegra Capital Investments, LLC, a Delaware limited liability company (the “Sponsor”).

The registration statement for the Company’s IPO was declared effective on July 19, 2021 (the “Effective Date”). On July 22, 2021, the Company consummated its IPO of 13,831,230 Units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “public shares”) at $10.00 per Unit, which is discussed in Note 3 (the “Initial Public Offering”), and the sale of 675,593 Units which is discussed in Note 4 (the “Private Placement”), at a price of $10.00 per Unit, in a private placement to the Sponsor and Maxim Group LLC (“Maxim”), the representative of the underwriters, that closed simultaneously with the IPO. On July 22, 2021 the underwriters partially exercised their over-allotment option and purchased 1,331,230 of their full 1,875,000 units available and subsequently forfeited the remainder of their option as of July 28, 2021. The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.

Transaction costs amounted to $9,562,126 consisting of $2,766,246 of underwriting commissions, $4,840,931 of deferred underwriting commissions, $1,383,123 of fair value of the representative shares and $571,826 of other cash offering costs.

The Company’s Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.

Following the closing of the IPO on July 22, 2021, $140,386,985 ($10.15 per Unit) from the net proceeds sold in the IPO, including the proceeds of the sale of the Private Placement Units, will be held in a Trust Account (“Trust Account”) and will be invested only in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the trust account that may be released to pay the Company’s franchise and income taxes, if any, the funds held in the trust account will not be released from the trust account until the earliest to occur of: (1) the completion of an initial Business Combination; (2) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete an initial Business Combination within 12 months from the closing of the IPO (or up to 21 months if the Company extends the period of time to consummate an initial Business Combination) or (B) with respect to any other provision relating to

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

stockholders’ rights or pre-initial Business Combination activity; and (3) the redemption of the public shares if the Company has not completed an initial Business Combination within 12 months from the closing of the IPO (or up to 21 months if the Company extends the period of time to consummate an initial Business Combination), subject to applicable law.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (1) in connection with a stockholder meeting called to approve the Business Combination or (2) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require it to seek stockholder approval under applicable law or stock exchange listing requirement. The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes, divided by the number of then issued and outstanding public shares, subject to the limitations described herein.

The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

The Company will have only until July 22, 2023 to complete the initial Business Combination (the “Combination Period”). Pursuant to the terms of the Company’s amended and restated certificate of incorporation and the trust agreement to be entered into between the Company and Continental Stock Transfer & Trust Company, in order to extend the time available for the Company to consummate its initial Business Combination, the Sponsor or its affiliates or designees, upon five days advance notice prior to the applicable deadline, must deposit into the trust account for each additional three month period, $1,383,123 ($0.10 per share on or prior to the date of the applicable deadline) for each additional three month period. Any such payments would be made in the form of a loan. Any such loans will be non-interest bearing and payable upon the consummation of an initial business combination. If the Company completes an initial business combination, it will, at the option of the Sponsor, repay such loaned amounts out of the proceeds of the trust account released to the Company or convert a portion or all of the total loan amount into units at a price of $10.00 per unit.

On July 18, 2022, the Company issued a promissory note (the “Note”) in the principal amount of $1,383,123 (the “Extension Payment”) to the Sponsor in connection with the extension of the Combination Period from July 22, 2022 to October 22, 2022.

On October 19, 2022, the Company held a special meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (the “Extension Amendment”) to extend the date by which the Company must consummate its initial business combination from October 22, 2022 to July 22, 2023, or such earlier date as determined by the Company’s board of directors (the “Extension”). In connection with the Meeting, stockholders holding 12,204,072 shares of the Company’s Class A common stock issued in the Company’s Initial Public Offering exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $125,587,180.34 (approximately $10.29 per share) was removed from the Company’s Trust Account to pay such holders.

If the Company has not completed the initial Business Combination within the Combination Period, the Company will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to waive: (1) their redemption rights with respect to any Founder Shares, private placement shares and public shares held by them, as applicable, in connection with the completion of the initial Business Combination; (2) their redemption rights with respect to any Founder Shares and public shares held by them in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the Combination Period or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity; and (3) their rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the prescribed time.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.15 per public share or (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933 (the “Securities Act”). The Company has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company and, therefore, the Sponsor may not be able to satisfy those obligations. The Company has not asked the Sponsor to reserve for such obligations.

Going Concern

As of December 31, 2022, and 2021, the Company had $303,449 and $680,302 in cash, respectively, and working capital deficit of $2,882,521 (net of Delaware Franchise and income taxes) and working capital of $418,498, respectively.

Prior to the completion of the IPO, the Company’s liquidity needs had been satisfied through a payment from the Sponsor of $25,000 (see Note 5) for the Founder Shares to cover certain offering costs and the loan under an unsecured promissory note from the Sponsor of $300,000 (see Note 5).

In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans, as defined below (see Note 5). As of December 31, 2022 and 2021, there were no amounts outstanding under any Working Capital Loans.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Account Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The Company has until July 22, 2023 to consummate a Business Combination, unless otherwise extended (see Note 5). It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary, should the Company be unable to continue as a going concern, and also do not include any adjustment that might result from the outcome of the uncertainty about should a Business Combination not occur.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, a vote by the stockholders of the Company to extend the period of time to complete the Business Combination (“extension vote”) or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization, Business Operation and Going Concern (cont.)

Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2022 and 2021, the Company had $303,449 and $680,302 in cash, respectively, and no cash equivalents.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Investments Held in Trust Account

As of December 31, 2022 and 2021, the Company had $18,276,649 and $140,404,628 in investments held in the Trust Account, respectively.

The Company classifies its United States Treasury securities as held-to-maturity securities in accordance with FASB ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost and adjusted for the amortization or accretion of premiums or discounts.

A decline in the market value of held-to-maturity securities below cost that is deemed to be other than temporary, results in an impairment that reduces the carrying costs to such securities’ fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and the duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry in which the investee operates.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective-interest method. Such amortization and accretion are included in the “Interest earned on investment held in Trust Account” line item in the statements of operations. Interest income is recognized when earned.

The carrying value, excluding gross unrealized holding loss and fair value of held to maturity securities on December 31, 2022 and 2021, are as follows:
	Carrying Value as of December 31, 2022	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2022
U.S. Treasury Securities (matures May 25, 2023)	18,276,649	—	217	18,276,866
	$18,276,649	$—	$217	$18,276,866
	Carrying Value as of December 31, 2021	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value as of December 31, 2021
U.S. Treasury Securities (matures February 24, 2022)	140,404,628	—	(1,142)	140,403,486
	$140,404,628	$—	$(1,142)	$140,403,486

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Offering Costs Associated with Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist of legal, accounting, underwriting and other costs incurred through the consummation of the Public Offering. Offering costs amounted to $9,562,126 and were charged to permanent and temporary equity, ratably with the redeemable and non-redeemable shares they are allocated to, upon the completion of the IPO.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•        Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

•        Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

•        Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A Common Stock Subject to Possible Redemption

All of the 13,831,230 Class A common stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A common stock was issued with other freestanding instruments (i.e., equity rights), the initial carrying value of Class A common stock classified as temporary equity is the allocated proceeds based on the guidance in FASB ASC Topic 470-20, “Debt — Debt with Conversion and Other Options.”

If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit and Class A common stock.

As of December 31, 2022 and 2021, the Class A common stock reflected on the balance sheets are reconciled in the following table:
Gross Proceeds	$138,312,300
Proceeds allocated to equity rights	(760,718)
Less:
Issuance costs related to Class A common stock subject to possible redemption	(9,509,534)
Plus:
Remeasurement of carrying value to redemption value	12,344,937
Contingently redeemable Class A common stock subject to possible redemption (December 31, 2021)	140,386,985
Less:
Redemptions of Class A common stock	(125,587,180)
Plus:
Remeasurement of carrying value to redemption value	3,483,582
Contingently redeemable Class A common stock subject to possible redemption (December 31, 2022)	$18,283,387

Net Income (Loss) Per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. Net loss per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has two classes of shares, redeemable common stock and non-redeemable common stock. The Company’s redeemable common stock is comprised of Class A shares sold in the IPO. The Company’s non-redeemable shares are comprised of Class B shares purchased by the Sponsor as well as Class A shares sold in the Private Units and Representative Shares. Earnings and losses are shared pro rata between the two classes of shares. The Company’s statements of operations applies the two-class method in calculating net income (loss) per share. Basic and diluted net income (loss) per common share for redeemable common stock

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

and non-redeemable common stock is calculated by dividing net income (loss), allocated proportionally to each class of common stock, attributable to the Company by the weighted average number of shares of redeemable and non-redeemable stock outstanding.

The calculation of diluted income (loss) per share of common stock does not consider the effect of the rights issued in connection with the IPO since exercise of the rights is contingent upon the occurrence of future events and the inclusion of such rights would be anti-dilutive. Accretion of the carrying value of Class A common stock to redemption value is excluded from net income (loss) per redeemable share because the redemption value approximates fair value. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The basic and diluted loss per common stock is calculated as follows:
	For the Year Ended December 31, 2022	For the Period From February 25, 2021 (Inception) Through December 31, 2021
Common stock subject to possible redemption
Numerator:
Net income (loss) allocable to Class A common stock subject to possible redemption	$46,938	$(589,818)
Denominator:
Weighted Average Class A common stock, basic and diluted	12,204,321	7,700,506
Basic and Diluted net income (loss) per share, Class A common stock	$0.00	$(0.08)

Non-redeemable common stock
Numerator:
Net income (loss) allocable to Class B common stock	$13,299	$(244,269)
Denominator:
Weighted Average non-redeemable common stock, basic and diluted	3,457,807	3,189,105
Basic and diluted net income (loss) per share, common stock	$0.00	$(0.08)

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective January 1, 2024 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is reviewing what impact, if any, adoption will have on the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On July 22, 2021, the Company consummated its IPO of 13,831,230 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $138,312,300. This included 1,331,230 units due to a partial over-allotment exercised by the underwriters. The underwriters forfeited their remaining over-allotment option on July 28, 2021. Each Unit consists of (i) one share of Class A common stock and (ii) one right to receive one-eighth (1/8) of a share of Class A common stock upon the consummation of the initial Business Combination (the “rights” or “public rights”).

The Company paid an underwriting fee at the closing of the IPO of $2,766,246. An additional fee of $4,840,931 was deferred and will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Note 4 — Private Placement

Simultaneously with the closing of the IPO and the sale of the Units, the Sponsor purchased an aggregate of 571,859 Private Placement Units at a price of $10.00 per Unit ($5,718,590 in the aggregate) and the representative purchased an aggregate of 103,734 Private Placement Units at a price of $10.00 per Unit ($1,037,340 in the aggregate) in a private placement. Each Private Placement Unit is identical to the Units offered in the IPO except as described below.

The Private Placement Units and their component securities will not be transferable, assignable or salable until after the completion of the initial Business Combination except to permitted transferees. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Founder Shares, private placement shares or private placement rights, which will expire worthless if the Company does not consummate a Business Combination within the Combination Period.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions

Founder Shares

In March 2021, the Sponsor paid $25,000 in consideration for 3,593,750 shares of Class B common stock (the “Founder Shares”). The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares after the IPO (excluding shares included in the private placement units or the shares of Class A common stock issuable to Maxim). Up to 468,750 of the Founder Shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment is exercised. On July 22, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 1,331,230 of their full 1,875,000 option. The underwriters forfeited the remainder of their over-allotment option as of July 28, 2021, resulting in aggregate Founders Shares outstanding of 3,457,807.

On April 8, 2021, the Sponsor transferred a membership interest (the “Interest”) to 3 of the Company’s officers and the 3 Independent Directors of 75,000 Founder Shares. The Interest relates solely to the number of Founder Shares laid out in their respective agreements. The transferred shares shall vest upon the Company consummating an initial Business Combination (the “Vesting Date”). If prior to the Vesting Date, any of the grantees ceases to remain in their role, either voluntarily or for a cause, (a “Separation Event”), 100% of the shares granted will be automatically and immediately transferred back to the Sponsor upon such Separation Event. Since the stock grants to both directors and to the officers contain the performance condition of consummating a Business Combination, the Company has determined the appropriate accounting treatment is to defer recognition of the compensation costs until the consummation of an initial Business Combination in accordance with ASC Topic 718 — “Compensation — Stock Compensation”.

The Company’s initial stockholders, including the Interests transferred to the Company’s officers and directors, have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) six months after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the closing price of the shares of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property (except with respect to permitted transferees). Any permitted transferees would be subject to the same restrictions and other agreements of the Company’s initial stockholders with respect to any Founder Shares (the “lock-up”).

Promissory Note — Related Party

On March 4, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering, under a promissory note. These loans are non-interest bearing, unsecured and due at the earlier of September 30, 2021, or the closing of the Initial Public Offering. These loans were repaid upon the closing of the Initial Public Offering out of the offering proceeds that has been allocated to the payment of offering expenses. As of December 31, 2022 and 2021, there is no amount outstanding under the promissory note.

On July 18, 2022, the Company issued a promissory note (the “July Note”) in the principal amount of $1,383,123 to the Sponsor in connection with the Company’s extension of the date by which the Company has to complete its initial Business Combination from July 22, 2022 to October 22, 2022. The July Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company’s initial Business Combination is consummated and (ii) the liquidation of the Company on or before October 22, 2022 or such liquidation date as may be approved by the Company’s stockholders. At the election of the Sponsor, up to $1,383,123 of the unpaid principal amount of the July Note may be converted into units of the Company (the “Conversion Units”) with the total Conversion Units so issued shall be equal to: (x) the portion of the principal amount of the July Note being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units. The conversion feature included in the July Note is closely related to the debt instrument itself and is not bifurcated from the host instrument.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

On October 19, 2022, in connection with the extension of the period of initial Business Combination from October 22, 2022, to July 22, 2023, the Company issued a further promissory note (the “October Note”) in the principal amount of $1,383,123 to the Sponsor pursuant to which the Sponsor loaned to the Company $1,383,123 to deposit into the Company’s Trust Account for each share of the Company’s Class A common stock that was not redeemed in connection with the Extension. The October Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial Business Combination, or (b) the date of the liquidation of the Company.

As of December 31, 2022 and 2021, there is $2,767,015 and $0 outstanding under the July Note and October Notes, respectively.

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial Business Combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but is not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into private placement-equivalent units at a price of $10.00 per unit (which, for example, would result in the holders being issued 150,000 units if $1,500,000 of notes were so converted), at the option of the lender. The units would be identical to the Private Placement Units issued to the Sponsor. As of December 31, 2022 and 2021, no such Working Capital Loans were outstanding.

Administrative Support Agreement

Commencing on the date of the IPO, the Company has agreed to pay an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the management team, in the amount of $10,000 per month. The administrative support agreement began on the day the Company first listed on the Nasdaq Capital Market and continue monthly until the completion of the Company’s initial Business Combination or liquidation of the Company. For the year ended December 31, 2022, the Company incurred $120,000 in administrative support fees which is included in formation and operating costs in the accompanying statements of operations. For the period from February 25, 2021 (inception) through December 31, 2021, the Company incurred $54,237 in administrative support fees. As of December 31, 2022 and 2021, there were $0 and $2,903 outstanding, respectively, which is included on the accompanying balance sheets as “due to related party”.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Units and securities that may be issued upon conversion of Working Capital Loans and extension loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. Notwithstanding the foregoing, the underwriters may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement of which the IPO forms a part and may not exercise their demand rights on more than one occasion.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

Underwriting Agreement

The Company has granted the underwriters a 30-day option to purchase up to 1,875,000 additional Units to cover any over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On July 22, 2021, the underwriters partially exercised their over-allotment option and purchased an additional 1,331,230 units and forfeited the remainder of their over-allotment option as of July 28, 2021.

The Company agreed to pay or reimburse the underwriters for travel, lodging and other “road show” expenses, expenses of the underwriters’ legal counsel and certain diligence and other fees, including the preparation, binding and delivery of bound volumes in form and style reasonably satisfactory to the Representative, transaction Lucite cubes or similar commemorative items in a style as reasonably requested by the Representative, and reimbursement for background checks on the Company’s directors and executive officers, which such fees and expenses are capped at an aggregate of $125,000 (less amounts previously paid).

The underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.

Representative’s Common Stock

The Company agreed to issue to Maxim and/or its designees, 125,000 shares of common stock (or 143,750 shares if the underwriter’s over-allotment option is exercised in full) upon the consummation of the IPO. On July 22, 2021, the underwriters partially exercised their over-allotment option, resulting in an aggregate issuance of 138,312 representative shares. These shares were valued at a price of $10.00 which was the sale price of the units sold in the IPO. Maxim has agreed not to transfer, assign or sell any such shares until the completion of the Company’s initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the Company’s initial Business Combination and (ii) to waive its rights to liquidating distributions from the trust account with respect to such shares if the Company fails to complete an initial Business Combination within 12 months from the closing of the IPO (or up to 21 months from the closing of the IPO if the period of time to consummate a Business Combination is extended, as described herein).

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the date of the effectiveness of the registration statement of the IPO pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of the IPO, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement of the IPO except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners.

Right of First Refusal

Subject to certain conditions, the Company will grant Maxim, for a period beginning on the closing of the IPO and ending 15 months after the date of the consummation of the Business Combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for the Company or any of its successors or subsidiaries. In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the effective date of the registration statement of the IPO.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A common stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of shares of Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021 there were 813,905 shares of Class A common stock issued or outstanding, excluding 1,627,158 and 13,831,230 shares of Class A common stock subject to possible redemption as of December 31, 2022 and 2021, respectively.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 3,457,807 shares of Class B common stock issued and outstanding, so that the Founder Shares represent, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) six months after the date of the consummation of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the closing price of our shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the initial Business Combination or (y) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the public stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property (except as described herein). Any permitted transferees would be subject to the same restrictions and other agreements of the Company’s initial stockholders with respect to any Founder Shares.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering (excluding shares included in the private placement units or the shares of Class A common stock issuable to Maxim) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination.

Rights

Each holder of a right will receive one-eighth (1/8) of one Class A common stock upon consummation of the initial Business Combination. In the event the Company will not be the surviving entity upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert its rights in order to receive the 1/8 share of Class A common stock underlying each right (without paying any additional consideration). If the Company is unable to complete an initial Business Combination within the required time period and the Company redeems the public shares of Class A common stock for the funds held in the trust account, holders of rights will not receive any such funds in exchange for their rights and the rights will expire worthless. Every eight (8) rights that you

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

hold will entitle you to receive one share at the closing of the Business Combination. The Company will not issue fractional shares of Class A common stock upon exchange of the rights. If, upon conversion of the rights, a holder would be entitled to receive a fractional interest in a share, fractional shares will be rounded up to the nearest whole share.

If the Company is unable to complete an initial Business Combination within the required time period and it liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to any of their rights, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such rights, and all rights will expire worthless.

Note 8 — Income Tax

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax asset
Federal net operating loss	$—	$38,176
Organizational costs/Start-up costs	334,531	162,250
Total deferred tax asset	334,531	200,426
Deferred tax liability
Unrealized gain/loss	(18,790)	(1,955)
Valuation allowance	(334,531)	(198,471)
Deferred tax asset (liability), net of allowance	$(18,790)	$—

The income tax provision consists of the following:

	December 31, 2022	December 31, 2021
Federal
Current	$138,094	$—
Deferred	(86,506)	(175,158)
State
Current	28,539	—
Deferred	(30,765)	(23,313)
Change in valuation allowance	136,060	198,471
Income tax provision	$185,423	$—

The Company’s federal and state net operating loss carryforwards as of December 31, 2022 and 2021 amounted to $0 and $160,439, respectively, and will be carried forward indefinitely and are available to offset future taxable income in the respective tax jurisdictions.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $136,060. For the period from February 25, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $198,471.

CLOVER LEAF CAPITAL CORP.
NOTES TO FINANCIAL STATEMENTS

Note 8 — Income Tax (cont.)

Reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31, 2022	December 31, 2022
Statutory federal income tax rate	21.00%	21.00%
State taxes, net of federal tax benefit	4.30%	2.80%
Prior year true-up	(5.23)%	—
Change in valuation allowance	55.41%	(23.80)%
Effective tax rate	75.48	—

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to the recording of full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction and Florida and is subject to examination by the various taxing authorities, since inception.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statement.

KUSTOM ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2023 AND DECEMBER 31, 2022

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,899,550	$214,738
Accounts receivable – trade, net of $-0- allowance – September 30, 2023 and $5,221 – December 31, 2022	451,851	579,431
Notes receivable, net of $0 allowance – September 30, 2023 and $0 – December 31, 2022	150,154	1,598,340
Inventories, net	263,481	711,246
Prepaid expenses	1,901,925	2,863,018

Total current assets	4,666,961	5,966,773

Property, plant, and equipment, net	1,168,235	1,210,207
Goodwill and other intangible assets, net	6,509,092	7,465,294
Operating lease right of use assets, net	—	42,403
Other assets	12,020	116,827

Total assets	$12,356,308	$14,801,504

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$5,357,570	$6,610,135
Accrued expenses	125,463	104,791
Operating lease obligations	—	42,403
Subordinated notes payable, current	68,135	—
Note payable – related party – current portion	2,106,000	—
Related party payable	1,766,719	2,954,256

Total current liabilities	9,423,887	9,711,585

Non-current liabilities:
Note payable – related party – long-term	219,000	—

Total liabilities	9,642,887	9,711,585

Stockholder’s Equity:
Common stock, $0.001 par value per share; 1,000 shares authorized; shares issued: 1,000 shares issued – September 30, 2023 and 1,000 shares issued – December 31, 2022	1	1
Additional paid in capital	13,938,366	12,315,601
Accumulated deficit	(11,224,946)	(7,225,683)

Total stockholder’s equity	2,713,421	5,089,919

Total liabilities and stockholder’s equity	$12,356,308	$14,801,504

See Notes to Unaudited Condensed Consolidated Financial Statements.

KUSTOM ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2023 AND 2022
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue:
Product	$1,118,044	$1,713,808	$4,626,574	$3,593,577
Service and other	1,785,764	2,662,306	6,948,741	12,344,275

Total revenue	2,903,808	4,376,114	11,575,315	15,937,852

Cost of revenue:
Product	1,629,763	2,001,162	4,307,396	4,386,571
Service and other	1,129,941	3,161,344	5,733,693	11,360,849

Total cost of revenue	2,759,704	5,162,506	10,041,089	15,747,420

Gross profit (loss)	144,104	(786,392)	1,534,226	190,432

Selling, general and administrative expenses:
Selling, advertising and promotional expense	673,455	482,834	2,166,920	3,335,722
General and administrative expense	1,357,196	880,186	3,771,647	2,770,662

Total selling, general and administrative expenses	2,030,651	1,363,020	5,938,567	6,106,384

Operating loss	(1,886,547)	(2,149,412)	(4,404,341)	(5,915,952)

Other income (expense):
Interest expense	(29,376)	(23,094)	(111,062)	(27,504)
Gain on extinguishment of liabilities	507,304	—	507,304	—
Other income (expense)	—	(1,891)	8,836	(1,082)

Total other income (expense)	477,928	(24,985)	405,078	(28,586)

Loss before income tax benefit	(1,408,619)	(2,174,397)	(3,999,263)	(5,944,538)
Income tax benefit	—	—	—	—

Net loss	$(1,408,619)	$(2,174,397)	$(3,999,263)	$(5,944,538)

Net loss per share information:
Basic	$(1,408.62)	$(2,174.40)	$(3,999.26)	$(5,944.54)
Diluted	$(1,408.62)	$(2,174.40)	$(3,999.26)	$(5,944.54)

Weighted average shares outstanding:
Basic	1,000	1,000	1,000	1,000
Diluted	1,000	1,000	1,000	1,000

See Notes to Unaudited Condensed Consolidated Financial Statements.

KUSTOM ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023 AND 2022
(Unaudited)

	Common Stock		Additional Paid In Capital	Retained Earnings (Accumulated Deficit)	Total
	Shares	Amount
Balance, December 31, 2021	1,000	$1	$11,105,874	$175,432	$11,281,307
Net loss	—	—	—	(1,444,657)	(1,444,657)

Balance, March 31, 2022	1,000	$1	$11,105,874	$(1,269,225)	$9,836,650

Net loss	—	—	—	(2,325,484)	(2,325,484)

Balance, June 30, 2022	1,000	$1	$11,105,874	$(3,594,709)	$7,511,166

Net loss	—	—	—	(2,174,397)	(2,174,397)

Balance, September 30, 2022	1,000	$1	$11,105,874	$(5,769,106)	$5,336,769

Balance, December 31, 2022	1,000	$1	$12,315,601	$(7,225,683)	$5,089,919
Parent investment in subsidiary	—	—	481,761	—	481,761
Net loss	—	—	—	(1,777,085)	(1,777,085)

Balance, March 31, 2023	1,000	$1	$12,797,362	$(9,002,768)	$3,794,595

Parent investment in subsidiary	—	—	442,682	—	442,682
Net loss	—	—	—	(813,559)	(813,559)

Balance, June 30, 2023	1,000	$1	$13,240,044	$(9,816,327)	$3,423,718

Parent investment in subsidiary	—	—	698,322	—	698,322
Net loss	—	—	—	(1,408,619)	(1,408,619)

Balance, September 30, 2023	1,000	$1	$13,938,366	$(11,224,946)	$2,713,421

See Notes to Unaudited Condensed Consolidated Financial Statements.

KUSTOM ENTERTAINMENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022
Cash Flows from Operating Activities:
Net loss	$(3,999,263)	$(5,944,538)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	1,005,008	980,573
Provision for inventory obsolescence	(155,058)	(17,695)
Gain on extinguishment of liabilities	(507,304)	—
Provision for doubtful accounts receivable	(5,221)	2,033
Change in operating assets and liabilities (net of assets and liabilities acquired):
(Increase) decrease in:
Accounts receivable – trade	132,801	416,257
Inventories	602,823	403,539
Prepaid expenses	961,093	(836,777)
Operating lease right of use assets	42,403	62,900
Deferred tax assets	—	190,000
Other assets	104,807	(1,046,244)
Increase (decrease) in:
Accounts payable	(746,061)	3,580,881
Accrued expenses	20,672	76,161
Operating lease obligations	(42,403)	(62,900)
Related party payable	10,803	(62,341)
Net cash used in operating activities	(2,574,900)	(2,258,151)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(6,034)	—
Collections (funding) received for co-marketing arrangement	1,448,186	(3,000,000)
Net cash provided by investing activities	1,442,152	(3,000,000)

Cash Flows from Financing Activities:
Parent investment in subsidiary	1,622,765	—
Principal Proceeds from notes payable	1,224,577	—
Principal payments on notes payable	(1,156,442)	—
Principal Proceeds from notes payable – related party	2,325,000	—
Principal proceeds on line of credit facility	—	4,000,000
Principal payments on line of credit facility	(1,198,340)	—
Net cash provided by financing activities	2,817,560	4,000,000

Net increase (decrease) cash and cash equivalents	1,684,812	(1,258,151)
Cash, cash equivalents, beginning of period	214,738	1,263,618
Cash, cash equivalents, end of period	$1,899,550	$5,467

Supplemental disclosures of cash flow information:
Cash paid for interest	$111,062	$27,504
Cash paid for taxes	$—	$—

Supplemental disclosures of non-cash investing and financing activities:	$—	$—

See Notes to Unaudited Condensed Consolidated Financial Statements.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:

Kustom Entertainment, Inc. (the “Company” and “Kustom Entertainment”), will provide oversight to currently wholly-owned subsidiaries TicketSmarter, Inc. (“TicketSmarter”), Kustom 440, Inc. (“Kustom 440”), BirdVu Jets, Inc. (“BirdVu”), and Digital Connect, Inc (“Digital Connect”).

On September 1, 2021, Digital Ally, Inc. (“Digital Ally”) formed TicketSmarter, through which the acquisition of Goody Tickets, LLC, a Kansas limited liability company (“Goody Tickets”) and TicketSmarter, LLC, a Kansas limited liability company (“TicketSmarter LLC”) (such acquisitions, collectively, the “TicketSmarter Acquisition”) was completed. TicketSmarter acquired all of the issued and outstanding membership interests in both Goody Tickets and TicketSmarter LLC through a certain Unit Purchase Agreement, dated September 1, 2021 (the “Unit Purchase Agreement”), resulting in both acquired companies becoming wholly owned subsidiaries of TicketSmarter. The TicketSmarter Acquisition was entered into in order to increase market share, achieve synergies and broaden the TicketSmarter’s offerings as a combined company. The TicketSmarter Acquisition represented a change of control with respect to TicketSmarter LLC and Goody Tickets and was accounted for as a business combination in accordance with the guidance prescribed in Accounting Standard Codification (“ASC”) Topic 805 — Business Combinations (“ASC 805”). The Company applied pushdown accounting as of the acquisition date. As a result of the application of pushdown accounting, the separately issued financial statements of the Company reflect Digital Ally’s basis in the assets and liabilities of the Company as of the acquisition date.

The TicketSmarter Acquisition was accounted for as a business combination in accordance with the guidance prescribed in Accounting Standard Codification (“ASC”) Topic 805 — Business Combinations (“ASC 805”). Accordingly, the fair value of the consideration was transferred by TicketSmarter based on the fair values of these items on the transaction date. Pursuant to ASC 805, the fair value of the purchase price was first allocated to the Company’s identifiable net assets and the excess of the purchase price over the net identifiable assets acquired was accounted for as goodwill. The TicketSmarter Acquisition was structured as a stock purchase; however the parties agreed to coordinate the election to invoke IRS Section 338(h)(10) relative to this transaction for tax purposes. Therefore, the excess purchase price over the fair value of net tangible assets acquired was recorded as goodwill, which will be amortized over 15 years for income tax filing purposes. Likewise, the other acquired assets were stepped up to fair value and are deductible for income tax purposes.

Goodwill is required to be allocated to one or more reporting units for the purpose of evaluating impairment. The Company determines its reporting units based on the level of financial information used and reviewed by its chief operating decision maker to make decisions regarding the management of the Company. The Company has one operating segment and one reporting unit — the “ticketing” reporting unit. All goodwill resulting from the TicketSmarter Acquisition was allocated to the ticketing reporting unit.

Immediately prior to the TicketSmarter Acquisition, TicketSmarter and Goody Tickets’s outstanding equity consisted of three individual persons (the “Sellers”), who collectively owned all of the issued and outstanding membership interests in both companies. On the transaction date, TicketSmarter obtained control of TicketSmarter LLC and Goody Tickets by purchasing all issued and outstanding membership interests pursuant to the Unit Purchase Agreement. As a result of the TicketSmarter Acquisition, TicketSmarter obtained 100% ownership of the acquired companies.

TicketSmarter offers tickets to more than 125,000 live events ranging from concerts to sports and theatre shows. TicketSmarter is the official ticket resale partner of over 35 collegiate conferences, over 300 universities, and hundreds of events and venues nationally. TicketSmarter is a primary and secondary ticketing solution for events and high-profile venues across North America.

Established in late 2022, Kustom 440 is an entertainment division of the Company, whose mission it is to attract, manage and promote concerts, sports and private events. Kustom 440 is unique in that it brings a primary and secondary ticketing platform, in addition to its well-established relationships with artists, venues, and municipalities.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Business Combination:

On June 1, 2023, Digital Ally (the “Company Stockholder”), and the sole stockholder of the Company (as defined below), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Clover Leaf Capital Corp., a Delaware corporation (together with its successors, “Clover Leaf”), CL Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Clover Leaf (“Merger Sub”), Yntegra Capital Investments LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf (other than the Company Stockholder as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of the Merger Agreement (the “Sponsor” or the “Purchaser Representative”), and Kustom Entertainment with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies.

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Clover Leaf. In the Merger, all of the issued and outstanding capital stock of the Company immediately prior to the effective time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist in exchange for the right for the Company Stockholder to receive the Merger Consideration (as defined herein). Upon consummation of the Transactions, Clover Leaf will change its name to “Kustom Entertainment, Inc.”

The aggregate Merger Consideration to be paid pursuant to the Merger Agreement to the Company Stockholder as of immediately prior to the effective time will be an amount equal to (the “Merger Consideration”) (i) $125 million, minus (ii) the estimated consolidated indebtedness of the Company as of the Closing (“Closing Indebtedness”). The Merger Consideration to be paid to the Company Stockholder will be paid solely by the delivery of new shares of Clover Leaf Class A Common Stock, each valued at $11.14 per share (the “Merger Consideration Shares”). The Closing Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment. For more information on the transaction, please refer to the Company Stockholder’s current report filed on Form 8-K on June 1, 2023 with the Securities and Exchange Commission.

The combined company will be known as Kustom Entertainment and will operate under the same management team as the Company which is currently led by Stanton E. Ross, the current CEO of the Company Stockholder. The transaction contemplates an equity value of $125 million for the Company, with the proposed Merger expected to provide approximately $18.1 million in gross proceeds from the cash held in trust by Clover Leaf, assuming no redemptions. Additionally, the Company Stockholder will distribute to its shareholders 15% of the Merger Consideration Shares obtained in the Company immediately following the closing of the Merger and intends to distribute the balance of such Merger Consideration Shares following a six-month lock-up period.

The transaction has been approved by the board of directors of the Company (the “Board”) and the board of directors of Clover Leaf and is subject to approval by the stockholders of Clover Leaf and other customary closing conditions. The Company Stockholder, as the sole holder of the Company common stock, has approved the transaction.

Basis of Presentation and Consolidation:

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) pursuant to the accounting and disclosure rules and regulations of the United States Securities and Exchange Commission (“SEC”). The accompanying financial statements include the consolidated accounts of Kustom Entertainment, Inc., its wholly-owned subsidiaries, Kustom 440, TicketSmarter, Digital Connect, and BirdVu Jets. All intercompany balances and transactions have been eliminated during consolidation.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company formed TicketSmarter on September 1, 2021, upon its acquisition of Goody Tickets and TicketSmarter LLC, to facilitate its global entertainment operations. The Company formed Digital Connect and BirdVu Jets for travel and transportation purposes in 2022. The Company formed Kustom 440 in 2022 to create unique entertainment experiences directly for consumers.

The accompanying unaudited condensed consolidated financial statements of the Company were prepared for the nine months ended September 30, 2023 and 2022, which include all of the Company’s operations which have been conducted within Digital Ally, which also has other activities. These financial statements have been prepared on a stand-alone basis derived from the financial statements and related accounting records of Digital Ally. The accompanying financial statements present the historical financial position, results of operations, changes in cash flows of the Company as it was historically conducted. The financial information in these financial statements does not necessarily include all the expenses that would have been incurred had the Company operated as a separate stand-alone entity and may not reflect results of operations, financial position and cash flows had the Company been a stand-alone company during the nine months ended September 30, 2023 and 2022.

The accompanying unaudited condensed consolidated financial statements (“financial statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and have been consistently applied. Certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP, but which are not required for interim reporting purposes, have been omitted. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the financial position as of September 30, 2023 and the results of operations and cash flows for the interim periods ended September 30, 2023 and 2022, have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2022 and 2021 included in, as filed with the Securities and Exchange Commission on Form S-4. Operating results for the nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2023.

For all periods, the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Fair Value of Financial Instruments:

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, accrued expenses, notes payable and related party payable approximate fair value because of the short-term nature of these items.

Revenue Recognition:

The Company applies the provisions of Accounting Standards Codification (ASC) 606-10, Revenue from Contracts with Customers, and all related appropriate guidance. The Company recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

The Company has two different revenue streams, product and service. Revenues generated are reported net of sales taxes.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company reports ticketing revenue on a gross or net basis based on management’s assessment of whether the Company is acting as a principal or agent in the transaction. The determination is based upon the evaluation of control over the event ticket, including the right to sell the ticket, prior to its transfer to the ticket buyer.

The Company sells tickets held in inventory, which consists of one performance obligation, being to transfer control of an event ticket to the buyer upon confirmation of the order. The Company acts as the principal in these transactions as the ticket is owned by the Company at the time of sale, therefore controlling the ticket prior to transferring to the customer. In these transactions, revenue is recorded on a gross basis based on the value of the ticket and is recognized when an order is confirmed. Payment is typically due upon delivery of the ticket.

The Company also acts as an intermediary between buyers and sellers through the online secondary marketplace. Revenues derived from this marketplace primarily consist of service fees from ticketing operations, and consists of one primary performance obligation, which is facilitating the transaction between the buyer and seller, being satisfied at the time the order has been confirmed. As the Company does not control the ticket prior to the transfer, the Company acts as an agent in these transactions. Revenue is recognized on a net basis, net of the amount due to the seller when an order is confirmed. The seller is then obligated to deliver the tickets to the buyer per the seller’s listing, and payment is due at the time of sale.

Sales returns and allowances aggregated $99,297 and $99,297 for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively. Obligations for estimated sales returns and allowances are recognized at the time of sales on an accrual basis. The accrual is determined based upon historical return rates adjusted for known changes in key variables affecting these return rates.

Use of Estimates:

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management utilizes various other estimates, including but not limited to determining the estimated lives of long-lived assets, determining the potential impairment of long-lived assets, the recognition of revenue, inventory valuation reserve, fair value of assets and liabilities acquired in a business combination, incremental borrowing rate on leases, the valuation allowance for deferred tax assets and other legal claims and contingencies. The results of any changes in accounting estimates are reflected in the financial statements in the period in which the changes become evident. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period that they are determined to be necessary.

Cash and cash equivalents:

The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (FDIC) in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At September 30, 2023 and December 31, 2022, the uninsured balance amounted to $1,641,399 and $-0-, respectively.

Accounts Receivable:

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a weekly basis. The Company determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. An accounts receivable is considered to be past due if any portion of the receivable balance is outstanding for more than thirty (30) days beyond terms. No interest is charged on overdue trade receivables. The allowance for doubtful accounts totaled $-0- as of September 30, 2023 and $5,221 as of December 31, 2022.

Goodwill and Other Intangibles:

Goodwill — In connection with acquisitions, the Company applies the provisions of ASC 805, Business Combinations, using the acquisition method of accounting. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired is recorded as goodwill. In accordance with ASC 350, Intangibles — Goodwill and Other, the Company assesses goodwill for impairment annually as of December 31, and more frequently if events and circumstances indicate that goodwill might be impaired.

Goodwill impairment testing is performed at the reporting unit level. Goodwill is assigned to reporting units at the date the goodwill is initially recorded. Once goodwill has been assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or internally generated, are available to support the value of the goodwill.

Traditionally, goodwill impairment testing is a two-step process. Step one involves comparing the fair value of the reporting units to its carrying amount. If the carrying amount of a reporting unit is greater than zero and its fair value is greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is greater than the fair value, the second step must be completed to measure the amount of impairment, if any. Step two involves calculating an implied fair value of goodwill. The Company has adopted ASU 2017-04 which simplifies subsequent goodwill measurement by eliminating step two from the goodwill impairment test. As a result, the Company compares the fair value of a reporting unit with its respective carrying value and recognized an impairment charge for the amount by which the carrying amount exceeded the reporting unit’s fair value.

The Company determines the fair value of its reporting units using the market approach. Under the market approach, we estimate the fair value based on multiples of comparable public companies and precedent transactions. Significant estimates in the market approach include: identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment, and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting unit.

Long-lived and Other Intangible Assets — The Company periodically assesses potential impairments of its long-lived assets in accordance with the provisions of ASC 360, Accounting for the Impairment or Disposal of Long-lived Assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. The Company groups its assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of the other assets and liabilities. The Company has determined that the lowest level for which identifiable cash flows are available is the operating segment level.

Factors considered by the Company include, but are not limited to, significant underperformance relative to historical or projected operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends. When the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment loss. An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair value if available, or discounted cash flows, if fair value is not available. The Company last assessed potential impairments of its long-lived assets as of December 31, 2022, and concluded that there was no impairment.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventories:

Inventories consist of event tickets that are carried at lower of cost or net realizable value, and fully written off at the time the event occurs if the ticket is unsold and remaining in inventory after the completion of the event. Management has established inventory reserves based on estimates of excess and/or obsolete current inventory.

Note Receivable

Note receivable are carried at the original note amount less an estimate made for doubtful receivables based on a review of all outstanding notes on a quarterly basis. The Company determines the allowance for doubtful accounts by regularly evaluating each note receivable and considering the borrower’s financial condition, credit history, and current economic conditions. The Company entered into a promissory note as part of a co-marketing agreement, with a principal amount of $3,000,000. Principal payments, since its inception, on this promissory note totaled $2,849,846 as of September 30, 2023, resulting in a remaining balance of $150,154 maturing December 31, 2023.

Leases:

The Company determines if an arrangement contains a lease at inception. For arrangements where the Company is the lessee, the Company will evaluate whether to account for the lease as an operating or finance lease. Operating leases are included in the right of use assets (ROU) and operating lease liabilities on the consolidated balance sheet as of September 30, 2023 and December 31, 2022. Finance leases would be included in property, plant and equipment, net and long-term debt and finance lease obligations on the balance sheet. The Company had operating leases for its office space at September 30, 2023 and December 31, 2022 but no financing leases.

ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the operating lease liabilities if the operating lease does not provide an implicit rate. Lease terms may include the option to extend when Company is reasonably certain that the option will be exercised. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

The Company elected to apply the short-term lease measurement and recognition exemption in which ROU assets and lease liabilities are not recognized for short term leases.

Property, plant and equipment:

Property, plant and equipment is stated at cost net of accumulated depreciation. Additions and improvements are capitalized while ordinary maintenance and repair expenditures are charged to expense as incurred. Depreciation is recorded by the straight-line method over the estimated useful life of the asset, which ranges from three to thirty years, other than the infinite useful life of land. Amortization expense on capitalized leases is included with depreciation expense. The cost and accumulated depreciation related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income.

Advertising Costs:

Advertising costs include costs related to conventions, promotional material and supplies, and media costs. Advertising costs are expensed in the period in which they are incurred. The Company incurred total advertising expenses of approximately $2,166,920 and $2,852,888 for the nine months ended September 30, 2023 and 2022, respectively. Such costs are included in selling, advertising and promotional expenses in the Consolidated Statements of Operations.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes:

Deferred taxes are provided for by the liability method in which deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company applies the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 740 - Income Taxes that provides a framework for accounting for uncertainty in income taxes and provided a comprehensive model to recognize, measure, present, and disclose in its financial statements uncertain tax positions taken or expected to be taken on a tax return. It initially recognizes tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Application requires numerous estimates based on available information. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, and it recognized tax positions and tax benefits may not accurately anticipate actual outcomes. As it obtains additional information, the Company may need to periodically adjust its recognized tax positions and tax benefits. These periodic adjustments may have a material impact on its Consolidated Statements of Operations.

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as income tax expense in the Consolidated Statements of Operations. There was no interest expense related to the underpayment of estimated taxes during the nine months ended September 30, 2023 and year ended December 31, 2022. There were no penalties in 2022 and 2021.

The Company is subject to taxation in the United States and various states. As of September 30, 2023, the Company’s tax returns filed for 2019, 2020 and 2021 and to be filed for 2022 are subject to examination by the relevant taxing authorities. With a few exceptions, as of September 30, 2023, the Company is no longer subject to Federal, state, or local examinations by tax authorities for taxable years prior to 2019.

Basic and Diluted Net Loss per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.

Related Party Transaction

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Going Concern Matters and Management’s Plans

The accompanying unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred substantial operating losses in the nine months ended September 30, 2023 primarily due to reduced gross profits and substantial selling, general, and administrative expenses. For the nine months ended September 30, 2023, the Company had a net loss of approximately $4.0 million and it had an accumulated deficit of $11.2 million as of September 30, 2023. The Company will have the ability to access the public and private capital markets to raise funding through the issuance of debt and equity. These equity raises could be utilized to fund its operations and acquisitions. Management expects to utilize this access until it achieves positive cash flows from operations, although it can offer no assurance in this regard.

The Company will have to restore positive operating cash flows and profitability over the next year and/or raise additional capital to fund its operational plans, meet its customary payment obligations and otherwise execute its business plan. There can be no assurance that it will be successful in restoring positive cash flows and profitability, or that it can raise additional financing when needed, and obtain it on terms acceptable or favorable to the Company.

The Company has significantly cut costs through the removal of several large partnerships and sponsorships. These were not yielding the results management expected; thus, it is not expected that these costs with significantly hinder total revenues in 2023 and beyond.

In addition to the initiatives described above, the Board of Directors is conducting a review of a full range of strategic alternatives to best position the Company for the future including, but not limited to, the sale of all or certain assets, properties or groups of properties or individual businesses or merger or combination with another company. The result of this review may also include the continued implementation of the Company’s business plan. There can be no assurance that any additional transactions or financings will result from this process.

Based on the uncertainties described above, the Company believes its business plan does not alleviate the existence of substantial doubt about its ability to continue as a going concern within one year from the date of the issuance of these unaudited condensed consolidated financial statements. The accompanying unaudited condensed consolidated financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

New Accounting Standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses” to improve information on credit losses for financial assets and net investment in leases that are not accounted for at fair value through net income. ASU 2016-13 replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses. In April 2019 and May 2019, the FASB issued ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments” and ASU No. 2019-05, “Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief” which provided additional implementation guidance on the previously issued ASU. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments — Credit Loss (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842),” which defers the effective date for public filers that are considered small reporting companies (“SRC”) as defined by the Securities and Exchange Commission to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. As such, we adopted ASC 326 effective January 1, 2023. The adoption of this standard did not have a significant impact on the Company’s financial position and results of operations.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 2. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that potentially subject the Company to concentrations of credit risk consist of accounts receivable. Sales to domestic customers are typically made on credit and the Company generally does not require collateral while sales to international customers require payment before shipment or backing by an irrevocable letter or credit. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for estimated losses. Accounts are written off when deemed uncollectible and accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts totaled $-0- as of September 30, 2023 and $5,221 as of December 31, 2022.

The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (FDIC) in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At September 30, 2023 and December 31, 2022, the uninsured balance amounted to $1,641,399 and $-0-, respectively. No one individual customer receivable balance exceeded 10% of total accounts receivable as of September 30, 2023 and December 31, 2022.

NOTE 3. NOTES RECEIVABLE

Notes receivable were the following at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Notes receivable	$150,154	$1,598,340
Total	$150,154	$1,598,340

Notes receivable decreased by over $1.4 million at September 30, 2023 compared to December 31, 2022, due to a note receivable issued by the Company during 2022. The Company entered into a promissory note as part of a co-marketing agreement, with a principal amount of $3,000,000. Principal payment, since its inception, on this promissory note totaled $2,849,846 as of September 30, 2023, resulting in a remaining balance of $150,154 maturing December 31, 2023.

NOTE 4. INVENTORIES

Inventories consisted of the following at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2023
Finished goods	$367,703	$970,527
Subtotal	367,703	970,527
Reserve for excess and obsolete inventory	(104,222)	(259,281)
Total inventories	$263,481	$711,246

We recorded $104,222 and $259,281 in reserves for obsolete and excess inventories as of September 30, 2023 and year ended December 31, 2022, respectively. Finished goods balances were $367,703 and $970,527 for the nine months ended September 30, 2023 and year ended December 31, 2022, respectively, a decrease of $602,824 (62%) which was attributable to a decrease in ticket inventory for TicketSmarter, Inc. The Company determined a reasonable reserve for inventory held, in which some inventory items sell below cost or go unsold, thus having to be fully written-off following the event date. We believe the reserves are appropriate given our inventory levels as of September 30, 2023 and December 31, 2022.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 5. PREPAID EXPENSES

Prepaid expenses were the following at September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Prepaid inventory	$806,895	$794,520
Prepaid advertising	955,089	1,931,628
Other	139,940	136,870
Total prepaid expenses	$1,901,924	$2,863,018

Prepaid expenses decreased by approximately $1.0 million primarily due to a decrease in prepaid advertising as the year progressed and annual contracts expired at the nine months ended September 30, 2023.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at September 30, 2023 and December 31, 2022:

	Estimated Useful Life	September 30, 2023	December 31, 2022
Aircraft	20 years	$1,256,629	$1,256,629
Office equipment	3 – 7 years	11,073	5,040
Total cost		1,267,702	1,261,669
Less: accumulated depreciation and amortization		(99,467)	(51,462)
Net property, plant and equipment		$1,168,235	$1,210,207

Depreciation expense for the three months ended September 30, 2023 and September 30, 2022 was $16,010 and $1,004, respectively, and is included in general and administrative expenses. Depreciation expense for the nine months ended September 30, 2023 and September 30, 2022 was $48,005 and $1,795, respectively, and is included in general and administrative expenses.

NOTE 7. OPERATING LEASE

On September 1, 2021, the Company completed the acquisition of Goody Tickets, LLC and TicketSmarter, LLC through TicketSmarter. Upon completion of this acquisition, the Company became responsible for the operating lease for TicketSmarter’s office space. The lease terms include monthly payments ranging from $7,211 to $7,364 thereafter, with a termination date of December 31, 2022. The Company is responsible for property taxes, utilities, insurance and its proportionate share of common area costs related to this location. The Company took possession of the leased facilities on September 1, 2021. The Company initially signed a six-month extension for the lease, then an additional three-month extension, extending the remaining lease term for the Company’s office with an expiry date of September 30, 2023. The Company signed a month-to-month extension for the lease, extending the remaining lease term for the Company’s office until a new office space is determined.

Lease expense related to the office space were recorded on a straight-line basis over the respective lease terms. Total lease expense under the operating lease was approximately $65,778 and $67,012 during the nine months ended September 30, 2023 and September 30, 2022, respectively.

The discount rate implicit within the Company’s operating leases was not generally determinable and therefore the Company determined the discount rate based on its incremental borrowing rate on the information available at commencement date. As of commencement date, the operating lease liabilities reflect a weighted average discount rate of 8%.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 7. OPERATING LEASE (cont.)

The following sets forth the operating lease ROU and liabilities as of September 30, 2023 and December 31, 2022:

	September 30, 2023	December 31, 2022
Assets:
Operating lease right of use assets	$—	$42,403

Liabilities:
Operating lease obligations-current portion	$—	$42,403
Operating lease obligations-less current portion	—	—
Total operating lease obligations	$—	$42,403

The components of lease expense were as follows for the nine months ended September 30, 2023 and September 30, 2022:

	September 30, 2023	September 30, 2022
Selling, general and administrative	$65,778	$67,012

Following are the minimum lease payments for each year and in total:

Year ending December 31:
2023	$—
2024	—
2025	—
2026	—
Thereafter	—
Total undiscounted minimum future lease payments	—
Imputed interest	—
Total operating lease liability	$—

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS

Intangible assets consisted of the following at September 30, 2023 and December 31, 2022:

	September 30, 2023			December 31, 2022
	Gross value	Accumulated amortization	Net carrying value	Gross value	Accumulated amortization	Net carrying value
Amortized intangible assets:
Sponsorship agreement network	$5,600,000	$2,333,333	$3,266,667	$5,600,000	$1,493,333	$4,106,667
SEO content	600,000	312,500	287,500	600,000	200,000	400,000
Personal seat licenses	180,081	11,704	168,377	180,081	8,002	172,079
	6,380,081	2,657,537	3,722,544	6,380,081	1,701,335	4,678,746

Indefinite life intangible assets:
Goodwill	2,186,548	—	2,186,548	2,186,548	—	2,186,548
Trade name	600,000	—	600,000	600,000	—	600,000
Total	$9,166,629	$2,657,537	$6,509,092	$9,166,629	$1,701,335	$7,465,294

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS (cont.)

Amortization expense for the nine months ended September 30, 2023 and September 30, 2022 was $957,002 and $957,359, respectively. Estimated amortization for intangible assets with definite lives for the next five years ending December 31 and thereafter is as follows:

Year ending December 31:
2023 (October 1, to December 31, 2023)	$319,001
2024	1,276,003
2025	1,226,003
2026	752,670
2027 and thereafter	148,867
Total	$3,722,544

NOTE 9. DEBT OBLIGATIONS

2023 Commercial Extension of Credit

On February 23, 2023, TicketSmarter, Inc. (“Borrower”) entered into an extension of credit in the form of a loan to use in marketing and operating its business in accordance with the Private Label Agreement previously entered into with the Lender. The Lender agreed to extend, subject to the conditions hereof, and Borrower agreed to take, a Loan for Principal Sum of $1,000,000.

Lender shall retain 25% of each remittance owed to Borrower under the terms of the Private Label Agreement. Such remittances shall include regular weekly remittances and any additional incentive payments to which the Borrower may be entitled. The 25% withholding of the Borrower’s applicable remittance shall be deemed a “Payment” under the terms of this Note, and Payments shall continue until the earlier of (i) repayment of the Principal Sum, accrued Interest, and a fee of $35,000.00 or (ii) expiration of the Private Label Agreement on December 31, 2023.

As of the nine months ended September 30, 2023, the Company drew an additional $224,577 on this agreement, with the principal balance never exceeding $1,000,000. During the nine months ended September 30, 2023, the Company had repaid $1,156,442 towards the principal on the loan through remittances and had an outstanding balance of $68,135.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, we are notified that we may be a party to a lawsuit or that a claim is being made against us. It is our policy to not disclose the specifics of any claim or threatened lawsuit until the summons and complaint are actually served on us. After carefully assessing the claim, and assuming we determine that we are not at fault or we disagree with the damages or relief demanded, we vigorously defend any lawsuit filed against us. We record a liability when losses are deemed probable and reasonably estimable. When losses are deemed reasonably possible but not probable, we determine whether it is possible to provide an estimate of the amount of the loss or range of possible losses for the claim, if material for disclosure. In evaluating matters for accrual and disclosure purposes, we take into consideration factors such as our historical experience with matters of a similar nature, the specific facts and circumstances asserted, the likelihood of our prevailing, the availability of insurance, and the severity of any potential loss. We reevaluate and update accruals as matters progress over time.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 11. NET EARNINGS (LOSS) PER SHARE

The calculation of the weighted average number of shares outstanding and loss per share outstanding for the three and nine months ended September 30, 2023 and 2022 are as follows:

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
Numerator for basic and diluted income per share – Net loss attributable to common stockholders	$(1,408,619)	$(2,174,397)	$(3,999,263)	$(5,944,538)

Denominator for basic loss per share – weighted average shares outstanding	1,000	1,000	1,000	1,000
Dilutive effect of shares issuable under stock options and warrants outstanding	—	—	—	—
Denominator for diluted loss per share – adjusted weighted average shares outstanding	1,000	1,000	1,000	1,000

Net loss per share:
Basic	$(1,408.62)	$(2,174.40)	$(3,999.26)	$(5,944.54)
Diluted	$(1,408.62)	$(2,174.40)	$(3,999.26)	$(5,944.54)

Basic income (loss) per share is based upon the weighted average number of shares of common stock outstanding during the period.

NOTE 12. TICKETSMARTER ACQUISITION

On September 1, 2021, Digital Ally formed TicketSmarter, through which the Company completed the acquisition of Goody Tickets and TicketSmarter LLC. In accordance with the stock purchase agreement, the Company agreed to an initial payment of $9,403,600 through a combination of cash and common stock. Additionally, included in the agreement, the Company agreed to place $500,000 in escrow, subject to a working capital adjustment based on actual working capital amounts on the acquisition date as defined in the agreement. This amount was subject to disbursement 45 days following the close of the acquisition. The parties completed the working capital adjustment resulting in the Company retaining $297,726 of the escrow amount with the $202,274 released to the sellers. Lastly, the acquisition had an earn-out liability of $3.7 million, which was contingent on TicketSmarter achieving defined financial metrics during the agreed upon measurement period. Due to ASC 805’s push down accounting guidance, this earn-out liability and any associated gain related to it are not disclosed in these standalone financial statements.

The Company accounts for business combinations using the acquisition method and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, the presentation of the assets acquired, historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, are not required to be presented. Under the acquisition method, the purchase price of the TicketSmarter Acquisition has been allocated to Goody Tickets’ and TicketSmarter LLC’s acquired tangible and identifiable intangible assets and assumed liabilities based on their estimated fair values at the time of the TicketSmarter Acquisition. This allocation involves a number of assumptions, estimates, and judgments that could materially affect the timing or amounts recognized in our financial statements. The TicketSmarter Acquisition was structured as a stock purchase; however the parties agreed to coordinate the election to invoke IRS Section 338(h)(10) relative to this transaction for tax purposes. Therefore, the excess purchase price over the fair value of net tangible assets acquired was recorded as goodwill, which will be amortized over 15 years

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 12. TICKETSMARTER ACQUISITION (cont.)

for income tax filing purposes. Likewise, the other acquired assets were stepped up to fair value and is deductible for income tax purposes. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

The purchase price of the TicketSmarter Acquisition was allocated to Goody Tickets’ and TicketSmarter LLC’s tangible assets, goodwill, identifiable intangible assets, and assumed liabilities based on their preliminary estimated fair values at the time of the TicketSmarter Acquisition. The Company retained the services of an independent valuation firm to determine the fair value of these identifiable intangible assets. The Company will continue to evaluate the fair value of the identified intangible assets. The preliminary and final estimated fair value of assets acquired, and liabilities assumed in the TicketSmarter Acquisition were as follows:

	Preliminary purchase price allocation
Description	As allocated September 30, 2021	As allocated December 31, 2021
Assets acquired:
Tangible assets acquired, including $51,432 of cash acquired	$7,139,930	$5,748,290
Identifiable intangible assets acquired	—	6,800,000
Goodwill	7,594,908	2,186,548
Liabilities assumed	(5,128,964)	(5,128,964)
Net assets acquired and liabilities assumed	$9,605,874	$9,605,874
Consideration:
Cash paid at TicketSmarter Acquisition date	$8,413,240	$8,413,240
Common stock issued as consideration for TicketSmarter Acquisition at date of acquisition	990,360	990,360
Cash paid at closing to escrow amount	500,000	500,000
Cash retained from escrow amount pursuant to settlement of working capital target	(297,726)	(297,726)
Total TicketSmarter Acquisition purchase price	$9,605,874	$9,605,874

The following table sets forth the components of identifiable intangible assets acquired and their estimated useful lives in years as of the date of acquisition:

	Cost	Amortization through September 30, 2023	Estimated useful life
Identifiable intangible assets:
Trademarks	$600,000	$—	indefinite
Sponsorship agreement network	5,600,000	2,333,333	5 years
Search engine optimization/content	600,000	312,500	4 years
	$6,800,000	$2,645,833

For the period from the date of the TicketSmarter Acquisition to December 31, 2021, the Company adjusted its preliminary fair value estimates and estimated useful lives based upon information obtained through December 31, 2021, which resulted in adjustments to the preliminary allocation of the purchase price. These adjustments primarily related to estimated identifiable intangible asset fair values (primarily related to the sponsorship agreement network), the estimated fair value of the contingent earn-out agreement liability and goodwill. There were no adjustments to the allocation of the purchase price during the nine months ended September 30, 2022.

During the measurement period (which is the period required to obtain all necessary information that existed at the acquisition date, or to conclude that such information is unavailable, not to exceed one year), additional assets or

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 12. TICKETSMARTER ACQUISITION (cont.)

liabilities may be recognized, or there could be changes to the amounts of assets or liabilities previously recognized on a preliminary basis, if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of these assets or liabilities as of that date.

NOTE 13. INCOME TAXES

The effective tax rate for the nine months ended September 30, 2023 and 2022 varied from the expected statutory rate due to the Company continuing to provide a 100% valuation allowance on net deferred tax assets. The Company determined that it was appropriate to continue the full valuation allowance on net deferred tax assets as of September 30, 2023, primarily because of the Company’s history of operating losses.

The Company has incurred operating losses in recent years, and it continues to be in a three-year cumulative loss position at September 30, 2023. Accordingly, the Company determined there was not sufficient positive evidence regarding its potential for future profits to outweigh the negative evidence of our three-year cumulative loss position under the guidance provided in ASC 740. Therefore, it is determined to continue to provide a 100% valuation allowance on its net deferred tax assets. The Company expects to continue to maintain a full valuation allowance until it determines that it can sustain a level of profitability that demonstrates its ability to realize these assets. To the extent the Company determines that the realization of some or all of these benefits is more likely than not based upon expected future taxable income, a portion or all of the valuation allowance will be reversed.

NOTE 14. RELATED PARTY TRANSACTIONS

Transactions with Digital Ally, Inc.

On June 6, 2022, the Company drew $1,500,000 of their line of credit with Digital Ally, Inc., the Company’s current parent company until completion of the Agreement and Plan of Merger described above, which was included in the stock purchase agreement dated September 1, 2021. Additionally, the Company drew another $2,500,000 during the month of September 2022. The line of credit carries an interest rate that coincides with the prime rate. The balance of the line of credit was $1,590,223 and $2,689,131 at September 30, 2023 and December 31, 2022, respectively. The interest expense related to the line of credit was $100,219 and $28,587 for the nine months ended September 30, 2023 and September 30, 2022. The Company repaid $1,198,340 and $-0- for the nine months ended September 30, 2023 and September 30, 2022, respectively.

Additionally, the Company owed Digital Ally, Inc. $176,496 and $265,125 at September 30, 2023 and December 31, 2022, respectively, related to operating expenses paid by Digital Ally, Inc. on behalf of the Company. No interest is accrued related to these transactions.

Transactions with Related Party of TicketSmarter

On September 22, 2023, a trust, the beneficiaries of which are TicketSmarter’s Chief Executive Officer and his spouse, contributed cash in the amount of $2,325,000 to TicketSmarter to support the TicketSmarter’s operations. The transaction was recorded as a related party note payable (the “TicketSmarter Related Party Note”). The TicketSmarter Related Party Note bears interest of 13.25% per annum with repayment beginning January 2, 2024. As of September 30, 2023 the current portion of the TicketSmarter Related Party note is $2,106,000, and the long-term portion is $219,000, with an accrued interest balance of $3,478. The use of proceeds of the TicketSmarter Related Party Note was to resolve numerous outstanding payables at a discounted rate, the discount received is recognized as a gain on extinguishment of liabilities on the statement of operations. Additionally, these negotiations relieved TicketSmarter of numerous future obligations following fiscal year 2023.

KUSTOM ENTERTAINMENT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 15. EQUITY

As of September 1, 2021, TicketSmarter LLC and Goody Tickets was owned by TicketSmarter. The September 1, 2021 Operating Agreement establishes certain rights and privileges of the Company’s members. The September 1, 2021 Operating Agreement does not explicitly designate specific classes of units.

As of September 1, 2021 and through the nine months ended September 30, 2023, 100% of TicketSmarter LLC and Goody Tickets outstanding membership units or ownership interests were held by TicketSmarter, a wholly owned subsidiary of Kustom Entertainment, Inc.

Under the September 1, 2021 Unit Purchase Agreement, ownership of the Sellers’ units generally provides the holder with (a) the acquired companies’ capital, (b) the acquired companies’ net profits and net losses and the right to receive distributions from the acquired companies, and (c) the right to participate in the management of the acquired companies.

At the transaction date, the total consideration of $9,605,875, discussed in Note 12, relative to the transaction was recorded as additional paid in capital in the Company as contributions from the transaction. Additionally, pursuant to the transaction agreements, the $1,500,000 in working capital contributions from the Company was also recorded as additional paid in capital.

During 2022 Digital Ally contributed $1,209,727 in property, plant, and equipment to the Company, which was recorded as additional paid in capital in the Company.

During the nine months ended September 30, 2023 the Company received an investment in the Company from Digital Ally, contributing $1,622,765 in capital to the Company, which was recorded as additional paid in capital.

NOTE 16. SUBSEQUENT EVENTS

Transactions with Related Party of TicketSmarter

On September 22, 2023, a trust, the beneficiaries of which are TicketSmarter’s Chief Executive Officer and his spouse, contributed additional cash in the amount of $375,000 for a total of $2,700,000 to TicketSmarter to support the TicketSmarter’s operations. The transaction was recorded as a related party note payable (the “TicketSmarter Related Party Note”). The TicketSmarter Related Party Note bears interest of 13.25% per annum with repayment beginning January 2, 2024.

New York Office: 805 Third Avenue New York, NY 10022 212.838-5100 www.rbsmllp.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Kustom Entertainment, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kustom Entertainment, Inc. (the “Company” or “Successor”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholder’s equity, and cash flows for the year ended December 31, 2022, the period from September 1, 2021 through December 31, 2021 (Successor) and the period from January 1, 2021 through August 31, 2021 (Predecessor), and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022, the period from September 1, 2021 through December 31, 2021 (Successor) and the period from January 1, 2021 through August 31, 2021 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Note 1 to the financial statements, on September 1, 2021, Digital Ally, Inc. formed TicketSmarter, Inc., through which the acquisition of Goody Tickets, LLC, and TicketSmarter, LLC, was completed. Kustom Entertainment, Inc., will provide oversight to currently wholly-owned subsidiaries TicketSmarter, Inc. and Kustom 440, Inc. As a result of the application of pushdown accounting, the Company’s financial statements for the Successor periods are not comparable to the 2021 Predecessor Period which is from January 1, 2021 through August 31, 2021.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred substantial operating losses and will require additional capital to continue as a going concern. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2023.

New York, NY

July 7, 2023

KUSTOM ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2022 and 2021

	(Successor) December 31, 2022	(Successor) December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$214,738	$1,263,618
Accounts receivable – trade, net of $5,221 allowance – December 31, 2022 and $1,154 – December 31, 2021	579,431	1,205,011
Notes receivable, net of $0 allowance – December 31, 2022 and $0 – December 31, 2021	1,598,340	—
Inventories, net	711,246	1,540,641
Prepaid expenses	2,863,018	2,615,743
Total current assets	5,966,773	6,625,013
Property, plant, and equipment, net	1,210,207	3,449
Goodwill and other intangible assets, net	7,465,294	8,762,902
Operating lease right of use assets, net	42,403	83,917
Deferred tax asset	—	190,000
Other assets	116,827	12,020
Total assets	$14,801,504	$15,677,301

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$6,610,135	$3,954,102
Accrued expenses	104,791	45,626
Operating lease obligations	42,403	83,917
Related party payable	2,954,256	312,349
Total liabilities	9,711,585	4,395,994

Stockholder’s Equity:
Common stock, $0.001 par value per share; 1,000 shares authorized; shares issued: 1,000 shares issued – December 31, 2022 and 1,000 shares issued – December 31, 2021	1	1
Additional paid in capital	12,315,601	11,105,874
(Accumulated deficit) retained earnings	(7,225,683)	175,432
Total stockholder’s equity	5,089,919	11,281,307

Total liabilities and stockholder’s equity	$14,801,504	$15,677,301

See Notes to Consolidated Financial Statements.

KUSTOM ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED

DECEMBER 31, 2022 AND 2021

	(Successor) Year Ended December 31, 2022	(Successor) September 1, 2021 Through December 31, 2021	(Predecessor) January 1, 2021 Through August 31, 2021
Revenue:
Product	$5,598,803	$2,787,237	$2,203,421
Service and other	15,272,697	7,922,523	5,844,299
Total revenue	20,871,500	10,709,760	8,047,720

Cost of revenue:
Product	6,039,631	2,437,986	1,268,953
Service and other	14,563,128	5,131,392	4,559,971
Total cost of revenue	20,602,759	7,569,378	5,828,924
Gross profit	268,741	3,140,382	2,218,796

Selling, general and administrative expenses:
Selling, advertising and promotional expense	4,024,748	1,541,670	782,604
General and administrative expense	3,613,234	1,363,280	889,981
Total selling, general and administrative expenses	7,637,982	2,904,950	1,672,585
Operating (loss) income	(7,369,241)	235,432	546,211

Other income (expense):
Interest income	—	—	4
Interest expense	(91,874)	—	(51,271)
Gain on forgiveness of SBA PPP and EIDL Loan	—	—	153,000
Total other (expense) income	(91,874)	—	101,733
(Loss) income before income tax benefit	(7,461,115)	235,432	647,944
Income tax benefit (expense)	60,000	(60,000)	—
Net (loss) income	$(7,401,115)	$175,432	$647,944

Net (loss) income per share information:
Basic	$(7,401.12)	$175.43	$—
Diluted	$(7,401.12)	$175.43	$—

Weighted average shares outstanding:
Basic	1,000	1,000	—
Diluted	1,000	1,000	—

See Notes to Consolidated Financial Statements.

KUSTOM ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

SUCCESSOR

SEPTEMBER 1, 2021 THROUGH DECEMBER 31, 2021 AND
JANUARY 1, 2022 THROUGH DECEMBER 31, 2022

	Common Stock		Additional Paid In Capital	Retained earning	Total
	Shares	Amount
Balance, September 1, 2021	—	$—	$—	$—	$—
Contributions from the transaction			9,605,875		9,605,875
Issuance of common stock to sponsor	1,000	1	(1)	—	—
Working Capital contribution from parent	—	—	1,500,000	—	1,500,000
Net income	—	—	—	175,432	175,432
Balance, December 31, 2021	1,000	$1	$11,105,874	$175,432	$11,281,307
Asset contribution from Parent	—	—	1,209,727	—	1,209,727
Net loss	—	—		(7,401,115)	(7,401,115)
Balance, December 31, 2022	1,000	$1	$12,315,601	$(7,225,683)	$5,089,919

See Notes to Consolidated Financial Statements.

KUSTOM ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

PREDECESSOR

FOR THE PERIOD JANUARY 1, 2021 THROUGH AUGUST 31, 2021

	Member’s Capital (Deficit)
	Accumulated income (deficit)	Total
Balance, January 1, 2021	$(1,029,674)	$(1,029,674)
Net income	$647,944	647,944
Balance, August 31, 2021	$(381,730)	$(381,730)

See Notes to Consolidated Financial Statements.

KUSTOM ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Successor) Year Ended December 31, 2022	(Successor) September 1, 2021 Through December 31, 2021	(Predecessor) January 1, 2021 Through August 31, 2021
Cash Flows from Operating Activities:
Net (loss) income	$(7,401,115)	$175,432	$647,944

Adjustments to reconcile net (loss) income to net cash flows (used in) provided by operating activities:
Depreciation and amortization	1,278,766	427,127	—
Gain on forgiveness of loan	—	—	(153,000)
Provision for inventory obsolescence	(302,350)	—	405
Provision for doubtful accounts receivable	4,067	627	—

Change in operating assets and liabilities (net of assets and liabilities acquired):
(Increase) decrease in:
Accounts receivable – trade	621,513	(347,398)	(851,272)
Accounts receivable – other	—	54,546	(54,546)
Inventories	1,131,745	(121,252)	23,055
Prepaid expenses	(247,275)	412,880	(2,900,752)
Operating lease right of use assets	41,514	33,293	50,255
Deferred tax asset	190,000	(190,000)
Other assets	(104,807)	—	—

Increase (decrease) in:
Accounts payable	2,656,034	(1,057,751)	3,573,612
Accrued expenses	59,165	45,626	(28,680)
Accrued interest, related party	—	—	13,333
Operating lease obligations	(41,514)	(33,293)	(50,255)
Accrued interest	—	—	54,494
Related party payable	43,567	312,349	—
Net cash (used in) provided by operating activities	(2,070,690)	(287,814)	324,592

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(40)	—	(1,442)
Proceeds from sale of intangible assets	21,850	—	44,834
Advances paid for co-marketing arrangement	(3,000,000)	—	—
Payments received for co-marketing arrangement	1,401,660	—	—
Net cash (used in) provided by investing activities	(1,576,530)	—	43,392

Cash Flows from Financing Activities:
Principal payments on 2020 SBA loan	—	—	(149,900)
Principal proceeds on 2021 SBA loan	—	—	143,000
Principal payments on line of credit facility	—	—	(950,000)
Principal proceeds on line of credit facility	—	—	750,000
Principal payments on term loan	—	—	(149,701)
Working capital contribution from parent	—	1,500,000	—
Principal proceeds on related party loan	4,000,000	—	—
Principal payments on related party loan	(1,401,660)	—	(40,000)
Net cash (used in) provided by financing activities	2,598,340	1,500,000	(396,601)

Net (decrease) increase in cash and cash equivalents	(1,048,880)	1,212,186	(28,617)
Cash, cash equivalents, beginning of period	1,263,618	51,432	80,049
Cash, cash equivalents, end of period	$214,738	$1,263,618	$51,432

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—	$37,938
Cash paid for taxes	$—	$—	$—

Supplemental disclosures of non-cash investing and financing activities:
Asset contribution from Parent	$1,209,727	$—	$—
Contribution from the transaction	$—	$9,605,875	$—

See Notes to Consolidated Financial Statements.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations:

Kustom Entertainment, Inc. (the “Company”), will provide oversight to currently wholly-owned subsidiaries TicketSmarter, Inc. (“TicketSmarter”) and Kustom 440, Inc. (“Kustom 440”).

On September 1, 2021, Digital Ally, Inc. (“Digital Ally”) formed TicketSmarter, Inc. (“TicketSmarter” or the “Acquirer”), through which the acquisition of Goody Tickets, LLC, a Kansas limited liability company (“Goody Tickets”) and TicketSmarter, LLC, a Kansas limited liability company (“TicketSmarter LLC”) (such acquisitions, collectively, the “TicketSmarter Acquisition”) was completed. TicketSmarter acquired all of the issued and outstanding membership interests in both Goody Tickets and TicketSmarter LLC through a Unit Purchase Agreement, resulting in both acquired companies becoming wholly owned subsidiaries of TicketSmarter. The Transaction was entered into in order to increase market share, achieve synergies and broaden the Acquirer’s offerings as a combined company. The Transaction represented a change of control with respect to TicketSmarter, LLC and Goody Tickets, LLC and was accounted for as a business combination in accordance with the guidance prescribed in Accounting Standard Codification (“ASC”) Topic 805 — Business Combinations (“ASC 805”). The Company concluded that this acquisition was not significant and accordingly, the presentation of the assets acquired, historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, are not required to be presented. Under the acquisition method, the purchase price of the TicketSmarter Acquisition has been allocated to Goody Tickets’ and TicketSmarter LLC’s acquired tangible and identifiable intangible assets and assumed liabilities based on their estimated fair values at the time of the TicketSmarter Acquisition. The consolidated statement of operations, changes in stockholder’s equity and cash flows for the period from January 1, 2021 through August 31, 2021 (the “2021 Predecessor Period”) reflect the pre-Transaction activity of the Company. The consolidated statements of operations, changes in stockholder’s equity and cash flows for the period September 1, 2021 through December 31, 2021 (the “2021 Successor Period”) and January 1, 2022 through December 31, 2022 (the “2022 Successor Period”) reflect the post-Transaction activity of the Company. Collectively the 2022 Successor Period and the 2021 Successor Period are referred to as the “Successor Periods.” Due to the application of pushdown accounting, the Successor Periods are not comparable to the 2021 Predecessor Period.

The Transaction was accounted for as a business combination in accordance with the guidance prescribed in Accounting Standard Codification (“ASC”) Topic 805 — Business Combinations (“ASC 805”). Accordingly, the fair value of the consideration was transferred by the Acquirer based on the fair values of these items on the Transaction Date. Pursuant to ASC 805, the fair value of the purchase price was first allocated to the Company’s identifiable net assets and the excess of the purchase price over the net identifiable assets acquired was accounted for as goodwill. The Transaction was structured as a stock purchase; however the parties agreed to coordinate the election to invoke IRS Section 338(h)(10) relative to this transaction for tax purposes. Therefore, the excess purchase price over the fair value of net tangible assets acquired was recorded as goodwill, which will be amortized over 15 years for income tax filing purposes. Likewise, the other acquired assets were stepped up to fair value and are deductible for income tax purposes.

Goodwill is required to be allocated to one or more reporting units for the purpose of evaluating impairment. The Company determines its reporting units based on the level of financial information used and reviewed by its chief operating decision maker (“CODM”) to make decisions regarding the management of the Company. The Company has one operating segment and one reporting unit — the “ticketing” reporting unit. All goodwill resulting from the Transaction was allocated to the ticketing reporting unit.

Immediately prior to the Transaction, TicketSmarter LLC and Goody Tickets LLC’s outstanding equity consisted of three individual persons, the “Sellers”, who collectively owned all of the issued and outstanding membership interests in both companies. On the Transaction Date, TicketSmarter obtained control of TicketSmarter LLC and Goody Tickets LLC by purchasing all issued and outstanding membership interests pursuant to the Unit Purchase Agreement dated September 1, 2021. As a result of the Transaction, TicketSmarter obtained 100% ownership of the acquired companies.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

TicketSmarter offers tickets to more than 125,000 live events ranging from concerts to sports and theatre shows. TicketSmarter is the official ticket resale partner of over 35 collegiate conferences, over 300 universities, and hundreds of events and venues nationally. TicketSmarter is a primary and secondary ticketing solution for events and high-profile venues across North America.

Established in late 2022, Kustom 440 is an entertainment division of Kustom Entertainment, Inc., whose mission it is to attract, manage and promote concerts, sports and private events. Kustom 440 is unique in that it brings a primary and secondary ticketing platform, in addition to its well-established relationships with artists, venues, and municipalities.

Basis of Presentation and Consolidation:

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) pursuant to the accounting and disclosure rules and regulations of the United States Securities and Exchange Commission (“SEC”). The accompanying financial statements include the consolidated accounts of Kustom Entertainment, Inc., its wholly-owned subsidiaries, Kustom 440, Inc., TicketSmarter, Inc., Digital Connect, Inc., and BirdVu Jets, Inc. All intercompany balances and transactions have been eliminated during consolidation.

The Company formed TicketSmarter, Inc. on September 1, 2021, upon its acquisition of Goody Tickets, LLC and TicketSmarter, LLC, to facilitate its global entertainment operations. The Company formed Digital Connect, Inc. and BirdVu Jets, Inc. for travel and transportation purposes in 2022. The Company formed Kustom 440, Inc. in 2022 to create unique entertainment experiences directly for consumers.

The Company’s financial statement were carved-out from Digital Ally’s financial statements for the years ended December 31, 2022 and 2021, which include all of the Company’s operations which have been conducted within Digital Ally since TicketSmarter was acquired by Digital Ally. Digital Ally also has other activities. These financial statements have been prepared on a stand-alone basis derived from the financial statements and related accounting records of Digital Ally. The accompanying financial statements present the historical financial position, results of operations and cash flows of the Company as it was historically conducted. The financial information in these financial statements does not necessarily include all the expenses that would have been incurred had the Company operated as a separate stand-alone entity and may not reflect results of operations, financial position and cash flows had the Company been a stand-alone company during the years ended December 31, 2022 and 2021.

For all periods, the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

Fair Value of Financial Instruments:

The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable, accrued expenses and related party payable approximate fair value because of the short-term nature of these items.

Revenue Recognition:

The Company applies the provisions of Accounting Standards Codification (ASC) 606-10, Revenue from Contracts with Customers, and all related appropriate guidance. The Company recognizes revenue under the core principle to depict the transfer of control to its customers in an amount reflecting the consideration to which it expects to be entitled. In order to achieve that core principle, the Company applies the following five-step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when a performance obligation is satisfied.

The Company has two different revenue streams, product and service. Revenues generated are reported net of sales taxes.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company reports ticketing revenue on a gross or net basis based on management’s assessment of whether the Company is acting as a principal or agent in the transaction. The determination is based upon the evaluation of control over the event ticket, including the right to sell the ticket, prior to its transfer to the ticket buyer.

The Company sells tickets held in inventory, which consists of one performance obligation, being to transfer control of an event ticket to the buyer upon confirmation of the order. The Company acts as the principal in these transactions as the ticket is owned by the Company at the time of sale, therefore controlling the ticket prior to transferring to the customer. In these transactions, revenue is recorded on a gross basis based on the value of the ticket and is recognized when an order is confirmed. Payment is typically due upon delivery of the ticket.

The Company also acts as an intermediary between buyers and sellers through the online secondary marketplace. Revenues derived from this marketplace primarily consist of service fees from ticketing operations, and consists of one primary performance obligation, which is facilitating the transaction between the buyer and seller, being satisfied at the time the order has been confirmed. As the Company does not control the ticket prior to the transfer, the Company acts as an agent in these transactions. Revenue is recognized on a net basis, net of the amount due to the seller when an order is confirmed. The seller is then obligated to deliver the tickets to the buyer per the seller’s listing, and payment is due at the time of sale.

Sales returns and allowances aggregated $99,297 and $28,103 for the years ended December 31, 2022 and December 31, 2021, respectively. Obligations for estimated sales returns and allowances are recognized at the time of sales on an accrual basis. The accrual is determined based upon historical return rates adjusted for known changes in key variables affecting these return rates.

Use of Estimates:

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management utilizes various other estimates, including but not limited to determining the estimated lives of long-lived assets, determining the potential impairment of long-lived assets, the recognition of revenue, inventory valuation reserve, fair value of assets and liabilities acquired in a business combination, incremental borrowing rate on leases, the valuation allowance for deferred tax assets and other legal claims and contingencies. The results of any changes in accounting estimates are reflected in the financial statements in the period in which the changes become evident. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period that they are determined to be necessary.

Cash and cash equivalents:

The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (FDIC) in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At December 31, 2022 and December 31, 2021, the uninsured balance amounted to $0 and $1,012,917, respectively.

Accounts Receivable:

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a weekly basis. The Company determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions.

Accounts receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. An accounts receivable is considered to be past due if any portion of the receivable balance is outstanding for more than thirty (30) days beyond terms. No interest is charged on overdue trade receivables. The allowance for doubtful accounts totaled $5,221 as of December 31, 2022 and $1,154 as of December 31, 2021.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Goodwill and Other Intangibles:

Goodwill — In connection with acquisitions, the Company applies the provisions of ASC 805, Business Combinations, using the acquisition method of accounting. The excess purchase price over the fair value of net tangible assets and identifiable intangible assets acquired is recorded as goodwill. In accordance with ASC 350, Intangibles — Goodwill and Other, the Company assesses goodwill for impairment annually as of December 31, and more frequently if events and circumstances indicate that goodwill might be impaired.

Goodwill impairment testing is performed at the reporting unit level. Goodwill is assigned to reporting units at the date the goodwill is initially recorded. Once goodwill has been assigned to reporting units, it no longer retains its association with a particular acquisition, and all of the activities within a reporting unit, whether acquired or internally generated, are available to support the value of the goodwill.

Traditionally, goodwill impairment testing is a two-step process. Step one involves comparing the fair value of the reporting units to its carrying amount. If the carrying amount of a reporting unit is greater than zero and its fair value is greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is greater than the fair value, the second step must be completed to measure the amount of impairment, if any. Step two involves calculating an implied fair value of goodwill. The Company has adopted ASU 2017-04 which simplifies subsequent goodwill measurement by eliminating step two from the goodwill impairment test. As a result, the Company compares the fair value of a reporting unit with its respective carrying value and recognized an impairment charge for the amount by which the carrying amount exceeded the reporting unit’s fair value.

The Company determines the fair value of its reporting units using the market approach. Under the market approach, we estimate the fair value based on multiples of comparable public companies and precedent transactions. Significant estimates in the market approach include: identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment, and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting unit.

Long-lived and Other Intangible Assets — The Company periodically assesses potential impairments of its long-lived assets in accordance with the provisions of ASC 360, Accounting for the Impairment or Disposal of Long-lived Assets. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. The Company groups its assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of the other assets and liabilities. The Company has determined that the lowest level for which identifiable cash flows are available is the operating segment level.

Factors considered by the Company include, but are not limited to, significant underperformance relative to historical or projected operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends. When the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company recognizes an impairment loss. An impairment loss is reflected as the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair value if available, or discounted cash flows, if fair value is not available. The Company last assessed potential impairments of its long-lived assets as of December 31, 2022, and concluded that there was no impairment.

Inventories:

Inventories consist of event tickets that are carried at lower of cost or net realizable value, and fully written off at the time the event occurs if the ticket is unsold and remaining in inventory after the completion of the event. Management has established inventory reserves based on estimates of excess and/or obsolete current inventory.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Note Receivable

Note receivable are carried at the original note amount less an estimate made for doubtful receivables based on a review of all outstanding notes on a quarterly basis. The Company determines the allowance for doubtful accounts by regularly evaluating each note receivable and considering the borrower’s financial condition, credit history, and current economic conditions. The Company entered into a promissory note as part of a co-marketing agreement, with a principal amount of $3,000,000. Principal payment, since its inception, on this promissory note totaled $1,401,660 as of December 31, 2022, resulting in a remaining balance of $1,598,340 maturing December 31, 2023.

Leases:

The Company determines if an arrangement contains a lease at inception. For arrangements where the Company is the lessee, the Company will evaluate whether to account for the lease as an operating or finance lease. Operating leases are included in the right of use assets (ROU) and operating lease liabilities on the consolidated balance sheet as of December 31, 2022 and 2021. Finance leases would be included in property, plant and equipment, net and long-term debt and finance lease obligations on the balance sheet. The Company had operating leases for its office space at December 31, 2022 and 2021 but no financing leases.

ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the operating lease liabilities if the operating lease does not provide an implicit rate. Lease terms may include the option to extend when Company is reasonably certain that the option will be exercised. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

The Company elected to apply the short-term lease measurement and recognition exemption in which ROU assets and lease liabilities are not recognized for short term leases.

Property, plant and equipment:

Property, plant and equipment is stated at cost net of accumulated depreciation. Additions and improvements are capitalized while ordinary maintenance and repair expenditures are charged to expense as incurred. Depreciation is recorded by the straight-line method over the estimated useful life of the asset, which ranges from three to thirty years, other than the infinite useful life of land. Amortization expense on capitalized leases is included with depreciation expense. The cost and accumulated depreciation related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income.

Advertising Costs:

Advertising costs include costs related to conventions, promotional material and supplies, and media costs. Advertising costs are expensed in the period in which they are incurred. The Company incurred total advertising expenses of approximately $4,024,748 and $2,324,274 for the years ended December 31, 2022 and 2021, respectively. Such costs are included in selling, advertising and promotional expenses in the Consolidated Statements of Operations.

Income Taxes:

Deferred taxes are provided for by the liability method in which deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company applies the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 740 — Income Taxes that provides a framework for accounting for uncertainty in income taxes and provided a comprehensive model to recognize, measure, present, and disclose in its financial statements uncertain tax positions taken or expected to be taken on a tax return. It initially recognizes tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Application requires numerous estimates based on available information. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, and it recognized tax positions and tax benefits may not accurately anticipate actual outcomes. As it obtains additional information, the Company may need to periodically adjust its recognized tax positions and tax benefits. These periodic adjustments may have a material impact on its Consolidated Statements of Operations.

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as income tax expense in the Consolidated Statements of Operations. There was no interest expense related to the underpayment of estimated taxes during the years ended December 31, 2022 and 2021. There were no penalties in 2022 and 2021.

The Company is subject to taxation in the United States and various states. As of December 31, 2022, the Company’s tax returns filed for 2019, 2020 and 2021 and to be filed for 2022 are subject to examination by the relevant taxing authorities. With a few exceptions, as of December 31, 2022, the Company is no longer subject to Federal, state, or local examinations by tax authorities for taxable years prior to 2019.

Basic and Diluted Net Loss per Share

The Company computes net income (loss) per share in accordance with ASC 260, Earnings per Share. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.

Related Party Transaction

A related party is generally defined as (i) any person that holds 10% or more of the Company’s securities and their immediate families, (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Going Concern Matters and Management’s Plans

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred substantial operating losses in the year ended December 31, 2022 primarily due to reduced gross margins and increased selling, general, and administrative expenses. The Company incurred operating losses of approximately $7.5 million for the year ended December 31, 2022 and it had an accumulated deficit of $7.2 million as of December 31, 2022. The Company will have the

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ability to access the public and private capital markets to raise funding through the issuance of debt and equity. These equity raises could be utilized to fund its operations and acquisitions. Management expects to utilize this access until it achieves positive cash flows from operations, although it can offer no assurance in this regard.

The Company will have to restore positive operating cash flows and profitability over the next year and/or raise additional capital to fund its operational plans, meet its customary payment obligations and otherwise execute its business plan. There can be no assurance that it will be successful in restoring positive cash flows and profitability, or that it can raise additional financing when needed, and obtain it on terms acceptable or favorable to the Company.

The Company has significantly cut costs through the removal of several large partnerships and sponsorships. These were not yielding the results management expected; thus, it is not expected that these costs with significantly hinder total revenues in 2023 and beyond.

In addition to the initiatives described above, the Board of Directors is conducting a review of a full range of strategic alternatives to best position the Company for the future including, but not limited to, the sale of all or certain assets, properties or groups of properties or individual businesses or merger or combination with another company. The result of this review may also include the continued implementation of the Company’s business plan. There can be no assurance that any additional transactions or financings will result from this process.

Based on the uncertainties described above, the Company believes its business plan does not alleviate the existence of substantial doubt about its ability to continue as a going concern within one year from the date of the issuance of these consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

New Accounting Standards

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses” to improve information on credit losses for financial assets and net investment in leases that are not accounted for at fair value through net income. ASU 2016-13 replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses. In April 2019 and May 2019, the FASB issued ASU No. 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments” and ASU No. 2019-05, “Financial Instruments-Credit Losses (Topic 326): Targeted Transition Relief” which provided additional implementation guidance on the previously issued ASU. In November 2019, the FASB issued ASU 2019-10, “Financial Instruments — Credit Loss (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842),” which defers the effective date for public filers that are considered small reporting companies (“SRC”) as defined by the Securities and Exchange Commission to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Since the Company is an SRC, implementation is not needed until January 1, 2023. The Company will continue to evaluate the effect of adopting ASU 2016-13 will have on the Company’s consolidated financial statements.

NOTE 2. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

Financial instruments that potentially subject the Company to concentrations of credit risk consist of accounts receivable. Sales to domestic customers are typically made on credit and the Company generally does not require collateral while sales to international customers require payment before shipment or backing by an irrevocable letter or credit. The Company performs ongoing credit evaluations of its customers’ financial condition and maintains an allowance for estimated losses. Accounts are written off when deemed uncollectible and accounts receivable are presented net of an allowance for doubtful accounts. The allowance for doubtful accounts totaled $5,221 as of December 31, 2022 and $1,154 as of December 31, 2021 (Successor).

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS (cont.)

The Company maintains its cash and cash equivalents in banks insured by the Federal Deposit Insurance Corporation (FDIC) in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At December 31, 2022 and 2021, the uninsured balance amounted to $0 and $1,012,917, respectively (Successor). No one individual customer receivable balance exceeded 10% of total accounts receivable as of December 31, 2022 and December 31, 2021.

NOTE 3. NOTES RECEIVABLE

Notes receivable were the following at December 31, 2022 and December 31, 2021:

	(Successor) December 31, 2022	(Successor) December 31, 2021
Notes receivable	$1,598,340	$—
Total	$1,598,340	$—

Notes receivable increased by nearly $1.6 million at December 31, 2022 compared to December 31, 2021, due to a note receivable issued by the Company during 2022. The Company entered into a promissory note as part of a co-marketing agreement (the “Co-Marketing Agreement”), dated as of September 13, 2022, by and between TicketSmarter and TicketSocket, Inc. (“TicketSocket”), with a principal amount of $3,000,000. Principal payment, since its inception, on this promissory note totaled $1,401,660 as of December 31, 2022, resulting in a remaining balance of $1,598,340 maturing December 31, 2023. TicketSocket has developed and markets a software-as-a-service platform providing a white labeled back end solution for ticket sales by organizers of events (“Event Organizers”) such as athletic contests, festivals, circuses, conventions, and other gatherings. Pursuant to the Co-Marketing Agreement, the parties desire to collaborate on sponsorships and promotional and sales activities intended to be beneficial to both parties, including but not limited to, demonstrations and testing their respective product(s) and service(s). Subject to the terms and conditions of the Co-Marketing Agreement, each party grants to the other party the limited, nontransferable and non-exclusive right to market the products and services of such other party to Event Organizers, always within the scope of the Co-Marketing Agreement. The Co-Marketing Agreement was initially in force for one (1) year. Thereafter, it was automatically renewed for additional one (1) year term. Either party may terminate the Co-Marketing Agreement for convenience at any time, for any reason or no reason at all, by giving the other party written notice, provided, however, that an executed statement of collaboration shall continue pursuant to its terms.

NOTE 4. INVENTORIES

Inventories consisted of the following at December 31, 2022 and December 31, 2021:

	(Successor) December 31, 2022	(Successor) December 31, 2021
Finished goods	$970,527	$2,102,272
Subtotal	970,527	2,102,272
Reserve for excess and obsolete inventory	(259,281)	(561,631)
Total inventories	$711,246	$1,540,641

We recorded $259,281, $561,631, and $561,226 in reserves for obsolete and excess inventories for the 2022 Successor Period, the 2021 Successor Period and the 2021 Predecessor Period, respectively. Finished goods balances were $970,527 and $2,102,272 for the years ended December 31, 2022 and December 31, 2021, respectively, a decrease of $1,131,745 (54%) which was attributable to a reduction in ticket inventory for TicketSmarter, Inc. The Company determined a reasonable reserve for inventory held, in which some inventory items sell below cost or go unsold, thus having to be fully written-off following the event date. We believe the reserves are appropriate given our inventory levels as of December 31, 2022 and 2021.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. PREPAID EXPENSES

Prepaid expenses were the following at December 31, 2022 and December 31, 2021:

	(Successor) December 31, 2022	(Successor) December 31, 2021
Prepaid inventory	$794,520	$93,005
Prepaid advertising	1,931,628	2,455,527
Other	136,870	67,211
Total prepaid expenses	$2,863,018	$2,615,743

Prepaid expenses increased by nearly $0.2 million primarily due to an increase in prepaid inventory purchases, offset by a reduction in prepaid advertising expenses in 2022.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at December 31, 2022 and December 31, 2021:

	Estimated Useful Life	(Successor) December 31, 2022	(Successor) December 31, 2021
Aircraft	20 years	$1,256,629	$—
Warehouse and production equipment	3 – 7 years	5,040	5,000
Total cost		1,261,669	5,000
Less: accumulated depreciation and amortization		(51,462)	(1,551)
Net property, plant and equipment		$1,210,207	$3,449

Depreciation and amortization of property, plant and equipment aggregated $3,009, $1,551, and $-0- for the 2022 Successor Period, the 2021 Successor Period and the 2021 Predecessor Period, respectively, and is included in general and administrative expenses.

NOTE 7. OPERATING LEASE

On September 1, 2021, the Company completed the acquisition of Goody Tickets, LLC and TicketSmarter, LLC through TicketSmarter. Upon completion of this acquisition, the Company became responsible for the operating lease for TicketSmarter’s office space. The lease terms include monthly payments ranging from $7,211 to $7,364 thereafter, with a termination date of December 31, 2022. The Company is responsible for property taxes, utilities, insurance and its proportionate share of common area costs related to this location. The Company took possession of the leased facilities on September 1, 2021. The Company signed a six-month extension for the lease, extending the remaining lease term for the Company’s office and the remaining lease term for the Company’s operating lease as of December 31, 2022 was six months.

Lease expense related to the office space were recorded on a straight-line basis over the respective lease terms. Total lease expense under the operating lease was approximately $89,104, $28,842, and $87,817 during the 2022 Successor Period, the 2021 Successor Period and the 2021 Predecessor Period, respectively.

The weighted-average remaining lease term related to the Company’s lease liabilities as of December 31, 2022 was 0.5 years.

The discount rate implicit within the Company’s operating leases was not generally determinable and therefore the Company determined the discount rate based on its incremental borrowing rate on the information available at commencement date. As of commencement date, the operating lease liabilities reflect a weighted average discount rate of 8%.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. OPERATING LEASE (cont.)

The following sets forth the operating lease right of use assets and liabilities as of December 31, 2022 and December 31, 2021:

	(Successor) December 31, 2022	(Successor) December 31, 2021
Assets:
Operating lease right of use assets	$42,403	$83,917

Liabilities:
Operating lease obligations-current portion	$42,403	$83,917
Operating lease obligations-less current portion	—	—
Total operating lease obligations	$42,403	$83,917

The components of lease expense were as follows for the year ended December 31, 2022:

	(Successor) December 31, 2022	(Successor) September 1, 2021 Through December 31, 2021	(Predecessor) January 1, 2021 Through August 31, 2021
Selling, general and administrative	$89,104	$28,842	$87,817

Following are the minimum lease payments for each year and in total:

Year ending December 31:
2023	$44,184
2024	—
2025	—
2026	—
Thereafter	—
Total undiscounted minimum future lease payments	44,184
Imputed interest	(1,781)
Total operating lease liability	$42,403

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2022 and December 31, 2021:

	(Successor) December 31, 2022			(Successor) December 31, 2021
	Gross value	Accumulated amortization	Net carrying value	Gross value	Accumulated amortization	Net carrying value
Amortized intangible assets:
Sponsorship agreement network	$5,600,000	$1,493,333	$4,106,667	$5,600,000	$373,333	$5,226,667
SEO content	600,000	200,000	400,000	600,000	50,000	550,000
Personal seat licenses	180,081	8,002	172,079	201,931	2,244	199,687
	6,380,081	1,701,335	4,678,746	6,401,931	425,577	5,976,354
Indefinite life intangible assets:
Goodwill	2,186,548	—	2,186,548	2,186,548	—	2,186,548
Trade name	600,000	—	600,000	600,000	—	600,000
Total	$9,166,629	$1,701,335	$7,465,294	$9,188,479	$425,577	$8,762,902

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS (cont.)

Amortization expense for the 2022 Successor Period, the 2021 Successor Period and the 2021 Predecessor Period was $1,275,758, $425,577, and $0, respectively. Estimated amortization for intangible assets with definite lives for the next five years ending December 31 and thereafter is as follows:

Year ending December 31:
2023	$1,276,003
2024	1,276,003
2025	1,226,003
2026	752,669
2027 and thereafter	148,068
Total	$4,678,746

NOTE 9. DEBT OBLIGATIONS

2020 Small Business Administration Notes

On May 13, 2020, the Company received $150,000 in loan funding from the SBA under the EIDL program administered by the SBA, which program was expanded pursuant to the recently enacted CARES Act. The EIDL is evidenced by an unsecured promissory note, dated May 8, 2020, in the original principal amount of $150,000 with the SBA, the lender.

Under the terms of the note issued under the EIDL program, interest accrues on the outstanding principal at the rate of 3.75% per annum. The Company paid off the entirety of these loans and accrued interest of $7,518 during the predecessor period of 2021. This resulted in a balance of $0 and $0 at December 31, 2022 and December 31, 2021, respectively.

2021 Small Business Administration Notes

On March 5, 2021, the Company received a combined $153,000 in loan funding from the SBA under the PPP loan program administered by the SBA, which program was expanded pursuant to the recently enacted CARES Act. The PPP loan is evidenced by an unsecured promissory note, dated March 5, 2021, in the original principal amount of $153,000 with the SBA, the lender.

Under the terms of the note issued under the SBA PPP loan program, interest accrues on the outstanding principal at the rate of 1.00% per annum. The Company received loan forgiveness in 2021 and has recorded $153,000 in other income for forgiveness of the loan for the predecessor period of 2021. This resulted in a balance of $0 and $0 at December 31, 2022 and December 31, 2021, respectively.

Line of Credit Facility

On December 29, 2020, the Company received $1,365,207 through a term loan funding ongoing operations for the Company, with an interest rate per annum equal to the Prime Rate and maturity date of December 31, 2021. The Company paid off $500,000 during 2020 and the remaining balance along with accrued interest of $18,296 during the predecessor period of 2021, as a condition for the TicketSmarter Acquisition, resulting in a balance of $0 and $0 at December 31, 2022 and December 31, 2021, respectively.

Term Loan

On December 29, 2020, the Company received $400,000 through a revolving line of credit to assist in funding ongoing operations for the Company, with an interest rate per annum equal to the Prime Rate and maturity date of September 3, 2021. The Company withdrew an additional $750,000, while repaying $1,150,000 and accrued interest of $12,124 during the predecessor period of 2021. Due to the Company paying off all outstanding balances, as a condition for the TicketSmarter Acquisition, a balance of $0 and $0 at December 31, 2022 and December 31, 2021, respectively, were reported.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, we are notified that we may be a party to a lawsuit or that a claim is being made against us. It is our policy to not disclose the specifics of any claim or threatened lawsuit until the summons and complaint are actually served on us. After carefully assessing the claim, and assuming we determine that we are not at fault or we disagree with the damages or relief demanded, we vigorously defend any lawsuit filed against us. We record a liability when losses are deemed probable and reasonably estimable. When losses are deemed reasonably possible but not probable, we determine whether it is possible to provide an estimate of the amount of the loss or range of possible losses for the claim, if material for disclosure. In evaluating matters for accrual and disclosure purposes, we take into consideration factors such as our historical experience with matters of a similar nature, the specific facts and circumstances asserted, the likelihood of our prevailing, the availability of insurance, and the severity of any potential loss. We reevaluate and update accruals as matters progress over time.

NOTE 11. NET EARNINGS (LOSS) PER SHARE

The calculation of the weighted average number of shares outstanding and loss per share outstanding for the years ended December 31, 2022 and 2021 are as follows:

	(Successor) December 31, 2022	(Successor) September 1, 2021 Through December 31, 2021	(Predecessor) January 1, 2021 Through August 31, 2021
Numerator for basic and diluted income (loss) per share – Net income (loss)	$(7,401,115)	$175,432	$647,944
Denominator for basic income (loss) per share – weighted average shares outstanding	1,000	1,000	—
Dilutive effect of shares issuable upon conversion of convertible debt and the exercise of stock options and warrants outstanding	—	—	—
Denominator for diluted income (loss) per share – adjusted weighted average shares outstanding	1,000	1,000	—
Net income (loss) per share:
Basic	$(7,401.12)	$175.43	N/A
Diluted	$(7,401.12)	$175.43	N/A

Basic income (loss) per share is based upon the weighted average number of shares of common stock outstanding during the period.

NOTE 12. TICKETSMARTER ACQUISITION

On September 1, 2021, Digital Ally, Inc. formed TicketSmarter, Inc. (“TicketSmarter”), through which the Company completed the acquisition of Goody Tickets, LLC, a Kansas limited liability company (“Goody Tickets”) and TicketSmarter, LLC, a Kansas limited liability company (“TicketSmarter LLC”) (such acquisitions, collectively, the “TicketSmarter Acquisition”). In accordance with the stock purchase agreement, the Company agreed to an initial payment (the “Initial Payment Amount”) of $9,403,600 through a combination of cash and common stock. Additionally, included in the agreement, the Company agreed to place $500,000 in escrow, subject to a working capital adjustment based on actual working capital amounts on the acquisition date as defined in the agreement. This amount was subject to disbursement 45 days following the close of the acquisition. The parties completed the working capital adjustment resulting in the Company retaining $297,726 of the escrow amount with the $202,274 released to the sellers. Lastly, the acquisition had an earn-out liability of $3.7 million, which was contingent on TicketSmarter achieving defined financial metrics during the agreed upon measurement period. Due to ASC 805’s push down accounting guidance, this earn-out liability and any associated gain related to it are not disclosed in these standalone financial statements.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. TICKETSMARTER ACQUISITION (cont.)

The Company accounts for business combinations using the acquisition method and that the Company has early adopted the amendments of Regulation S-X dated May 21, 2020 and has concluded that this acquisition was not significant. Accordingly, the presentation of the assets acquired, historical financial statements under Rule 3-05 and related pro forma information under Article 11 of Regulation S-X, respectively, are not required to be presented. Under the acquisition method, the purchase price of the TicketSmarter Acquisition has been allocated to Goody Tickets’ and TicketSmarter LLC’s acquired tangible and identifiable intangible assets and assumed liabilities based on their estimated fair values at the time of the TicketSmarter Acquisition. This allocation involves a number of assumptions, estimates, and judgments that could materially affect the timing or amounts recognized in our financial statements. The TicketSmarter Acquisition was structured as a stock purchase; however the parties agreed to coordinate the election to invoke IRS Section 338(h)(10) relative to this transaction for tax purposes. Therefore, the excess purchase price over the fair value of net tangible assets acquired was recorded as goodwill, which will be amortized over 15 years for income tax filing purposes. Likewise, the other acquired assets were stepped up to fair value and is deductible for income tax purposes. The results of operations of acquired businesses are included in the consolidated financial statements from the acquisition date.

The purchase price of the TicketSmarter Acquisition was allocated to Goody Tickets’ and TicketSmarter LLC’s tangible assets, goodwill, identifiable intangible assets, and assumed liabilities based on their preliminary estimated fair values at the time of the TicketSmarter Acquisition. The Company retained the services of an independent valuation firm to determine the fair value of these identifiable intangible assets. The Company will continue to evaluate the fair value of the identified intangible assets. The preliminary and final estimated fair value of assets acquired, and liabilities assumed in the TicketSmarter Acquisition were as follows:

	Preliminary purchase price allocation
Description	As allocated September 30, 2021	As allocated December 31, 2021
Assets acquired:
Tangible assets acquired, including $51,432 of cash acquired	$7,139,930	$5,748,290
Identifiable intangible assets acquired	—	6,800,000
Goodwill	7,594,908	2,186,548
Liabilities assumed	(5,128,964)	(5,128,964)
Liabilities assumed pursuant to stock purchase agreement	(5,128,964)	(5,128,964)
Net assets acquired and liabilities assumed	$9,605,874	$9,605,874
Consideration:
Cash paid at TicketSmarter Acquisition date	$8,413,240	$8,413,240
Common stock issued as consideration for TicketSmarter Acquisition at date of acquisition	990,360	990,360
Cash paid at closing to escrow amount	500,000	500,000
Cash retained from escrow amount pursuant to settlement of working capital target	(297,726)	(297,726)
Total TicketSmarter Acquisition purchase price	$9,605,874	$9,605,874

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. TICKETSMARTER ACQUISITION (cont.)

The following table sets forth the components of identifiable intangible assets acquired and their estimated useful lives in years as of the date of acquisition:

	Cost	Amortization through December 31, 2022	Estimated useful life
Identifiable intangible assets:
Trademarks	$600,000	$—	indefinite
Sponsorship agreement network	5,600,000	1,493,333	5 years
Search engine optimization/content	600,000	200,000	4 years
	$6,800,000	$1,693,333

For the period from the date of the TicketSmarter Acquisition to December 31, 2021, the Company adjusted its preliminary fair value estimates and estimated useful lives based upon information obtained through December 31, 2021, which resulted in adjustments to the preliminary allocation of the purchase price. These adjustments primarily related to estimated identifiable intangible asset fair values (primarily related to the sponsorship agreement network), the estimated fair value of the contingent earn-out agreement liability and goodwill. There were no adjustments to the allocation of the purchase price during the year ended December 31, 2022.

During the measurement period (which is the period required to obtain all necessary information that existed at the acquisition date, or to conclude that such information is unavailable, not to exceed one year), additional assets or liabilities may be recognized, or there could be changes to the amounts of assets or liabilities previously recognized on a preliminary basis, if new information is obtained about facts and circumstances that existed as of the acquisition date that, if known, would have resulted in the recognition of these assets or liabilities as of that date.

NOTE 13. INCOME TAXES

The tax provision for the 2021 period reports the results of the post acquisition period of 9/1/2021 through 12/31/2021 for which period TicketSmarter was a member of and filed as part of the consolidated tax filing of Digital Ally Inc. Accordingly, the components of the income tax provision (benefit) for the years ended December 31, 2022, and 2021 are as follows:

	(Successor) December 31, 2022	(Successor) September 1, 2021 Through December 31, 2021	(Predecessor) January 1, 2021 Through August 31, 2021
Current taxes:
Federal	$(49,000)	$49,000	$—
State	(11,000)	11,000	—
Total current taxes	(60,000)	60,000	—
Deferred tax provision (benefit)	(190,000)	190,000	—
Income tax provision (benefit)	$—	$250,000	$—

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. INCOME TAXES (cont.)

A reconciliation of the income tax (provision) benefit at the statutory rate of 21% for the years ended December 31, 2022, and 2021 to the Company’s effective tax rate is as follows:

	(Successor) December 31, 2022	(Successor) September 1, 2021 Through December 31, 2021	(Predecessor) January 1, 2021 Through August 31, 2021
U.S. Statutory tax rate	21.0%	21.0%	21.0%
State taxes, net of Federal benefit	6.0%	5.1%	5.1%
Change in valuation reserve on deferred tax assets	(100.0)%	—%	—%
Change in valuation reserve on deferred tax assets	(100.0)%	—%	—%
Income tax (provision) benefit	—%	26.1%	—%

The effective tax rate for the years ended December 31, 2022, and 2021 varied from the expected statutory rate due to the Company continuing to provide a 100% valuation allowance on net deferred tax assets. The Company determined that it was appropriate to continue the full valuation allowance on net deferred tax assets as of December 31, 2022, primarily because of the current year operating losses.

Significant components of the Company’s deferred tax assets (liabilities) as of December 31, 2022 and 2021 are as follows:

	2022	2021
Deferred tax assets:
Inventory reserves	$147,000	$147,000
Allowance for doubtful accounts receivable	7,000	7,000
Depreciation and amortization	333,000	111,000
Accruals and other	(175,000)	(75,000)
Total deferred tax assets	312,000	190,000
Valuation reserve	(312,000)	—
Total deferred tax assets	—	190,000
Deferred tax liabilities:
Intangible assets	—	—
Total deferred tax liabilities	—	—
Net deferred tax assets (liability)	$—	$190,000

The valuation allowance on deferred tax assets totaled $312,000 and $-0- as of December 31, 2022, and 2021, respectively. The Company records the benefit it will derive in future accounting periods from tax losses and credits and deductible temporary differences as “deferred tax assets.” In accordance with ASC 740, “Income Taxes,” the Company records a valuation allowance to reduce the carrying value of our deferred tax assets if, based on all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company’s federal and state income tax returns are closed for examination purposes by relevant statute and by examination for 2018 and all prior tax years.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. RELATED PARTY TRANSACTIONS

Transactions with Digital Ally, Inc.

On June 6, 2022, the Company drew $1,500,000 of their line of credit with Digital Ally, Inc., the Company’s current parent company until completion of the Agreement and Plan of Merger described below, which was included in the stock purchase agreement dated September 1, 2021. Additionally, the Company drew another $2,500,000 during the month of September 2022. The line of credit carries an interest rate coincides with prime rate. The balance of the line of credit was $2,689,131 and $0 at December 31, 2022 and December 31, 2021, respectively. The interest expense related to the line of credit was $90,791 and $0 for the years ended December 31, 2022 and December 31, 2021. The Company repaid $1,401,660 and $0 for the years ended December 31, 2022 and December 31, 2021, respectively.

Additionally, the Company owed Digital Ally, Inc. $265,125 and $62,349 at December 31, 2022 and December 31, 2021, respectively, related to operating expenses paid by Digital Ally, Inc. on behalf of the Company. No interest is accrued related to these transactions.

Transactions with Owner’s in Predecessor Period of 2021

On December 29, 2020 the Company received a loan from the owners of TicketSmarter in the amount of $500,000, with an interest rate of 6% and maturity date of December 31, 2021. The Company paid off the entirety of these loans during the predecessor period of 2021. The interest expense on this loan was $13,333 and $0 for the years ended December 31, 2021 and December 31, 2022, respectively. This resulted in a balance of $0 and $0 at December 31, 2022 and December 31, 2021, respectively.

NOTE 15. EQUITY

Successor

As of September 1, 2021, TicketSmarter LLC and Goody Tickets LLC was owned by TicketSmarter. The September 1, 2021 Operating Agreement establishes certain rights and privileges of the Company’s members. The September 1, 2021 Operating Agreement was in effect during the entirety of the Successor Periods. The September 1, 2021 Operating Agreement does not explicitly designate specific classes of units.

As of September 1, 2021 and through the end of 2022 Successor Period, 100% of TicketSmarter LLC and Goody Tickets LLC outstanding membership units or ownership interests were held by TicketSmarter, a wholly owned subsidiary of Kustom Entertainment, Inc.

Under the September 1, 2021 Unit Purchase Agreement, ownership of the Seller’s units generally provides the holder with (a) the acquired companies’ capital, (b) the acquired companies’ net profits and net losses and the right to receive distributions from the acquired companies, and (c) the right to participate in the management of the acquired companies.

At the Transaction date, the total consideration of $9,605,875, discussed in Note 12, relative to the Transaction was recorded as additional paid in capital in the Company as contributions from the Transaction. Additionally, pursuant to Transaction agreements, the $1,500,000 in working capital contributions from the Company was also recorded as additional paid in capital.

During 2022 the parent company contributed $1,209,727 in property, plant, and equipment to the Company, which was recorded as additional paid in capital in the Company.

The consolidated statement of operations, changes in stockholder’s equity and cash flows for the period from January 1, 2021 through August 31, 2021 (the “2021 Predecessor Period”) reflect the pre-Transaction activity of the Company. The consolidated statement of operations, changes in stockholder’s equity and cash flows for the period September 1, 2021 through December 31, 2021 (the “2021 Successor Period”) and January 1, 2022 through December 31, 2022 (the “2022 Successor Period”) reflect the post-Transaction activity of the Company. Collectively, the 2022 Successor Period and the 2021 Successor Period are referred to as the “Successor Periods.” Due to the application of pushdown accounting, the Successor Periods are not comparable to the 2021 Predecessor Period.

KUSTOM ENTERTAINMENT, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SUBSEQUENT EVENTS

2023 Commercial Extension of Credit

On February 23, 2023, TicketSmarter, Inc. (“borrower”) entered into an extension of credit in the form of a loan to use in marketing and operating its business in accordance with the Private Label Agreement previously entered into with the Lender. The Lender agreed to extend, subject to the conditions hereof, and Borrower agreed to take, a Loan for Principal Sum of $1,000,000.

Lender shall retain 25% of each remittance owed to Borrower under the terms of the Private Label Agreement. Such remittances shall include regular weekly remittances and any additional incentive payments to which the Borrower may be entitled. The 25% withholding of the Borrower’s applicable remittance shall be deemed a “Payment” under the terms of this Note, and Payments shall continue until the earlier of (i) repayment of the Principal Sum, accrued Interest, and a fee of $35,000.00 or (ii) expiration of the Private Label Agreement on December 31, 2023.

As of the six months ended June 30, 2023, the Company’s had repaid $766,390 towards the principal on the loan through remittances and had an outstanding balance of $233,610.

Agreement and Plan of Merger

On June 1, 2023, Digital Ally, Inc., a Nevada corporation (the “Company Stockholder”), and the sole stockholder of the Company (as defined below), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Clover Leaf Capital Corp., a Delaware corporation (together with its successors, “Clover Leaf”), CL Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of Clover Leaf (“Merger Sub”), Yntegra Capital Investments LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Merger Agreement) for the stockholders of Clover Leaf (other than the Company Stockholder as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of the Merger Agreement (the “Sponsor” or the “Purchaser Representative”), and Kustom Entertainment, Inc., a Nevada corporation with a focus and mission to own and produce events, festivals, and entertainment alongside its evolving primary and secondary ticketing technologies (the “Company”).

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein upon the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), Merger Sub will merge with and into the Company (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”), with the Company continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Clover Leaf. In the Merger, all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist in exchange for the right for the Company Stockholder to receive the Merger Consideration (as defined herein). Upon consummation of the Transactions, Clover Leaf will change its name to “Kustom Entertainment, Inc.”

The aggregate merger consideration to be paid pursuant to the Merger Agreement to the Company Stockholder as of immediately prior to the Effective Time will be an amount equal to (the “Merger Consideration”) (i) $125 million, minus (ii) the estimated consolidated indebtedness of the Company as of the Closing (“Closing Indebtedness”). The Merger Consideration to be paid to the Company Stockholder will be paid solely by the delivery of new shares of Clover Leaf Class A Common Stock, each valued at $11.14 per share. The Closing Indebtedness (and the resulting Merger Consideration) is based solely on estimates determined shortly prior to the Closing and is not subject to any post-Closing true-up or adjustment. For more information on the transaction, please refer to the Company Stockholder’s current report filed on Form 8-K on June 1, 2023 with the Securities and Exchange Commission.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CLOVER LEAF CAPITAL CORP.,
as the Purchaser,

CL MERGER SUB, INC.,
as Merger Sub,

YNTEGRA CAPITAL INVESTMENTS LLC,
in the capacity as the Purchaser Representative,

KUSTOM ENTERTAINMENT, INC.,
as the Company,

and

DIGITAL ALLY, INC.,
in the capacity as the Company Stockholder,

Dated as of June 1, 2023

Annex A-i

Annex A-ii

Exhibit	Description
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Sponsor Forfeiture Letter

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 1, 2023 by and among (i) Clover Leaf Capital Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) CL Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Yntegra Capital Investments LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Stockholder (as defined below) as of immediately prior to the Effective Time and its successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Kustom Entertainment, Inc., a Nevada corporation (the “Company”), and (v) Digital Ally, Inc., a Nevada corporation and the sole stockholder of the Company (the “Company Stockholder”). The Purchaser, Merger Sub, the Purchaser Representative, the Company, and the Company Stockholder are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company is a producer of events and concerts, and holds a technology platform that provides ticket sales, partnerships, and ticket resale services through its online ticketing marketplace for live events and organizes event marketing (the “Business”);

B. The Company Stockholder owns all of the issued and outstanding capital stock of the Company;

C. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

D. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for the Company Stockholder to receive the Merger Consideration (as defined herein), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”) and the Nevada Revised Statutes ( as amended and in effect from time to time, the “NRS”);

E. The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

F. Simultaneously with the execution and delivery of this Agreement the Company Stockholder has entered into a Lock-Up Agreement with Purchaser and Sponsor, the form of which is attached as Exhibit A hereto (the “Lock-Up Agreement”), which will become effective as of the Closing;

G. Prior to the Closing, the Company Stockholder will enter into a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company (the “Non-Competition Agreement”), which will become effective as of the Closing;

H. Concurrently with the consummation of the transactions contemplated by this Agreement, the Purchaser, the Purchaser Representative and the Company Stockholder shall enter into a Registration Rights Agreement, in a form to be mutually agreed between the Parties (the “Registration Rights Agreement”);

I. Simultaneously with the execution and delivery of this Agreement, the Purchaser, the Sponsor and the other parties thereto have entered into a letter agreement (the “Sponsor Forfeiture Letter”) in the form attached as Exhibit B hereto, pursuant to which the Sponsor has agreed to forfeit and/or transfer up to 864,452 shares of Purchaser Class B Common Stock (or shares of Purchaser Class A Common Stock, if such shares of Purchaser Class B Common Stock have been converted to shares of Purchaser Class A Common Stock prior to the Closing) held by the Sponsor, subject to the earnout provisions contained therein, contingent and effective upon the Closing, and up to an additional 864,452 shares of Purchaser Class B Common Stock held by the Sponsor (or shares of Purchaser Class A Common Stock, if such shares of Purchaser Class B Common Stock have been converted to shares of Purchaser Class A Common Stock prior to the Closing), contingent upon the number of shares of Purchaser Class A Common Stock redeemed in the Redemption;

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J. Concurrently with the consummation of the transactions contemplated by this Agreement, certain promissory notes issued by the Purchaser to Sponsor in connection with Purchaser’s extension of the deadline by which it must complete its business combination, including the promissory note in the principal amount of $1,383,123 issued to the Sponsor on July 18, 2022, the promissory note in the principal amount of $1,383,123 issued to our sponsor on October 19, 2022 and any other promissory notes issued to Sponsor, which amount shall not exceed $3,500,000 in the aggregate, in connection with a future extension of the deadline by which the Purchaser must complete its business combination (the “Promissory Notes”), shall be converted into Purchaser Private Units, of which the total Purchaser Private Units so issued shall be equal to: (x) the portion of the principal amount of the promissory notes being converted divided by (y) the conversion price of ten dollars ($10.00), rounded up to the nearest whole number of units (the “Note Conversion”);

K. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

L. Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the NRS, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Articles of Merger for the merger of Merger Sub with and into the Company in form and substance reasonably acceptable to the Company and Purchaser (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NRS (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Articles of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Articles of Incorporation and Bylaws shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation, except the name of the Surviving Corporation shall be mutually agreed between the Parties.

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Company immediately prior to the Closing, after giving effect to Section 6.16, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

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1.7 Amended and Restated Purchaser Certificate of Incorporation and Bylaws. Effective upon the Effective Time, the Purchaser shall amend and restate its (a) Certificate of Incorporation, which shall, among other matters, amend the Purchaser’s Certificate of Incorporation to (i) provide that the name of the Purchaser shall be changed to “Kustom Entertainment”, or such other name as mutually agreed to by the Purchaser and the Company, (ii) remove and change certain provisions in the Purchaser’s Certificate of Incorporation related to the Purchaser’s status as a blank check company, and (iii) otherwise be appropriate for a public company listed on Nasdaq and (b) Bylaws, which shall, among other matters, provide for the size and structure of the Post-Closing Purchaser Board in accordance with Section 6.16, in each case, as reasonably satisfactory to the Company and the Purchaser.

1.8 Merger Consideration.

At the Closing, subject to and upon the terms and conditions of this Agreement, as consideration for the Merger, the Company Stockholder shall be entitled to receive from the Purchaser, a number of shares of Purchaser Class A Common Stock with an aggregate value equal to (i) One Hundred Twenty Five Million Dollars ($125,000,000), minus the Closing Indebtedness (the resulting amount, the “Merger Consideration”), with the Company Stockholder receiving a number of shares of Purchaser Class A Common Stock equal to (i) the Merger Consideration, divided by (ii) the Per Share Price (the “Merger Consideration Shares”).

1.9 Estimated Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth (a) a good faith calculation of the Company’s estimate of the Closing Indebtedness, in each case, as of the Reference Time and along with reasonably detailed calculations, and (b) the resulting estimated Merger Consideration and Merger Consideration Shares to be issued by Purchaser at the Closing using the formula in Section 1.8 based on such estimates of Closing Indebtedness, which Estimated Closing Statement shall be subject to the review and the reasonable approval by Purchaser. Promptly after delivering the Estimated Closing Statement to Purchaser, the Company will meet with Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, as mutually approved by the Company and Purchaser both acting reasonably and in good faith, which adjusted Estimated Closing Statement shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with GAAP or other applicable accounting principles and otherwise in accordance with this Agreement. The Estimated Closing Statement will also include with respect to Closing Indebtedness the amount owed to each creditor of the Company and, with respect to any Closing Indebtedness that Purchaser and the Company agree to satisfy at the Closing, payment instructions, together with payoff and lien release letters from the Company’s creditors in form and substance reasonably acceptable to Purchaser. Schedule 1.9 sets forth an illustrative statement (the “Reference Statement”) prepared in good faith by the Company in cooperation with Purchaser setting forth the various line items used (or to be used) in, and illustrating for sample purposes only as of the date set forth therein, the calculation of Closing Indebtedness and the resulting Merger Consideration and Merger Consideration Shares, if the Closing had occurred on such date, in each case prepared and calculated in accordance with this Agreement.

1.10 Effect of Merger on Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of Company Common Stock or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a) Company Stock. Subject to clause (b) below, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.11. As of the Effective Time, the Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation.

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Common Stock that are owned by the Company as treasury shares immediately prior to the Effective Time, such shares of Company Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

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1.11 Surrender of Company Common Stock and Payment of Merger Consideration.

(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Stock (“Company Certificates”). At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. The delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit) for use in such exchange.

(b) The Company Stockholder shall be entitled to receive the Merger Consideration in respect of its shares of Company Stock, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the Company Certificates for its Company Common Stock (or a Lost Certificate Affidavit), and (ii) such other documents as may be reasonably requested by the Exchange Agent. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(c) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Exchange Agent (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Exchange Agent may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it with respect to the shares of Company Common Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.11(c) shall be treated as a Company Certificate for all purposes of this Agreement.

(d) All Purchaser Class A Common Stock issued upon the surrender of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock. Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Class A Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Class A Common Stock (after aggregating all fractional shares of Purchaser Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Class A Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Purchaser Class A Common Stock.

1.12 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Common Stock or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser and Merger Sub to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. Each of the Purchaser and Merger Sub is a company duly incorporated, validly existing and in good standing under the laws Delaware and Nevada, as applicable. The Purchaser and Merger Sub each have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Purchaser and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser and Merger Sub have heretofore made available to the Company accurate and complete copies of their respective Organizational Documents, as currently in effect. Neither the Purchaser nor Merger Sub in violation of any provision of its respective Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and Merger Sub, as applicable, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of either the Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser or Merger Sub, as applicable, enforceable against the Purchaser or Merger Sub, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser or Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement,

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(d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s or Merger Sub’s, as applicable, Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser or Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser or Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser or Merger Sub.

3.5 Capitalization.

(a) Purchaser is authorized to issue (i) 100,000,000 shares of Purchaser Class A Common Stock, (ii) 10,000,000 shares of Purchaser Class B Common Stock, and 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser and Merger Sub has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Purchaser has any rights with respect to such equity securities of Merger Sub and no such rights will arise by virtue of or in connection with the Merger and the other transactions contemplated by this Agreement. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or Merger Sub or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser or Merger Sub to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser or Merger Sub to repurchase, redeem or otherwise acquire any shares of Purchaser or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser or Merger Sub is a party with respect to the voting of any shares of Purchaser or Merger Sub.

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(d) All Indebtedness of Purchaser and Merger Sub as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of Purchaser or Merger Sub contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or Merger Sub, (iii) the ability of Purchaser or Merger Sub to grant any Lien on its properties or assets or (iv) the consummation of the Merger.

(e) Since the date of formation of Purchaser and Merger Sub, and except as contemplated by this Agreement, neither Purchaser nor Merger Sub has declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and neither Purchaser’s nor Merger Sub’s board of directors has authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year for which the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements or prospectuses filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.6, the Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the shares of Purchaser Common Stock and the Purchaser Public Rights are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable listing and corporate governance rules of Nasdaq. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports solely as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement.

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X

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or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The Purchaser has no off-balance sheet arrangements.

(c) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the SPAC Financials, neither Purchaser nor any of its Subsidiaries has incurred any Liabilities or obligations required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the Purchaser Financials or (ii) that are not material in amount and that were incurred after the date of the Company Financials in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(d) Except for any SEC SPAC Accounting Changes or as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports the Purchaser files or submits under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Purchaser’s management, including the Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosures.

3.7 Stock Market Listing. The issued and outstanding Purchaser Public Units, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CLOEU”. The issued and outstanding shares of Purchaser Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CLOE”. The issued and outstanding Purchaser Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “CLOER”. Except as set forth in Schedule 3.7, Purchaser is in material compliance with the rules of Nasdaq and there is no Action pending or, to the knowledge of Purchaser, threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to deregister the Purchaser Class A Common Stock or Purchaser Public Rights or terminate the listing of Purchaser Class A Common Stock or Purchaser Public Rights on Nasdaq. None of Purchaser nor any of its Affiliates has taken any action in an attempt to terminate the registration of the Purchaser Class A Common Stock or Purchaser Public Rights under the Exchange Act, except as contemplated by this Agreement. Purchaser has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Purchaser Class A Common Stock from Nasdaq or the SEC.

3.8 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.8, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities, (b) since December 31, 2021, not been subject to a Material Adverse Effect on the Purchaser, and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.3(b) (without giving effect to Schedule 6.3) if such action were taken on or after the date hereof without the consent of the Company.

3.9 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.10 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

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3.11 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.11(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. The Purchaser has complied with all applicable Laws relating to Taxes.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) There is no Action currently pending or threatened against the Purchaser by a Tax authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or that it is or may be required to file Tax Returns in such jurisdiction.

(d) The Purchaser has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(e) The Purchaser has not (i) made any change in accounting method (except as required by a change in Law); (ii) used an improper method of accounting for a taxable period ending on or prior to the Closing; (iii) entered into an installment sale or open transaction prior to the Closing; (iv) received a prepaid amount prior to the Closing; or (v) received a ruling from, or signed an agreement with, any taxing authority, which, in any case, would reasonably be expected to have a material impact on its Taxes following the Closing.

(f) The Purchaser has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury regulation section 1.6011-4.

(g) The Purchaser has no Liability, or potential liability, for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on it with respect to any period following the Closing Date.

(h) The Purchaser has not requested, and is not the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(i) The Purchaser has not been constituted either a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (or so much of Section 356 of the Code as it relates to Section 355 of the Code).

(j) The Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a transaction described in Section 368 of the Code.

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3.12 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees, consultants or independent contractors or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.13 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.14 Material Contracts.

(a) Except as set forth on Schedule 3.14(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.15 Transactions with Affiliates. Schedule 3.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.16 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.17 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.18 Finders and Brokers. Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.19 Ownership of Merger Consideration Shares. All shares of Purchaser Class A Common Stock to be issued and delivered to the Company Stockholder as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Class A Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreement, the Registration Rights Agreement and any Liens incurred by the Company Stockholder, and the issuance and sale of such Purchaser Class A Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

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3.20 Purchaser Activities. Since its formation Purchaser has not engaged in any activities other than activities relating to the pursuit of a Business Combination and related financing activities and its reporting obligations with the SEC and Nasdaq and Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, neither Purchaser nor Merger Sub own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Purchaser’s 100% ownership of Merger Sub) and Merger Sub has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Merger and the other transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not a party to or bound by any Contract.

3.21 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.22 Insurance. Schedule 3.22 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.23 Trust Account. As of the date hereof, there is at least $18,000,000 invested in the Trust Account, maintained by the Trustee, pursuant to the Trust Agreement. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Purchaser’s Organizational Documents and Purchaser’s final prospectus dated July 19, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The Purchaser has performed all material obligations required to be performed by it under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since July 19, 2021, Purchaser has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate, and, as of the Effective Time, Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s

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Organizational Documents to dissolve and liquidate the assets of Purchaser by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no stockholder of Purchaser shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Purchaser Class A Common Stock for redemption pursuant to the Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented, or modified in any respect and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Purchaser, or, to the knowledge of Purchaser, by the Trustee. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be materially inaccurate or (ii) entitle any Person (other than holders of Purchaser Class A Common Stock who shall have elected to have their shares of Purchaser Class A Common Stock redeemed pursuant to the Redemption) to any portion of the proceeds in the Trust Account.

3.24 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Proxy Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Proxy Statement.

3.25 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders, the Company Stockholder and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser (with references to the Company including its predecessors as appropriate), as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which

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it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 4.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Company Stockholder Written Consent. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors and the Company Stockholder in accordance with the Company’s Organizational Documents, the NRS, any other applicable Law or any Contract to which the Company or any of its stockholders is a party or by which it or its securities are bound and (b) other than the Company Stockholder Written Consent, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and the Company Stockholder, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the NRS, (iii) directed that this Agreement be submitted to the Company Stockholder for adoption and (iv) resolved to recommend that the Company Stockholder adopt this Agreement.

4.3 Capitalization.

(a) The Company is authorized to issue 1,000 shares of capital stock consisting of 1,000 shares of Company Common Stock, 1,000 of which shares are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Common Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Articles of Incorporation. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, any other applicable Law, the Company Articles of Incorporation or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) Other than as set forth on Schedule 4.3(b), there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized stock option, restricted stock, equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Articles of Incorporation, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated

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by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as (a) disclosed in the Company Financials since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests, (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and, except as set forth on Schedule 4.4, owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the Subsidiaries of the Company, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company, taken as a whole or its abilities to perform its obligations under this Agreement or the Ancillary Documents or consummate the transaction contemplated hereby or thereby, in any case, in any material respect.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to

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have a Material Adverse Effect on the Company, taken as a whole or its abilities to perform its obligations under this Agreement or the Ancillary Documents or consummate the transaction contemplated hereby or thereby, in any case, in any material respect.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) unaudited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated unaudited balance sheets of the Company as of December 31, 2021 and December 31, 2022, and the related consolidated unaudited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, and (ii) the unaudited financial statements, consisting of the consolidated balance sheet of the Company as of March 31, 2023 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the three (3) months then ended. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in nature or amount), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated. The Company has not been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Audited Financial Statements, when delivered in accordance with Section 6.26, will (X) accurately reflect the books and records of Company as of the times and for the periods referred to therein, (Y) have been prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in nature or amount ), and (Z) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, and (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. Since September 1, 2021, neither the Company, any of its predecessors nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), or (iii) expenses of the Company incurred in connection with the negotiation, preparation and/or execution of this Agreement or any of the Ancillary Documents or the consummation of the Merger contemplated hereby or thereby.

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(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable at the time of preparation.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2022, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. The Company is not or has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company or any of its predecessors received, since September 1, 2021, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened since September 1, 2021); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, any of its predecessors, its or their current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company or any of its predecessors must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management or directors of the Company or any of its predecessors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

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(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than an Affiliate or any manager, director or officer of the Company or an Affiliate) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than Off-the-Shelf Software;

(xv) that will be required to be filed with the Proxy Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to the Company and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the

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Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company, except where the failure to have the same would not, individually, or in the aggregate, reasonably be expected to be material to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or

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may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. The Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the business of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e) To the Knowledge of the Company, no current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(c) The Company is not being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not (i) made any material change in accounting method (except as required by a change in Law or GAAP); or (ii) received a ruling from, or signed an agreement with, any taxing authority, which, in any case, would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) The Company has no Liability or potential Liability for the Taxes of another Person (other than an Affiliate) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(j) The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(k) The Company has not requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(l) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (or so much of Section 356 of the Code as it relates to Section 355 of the Code).

(m) The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any

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other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own and has never owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than an Affiliate, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials, (d) Liens set forth on Schedule 4.17 and (e) where such failure to have good and marketable title to, or a valid leasehold interest in or right to use, free and clear of all Liens would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect on the Company. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the business of the Company as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are adequate and sufficient for the operation of the business of the Company as currently conducted and as presently proposed to be conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other similar Contract covering any group of employees, labor organization or other bargaining representative of any of the employees of the Company, and the Company has no Knowledge of any pending activities of any labor union or other party to organize or represent such employees.

(b) In the past three (3) years, there have been no strikes, slow-downs, picketing, work-stoppages, or other similar material labor disputes affecting the Company or its predecessors and, to the Knowledge of the Company, no such actions are currently threatened.

(c) No current executive officer of the Company has provided the Company with written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(d) Except as set forth in Schedule 4.18(d), the Company is and its predecessors have been (i) since September 1, 2018 in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations (collectively, “Labor and Employment Laws”), and have not received written or, to the Knowledge of the Company, oral notice that there is any pending Action alleging that the Company has engaged in any unfair labor practice, (ii) not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) not liable for any material payment to any Governmental

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Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(e) There are no Actions pending or, to the Knowledge of the Company, threatened against the Company alleging that the Company has violated any Labor and Employment Law, or alleging breach of any contract of employment, wrongful termination of employment, or breach of any contract between the Company and an independent contractor.

(f) Schedule 4.18(f) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2022.

(g) Except as set forth on Schedule 4.18(f), (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, (B) the Company has paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and (C) the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement.

(h) Schedule 4.18(h) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(h), all of such independent contractors are a party to a written Contract with the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company have been correctly classified as independent contractors. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each material Benefit Plan of the Company and its ERISA Affiliates (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No statement, either written or oral, has been made by the Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a pre-approved plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to or otherwise made available to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of

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plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination or opinion letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) Except as set forth on Schedule 4.19(e), no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has not incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. The Company does not currently maintain and has never maintained, and is not required currently and has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) Except as set forth on Schedule 4.19(f), there is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) Except as set forth on Schedule 4.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) Except as set forth on Schedule 4.19(i), all Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Corporation or Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(j) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 4.19(j). No Company Options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company has no obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

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4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could materially and adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any material Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in the past five (5) years in respect of the currently owned, leased, or operated properties of the Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, Neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

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4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. Since September 1, 2021, neither the Company nor any of its predecessors has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by the Company in the past five (5) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022 and (b) the period since January 1, 2023, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of the Company with any Top Supplier or Top Customer.

4.25 Certain Business Practices.

(a) Neither the Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither the Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

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(c) Neither the Company nor any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.27 Finders and Brokers. Except as set forth in Schedule 4.27, the Company has not incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.28 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of the Purchaser for the Proxy Statement; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty as to the Purchaser, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Proxy Statement.

4.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Article V
REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company Stockholder hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. The Company Stockholder is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

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5.2 Authorization; Binding Agreement. The Company Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company Stockholder is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company Stockholder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Ownership. Except as set forth on Schedule 5.3, the Company Stockholder owns good, valid and marketable title to all of the Company Stock, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents). There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which the Company Stockholder is a party or by which the Company Stockholder is bound, with respect to the voting or transfer of any of the Company Stockholder’s Company Common Stock other than this Agreement. Upon delivery of the shares of Company Common Stock to the Purchaser on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Company Common Stock and good, valid and marketable title to the Company Common Stock, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Purchaser), will pass to Purchaser.

5.4 Non-Contravention. The execution and delivery by the Company Stockholder of this Agreement and each Ancillary Document to which the Company Stockholder is or is required to be a party or otherwise bound, and the consummation by the Company Stockholder of the transactions contemplated hereby and thereby and compliance by the Company Stockholder with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company Stockholder’s Organizational Documents, (b) conflict with or violate any Law or Order applicable to the Company Stockholder or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company Stockholder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon the shares of the Company’s capital stock, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract to which the Company Stockholder is a party or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Company Stockholder.

5.5 No Litigation. There is no Action pending or, to the Knowledge of the Company Stockholder, threatened, nor any Order is outstanding, against or involving the Company Stockholder, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of the Company Stockholder to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which the Company Stockholder is or is required to be a party.

5.6 Investment Representations. The Company Stockholder: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) has been advised and understands that the Merger Consideration Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Merger Consideration Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to the Lock-Up Agreement; (c) is aware that an investment in Purchaser is a speculative investment and is subject to the risk of complete loss; and (d) acknowledges that except as set forth in the Registration Rights Agreement, the Purchaser is under no obligation hereunder to register the Merger Consideration Shares under the Securities Act. The Company Stockholder does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to

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any third Person, with respect to the Merger Consideration Shares. By reason of The Company Stockholder’s business or financial experience, or by reason of the business or financial experience of the Company Stockholder’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), the Company Stockholder is capable of evaluating the risks and merits of an investment in the Purchaser and of protecting its interests in connection with this investment. The Company Stockholder has carefully read and understands all materials provided by or on behalf of the Purchaser, or its Representatives to the Company Stockholder or the Company Stockholder’s Representatives pertaining to an investment in the Purchaser and has consulted, as the Company Stockholder has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company Stockholder. The Company Stockholder acknowledges that the Merger Consideration Shares are subject to dilution for events not under the control of the Company Stockholder. The Company Stockholder has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Company Stockholder and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by the Purchaser, Purchaser or their respective Representatives. The Company Stockholder acknowledges and agrees that, except as set forth in Article III (including the related portions of the Purchaser Disclosure Schedules), no representations or warranties have been made by the Purchaser, Merger Sub, or any of their respective Representatives, and that the Company Stockholder has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Purchaser (other than, for the avoidance of doubt, the Merger Consideration the Company Stockholder is entitled to pursuant to this Agreement) or (ii) the profitability or value of the Merger Consideration Shares in any manner whatsoever. The Company Stockholder: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with the Company Stockholder’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.7 Information Supplied. None of the information supplied or to be supplied by the Company Stockholder expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Stockholder expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company Stockholder makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

5.8 Independent Investigation. The Company Stockholder has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser and Merger Sub, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser and Merger Sub for such purpose. The Company Stockholder acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company Stockholder pursuant hereto, and the information provided by or on behalf of the Purchaser for the Proxy Statement; and (b) none of the Purchaser, Merger Sub or any of their respective Representatives have made any representation or warranty

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as to the Purchaser, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company Stockholder pursuant hereto, or with respect to the information provided by or on behalf of the Company Stockholder for the Proxy Statement.

5.9 Finders and Brokers. Except as set forth in Schedule 4.27, the Company Stockholder has not incurred nor will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.14, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Notwithstanding the foregoing, the Company shall not be required to provide to the Purchaser or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Laws to which the Company is subject, (B) result in a breach of any Contract between the Company and a third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Laws and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Laws), or (ii) if the Company, on the one hand, and the Purchaser or any its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(b) During the Interim Period, subject to Section 6.14, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser shall not be required to provide

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to the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Laws to which the Purchaser is subject, (B) result in a breach of any Contract between the Purchaser and a third party, (C) violate any legally-binding obligation of the Purchaser with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Purchaser under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Purchaser shall use reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Laws and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Laws), or (ii) if the Purchaser, on the one hand, and the Company or any its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Purchaser shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

6.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, Purchaser must notify the Company in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to the Company and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, Purchaser must notify the Company in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, except ordinary course distributions to the Company Stockholder for purposes of servicing its pro rata portion of Indebtedness of the Company Stockholder;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 individually or $250,000 in the aggregate;

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(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee of the Company and its Subsidiaries, in each case other than as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures), pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to the Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities other than in the ordinary course of business;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $200,000 (individually for any project (or set of related projects) or $500,000 in the aggregate), provided that the Company shall not be prohibited from repairing existing fixed assets in the ordinary course of business consistent with past practice;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of an Artist Contract, a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights other than in the ordinary course of business;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

Notwithstanding the foregoing nothing in this Section 6.2, shall prevent the Company from taking any COVID-19 Measures or any reasonable action that is taken in good faith in response to COVID-19.

6.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, the Company must notify the Purchaser in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures) or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any PIPE Investment), as required by applicable Law (including for the avoidance of doubt, any COVID-19 Measures) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, if consent is withheld, the Company must notify the Purchaser in writing within five (5) Business Days of the request or such failure to so notify shall be considered the equivalent of prior consent), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person, provided, that the restrictions in this Section 6.3(b)(iv) shall not apply to any Indebtedness nor prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses, or any Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”)), up to aggregate additional Indebtedness during the Interim Period of $300,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

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(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Company for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Company that the Company’s certified public accountants may issue.

6.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the shares of Purchaser Common Stock and the Purchaser Public Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock and the Purchaser Public Rights. Prior to the Closing, Purchaser shall apply for a mutually agreed upon new ticker symbol with Nasdaq that reflects the name “Kustom Entertainment” contingent on obtaining Required Purchaser Stockholder Approval. On or prior to the Closing, if Purchaser receives any written notice from Nasdaq that Purchaser has failed to meet the Nasdaq listing requirements as of the Closing for any reason, then Purchaser shall provide prompt written notice to the Company, including a copy of any written notice received from Nasdaq.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party; provided, however, that if the Company’s board of directors determines in good faith, after consultation with

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its outside legal counsel that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis to the Company’s board of directors, an Acquisition Proposal.

(c) Notwithstanding anything to the contrary contained in Section 6.6(a) or 6.6(b), if at any time after the date of this Agreement and prior to obtaining Company Stockholder Written Consent, the Company receives a bona fide, unsolicited written Acquisition Proposal from any person that did not result from a breach of Section 6.6, and if the Company’s board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may:

(i) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the person who has made such Acquisition Proposal and its Representatives; provided, that the Company shall substantially concurrently with the delivery to such person provide to the Purchaser any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided to the Purchaser; and

(ii) engage in or otherwise participate in discussions or negotiations with the person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal.

(d) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information with respect to any Acquisition Proposal. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(e) Notwithstanding the foregoing, prior to the time the Company Stockholder Written Consent is obtained, but not after, if the Company’s board of directors has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that a bone fide, unsolicited, written Acquisition Proposal made after the date hereof that did not result from a breach of this Section 6.6 constitutes a Company Superior Proposal, the Company’s board of directors may, subject to compliance with this Section 6.6(e), cause the Company to terminate this Agreement in accordance with Section 8.1(k) in order to enter into a definitive agreement relating to such Company Superior Proposal if the Company’s failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, subject to paying the Company Termination Fee which shall be paid prior to or concurrently with such termination in accordance with Section 8.4; provided, however, that prior to terminating this Agreement,

(i) the Company has given Purchaser at least ten Business Days’ prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Purchaser a copy of the Company Superior Proposal, an unredacted copy of any proposed acquisition agreements and a copy of any financing commitments relating thereto which are provided to the Company and which may include customary redactions (or, in each case, if not provided in writing to the Company, a written summary of the terms thereof);

(ii) if Purchaser wishes to negotiate, the Company shall have afforded Purchaser and its Representatives the opportunity to negotiate with the Company and its Representatives, during such notice period to enable Purchaser to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal;

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(iii) upon the end of such notice period, the Company’s board of directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Purchaser, and shall have determined, after consultation with its independent financial advisors and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Purchaser were to be given effect; and

(iv) in the event of any change to any financial terms (including the form, amount, and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Purchaser an additional notice consistent with that described in Section 6.6(e)(i) and new notice period under clause 6.6(e)(i) shall commence (provided that the notice period thereunder shall be only two Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.6(e) anew with respect to such additional notice, including clauses 6.6(e)(i) through 6.6(e)(iii) above of this provision.

6.7 No Trading. The Parties acknowledge and agree that they are aware, and that the Company’s and Purchaser’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser and/or the Company Stockholder, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Parties hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser and/or the Company Stockholder (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser and/or the Company Stockholder in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, with each of the Purchaser and the Company bearing fifty percent (50%) of the costs and expenses of any such filing or application, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including

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by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.10 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, each Party shall pay fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added, or other similar Taxes incurred in connection with the Merger. The Party required by applicable Law shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, or the other Parties will join in the execution of any such Tax Returns.

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(b) Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties agrees to promptly notify all other Parties of any challenge to the intended tax treatment described in this Section 6.10(b) by any Governmental Authority.

(c) The Company Stockholder, at its own expense, shall prepare and file, or cause to be prepared and filed, all income Tax Returns for the Company (IRS Form 1120 and any corresponding state or local income Tax Return) for all taxable periods ending on or prior to the Closing Date (the “Company Returns”). All such Company Returns shall be prepared and filed in a manner consistent with the past practice unless otherwise required by applicable Law. The Company Stockholder shall submit each of the state or local Company Returns to the Purchaser no later than fifteen (15) days prior to filing for its review and comment, and the Company Stockholder shall consider in good faith all reasonable revisions requested by the Purchaser. For the avoidance of doubt, the Company Stockholder shall not be required to provide any income Tax Returns of the Company Stockholder or its other subsidiaries not party to the Merger and the Purchaser shall have no right to review any Tax Returns of the Company Stockholder or its other subsidiaries not party to the Merger. The Company Stockholder shall pay all Taxes required to be paid with the Company Returns.

(d) The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns (other than Company Returns) for the Company for all taxable periods that include but do not end on the Closing Date (“Straddle Period”) filed after the Closing Date (the “Purchaser Returns”). All such Purchaser Returns shall be prepared and filed in a manner consistent with the past practice unless otherwise required by applicable Law. The Purchaser shall submit each of the Purchaser Returns to the Company Stockholder no later than fifteen (15) days prior to filing for its review and comment, and the Purchaser shall consider in good faith all reasonable revisions requested by the Company Stockholder. No later than 5 days prior to the due date of any Purchaser Return, the Company Stockholder shall pay to the Purchaser the amount of Taxes with respect to taxable periods ending on or prior to the Closing Date (including the pre-Closing portion of any Straddle Period).

(i) Whenever it may be necessary to allocate Taxes arising in a Straddle Period: except as provided in clause (ii) below, the allocation of such Taxes between the Pre-Closing Tax Period and the post-Closing Tax period shall be made on the basis of an interim closing of the books as of the end of the Closing Date; and

(ii) In the case of any Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or any real property, personal property or similar ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period. However, any such Taxes attributable to any property that was owned by the Company at some point in the Pre-Closing Tax Period, but is not owned as of the Closing Date, shall be allocated entirely to the Pre-Closing Tax Period.

(e) Each Party will promptly notify the other Parties in writing upon receipt by such Party (or any of its Affiliates) of a notice of any pending or threatened audit, examination or Tax proceeding by a Governmental Authority related to the Company for the Pre-Closing Tax Period (a “Pre-Closing Tax Claim”). The Company Stockholder, may at its own expense, participate in, and upon written notice to the Purchaser, assume the defense of relating to such Pre-Closing Tax Claim. The Company Stockholder will have the right to participate jointly with the Purchaser in representing the interests of the Company in any pending or threatened audit, examination or Tax proceeding by a Governmental Authority relating to a Straddle Period, if and to the extent that such period includes any Pre-Closing Tax Period, and to employ counsel of its choice at its expense. The parties agree to cooperate in the defense of any such claim in such proceeding.

(f) Notwithstanding anything in this Agreement to the contrary, the Company Stockholder shall be entitled to control in all respects, and neither the Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax proceeding with respect to (A) any Tax Return of the Company Stockholder or (B) any Tax Return of a consolidated, combined or unitary group that includes a subsidiary of the Company Stockholder that is not party to the Merger.

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(g) Neither the Purchaser nor its Affiliates may settle, compromise or resolve any Tax claim for any Pre-Closing Tax Period (including the pre-Closing portion of a Straddle Period), without the consent of the Company Stockholder, which consent shall not be unreasonably withheld or delayed.

(h) From and after the Closing, neither Purchaser nor its Affiliates may cause or permit the Company to (i) file an amended Tax Return for any Pre-Closing Tax Period (including the pre-Closing portion of a Straddle Period) or (ii) agree to extend the statute of limitations with respect to a Pre-Closing Tax Period (including the pre-Closing portion of a Straddle Period), in each case, without the consent of the Company Stockholder, which consent shall not be unreasonably withheld or delayed.

(i) The amount of any refund (including any interest paid or credits with respect thereto and whether in cash or as a credit against or offset of any Tax) that is received by the Purchaser, the Company or any of their respective Affiliates relating to the Company for Taxes paid for any Pre-Closing Tax Period shall be the property of the Company Stockholder.

(j) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.10 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

6.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.12 The Proxy Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters, which shall include, if requested by the Company, a joint registration statement (the “Registration Statement”) relating to the registration under the Securities Act of the Merger Consideration Shares. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger (and, to the extent required, the issuance of any shares in connection with the PIPE Investment), by the holders of shares of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the Act, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the change of name of the Purchaser (iii) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 6.16 hereof, (iv) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “Purchaser Stockholder Approval Matters”), and (v) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Proxy Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation rules set forth in the Purchaser’s Organizational Documents, the Act, the DGCL and the rules and regulations of the SEC and Nasdaq. Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser with such information concerning the Company and its stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for

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inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Proxy Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to “clear” comments from the SEC. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Proxy Statement “clearing” comments from the SEC, Purchaser shall distribute the definitive Proxy Statement to Purchaser’s stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Act for a date no later than thirty (30) days following the filing of the definitive Proxy Statement.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the SEC, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

6.13 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser and the Company Stockholder shall each file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser and the Company Stockholder shall

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each file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Company Stockholder and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.14 Confidential Information.

(a) The Company and the Company Stockholder hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Company Stockholder or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.14(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Company Stockholder shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Company Stockholder and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Company and the Company Stockholder and their Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain

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assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.15 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including the Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Effective Time, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals. Effective as of the Effective Time, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) four persons that are designated by the Company prior to the Closing (the “Company Directors”), at least one (1) of whom shall be required to qualify as an “independent director” (as defined under Nasdaq rules), and (ii) one person mutually agreed upon by the Parties, to be designated prior to the Closing by the Purchaser (the “Purchaser Director”), which such person shall be required to qualify as an “independent director” (as defined under Nasdaq rules).

(b) At or prior to the Closing, the Purchaser will provide the Purchaser Director and the Company Directors with a customary director indemnification agreement, in form and substance reasonably acceptable to such individuals.

(c) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

(d) The board of directors of the Surviving Corporation and the executive officers of the Surviving Corporation immediately after the Closing shall be the same as the board of directors and executive officers of the Company immediately after to the Closing.

6.17 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company, the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, the Purchaser or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Company, the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Company, the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this

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Agreement in the Organizational Documents of the Company, the Purchaser and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Surviving Corporation shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Surviving Corporation shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

(c) In the event, after the Effective Time, the Purchaser or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Purchaser or the Company (or their respective successors and assigns), as applicable, assume in writing the obligations set forth in this Section 6.17.

6.18 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any PIPE Investment shall first be used to pay (i) the Purchaser’s and the Company’s accrued and unpaid Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (iv) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

6.19 Company Stockholder Written Consent. Within five (5) Business Day after the execution and delivery of this Agreement, the Company Stockholder shall deliver to the Purchaser the written consent authorizing and approving this Agreement and the consummation of the transactions contemplated hereby, duly executed by the Company Stockholder (the “Company Stockholder Written Consent”).

6.20 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares of Purchaser Class A Common Stock (or other equity securities of the Purchaser) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms and for amounts mutually agreeable to the Company and Purchaser, acting reasonably (a “PIPE Investment” and each investor in the PIPE Investment, a “PIPE Investor”), and, if Purchaser elects to seek a PIPE Investment, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Without limiting the foregoing, the Purchaser shall use commercially reasonable efforts to seek equity financing, whether through a private placement, forward purchase agreement, backstop arrangement or otherwise, that will provide Pipe Investments for a total of at least $10,000,000.

6.21 Purchaser Fairness Opinion. Purchaser may obtain a written opinion from its financial advisor to the effect that, based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the transactions contemplated hereby are fair to the holders of Purchaser Common Stock from a financial point of view and that the Company’s fair market value is at least 80% of the value of the Trust Account, excluding taxes payable on the interest earned on the Trust Account, at the time of the signing of this Agreement (the “Purchaser Fairness Opinion”).

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6.22 Employment Agreements. The Purchaser and Company shall use commercially reasonable efforts to obtain employment agreements or amendments to existing employment agreements, duly executed by the parties thereto, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth Schedule 6.22 hereto and Company or the Purchaser, as noted in Schedule 6.22.

6.23 Amended and Restated Purchaser Organizational Documents. Immediately prior to the Effective Time, Purchaser shall file the Amended and Restated Purchaser Certificate of Incorporation with the Delaware Secretary of State ; provided, however, that Purchaser shall have no obligation to file the Amended and Restated Purchaser Certificate of Incorporation until each of the conditions to the Closing set forth in Section 7.1 and Section 7.3 have been satisfied or irrevocably waived (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to such conditions being reasonably expected to be satisfied at the Closing).

6.24 Extension. The Purchaser shall take such actions reasonably required to extend, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination by six (6) months.

6.25 Nasdaq Delisting Notices. The Purchaser shall take such actions as reasonably required to, if necessary, regain compliance with the deficiencies set forth in the letters from Nasdaq, dated April 19, 2023 and April 21, 2023, including, but not limited to, submitting a plan of compliance to address such deficiencies.

6.26 Delivery of Audited Company Financial Statements. As soon as reasonably practicable following the date of this Agreement but no later than June 30, 2023, the Company shall deliver to the Purchaser the Audited Company Financials (as hereinafter defined); provided, that upon delivery of such Audited Company Financials, such Audited Company Financials have been signed by the Company’s independent auditors in connection with the filing of the Proxy Statement. “Audited Financial Statements” means the audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2022 and December 31, 2021, and the related consolidated income statements and statements of cash flow for the fiscal years then ended, each audited by PCAOB-qualified auditors in accordance with GAAP and PCAOB standards.

Article VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Company Stockholder Written Consent. The Company Stockholder Written Consent shall have been obtained.

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

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(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(h) Proxy Statement and Registration Statement. The Proxy Statement shall have cleared comments and, if applicable, the Registration Statement shall have been declared effective by the SEC.

(i) Net Tangible Assets Test. The Purchaser shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Merger (including the Redemption), or the Purchaser otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and the Purchaser relies on another exclusion,).

7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser or Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser and Merger Sub shall have performed in all material respects all of the Purchaser’s and Merger Sub’s, as applicable, obligations and complied in all material respects with all of the Purchaser’s and Merger Sub’s, as applicable, agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser or Merger Sub since the date of this Agreement which is continuing and uncured.

(d) SEC Compliance. Immediately prior to the Closing, Purchaser shall be in compliance in all material respects with the reporting requirements applicable to it under the Exchange Act.

(e) Nasdaq Listing. The Purchaser Common Stock shall not have been suspended from trading as a result of a delisting from Nasdaq and the shares of Purchaser Common Stock shall have been approved for initial listing on Nasdaq, subject to official notice of issuance.

(f) Trust Account. (i) Purchaser shall have made all reasonably necessary and appropriate arrangements with the Trustee to have all of the funds contained in the Trust Account disbursed to Purchaser, and all such funds shall be available to Purchaser in respect of (A) the Purchaser’s and the Company’s accrued and unpaid Expenses, (B) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO (C) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (D) any other Liabilities of the Purchaser as of the Closing. The balance of the assets in the Trust Account and any proceeds received from any PIPE Investment, if any, after payment of the amounts required under the foregoing clauses (A)-(D), to be disbursed to Purchaser to be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation after the Effective Time and (ii) there shall be no actions, suits, proceedings, arbitrations or mediations pending or threatened by any Person (not including the Company and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Material Adverse Effect on Purchaser.

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(g) Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(h) Note Conversion. The Sponsor shall have converted all the outstanding Promissory Notes in accordance with the terms and conditions thereof, and delivered evidence, reasonably acceptable to the Company, of the aggregate outstanding and converted amount of the Promissory Notes and consummation of the Note Conversion.

(i) Closing Deliveries.

(i) Officer Certificate. The Purchaser and Merger Sub shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser and Merger Sub in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii) Secretary Certificate. The Purchaser and Merger Sub shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of the Purchaser’s and Merger Sub’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of the Purchaser’s and Merger Sub’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser or Merger Sub is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization.

(iv) Resignations. Subject to the requirements of Section 6.16, the Company shall have received written resignations, effective as of the Closing, of each of the directors and executive officers of the Purchaser.

(v) Registration Rights Agreement. The Company shall have received the Registration Rights Agreement from the Purchaser and Sponsor, duly executed by the Purchaser and Sponsor.

(vi) Sponsor Forfeiture. The Sponsor shall have forfeited the shares of Purchaser Class B Common Stock (or shares of Purchaser Class A Common Stock, if such shares of Purchaser Class B Common Stock have been converted to shares of Purchaser Class A Common Stock prior to the Closing), set forth in the Sponsor Forfeiture Letter in accordance with its terms.

7.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and the Company Stockholder set forth in this Agreement and in any certificate delivered by or on behalf of the Company or the Company Stockholder pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Lock-Up Agreement, Employment Agreements, and Non-Competition Agreement(s) shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Ownership of TicketSmarter. The Company owns all of the issued and outstanding capital stock of TicketSmarter, Inc., a Nevada corporation.

(f) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby and (C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization.

(iv) Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Articles of Incorporation, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Nevada as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Resignations. Subject to the requirements of Section 6.16, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors of the Company as requested by the Purchaser prior to the Closing.

(vi) NON-COMPETITION AGREEMENT. The Purchaser shall have received the Non-Competition Agreement from the Company Stockholder, duly executed by the Company Stockholder and the Company.

(vii) Lock-Up Agreement. The Purchaser shall have received the Lock-Up Agreement from the Company Stockholder, duly executed by the Company Stockholder.

(viii) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Company and/or the Company Stockholder or other Related Persons set forth on Schedule 7.3(f)(viii) shall have been terminated with no further obligation or Liability of the Company thereunder.

(ix) TRANSFER OF CERTAIN ASSETS. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that all assets, including Intellectual Property, used by the Company in its business that are held or licensed by affiliates or other Related Persons have been transferred to the Company.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

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Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by July 22, 2023 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, the Outside Date is automatically extended for an additional period equal to the shortest of (i) six (6) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as mutually determined by Purchaser and the Company); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or Merger Sub shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by the Company to the Purchaser, if there shall have been a Material Adverse Effect on the Purchaser following the date of this Agreement which is uncured and continuing;

(h) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its covenants or agreements contained in Section 6.26, or (ii) if the Company’s revenue in fiscal year ending December 31, 2022 calculated in accordance with the Audited Financial Statements is more than five percent (5%) lower than the revenue in such fiscal year calculated in accordance with the Company Financials.

(i) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; provided, that, the right to terminate this Agreement under this Section 8.1(h) shall not be available to Purchaser if, at the time of such termination, Purchaser is in material breach of Section 6.12; or

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(j) by written notice by the Purchaser to the Company, if the Company Stockholder Written Consent from the Company Stockholder shall not have been delivered to Purchaser within five (5) Business Day after the execution and delivery of this Agreement, or if such Company Stockholder Written Consent shall thereafter be rescinded, revoked or otherwise become ineffective; provided, however, that the termination rights under this Section 8.1(i) shall expire and Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(i) if the Company Stockholder Written Consent has been obtained and delivered to Purchaser prior to the time that this Agreement is terminated pursuant to this Section 8.1(i).

(k) at any time prior to the receipt of the Company Stockholder Written Consent, by the Company, in accordance with Section 6.6(e).

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.13, 6.14, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Sections 6.9, 6.18, 9.1, and 10.14 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expense; provided, that all fees in connection with any regulatory filings made prior to the Closing, including all registration fees or filing fees payable to the SEC, Nasdaq or any Governmental Entity in connection with the transactions contemplated hereby (excluding any such fees payable by the Company Stockholder due to its status as a public company) will be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Company. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, brokers, finders, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement and the transactions contemplated hereby. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

8.4 Termination Fee.

(a) If this Agreement is terminated by the Company pursuant to Section 8.1(k), then in such event the Company shall pay Purchaser the Company Termination Fee in immediately available funds, in accordance with Section 6.6(e).

(b) Notwithstanding anything to the contrary in this Agreement, if the Company Termination Fee shall become due and payable in accordance with this Section 8.4, then the Company Termination Fee shall be the sole and exclusive remedy of Purchaser against the Company from and after such termination and payment of the Company Termination Fee in full pursuant to and in accordance with this Section 8.4, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as set forth in Section 8.2 and this Section 8.4. Each of the Parties acknowledges that the Company Termination Fee is not intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Purchaser in the circumstances in which such Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Purchaser be entitled to payment of the Company Termination Fee on more than one occasion.

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(c) Each of the Company, Purchaser and Merger Sub acknowledges that the agreements contained in this Section are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Purchaser and Merger Sub would not enter into this Agreement.

Article IX
Waivers

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Company Stockholder each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Company Stockholder hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Company Stockholder nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Company Stockholder or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Company Stockholder on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Company Stockholder each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Company Stockholder further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Company Stockholder or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Company Stockholder hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Company Stockholder or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Company Stockholder and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article X
MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

Clover Leaf Capital Corp.
1450 Brickell Avenue
Suite 1420
Miami, FL 33131
Attn: Felipe MacLean
Telephone No.: (305) 577-0031
Email: info@cloverlcc.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Jonathan P. Cramer, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
Email: jcramer@egsllp.com

If to the Purchaser Representative, to: Yntegra Capital Investments, LLC 1450 Brickell Avenue Suite 1420 Miami, FL 33131 Attn: Felipe MacLean Telephone No.: (305) 577-0031 Email: info@cloverlcc.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Jonathan P. Cramer, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
Email: jcramer@egsllp.com

If to the Company, the Surviving Corporation or Company Stockholder, to:

Kustom Entertainment, Inc.
14001 Marshall Drive

Lenexa, KS 66215

Attn: Stanton E. Ross, CEO
Telephone No.: 913-382-7440
Email: info@kustoment.com

with a copy (which will not constitute notice) to:

Sullivan & Worcester LLP

1633 Broadway

New York, New York 10019

Attn: David E. Danovitch, Esq.

Joe Segilia, Esq.

Facsimile No.: (212) 660-3001

Telephone No.: (212) 660-3000

Email: ddanovitch@sullivanlaw.com

Email: jsegilia@sullivanlaw.com

If to the Purchaser after the Closing, to:

Kustom Entertainment Inc.,

14001 Marshall Drive

Lenexa, KS 66215

Attn: Stanton Ross

Telephone No.: 913-382-7440

Email: info@kustoment.com

and

the Purchaser Representative

with a copy (which will not constitute notice) to:

Sullivan & Worcester LLP

1633 Broadway

New York, New York 10019

Attn: David E. Danovitch, Esq.

Joe Segilia, Esq.

Facsimile No.: (212) 660-3001

Telephone No.: (212) 660-3000

Email: ddanovitch@sullivanlaw.com

Email: jsegilia@sullivanlaw.com

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10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Company Stockholder); provided, however, any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.17, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.4,) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

10.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 10.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 10.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and

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complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Company Stockholder.

10.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Company Stockholder on behalf of itself, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Company Stockholder in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

10.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14 Purchaser Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Yntegra Capital Investments LLC, in its capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated

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hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (viii) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the holders of Company Common Stock immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Company and the Company Stockholder, shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable under or in connection with any Purchaser Representative Document for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Company Stockholder, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

10.15 Non-Survival of Representations, Warranties. The representations and warranties of the Company, the Company Stockholder, the Purchaser and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, the Company Stockholder, the Purchaser or Merger Sub pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, the Company Stockholder, the Purchaser and Merger Sub and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, the Company Stockholder, the Purchaser, Merger Sub or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.16 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Company

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Stockholder, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Company Stockholder or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Sub, the Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Artist Contracts” means all contracts, agreements, binding arrangements, written or oral, associated with artists’ fees, artists’ performances, planning and organizing artists’ events, and producing artists’ events that the Company executes in the ordinary course of business.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

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“Closing Indebtedness” means, as of the Reference Time, the aggregate amount of all Indebtedness of the Company determined in accordance with GAAP or other applicable accounting principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended and effective under the NRS, prior to the Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Superior Proposal” means an Acquisition Proposal, that in the good faith determination of the Company’s board of directors, after consultation with the Company’s financial advisors, (i) if consummated, would result in a transaction more favorable to the Company Stockholder from a financial point of view than the Merger and (ii) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company’s board of directors.

“Company Termination Fee” means $1,750,000 plus all Expenses incurred by Purchaser in connection with this Agreement.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any original works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

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“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and Prevention, the World Health Organization or an industry group) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such Law, directive, guideline, recommendation or interpretation thereof.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. Seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. Seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. Seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. Seq., Occupational Safety and Health Act, 29 USC. Section 651 et. Seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. Seq., the Safe Drinking Water Act, 42 USC. Section 300f et. Seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is or has been in the five year period ending with the Closing Date treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit,

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banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the sake of clarity it is stated that the Artist Contracts are not included in the Indebtedness.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of July 19, 2021, and filed with the SEC on July 21, 2021 (File No. 333- 255111).

“IPO Underwriter” means Maxim Group LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge after reasonable inquiry of Stanton Ross or Brody Green or (ii) the Purchaser, the actual knowledge after reasonable inquiry of the Purchaser’s Chief Executive Officer.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the countries or regions in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable

Annex A-59

to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared)(including the Russian invasion of Ukraine or any surrounding countries), natural disaster, pandemic (including COVID-19) or other force majeure events; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) (vi) with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension) and (vii) any global or national health emergency, pandemic or epidemic, including COVID-19 or any COVID-19 Measures; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Capital Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means $11.14 per share of Purchaser Class A Common Stock (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (c) Liens securing any Indebtedness of the Company as of the date hereof (and any associated debt), (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) Liens incurred or deposits made in the ordinary course of business in connection with social security, (f) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (g) Liens arising under this Agreement or any Ancillary Document, (h) mechanic’s, materialmen’s, carriers’, repairers’, workers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP (to the extent such reserves are required by GAAP), (i) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or

Annex A-60

materially interfere with the Company’s use or occupancy of such real property, (j) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (k) Liens arising out of, under, or in connection with restrictions on transfer, hypothecation or similar actions contained in a Person’s governing documents (including the Company’s stockholders agreement).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means (i) prior to the filing of the Amended and Restated Purchaser Certificate of Incorporation, the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock, collectively, and (ii) from and after the filing of the Amended and Restated Purchaser Certificate of Incorporation, shares of common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; furnished in connection with this Agreement or the transactions contemplated hereby, provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Company Stockholder or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Company Stockholder or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Preferred Stock” means shares of preferred stock, par value $0.0001 per share, of Purchaser.

“Purchaser Private Right” means one right, issued in a private placement concurrently with the IPO, entitling the holder thereof to receive one share Class A common stock upon consummation of the initial business combination.

“Purchaser Private Units” means the units issued in a private placement concurrently with the IPO consisting of one (1) share of Purchaser Class A Common Stock and one-eighth (1/8) of one Purchaser Private Right.

“Purchaser Public Right” means the right, entitling the holder thereof, to receive one share Class A common stock upon consummation of the initial business combination.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriter) consisting of one (1) share of Purchaser Class A Common Stock and one-eighth (1/8) of one Purchaser Public Right.

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Private Units, the Purchaser Common Stock, the Purchaser Preferred Stock, the Purchaser Private Rights and the Purchaser Public Rights, collectively.

Annex A-61

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Yntegra Capital Investments LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries,

Annex A-62

inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 19, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	10.4
Accounts Receivable	4.7(f)
Acquisition Proposal	6.6(a)
Act	Recitals
Agreement	Preamble
Alternative Transaction	6.6(a)
Antitrust Laws	6.9(b)
Articles of Merger	1.2
Audited Financial Statements	6.26
Business	Recitals
Business Combination	9.1
Closing	2.1
Closing Date	2.1
Closing Filing	6.13(b)
Closing Press Release	6.13(b)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Certificates	1.11
Company Directors	6.16(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company IP	4.13(d)
Company IP Licenses	4.13(a)
Company Material Contracts	4.12(a)
Company Permits	4.10
Company Personal Property Leases	4.16
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Returns	6.10(c)
Company Stockholder	Preamble
Company Stockholder Written Consent	6.19
Annex A-63

Term	Section
D&O Indemnified Persons	6.17(a)
D&O Tail Insurance	6.17(b)
DCGL	Recitals
Dispute	10.4
Earn-Out	6.28(a)
Effective Time	1.2
EGS	2.1
Enforceability Exceptions	3.2
Environmental Permits	4.20(a)
Estimated Closing Statement	1.9
Expenses	8.3
Extension	6.3(a)
Extension Expenses	6.3(a)(iv)
Federal Securities Laws	6.7
Interim Balance Sheet Date	4.7(a)
Interim Period	6.1(a)
Labor and Employment Laws	4.18(d)
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	1.11(c)
Merger	Recitals
Merger Consideration	1.8
Merger Sub	Preamble
Non-Competition Agreement	Recitals
Note Conversion	Recitals
NRS	Recitals
OFAC	3.21(c)
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(c)
Outside Date	8.1(b)
Party(ies)	Preamble
PIPE Investment	6.20
Post-Closing Purchaser Board	6.16(a)
Pre-Closing Tax Claim	6.10(e)
Proposed Earn-Out Statement	6.28(b)
Promissory Notes	Recitals
Proxy Statement	6.12(a)
Public Certifications	3.6(a)
Public Stockholders	9.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Fairness Opinion	6.23
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.14(a)
Purchaser Representative	Preamble
Purchaser Representative Documents	10.14(a)
Purchaser Returns	6.10(d)
Purchaser Stockholder Approval Matters	6.12(a)
Purchaser Special Meeting	6.12(a)
Redemption	6.12(a)
Reference Statement	1.9

Annex A-64

Term	Section
Registration Statement	6.12(a)
Resolution Period	10.4
Proxy Statement	6.12(a)
Registration Rights Agreement	Recitals
Related Person	4.21
Released Claims	9.1
Required Purchaser Stockholder Approval	7.1(a)
SEC Reports	3.6(a)
Section 409A Plan	4.19(j)
Signing Filing	6.13(b)
Signing Press Release	6.13(b)
Specified Courts	10.5
Sponsor Forfeiture Letter	Recitals
Straddle Period	6.10(d)
Surviving Corporation	1.1
Top Customers	4.24
Top Suppliers	4.24
Transmittal Documents	1.11(a)

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Annex A-65

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:
CLOVER LEAF CAPITAL CORP.
By:	/s/ Felipe MacLean
	Name:	Felipe MacLean
	Title:	Chief Executive Officer
The Purchaser Representative:
YNTEGRA CAPITAL INVESTMENTS, LLC, solely in the capacity as the Purchaser Representative hereunder
By:	/s/ Felipe MacLean
	Name:	Felipe MacLean
	Title:	Manager
Merger Sub:
CL MERGER SUB, INC.
By:	/s/ Felipe MacLean
	Name:	Felipe MacLean
	Title:	President
The Company:
KUSTOM ENTERTAINMENT, INC.
By:	/s/ Stanton E. Ross
	Name:	Stanton E. Ross
	Title:	CEO
The Company Stockholder:
DIGITAL ALLY, INC.
By:	/s/ Stanton E. Ross
	Name:	Stanton E. Ross
	Title:	CEO

Annex A-66

Annex B

THIRD AMENDED AND RESTATED CERTIFICATE INCORPORATION
OF
KUSTOM ENTERTAINMENT, INC.

Clover Leaf Capital Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

ONE:    The name of the Corporation is Clover Leaf Capital Corp. The Corporation was incorporated under the name Clover Leaf Capital Corp. The date of the filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was February 25, 2021, as amended and restated by the amended and restated certificate of incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on July 19, 2021, as further amended and restated by the firs amended and restated certificate of incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on October 20, 2022, and as further amended and restated by the second amended and restated certificate of incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on July 20, 2023.

TWO:   This Third Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation, as amended and restated to date, of the Corporation, has been duly adopted by the affirmative vote of the holders of 50% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

THREE: This Third Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

FOUR: The certificate of incorporation of the Corporation, as amended and restated to date, is hereby amended and restated in its entirety to read as follows:

I.

The name of the corporation is Kustom Entertainment, Inc. (hereinafter called the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the registered agent of the Corporation at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

IV.

(A)        The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [*] shares, consisting of (a) [*] shares of common stock (the “Common Stock”), including [*] shares of Class A Common Stock (the “Class A Common Stock”), and (b) [*] shares of preferred stock (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Annex B-1

(B)         Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(1)         Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

(2)         Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote. Notwithstanding any other provision of this Third Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below) (this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(3)         Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(4)         Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section (B)(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

(C)         Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the DGCL and any other applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

(1)         the designation of the series, which may be by distinguishing number, letter or title;

Annex B-2

(2)         the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(3)         the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(4)         the dates on which dividends, if any, shall be payable;

(5)         the redemption rights and price or prices, if any, for shares of the series;

(6)         the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(7)         the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8)         whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(9)         restrictions on the issuance of shares of the same series or any other class or series;

(10)       the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(11)       any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

(A)        The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. The number of directors that shall constitute the Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board.

(B)         Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, each director shall serve for a term expiring on the date of the first annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

Annex B-3

(C)         Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class.

(D)        Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified

(E)         The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(F)         The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(G)        No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Corporation by written consent or electronic transmission.

(H)        Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

VI.

(A)        The liability of a director of the Corporation for monetary damages shall be eliminated to the fullest extent under applicable law.

(B)         To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

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(C)         Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

(A)        Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as each may be amended from time to time, including any right, obligation or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive or concurrent jurisdiction.

(B)         Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act, including all causes of action asserted against any defendant named in such complaint, and the federal district courts of the United States of America shall have concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

(C)         Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate of Incorporation.

VIII.

(A)        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

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(B)         Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any certificate of designation filed with the Secretary of State of the State of Delaware respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to waive, alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VI, VII and VIII of this Certificate of Incorporation.

*        *        *        *

[Remainder of Page Intentionally Left Blank]

Annex B-6

IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation as of this [*] day of [*], 2023.

CLOVER LEAF CAPITAL CORP.
By
	Name:	[*]
	Title:	[*]

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Annex C

AMENDED AND RESTATED BY-LAWS
OF
KUSTOM ENTERTAINMENT, INC.
(the “Corporation”)

Article I
Offices

Section 1.01. Registered Office. The registered office of the Corporation in the State of Delaware shall be the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.02. Other Offices. The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Corporation’s Board of Directors (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Article II
Corporate Seal

Section 2.01. Corporate Seal. The Board of Directors may, but is not required to, adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the Corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Article III
Stockholders’ Meetings

Section 3.01. Place of Meetings.

(a)     Meetings of the stockholders of the Corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (the “DGCL”).

Section 3.02. Annual Meetings.

(a)     The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors; or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 3.02(b) of these Amended and Restated Bylaws (the “Bylaws”), who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.02. The number of nominees a stockholder may nominate for election at an annual meeting of stockholders (or in the case of a stockholder giving notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the Corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

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(b)    At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting.

(i)          For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.02(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.02(b)(iii) of these Bylaws and must update and supplement such written notice on a timely basis as set forth in Section 3.02(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class and number of shares of each class of capital stock of the Corporation which are owned of record and beneficially by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) with respect to each nominee for election or re-election to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 3.02(e) of these Bylaws; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) the information required by Section 3.02(b)(iv) of these Bylaws. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii)         Other than proposals sought to be included in the Corporation’s proxy materials pursuant to Rule 14(a)-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 3.02(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the Corporation on a timely basis as set forth in Section 3.02(b)(iii) of these Bylaws, and must update and supplement such written notice on a timely basis as set forth in Section 3.02(c) of these Bylaws. Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 3.02(b)(iv) of these Bylaws.

(iii)        To be timely, the written notice required by Section 3.02(b)(i) or Section 3.02(b)(ii) of these Bylaws must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 3.02(b)(iii), in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such meeting is first made, whichever first occurs. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)        The written notice required by Section 3.02(b)(i) or Section 3.02(b)(ii) of these Bylaws shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the Corporation’s books; (B) the class, series and number of shares of the Corporation that are owned beneficially and of record by each Proponent; (C) a description of any agreement, arrangement or understanding (whether

Annex C-2

oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the Corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 3.02(b)(i) of these Bylaws) or to propose the business that is specified in the notice (with respect to a notice under Section 3.02(b)(ii) of these Bylaws); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of the Corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 3.02(b)(i) of these Bylaws) or to carry such proposal (with respect to a notice under Section 3.02(b)(ii) of these Bylaws); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous 12-month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 3.02 and 3.03 of these Bylaws, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

A.          the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Corporation;

B.          which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Corporation;

C.          the effect or intent of which is to mitigate loss, manage risk or benefit from security value or price changes; or

D.          which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the Corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(c)     A stockholder providing written notice required by Section 3.02(b)(i) or (ii) of these Bylaws shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five business days prior to the meeting and, in the event of any adjournment or postponement thereof, five business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 3.02(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 3.02(c), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than two business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two business days prior to such adjourned or postponed meeting.

(d)    To be eligible to be a nominee for election or re-election as a director of the Corporation pursuant to a nomination under clause (iii) of Section 3.02(a) of these Bylaws, such proposed nominee or a person on such proposed nominee’s behalf must deliver (in accordance with the time periods prescribed for delivery of notice under Section 3.02(b)(iii) or 3.02(d) of these Bylaws, as applicable) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation

Annex C-3

and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed therein; and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(e)     A person shall not be eligible for election or re-election as a director unless the person is nominated either in accordance with clause (ii) of Section 3.02(a) of these Bylaws, or in accordance with clause (iii) of Section 3.02(a) of these Bylaws. Except as otherwise required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Section 3.02(b)(iv)(D) of these Bylaws, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(f)     Notwithstanding the foregoing provisions of this Section 3.02, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 3.02(a)(iii) of these Bylaws.

(g)    For purposes of Sections 3.02 and 3.03 of these Bylaws,

(i)          “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act; and

(ii)         “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 3.03. Special Meetings.

(a)     Special meetings of the stockholders of the Corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b)    The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.04 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c)     Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in

Annex C-4

this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the Corporation setting forth the information required by Section 3.02(b)(i) of these Bylaws. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if written notice setting forth the information required by Section 3.02(b)(i) of these Bylaws shall be received by the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such meeting and the 10th day following the day on which notice of the date of such special meeting was mailed or public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, whichever first occurs. The stockholder shall also update and supplement such information as required under Section 3.02(c) of these Bylaws. The number of nominees a stockholder may nominate for election at a special meeting shall not exceed the number of directors to be elected at such meeting. In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)    Notwithstanding the foregoing provisions of this Section 3.03, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 3.03. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 3.03(c) of these Bylaws.

Section 3.04. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If sent via electronic transmission, notice is deemed given as of the sending time recorded at the time of transmission. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 3.05. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Corporation’s certificate of incorporation (the “Certificate of Incorporation”), or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of not less than one-third (1/3) of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat and cast at such meeting, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the votes cast by holders of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, the holders of not less than one-third (1/3) of the

Annex C-5

outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast by holders of the shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 3.06. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy and cast at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 3.07. Voting Rights. Each stockholder shall have one vote upon the matter in question for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or by the Certificate of Incorporation. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the Corporation on the record date, as provided in Section 3.09 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three years from its date of creation unless the proxy provides for a longer period.

Section 3.08. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his act binds all; (b) if more than one votes, the act of the majority so voting binds all; or (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of clause (c) of this Section 3.08 shall be a majority or even-split in interest.

Section 3.09. List of Stockholders. The Secretary shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting), arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 3.10. Action Without Meeting. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the holders of the voting power that would be required to approve such action at a meeting. A meeting of the stockholders need not be called or noticed whenever action is taken by written consent. The written consent may be signed in multiple counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the stockholders.

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Section 3.11. Organization.

(a)     At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b)    The Board of Directors of the Corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

Article IV
Directors

Section 4.01. Powers. The business of the Corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

Section 4.02. Number and Qualification. Unless otherwise provided in the Certificate of Incorporation or in these Bylaws, the number of directors which shall constitute the whole board shall be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 4.03. Vacancies; Reduction of Board. Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, a majority of the directors then in office, although less than a quorum, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of directors. In lieu of filling any vacancy, the Board of Directors may reduce the number of directors.

Section 4.04. Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, directors shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 4.05. Removal. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances and any limitation imposed by law, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

Section 4.06. Meetings.

(a)     Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in

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writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)    Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c)     Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)    Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least 24 hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, charges prepaid, at least three days before the date of the meeting. Notice of any meeting may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)     Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.07. Quorum and Voting.

(a)     Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Article XI of these Bylaws for which a quorum shall be one-third of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)    At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 4.08. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.09. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

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Section 4.10. Committees.

(a)     The Board of Directors may, from time to time, appoint such committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the power or authority in reference to the following: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any provision of these Bylaws.

(b)    The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of Section 4.10(a), may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(c)     Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these Bylaws for the Board of Directors. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board of Directors may abolish any committee at any time.

Section 4.11. Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

Section 4.12. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the Chief Executive Officer (if a director), or, if the Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary or other officer or director directed to do so by the Chairman, shall act as secretary of the meeting.

Section 4.13. Emergency Bylaws. In the event of any emergency, disaster, catastrophe or other similar emergency condition of a type described in Section 1100(a) of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in the Certificate of Incorporation or these Bylaws, during an Emergency:

(a)     Notice. A meeting of the Board of Directors, the Executive Committee or any other committee appointed pursuant to Section 4.10 may be called by any directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary by any such means as, in the judgment of the person calling the meeting, may be feasible at the time, and notice of any such meeting of the Board of Directors, the Executive Committee or any other committee appointed pursuant to Section 4.10 may be given, in the judgment of the person calling the meeting, only to such directors as it may be feasible to reach at the time and by such means as may be feasible at the time. Such notice shall be given at such time in advance of the meeting as, in the judgement of the person calling the meeting, circumstances permit.

(b)    Quorum. The director or directors in attendance at a meeting called in accordance with Section 4.13(a) shall constitute a quorum.

(c)     Liability. No officer, director or employee acting in accordance with this Section 4.13 shall be liable except for willful misconduct. No amendment, repeal or change to this Section 4.13 shall modify the prior sentence with regard to actions taken prior to the time of such amendment, repeal or change.

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Article V
Officers

Section 5.01. Officers Designated. The officers of the Corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 5.02. Tenure and Duties of Officers.

(a)     General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)    Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors unless the Chairman of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the Corporation, the President shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(c)     Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors unless the Chairman of the Board of Directors or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the Corporation, the President shall be the Chief Executive Officer of the Corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d)    Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)     Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the Corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

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(f)     Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g)    Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the Corporation, the Treasurer shall be the chief financial officer of the Corporation and shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 5.03. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.04. Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

Section 5.05. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Corporation under any contract with the resigning officer.

Section 5.06. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

Article VI
Execution of Corporate Instruments and Voting of Securities Owned by the Corporation

Section 6.01. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the Corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

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Section 6.02. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

Article VII
Shares of Stock

Section 7.01. Form and Execution of Certificates.

(a)      The shares of the Corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock of the Corporation, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or the President or any Vice President and by the Chief Financial Officer, Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the Corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

(b)    Each certificate for shares of stock of the Corporation that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

(c)     If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 7.02. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The Corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the Corporation in such manner as it shall require or to give the Corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 7.03. Transfers.

(a)     Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)    The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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Section 7.04. Fixing Record Dates.

(a)     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.05. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Article VIII
Other Securities of the Corporation

Section 8.01. Execution of Other Securities. All bonds, debentures and other corporate securities of the Corporation, other than stock certificates (covered in Section 7.01 of these Bylaws), may be signed by the Chairman of the Board of Directors, the Chief Executive Officer, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the Corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the Corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the Corporation.

Article IX
Dividends

Section 9.01. Declaration of Dividends. Dividends upon the stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion,

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think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Article X
Fiscal Year

Section 10.01. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Article XI
Indemnification

Section 11.01. Indemnification of Directors, Officers, Employees and Other Agents.

(a)     Directors and Officers. The Corporation shall indemnify its directors and officers to the extent not prohibited by the DGCL or any other applicable law.

(b)    Employees and Other Agents. The Corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person (except for officers) or other persons as the Board of Directors shall determine.

(c)     Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 11.01 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 11.01, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

(d)    Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Section 11.01 shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. If a claim is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection

Annex C-14

with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the director or officer has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.01 or otherwise shall be on the Corporation.

(e)     Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f)     Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or officer, or, if applicable, employee or other agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)    Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.01.

(h)    Amendments. Any repeal or modification of this Section 11.01 shall only be prospective (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto) and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article XI shall require the affirmative vote of the stockholders holding at least two-thirds (2/3) of the voting power of all outstanding shares of capital stock of the Corporation.

(i)     Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 11.01 that shall not have been invalidated, or by any other applicable law. If this Section 11.01 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and officer to the full extent under any other applicable law.

(j)     Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i)          The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii)         The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, ERISA excise taxes, penalties, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

Annex C-15

(iii)        The term “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 11.01 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv)        References to a “director,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v)         References to “other enterprises” shall include employee benefit plans.

(vi)        References to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan.

(vii)       References to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 11.01.

(k)    Severability. If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article XI shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each such portion of this Article XI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article XII
Notices

Section 12.01. Notices.

(a)     Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 3.04 of these Bylaws. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex, or by electronic mail or other electronic means.

(b)    Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c)     Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the Corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

Annex C-16

(d)    Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)     Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the Corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)     Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Corporation within 60 days of having been given notice by the Corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Corporation.

Article XIII
Amendments

Section 13.01. Amendments. Subject to the limitations set forth in Section 11.01(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XIV
Miscellaneous Provisions

Section 14.01. Forum.

(a)     Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders; (iii) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s

Annex C-17

internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section 14.01 shall not apply to claims or causes of action brought to enforce a duty or liability created by the 1933 Act, the 1934 Act, or any other claim for which the federal courts have exclusive or concurrent jurisdiction.

(b)    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1934 Act, or the rules and regulations thereunder, including all causes of action asserted against any defendant named in such complaint, and the federal district courts of the United States of America shall have concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the 1933 Act or the rules and regulations thereunder. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

(c)     Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of these Bylaws.

Section 14.02. Transactions with Interested Parties. No contract or transaction between the Corporation and one or more of the directors or officers of the Corporation, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of the directors or officers of the Corporation are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee of the Board of Directors which authorizes the contract or transaction or solely because his, her or their votes are counted for such purpose, if:

(a)     the material facts as to such relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b)    the material facts as to such relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c)     the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee of the Board of Directors, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

Section 14.03. Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

Section 14.04. Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

Section 14.05. Corporate Records. The original or attested copies of the Certificate of Incorporation, Bylaws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the Corporation, at the office of its counsel, or at an office of its transfer agent.

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Section 14.06. Waiver of Notice. Whenever notice is required to be given under any provision of these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or alter the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting al the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at. nor the purpose of, any meeting needs to be specified in any written waiver or any waiver by electronic transmission.

Section 14.07. Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Annex C-19

Annex D

2023 STOCK INCENTIVE PLAN OF THE COMBINED COMPANY

[TO COME]

Annex D-1

Annex E

OPINION OF NEWBRIDGE

May 31st, 2023

PRIVATE & CONFIDENTIAL

For the Board of Directors of Clover Leaf Capital Corp. (NASDAQ:CLOE) 1450 Brickell Avenue Suite 2520 | Miami, FL | 33131 | United States

We understand that Clover Leaf Capital Corp. (NASDAQ:CLOE), a publicly traded blank check company, that is a Delaware corporation (“CLOE”), is considering a business combination with a Nevada corporation, Kustom Entertainment, Inc., (the “Company” or “KEI”, and together with CLOE, collectively, the “Parties”). KEI is a wholly-owned subsidiary of Digital Ally, Inc. (NASDAQ:DGLY), (“DGLY”).

•        Pursuant to the terms of that certain merger agreement (the “Merger Agreement”), by and among KEI, CLOE and the other parties thereto, the Parties intend to effect a business combination transaction whereby (a) CLOE will form a wholly-owned Nevada corporation (“Merger Sub”) and (b) the Parties will effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior thereto shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for Digital Ally, Inc., the sole stockholder of the Company, to receive the shares of CLOE, with CLOE continuing as the surviving public entity (the Merger and the other transactions contemplated by the Merger Agreement, the “Transactions”).

•        In full payment for the purchased shares, the stockholders of KEI shall collectively be entitled to receive from CLOE, in the aggregate, a number of shares of CLOE common stock with an aggregate value equal to One Hundred and Twenty-Five Million U.S. Dollars ($125,000,000) (the “Aggregate Consideration”), subject to certain adjustments.

The Board of Directors of CLOE has retained Newbridge Securities Corporation (“Newbridge”) to render an opinion (the “Opinion”) as to whether, on the date of such Opinion, (i) the Aggregate Consideration to be paid by CLOE to Digital Ally, Inc. is fair, from a financial point of view, to CLOE and CLOE’s unaffiliated public stockholders and (ii) the Company has an aggregate fair market value equal to at least 80% of the net assets held by CLOE in its trust account (the “Trust Account”) for the benefit of CLOE’s public stockholders (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account), as of the date of the Purchase Agreement.

We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of CLOE to proceed with the Transaction. In addition, we have not been requested to explore any alternatives to the Transaction. Further, our Opinion does not address the relative merits of the Transaction as compared to any alternative business strategy that might exist for CLOE.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Annex E-1

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, CLOE has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transaction.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, CLOE, and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

•        Considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•        Reviewed a draft of the Merger Agreement, dated May 29th, 2023;

•        Reviewed CLOE’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of CLOE since its IPO in July 2021;

•        Reviewed publicly available financial information of CLOE filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, Form 10-Ks, and certain reports on material events filed on Forms 8-K between July 22nd, 2021, and May 31st, 2023;

•        Reviewed publicly available financial information of DGLY filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs, Form 10-Ks, and certain reports on material events filed on Forms 8-K between January 1st, 2021, and May 31st, 2023, with a special emphasis on the portions of their revenue they classified as “Entertainment” in FY-2022;

•        Reviewed a financial model of KEI with future financial projections (through 2024E) (including potential revenue growth, EBITDA, net income and Free Cash Flow margins) provided by the Company’s management team;

•        Conducted discussions with KEI’s management team to better understand KEI’s recent business history, and near-term financials;

•        Performed a public company comparable analysis of similar companies to KEI that trade on a major U.S. stock exchanges and operate in the “Live Event Entertainment” sectors, to derive certain forward Enterprise Value / Revenue multiples;

•        Performed Comparable Precedent M&A Transaction analysis of similar companies to KEI in the “Live Event Entertainment” sectors, to derive recent Enterprise Value / Revenue multiples; and

•        Performed such other analyses and examinations, as we deemed appropriate.

In forming our Opinion, we have had full access to, and full cooperation from, the management teams of both CLOE and KEI to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

Annex E-2

In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information (in accordance with reasonable industry practice).

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of CLOE and KEI provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting reasonable and good faith estimates and good faith judgments of the management teams of both CLOE and KEI as to the future financial performance of the combined parties without and subsequent to a potential business combination.

This Opinion is solely for the use of the Board of Directors of CLOE, and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with CLOE may be included in, filings made by CLOE with the U.S. Securities and Exchange Commission and in any registration statement, prospectus, proxy statement or similar disclosure document delivered to stockholders of CLOE.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, (i) the Aggregate Consideration to be paid by CLOE to Digital Ally, Inc. is fair, from a financial point of view, to CLOE and CLOE’s unaffiliated public stockholders and (ii) the Company has an aggregate fair market value equal to at least 80 percent of net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Sincerely,

Newbridge Securities Corporation

Chad D. Champion
Senior Managing Director, Head of Equity Capital Markets

Annex E-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Clover Leaf’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and Clover Leaf’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, Clover Leaf has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require Clover Leaf, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statements Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
2.1

Agreement and Plan of Merger, dated June 1, 2023, by and among Clover Leaf Capital Corp., CL Merger Sub, Inc., Yntegra Capital Investments LLC in the capacity as the Purchaser Representative, Kustom Entertainment, Inc. and Digital Ally, Inc. (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on June 6, 2023, and also included in Annex A).

3.1

Amended and Restated Certificate of Incorporation of Clover Leaf Capital Corp., as currently in effect (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 23, 2021).

3.2**	Form of Amended and Restated Certificate of Incorporation of the Combined Company, to be effective immediately after the closing of the Business Combination (included in Annex B).
3.3	Amended and Restated Bylaws of Clover Leaf Capital Corp., as currently in effect (incorporated herein by reference to the Registrant’s Form S-1/A filed on July 12, 2021, as amended).
3.4**	Form of Amended and Restated Bylaws of the Combined Company, to be effective upon the completion of the Business Combination (included in Annex C).
4.1	Form of Specimen Unit Certificate of Clover Leaf (incorporated herein by reference to the Registrant’s Form S-1/A filed on July 12, 2021, as amended).
4.2	Form of Specimen Common Stock Certificate of Clover Leaf (incorporated herein by reference to the Registrant’s Form S-1/A filed on July 12, 2021, as amended).
4.3	Form of Specimen Rights Certificate of Clover Leaf (incorporated herein by reference to the Registrant’s Form S-1/A filed on July 12, 2021, as amended).
4.4

Rights Agreement, dated July 19, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as rights agent (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 23, 2021).

5.1**	Opinion of Ellenoff Grossman & Schole LLP.
8.1**	Federal Tax Opinion of Ellenoff Grossman & Schole LLP.
10.1

Letter Agreement, dated July 19, 2021, by and among Clover Leaf, its officers and directors and the Sponsor (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 23, 2021).

10.2

Investment Management Trust Agreement, dated July 19, 2021, by Clover Leaf and Continental Stock Transfer & Trust Company, as trustee (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 23, 2021).

Exhibit Number	Description of Exhibit
10.3

Registration Rights Agreement, dated July 19, 2021, by and among Clover Leaf and certain security holders (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 23, 2021).

10.4	Administrative Support Agreement, dated July 19, 2021, between Clover Leaf and the Sponsor (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on July 23, 2021).
10.5†**	2023 Stock Incentive Plan (included as Annex D).
10.6

Form of Lock-up Agreement, by and among Clover Leaf Capital Corp., Yntegra Capital Investments LLC in the capacity as the Purchaser Representative and Digital Ally, Inc. (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on June 6, 2023).

10.7	Promissory Note issued to Yntegra Capital Investments, LLC, dated March 4, 2021 (incorporated herein by reference to the Registrant’s Form S-1/A filed on July 12, 2021, as amended).
10.8

Sponsor Forfeiture Letter, dated as of June 1, 2023, by and among Clover Leaf, Yntegra Capital Investments LLC in the capacity as the Purchaser Representative and Stanton E. Ross (incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on June 6, 2023).

10.9*	Securities Contribution Agreement, dated June 1, 2023, by and among Digital Ally, Inc. and Kustom Entertainment, Inc.
21.1**	List of Subsidiaries
23.1*	Consent of Marcum LLP, independent registered public accounting firm of Clover Leaf.
23.2*	Consent of RBSM LLP, independent registered public accounting firm of Kustom Entertainment.
23.3**	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1 and Exhibit 8.1).
24.1***	Power of Attorney (included on the signature page of the initial filing of this registration statement).
99.1***	Consent of Stanton E. Ross.
99.2***	Consent of Leroy C. Richie.
99.3*	Consent of D. Duke Daughtery
99.4**	Preliminary Proxy Card.
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107***	Filing Fee Table

____________

†        Indicates management contract or compensatory plan or arrangement.

#        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*        Filed herewith.

**      To be filed by amendment.

***    Previously filed.

Item 22. Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, Florida, on the 8th day of December, 2023.

CLOVER LEAF CAPITAL CORP.
By:	/s/ Felipe MacLean
Felipe MacLean
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ Felipe MacLean	Chief Executive Officer, President and Chairman of the Board	December 8, 2023
Felipe MacLean	(Principal Executive Officer)
/s/ Luis A. Guerra	Chief Financial Officer and Treasurer	December 8, 2023
Luis A. Guerra	(Principal Financial and Accounting Officer)
*	Director	December 8, 2023
Per Bjorkman
*	Director	December 8, 2023
Marcos Angelini
*	Director	December 8, 2023
Ambassador Manuel Rocha

* Pursuant to Power of Attorney

By:	/s/ Felipe MacLean
Felipe MacLean
Attorney-in-Fact